                                                                    Exhibit 2.1

                                MASTER AGREEMENT

                           DATED AS OF APRIL 10, 1995

                                      AMONG

                                RPS REALTY TRUST,

                             RAMCO-GERSHENSON, INC.,

                               DENNIS GERSHENSON,

                                JOEL GERSHENSON,

                                BRUCE GERSHENSON,

                               RICHARD GERSHENSON,

                                MICHAEL A. WARD,

                             MICHAEL A. WARD U/T/A,

                           DATED 2/22/77, AS AMENDED,

                        RAMCO-GERSHENSON PROPERTIES, L.P.

                                       AND

                     EACH OF THE RAMCO CONTRIBUTING PARTIES

                             SET FORTH ON SCHEDULE A

                                TABLE OF CONTENTS

                                                                                                                           Page
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
1.       THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
         1.1     Contribution by the Ramco Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
         1.2     Contribution by the Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
         1.3     Consummation of the Ramco Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
         1.4     Dilution of Operating Partnership Interests; Admission of General Partner  . . . . . . . . . . . . . .       2
         1.5     Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
         1.6     Amendments to Ramco Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
         1.7     Adjustments to Ramco Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
         1.8     Restructuring of the Trust; Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
         1.9     Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
         1.10    RPS Closing Date Balance Sheet; Use of Excess Cash . . . . . . . . . . . . . . . . . . . . . . . . . .       8
         1.11    Operating Partnership Closing Date Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
         1.12    Merger Partnership Closing Date Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
         1.13    Reimbursement of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
         1.14    Electricity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10

2.       THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10

3.       CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
         3.1     Conditions to Obligations of All Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
         3.2     Conditions to Obligations of Ramco, the Ramco Principals and the Ramco Contributing Parties  . . . . .      13
         3.3     Conditions to the Trust's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15

4.       REPRESENTATIONS AND WARRANTIES OF RAMCO AND THE RAMCO PRINCIPALS . . . . . . . . . . . . . . . . . . . . . . .      18
         4.1     Organization of Ramco; Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
         4.2     No Conflict as to the Ramco Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
         4.3     Consents and Approvals of Governmental Authorities . . . . . . . . . . . . . . . . . . . . . . . . . .      19
         4.4     Other Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
         4.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
         4.6     Representations and Warranties Contained in the Ramco Agreements and the Ramco Stock Contribution
                 Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
         4.7     Ramco Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
         4.8     No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
         4.9     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
         4.10    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
         4.11    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
         4.12    No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23

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                                                                                                                           ----
         4.13    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
         4.14    Accredited Investor Status; Compliance with Securities Laws  . . . . . . . . . . . . . . . . . . . . .      23
         4.15    Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24
         4.16    Employee Benefit Plans; Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
         4.17    Employees; Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
         4.18    Organization of the Operating Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27
         4.19    Tax Status of Operating Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
         4.20    General and Administrative Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
         4.21    Michigan Single Business Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28

5.       REPRESENTATIONS AND WARRANTIES OF THE TRUST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
         5.1     Organization of the Trust; Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28
         5.2     Capitalization of the Trust and its Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . .      28
         5.3     No Conflict as to the Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29
         5.4     Consents and Approvals of Governmental Authorities . . . . . . . . . . . . . . . . . . . . . . . . . .      29
         5.5     Other Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29
         5.6     Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
         5.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
         5.8     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
         5.9     Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
         5.10    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
         5.11    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      31
         5.12    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
         5.13    No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
         5.14    Employee Benefit Plans; Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      32
         5.15    Employees; Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
         5.16    Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
         5.17    Tax Status of RPS Mortgage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
         5.18    Status of RPS Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
         5.19    Representations and Warranties Contained in the RPS Contribution Agreements  . . . . . . . . . . . . .      35

6.       COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
         6.1     (a) Trust Shareholder Meeting; Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
                 (b) Proxy Statements; Other Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
                 (c) Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36

         6.2     Compliance with Securities Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
         6.3     Consent of Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
         6.4     Refinanced Loan; Line of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
         6.5     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      38
         6.6     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      38

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
         6.7     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      38
         6.8     Indemnification and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39
         6.9     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41
         6.10    Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41
         6.11    Operation in Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      41
         6.12    Business Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      42
         6.13    Conduct of Business by the Ramco Group and the Trust Prior to the Closing  . . . . . . . . . . . . . .      42
         6.14    Reservation and Listing of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
         6.15    Advancement of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
         6.16    Uses of RPS Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45
         6.17    Right of Set-Off.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      46
         6.18    Waiver of Conditions in Ramco Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      46
         6.19    Satisfaction of Conditions under Ramco Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . .      46
         6.20    Other Actions by Ramco, the Ramco Principals and the Trust . . . . . . . . . . . . . . . . . . . . . .      46
         6.21    Responsibility for Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
         6.22    Executive Committee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
         6.23    Payment of Accounting Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
         6.24    North Towne Option Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
         6.25    Kroger Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47

7.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . .      47
         7.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
         7.2     Time and Other Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      47
         7.3     Limitations as to Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      48
         7.4     Indemnification by the Ramco Principals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49
         7.5     Indemnification by the Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49
         7.6     Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      50

8.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      51

9.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      60
         9.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      60
         9.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      62

10.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      62

11.      JURISDICTION; SERVICE OF PROCESS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      63
         11.1    Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      63
         11.2    Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      63

                                                                                                                           Page
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
12.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      63
         12.1    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      63
         12.2    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      64
         12.3    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      64
         12.4    No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      64
         12.5    Exclusive Agreement; Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      64
         12.6    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      64
         12.7    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      65


                                    EXHIBITS

Exhibit A     -     Form of Partnership Agreement
Exhibit B     -     Form of Declaration of Trust
Exhibit C     -     Form of By-Laws
Exhibit D     -     Amended and Restated 1989 Employees' Stock Option Plan
Exhibit E     -     Amended and Restated 1989 Trustees' Stock Option Plan
Exhibit F     -     Form of New Option Plan
Exhibit G     -     Form of Ramco Principals' Employment Agreements
Exhibit H     -     Form of Pashcow Employment Agreement
Exhibit I     -     List of Michigan Properties
Exhibit J     -     Form of Pledge Agreement
Exhibit K     -     Form of Registration Rights Agreement
Exhibit L     -     Form of Lock-Up Agreement
Exhibit M     -     Form of Non-Competition Agreement
Exhibit N     -     Form of  Excluded Assets Option Agreement
Exhibit O     -     Form of North Towne Option Agreement
Exhibit P     -     Form of Ramco Stock Contribution Agreement
Exhibit Q     -     Form of Amendment to Ramco Agreements

                                MASTER AGREEMENT

                 Master Agreement, dated as of April __, 1995, among RPS Realty Trust, a Massachusetts business trust (the "TRUST"), Ramco-Gershenson, Inc., a Michigan corporation ("RAMCO"), Dennis Gershenson, Joel Gershenson, Bruce Gershenson, Richard Gershenson, Michael A. Ward, Michael A. Ward, Trustee U/T/A dated 2/22/77, as amended (collectively, the "RAMCO PRINCIPALS"), Ramco-Gershenson Properties, L.P., a Delaware limited partnership (the "OPERATING PARTNERSHIP"), and the Ramco affiliates listed on Schedule A (to the extent of Sections 1, 2, 3, 6, 7, 8, 9, 10, 11 and 12 hereof) (the "RAMCO CONTRIBUTING PARTIES"). Capitalized terms used in this Agreement shall have the meaning set forth in Section 8.

                 WHEREAS, the Operating Partnership was created on December 21, 1994; and

                 WHEREAS, the Operating Partnership has entered into agreements with certain Ramco Contributing Parties, which Agreements are described on
Schedule 1 hereto (the "RAMCO AGREEMENTS"); and

                 WHEREAS, pursuant to the terms of the Ramco Agreements, the Operating Partnership has agreed to acquire the shopping center properties and the interests in the shopping center properties listed on Schedule 1 (the "RAMCO PROPERTIES") as described in the Ramco Agreements, such acquisitions to occur, in some cases, by means of merger of a Ramco Contributing Party with the Operating Partnership, and, in other cases, by means of the contribution of the Ramco Property in exchange for interests in the Operating Partnership ("OPERATING PARTNERSHIP INTERESTS"); and

                 WHEREAS, the Operating Partnership has consummated the transactions contemplated by four of the Ramco Agreements, and now owns four of the Ramco Properties, as described on Schedule 1 (collectively, the "DIRECT TRANSFER RAMCO PROPERTIES") and the Ramco Contributing Parties which were the former owners of the Direct Transfer Ramco Properties are now limited partners in the Operating Partnership (collectively, the "DIRECT TRANSFER RAMCO CONTRIBUTING PARTIES"); and

                 WHEREAS, the Trust and its Subsidiaries, the Ramco Principals and the Ramco Contributing Parties now desire to effectuate an acquisition transaction through the use of the Operating Partnership by contributing certain assets and properties to the Operating Partnership in exchange for Operating Partnership Interests, and to cause the Operating Partnership to consummate the transactions contemplated by the Ramco Agreements, all upon the terms and conditions hereinafter set forth.

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions and promises hereinafter set forth, the parties agree as follows:

         1.      THE TRANSACTION.

                 1.1 Contribution by the Ramco Group. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein and in the Ramco Stock Contribution Agreement and the Closing Conditions Agreement, at the Closing, the Ramco Principals and the applicable Ramco Contributing Parties shall contribute, or cause to be contributed, to the Operating Partnership (a) 100% of the non-voting common stock and 5% of the voting common stock (the "RAMCO STOCK") of Ramco and (b) the development land and out parcels and the options on the development land and out parcels set forth on Schedule 1.1(b) (the "DEVELOPMENT LAND" and collectively with the Ramco Properties and the Ramco Stock, the "RAMCO CONTRIBUTION ASSETS").

                 1.2 Contribution by the Trust. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein and in the RPS Contribution Agreements, at the Closing, the Trust or its Subsidiaries shall contribute, or cause to be contributed, to the Operating Partnership (a) the shopping center properties listed on Schedule 1.2 (the "RPS PROPERTIES") and (b) $75,000,000 (adjusted as set forth in Sections 3.2(e) and 6.17) in cash (the "RPS CASH" and together with the RPS Properties, the "TRUST CONTRIBUTION ASSETS").

                 1.3 Consummation of the Ramco Agreements. Subject to the terms and conditions hereof and in reliance upon the representations, warranties, and agreements contained herein and in the Ramco Agreements, at the Closing, the Operating Partnership and the Ramco Contributing Parties shall cause the transactions contemplated by the Ramco Agreements to be consummated in accordance with the terms of the Ramco Agreements, as modified as set forth in
Section 1.6 hereof.

                 1.4 Dilution of Operating Partnership Interests; Admission of General Partner. Subject to the terms and conditions hereof, at the Closing, the amount of the Operating Partnership Interests held by the Direct Transfer Ramco Contributing Parties will be diluted, as contemplated by the Ramco Agreements relating to the Direct Transfer Ramco Properties and this Agreement, so that the Operating Partnership Interests held or issued to the Trust and/or its Subsidiaries, on the one hand, and the Ramco Contributing Parties and the Ramco Principals on the other hand, are in accordance with
Section 1.5 hereof. At the Closing, the Ramco Principals will cause Ramco REIT, Inc. to withdraw as general partner of the Operating Partnership and the Trust will be admitted as the sole general partner of the Operating Partnership, and each member of the Ramco Group that is or at the Closing will be a limited partner in the Operating Partnership will consent to the admission of the Trust as a general partner of the Operating Partnership. At the Closing, the Trust and each member of the Ramco Group who is or will be a limited partner in the Operating Partnership will enter into and execute the Partnership Agreement, in the form attached hereto as Exhibit A.

                 1.5 Consideration. Subject to the terms and conditions hereof, and in consideration of the contributions set forth above and the consummation of the transactions described above, and subject to further adjustment as set forth in Sections 1.5(e) and 1.7 hereof relating to the leasing up of the Jackson Crossing Property and the commencement of the Media Play Lease at Tel-Twelve Mall, at the Closing the Trust and/or its Subsidiaries, on the one hand, and the Ramco Contributing Parties and the Ramco Principals, on the other hand, shall receive Operating Partnership Interests as follows:

                     (a) The Ramco Contributing Parties and the Ramco Principals aggregate percentage interest (the "RAMCO INTEREST") in the Operating Partnership shall be adjusted to equal the quotient (expressed as a percentage) of (1) the difference between (A) the agreed upon value of the Operating Partnership, determined in accordance with Schedule 1.5 (the "OP VALUE"), and
(B) the Trust Contribution Value and (2) the OP Value; provided, however, in no event shall the Ramco Interest (including additional Operating Partnership Interests earned, if any, pursuant to Section 1.7(a) or attributable to up to $1,300,000 in equity value relating to the property subject to the North Towne Option Agreement) exceed 37% of the profits, losses and distributions of the Operating Partnership (the "MAXIMUM RAMCO INTEREST"). Subject to clause (e) below, the Ramco Interest shall be divided among and issued to the Ramco Group in accordance with the terms of the Ramco Agreements and the Ramco Stock Contribution Agreement.

                     (b) The Trust and/or its Subsidiaries shall receive a percentage interest (the "TRUST INTEREST") in the Operating Partnership equal to the quotient (expressed as a percentage) of (1) the Trust Contribution Value and
(2) the OP Value. If, as a result of the calculation of the Ramco Interest, as described in clause (a) above, such interest would exceed 37%, the Trust's Interest shall be increased by a percentage equal to such excess.

                     (c) The Operating Partnership Interests that the Ramco Group will receive pursuant to this Section 1.5 will consist solely of limited partnership interests that, pursuant to the Partnership Agreement, will be divided into individual units ("OP UNITS").

                     (d) The Operating Partnership Interests that the Trust and/or its Subsidiaries will receive pursuant to this Section 1.5 will consist of the following: (i) a 1% general partner profits, losses and distributions interest in the Operating Partnership and (ii) the remaining balance of the Trust's Interest will consist of limited partnership interests that, in each case, will be divided into OP Units.

                     (e) If, at the Closing, any of the escrow release provisions relating to the leases set forth on Schedule 1.5(e) shall not have been satisfied, the Ramco Principals and the Ramco Contributing Parties will escrow (the "JACKSON ESCROW"), with respect to each such lease, the number of OP Units allocated to such lease as set forth on Schedule 1.5(e). If at any time on or prior to March 31, 1997 (the "ESCROW TERMINATION DATE") any tenant under a lease set forth on Schedule 1.5(e) shall have given notice of termination of the lease by reason of the right to terminate set forth on Schedule 1.5(e) and the landlord thereunder shall have failed to timely cure such termination, if curable, the Trust shall, without any further action on the part of any party, be deemed to have acquired the number of OP Units allocated to such lease (as set forth on Schedule 1.5(e)) for $10.00 and the applicable Ramco Principals and Ramco Contributing Parties shall assign, deliver and transfer such Units to the Trust. Promptly following such acquisition, the Operating Partnership's books and records (including, without limitation, the Partnership Agreement) shall be amended to reflect the Trust's purchase of such OP Units. The OP Units subject to the Jackson Escrow will be held in escrow (subject to earlier repurchase by the Trust) until the earlier of
(i) with respect to each lease listed on Schedule 1.5(e), the occurrence of an event that triggers the release from escrow relating to such lease as set forth on such Schedule and (ii) the Escrow Termination Date. Any OP Units which remain in escrow on the Escrow Termination Date shall be delivered to the Ramco Group to be allocated as directed by the Ramco Principals. Prior to the release or repurchase of any OP Units subject to the Jackson Escrow, the Ramco Principals and the Ramco Contributing Parties shall be entitled to receive and retain any and all cash distributions attributable to the OP Units that are subject to the Jackson Escrow. If, at the Closing, the Jackson Escrow is established, the Ramco Principals and the Ramco Contributing Parties will grant to the Trust a security interest in the OP Units which are the subject of the Jackson Escrow and in connection therewith will execute and deliver to the Trust such instruments and documents (including, without limitation, Form UCC-1s) and take or cause to be taken such further actions as the Trust may reasonably request in order to perfect its security interest in the Jackson Escrow. If, prior to the Closing, any tenant under a lease listed on Schedule 1.5(e) shall have given notice of termination by reason of the right to terminate set forth on Schedule 1.5(e) and the landlord thereunder shall have failed to timely cure such termination, if curable, then, notwithstanding anything to the contrary in the Ramco Agreements, the Ramco Principals and the Ramco Contributing Parties shall forfeit the right to receive at the Closing the number of OP Units allocated such lease as set forth on Schedule 1.5(e).

                     (f) Notwithstanding anything to the contrary contained in the Ramco Agreements, each Ramco Principal and Ramco Contributing Party acknowledges that the Maximum Ramco Interest will not exceed the amount set forth in Section 1.5(a).

                 1.6 Amendments to Ramco Agreements. Prior to the
Closing, the Operating Partnership and each Ramco Contributing Party which is a party to a Ramco Agreement executed in December 1994 which, as of the date hereof has not closed, will duly adopt amendments to the Ramco Agreements in the form attached hereto as Exhibit Q. Furthermore, the Direct Transfer Ramco Contributing Parties shall enter into a letter agreement in the form of Schedule 1.6(b).

                 1.7 Adjustments to Ramco Interest. (a) Following the Closing, the members of the Ramco Contributing Parties set forth below shall have the right to earn additional Operating Partnership Interests as follows:

                     (i) As soon as practicable after the date the tenant under the Tel-Twelve Lease begins paying rent, Tel-Twelve Mall Associates Limited Partnership shall be issued additional OP Units based on the formula set forth on Schedule 1.7(a)(i); provided, however, such units shall not be earned or issued if the tenant under the Tel-Twelve Lease is not paying rent on or before the date which is one year from the Closing Date. The calculation of the additional issuance of OP Units pursuant to this Section 1.7(a)(i) shall be made by independent accountants selected by a majority of the Independent Trustees, on the date such OP Units are earned and, prior to any issuance, shall be reviewed and approved by at least a majority of the Independent Trustees.

                     (ii) Subject to clause (iv) below, if a Qualifying Lease that is the subject of more than 80% of the PharMor Space is entered into before the date the Proxy Statement is first mailed to the Trust's shareholders, then as soon as practicable after the date the tenant under such lease begins paying rent, Ramco Jackson Delaware Limited Partnership shall be issued additional OP Units based on the formula set forth on Schedule 1.7(a)(ii) (collectively, the "PHARMOR SPACE UNITS"); provided, however, such units shall not be earned or issued if such tenant is not paying rent under such lease on or before December 31, 1996. The PharMor Space Units shall, upon issuance, be held in escrow by the Trust until the calculation referred to in clause (iii) below is made. If, at the time the calculation in clause (iii) below is made, the calculation of OP Units pursuant to Schedule 1.7(a)(iii) is a positive number, the Trust shall release to Ramco Jackson Delaware Limited Partnership the PharMor Space Units. If as of the date the calculation set forth in clause (iii) below is made, NOI (as such term is defined in Schedule 1.7(a)(iii)) is a negative number ("NEGATIVE JACKSON NOI"), then the Trust shall, without any further action on the part of any party, be deemed to have acquired the number of PharMor Space Units set forth below for $10.00 (and Ramco Jackson Delaware Limited Partnership shall assign, deliver and transfer such Units to the Trust) and any remaining PharMor Space Units shall be released to Ramco Jackson Delaware Limited Partnership. Promptly following such acquisition, the Operating Partnership's books and records (including, without limitation, the Partnership Agreement) shall be amended to reflect the Trust's purchase of such OP Units. The number of PharMor Space Units subject to repurchase pursuant to the preceding sentence (the "PHARMOR REPURCHASE UNITS") shall be calculated in the manner set forth in
Schedule 1.7(a)(ii)(A). Prior to the release or repurchase of any PharMor Space Units that are held in escrow pursuant to this Section 1.7(a)(ii), Ramco Jackson Delaware Limited Partnership shall be entitled to receive and retain any and all cash distributions attributable to the PharMor Space Units and, when and if issued, Ramco Jackson Delaware Limited Partnership will grant to the Trust a security interest in the PharMor Space Units and in connection therewith will execute and deliver to the Trust such instruments and documents (including, without limitation, Form UCC-1s) and take or cause to be taken such further actions as the Trust may reasonably request in order to perfect its security interest in such Units. The calculation of the issuance of the PharMor Space Units pursuant to this Section 1.7(a)(ii) shall be made by independent accountants selected by a majority of the Independent Trustees on the date such units are earned and, prior to any issuance, shall be reviewed and approved by at least a majority of the Independent Trustees.

                     (iii) Subject to clause (iv) below, as soon as practicable after March 31, 1997, Ramco Jackson Delaware Limited Partnership shall be issued a number of OP Units equal to the positive difference (if any) between (x) the number of OP Units calculated based on the formula set forth on Schedule 1.7(a)(iii) and (y) the number of PharMor Space Units originally issued pursuant to clause (ii) above. The calculation of the additional issuance of OP Units pursuant to this Section 1.7(a)(iii) shall be made by independent accountants selected by a majority of the Independent Trustees on March 31, 1997 and, prior to any issuance, shall be reviewed and approved by at least a majority of the Independent Trustees. Unless otherwise agreed to by the Trust, after the Closing, the Operating Partnership (and not the members of the Ramco Group) shall fund all capital expenditures relating to new tenants, tenant improvements, tenant allowances and leasing costs at the Jackson Crossing Property (except that the Ramco Principals may elect to assume all or any portion of the cost of tenant improvements relating to the PharMor Space). The Ramco Principals shall be responsible for the payment of the costs of all tenant improvements relating to the PharMor Space assumed by the Ramco Principals or any other vacant space at the Jackson Crossing Property which the Trust agrees may be assumed by the Ramco Principals.

                     (iv) In no event shall the number of OP Units issued pursuant to clauses (ii) and (iii) of this Section 1.7 exceed the difference between (A) the number of OP Units that would have been issued to the Ramco Principals and the Ramco Contributing Parties at the Closing assuming adjusted net operating income from the Jackson Crossing Property as set forth (or included as part of) the estimated Funds from Operations as set forth on the Updated Distribution Pro Forma was $2,824,000 and (B) the number of OP Units issued to the Ramco Group at the Closing (including any OP Units attributable to the Jackson Escrow and, if issued at the Closing, the PharMor Space Units) decreased by the number of OP Units which were the subject of the Jackson Escrow and were acquired by the Trust pursuant to Section 1.5(e) hereof.

                 (b) In the event (i) the proceeds available under the Refinanced Loan, when combined with the portion of the RPS Cash available for payoff of the debt set forth on Schedule 6.16, is greater than the amount required to pay off the debt set forth on Schedule 6.16 (the "REFINANCED LOAN EXCESS"), and (ii) the principal amount of the debt set forth in Schedule 6.16 on the date of Closing is less than such principal amount on December 31, 1994 (such difference referred to herein as the "EXCESS AMORTIZATION"), then the Ramco Principals shall have the right to elect that some or all of the Refinanced Loan

Excess, up to the amount of the Excess Amortization, be paid to the Ramco Principals (or such Ramco Contributing Parties as the Ramco Principals may elect) for use solely to pay third party out-of-pocket expenses relating to the Ramco Properties; provided, however, in no event will the principal amount of the Refinanced Loan exceed the principal amount of the Refinanced Loan set forth in the Updated Distribution Pro Forma.

                 1.8 Restructuring of the Trust; Management. (a) Prior to or simultaneous with the Closing, the Trust shall dispose of the RPS Mortgage Assets in accordance with Section 3.1(e) hereof.

                     (b) Effective immediately prior to the Closing, the Trust shall be merged (the "CHANGE OF VENUE MERGER") with and into a subsidiary Maryland business trust ("MERGERCO") in accordance with the provisions of applicable Massachusetts and Maryland law, the separate existence of the Trust shall cease and Mergerco shall continue as the surviving business trust under the laws of the State of Maryland under the name "Ramco-Gershenson Properties Trust" (the "SURVIVING TRUST").

                     (c) Effective upon the Closing, the Declaration of Trust of the Trust, as in effect immediately prior to the Change of Venue Merger, shall be amended so as to read in its entirety in the form set forth as Exhibit B and as so amended shall, from and after the Closing Date, be the Declaration of Trust of the Surviving Trust until thereafter further amended as provided by law. Effective upon the Closing, the By-Laws of the Trust, as in effect immediately prior to the Change of Venue Merger, shall be amended so as to read in its entirety in the form set forth as Exhibit C, and as so amended, from and after the Closing Date, shall be the By-Laws of the Surviving Trust until thereafter further amended as provided by law. The amendments to the Declaration of Trust and By-Laws are collectively referred to as the "CHARTER AMENDMENTS."

                     (d) Prior to or simultaneously with the Closing, the Trust shall combine its Shares by means of a 4 for 1 reverse split (the "REVERSE SPLIT").

                     (e) The Trust shall take such action as may be necessary to cause the trustees and executive officers of the Trust, immediately following the Closing, to consist solely of the persons indicated on Schedule 1.8.

                 1.9 Benefit Plans. (a) The Board of Trustees of the Trust shall, subject to approval by the requisite vote of the Trust's shareholders, take all action required under applicable law to permit the Trust's 1989 Employees' Stock Option Plan (the "EMPLOYEE PLAN") and the Trust's 1989 Trustees' Stock Option Plan (the "TRUSTEE PLAN") to be amended (collectively, the "OPTION PLAN AMENDMENTS") in the manner set forth on Exhibits D and E, respectively, such amendments to become effective simultaneously with the Closing. Notwithstanding the Option Plan Amendments, Ramco, the Ramco Contributing Parties and the Ramco Principals acknowledge that in connection with the consummation of the Contemplated Transactions, the Trust shall have the right to
(x) adjust or reset the exercise price of the options granted under the Employee Plan and the Trustee Plan in any manner in which the Trust in its sole and absolute discretion, may determine; provided, however, in no event shall such exercise price be adjusted or reset at a price materially below the OPV per share and (y) extend the period that participants in the Trustee Plan would be permitted to exercise options granted under such plan following termination of service with the Trust.

                      (b) The Trust shall, subject to approval by the requisite vote of the Trust's shareholders, take all actions necessary to adopt a new option plan (the "NEW OPTION PLAN") substantially in the form of Exhibit F, such plan to become effective simultaneously with the Closing.

                      (c) Prior to or simultaneously with the Closing, the Trust and Ramco shall take the actions set forth on Schedule 1.9 with respect to the other employee benefit plans and arrangements of the Trust and Ramco, respectively, as may be necessary or appropriate in connection with the Contemplated Transactions.

                 1.10 RPS Closing Date Balance Sheet; Use of Excess Cash. (a) Not more than 45 days after the Closing, the Trust shall prepare and deliver to the limited partners of the Operating Partnership (other than the Trust) a balance sheet (certified by the Trust's chief financial officer and reviewed and approved by the Independent Trustees and applying the same accounting principles, practices, methods and adjustments which were applied in connection with the preparation of the RPS Financial Statements) as of the close of business on the Closing Date (the "RPS CLOSING DATE BALANCE SHEET"), except that
(i) the RPS Contribution Assets shall not be reflected as assets on the RPS Closing Date Balance Sheet and (ii) any Trust liabilities that, pursuant to the Contemplated Transactions or the RPS Contribution Agreements, were assumed or required to be paid for by the Operating Partnership and any liabilities listed on Schedule 1.10 shall not be reflected as liabilities on the RPS Closing Date Balance Sheet. Promptly following the preparation of the RPS Closing Date Balance Sheet, the Trust shall satisfy in full any Trust liabilities listed on the RPS Closing Date Balance Sheet that have not previously been satisfied (the "REMAINING RPS LIABILITIES") or the Trust shall establish a reasonable reserve in order to satisfy such liabilities and shall provide the limited partners of the Operating Partnership with satisfactory evidence thereof.

                      (b) Any assets reflected on the RPS Closing Date Balance Sheet which are not utilized to satisfy the Remaining RPS Liabilities shall, promptly following the preparation of the RPS Closing Date Balance Sheet, be contributed to RPS Mortgage or dividended to the Trust's shareholders of record as of the day prior to the Closing Date.

                 1.11 Operating Partnership Closing Date Balance Sheet. Not more than 45 days after the Closing, Ramco shall prepare and deliver to the Trust a balance sheet of the Operating Partnership (certified by Ramco's chief financial officer and prepared in accordance with generally accepted United States accounting principles) as of the close of business on the Closing Date taking into account the provisions of the Closing Conditions Agreement (the "OPERATING PARTNERSHIP CLOSING DATE BALANCE SHEET"). To the extent the Operating Partnership Closing Date Balance Sheet reflects an excess of liabilities over assets applicable to operations prior to the Closing Date (other than attributable to properties and long-term debt), as soon as practicable after the preparation of the Operating Partnership Closing Date Balance Sheet, the Ramco Principals and the Ramco Contributing Parties shall contribute to the Operating Partnership an amount of cash equal to such shortfall. To the extent the Operating Partnership Balance Sheet reflects an excess of assets over liabilities applicable to operations prior to the Closing Date (other than attributable to properties and long-term debt), the Operating Partnership shall, as soon as practicable after the preparation of the Operating Partnership Closing Date Balance Sheet, distribute such excess to the partners of the Operating Partnership of record as of the day prior to the Closing Date.

                 1.12 Merger Partnership Closing Date Balance Sheet. Not more than 45 days after the Closing, Ramco shall prepare and deliver to the Trust a balance sheet of each Ramco Contributing Party which will merge into the Operating Partnership (certified by Ramco's chief financial officer and prepared in accordance with generally accepted United States accounting principles) as of the close of business on the Closing Date taking into account the provisions of the applicable merger agreement (the "MERGER PARTNERSHIP CLOSING DATE BALANCE SHEET"). To the extent the Merger Partnership Closing Date Balance Sheet reflects an excess of liabilities over assets applicable to operations prior to the Closing Date (other than attributable to properties and long-term debt), as soon as practicable after the preparation of the Merger Partnership Closing Date Balance Sheet, the Ramco Principals and the Ramco Contributing Parties shall contribute to the Operating Partnership an amount of cash equal to such shortfall. To the extent the Merger Partnership Balance Sheet reflects an excess of assets over liabilities applicable to operations prior to the Closing Date (other than attributable to properties and long-term debt), the Operating Partnership shall, as soon as practicable after the preparation of the Merger Partnership Closing Date Balance Sheet, distribute such excess working capital to the partners of the Merger Partnership of record as of the day prior to the Closing Date.

                 1.13 Reimbursement of Expenses. At the Closing, the Operating Partnership shall reimburse the appropriate Affiliates of Ramco for all third party out-of-pocket expenses incurred by such Affiliates related to options on the Development Land listed on Schedule 1.1(b) from funds available under the Line of Credit and upon presentation of reasonably detailed documentation evidencing the incurrence thereof; provided, however, such Affiliates shall not be reimbursed for any out-of-pocket expenses related to the OfficeMax property. If, at the Closing, the Line of Credit has not been established, such Affiliates of Ramco shall be entitled to receive such reimbursement only at the time such credit facility is available to the Operating Partnership for funding.

                 1.14 Electricity. If, following the Closing, (a) the Operating Partnership sells, transfers or otherwise disposes of any Ramco Property listed on Exhibit I (collectively, the "MICHIGAN PROPERTIES") which, based on the audited statement of income from the Ramco Properties for year ended December 31, 1994, reported income attributable to the resale of electricity to tenants and (b) as a result of such sale, transfer or disposition the transferee of the Michigan Property does not receive the consents necessary to resell electricity to the tenants at such property in accordance with the past practices of the Ramco Group as they exist on the date hereof, the Ramco Principals shall, jointly and severally, pay to the Operating Partnership, with respect to such Michigan Property, an amount calculated in the manner set forth on Schedule
1.14. The obligation set forth in this Section 1.14 shall not apply to any sales, transfers or dispositions of such Michigan Properties that occur (i) more than 8 years after the Closing Date, except for any sales, transfers or dispositions of Michigan Properties that occur after such date but relate to a contract entered into prior to such date or (ii) after the date the Operating Partnership obtains a written consent, license or authorization from the applicable utility companies and/or Government Bodies, in form and substance satisfactory to the Independent Trustees, that will permit the Operating Partnership and any future owners of the Michigan Properties to resell electricity to tenants at such properties in accordance with the past practices of the Ramco Group as they exist on the date hereof for a period not less than 15 years from the Closing Date.

         2.      THE CLOSING.

                 The closing of the Contemplated Transactions (the "CLOSING") shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, 425 Park Avenue, New York, New York at 10:00 a.m. (New York City time) no later than the fifth Business Day after the day on which the last of the conditions set forth in Section 3 (other than such conditions which, by their terms, are not capable of satisfaction until the Closing Date) is satisfied or, where permissible is waived, unless another place, date or time is agreed to by the Trust and Ramco; provided, however, that the Closing Date shall be no later than December 31, 1995 (the "TERMINATION DATE").

         3.      CONDITIONS TO CLOSING.

                 3.1 Conditions to Obligations of All Parties. The obligations of the parties to this Agreement to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by any party:

                     (a) Approval of Shareholders. The Contemplated Transactions shall have been approved by the requisite vote of the Trust's shareholders under applicable Massachusetts law, the Trust's Declaration of Trust and By-Laws and the rules of The New York Stock Exchange, Inc.

                     (b) No Injunction. No permanent or preliminary injunction or restraining order or other order by any court or other Governmental Body of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Contemplated Transactions shall be in effect.

                     (c) Approvals and Consents. All Required Consents shall have been obtained and shall be in full force and effect.

                     (d) Execution of Partnership Agreement. The Trust and/or its Subsidiaries, Ramco, Ramco REIT, Inc., the Ramco Principals and each member of the Ramco Group that is or at the Closing will be a limited partner in the Operating Partnership shall have entered into the Partnership Agreement, effective as of the Closing Date, and such agreement shall be in full force and effect.

                     (e) Disposition of Mortgage Assets. (i) The Trust shall have disposed of the assets set forth on Schedule 3.1(e) (the "RPS MORTGAGE ASSETS") either by prepayment, sale or consummation of the Spin-Off Transaction.

                         (ii) In the event of a Spin-Off Transaction, RPS
Mortgage shall have executed such assumption agreements and other instruments as shall be necessary or appropriate for it to assume from and after the Closing Date the obligations and liabilities of the Trust relating to the RPS Mortgage Assets.

                     (f) Termination of Employment Agreements; Termination of Other Employees. (i) The Trust shall have entered into agreements with each of Joel M. Pashcow and Herbert Liechtung to terminate their respective employment agreements with the Trust effective on or prior to the Closing Date (collectively, the "TERMINATION AGREEMENTS"), such agreements shall be in full force and effect and no cause for termination of such agreements shall exist and in connection therewith the Trust and the Operating Partnership shall have entered into with Messrs. Pashcow and Liechtung all registration rights agreements, rabbi trust agreements and any other ancillary agreements contemplated by such Termination Agreements.

                         (ii) The Trust shall have terminated all of its
salaried employees as of the Closing Date and shall have made to such employees or adequately reserved for all salary, severance and bonus payments due to such employees.

                     (g) Employment Arrangements. (i) The Trust and each of the Ramco Principals (other than the Ward Trust) shall have entered into employment agreements (the "RAMCO EMPLOYMENT AGREEMENTS") effective as of the Closing Date substantially in the form of Exhibit G, such agreements shall be in full force and effect and no cause for termination of any of such agreements shall exist.

                         (ii) The Trust and Joel M. Pashcow shall have entered
into an employment agreement (the "PASHCOW EMPLOYMENT AGREEMENT") effective as of the Closing Date substantially in the form of Exhibit H, which shall provide for, among other things, a stipulated payment for an office and secretary for Mr. Pashcow, such agreement shall be in full force and effect and no cause for termination of the agreement shall exist.

                     (h) Adoption of New Option Plan. The New Option Plan shall have been approved by the requisite vote of Trust's shareholders, and, as of the Closing Date, shall be effective.

                     (i) Execution of Option Agreements. The Trust shall have authorized the grant of 187,500 options to Joel M. Pashcow and 24,000 options to each of the Ramco Principals (other than the Ward Trust) under the New Option Plan effective upon the Closing. The Trust shall enter into option agreements with Mr. Pashcow and each of the Ramco Principals to effectuate such grants, as described in the New Option Plan.

                     (j) Trustee Resignations and Appointments. The Trust shall have received the resignations of four of its current trustees and the Trust shall have taken all action as is required under applicable law to cause to be elected to the Board of Trustees, effective upon the Closing, the following four
Trustees: Joel Gershenson, Dennis Gershenson, and two Independent Trustees proposed by Ramco who are reasonably satisfactory to the Board of Trustees of the Trust in the exercise of the Trustees' fiduciary responsibilities to the Trust's shareholders.

                     (k) Change of Venue Merger; Charter Amendments. The Change of Venue Merger and, if required by applicable law or the Trust's Declaration of Trust, the Charter Amendments shall have been approved by the Trust's shareholders. Simultaneously with the Closing, the Trust shall file all documents necessary to effectuate such Change of Venue Merger and Charter Amendments including, without limitation, Certificates of Merger and the Declaration of Trust.

                     (l) Conditions Precedent under Asset Contribution Agreements. The conditions precedent under each Ramco Agreement (other than the Blue Ash Agreement), the Closing Conditions Agreement and each RPS Contribution Agreement shall have been satisfied or waived and, simultaneously with the Closing, the transactions contemplated by such agreements shall have been consummated. If the Operating Partnership does not exercise its right to terminate the Blue Ash Agreement as set forth in Section 6.18, the conditions precedent under the Blue Ash Agreement shall have been satisfied or waived and, simultaneously with the Closing, the transaction contemplated by such agreement shall have been consummated.

                     (m) Offering of Operating Partnership Interests. The offer, sale and issuance of the Operating Partnership Interests to members of the Ramco Group shall have complied with Rule 506 promulgated under the Securities Act and applicable blue sky and state securities laws and the Operating Partnership shall have received all state securities law or blue sky permits and authorizations necessary to carry out the issuance and sale of the Operating Partnership Interests.

                     (n) IRS Closing Agreements. With respect to the issues listed on Schedule 3.1(n), the Trust shall have received closing agreements from the IRS, in form and substance reasonably satisfactory to the parties, that, following the Closing, will permit the Trust to be taxed as a real estate investment trust for Federal income tax purposes without any material adverse tax or other material adverse financial consequences to the Trust which are not satisfied or adequately reserved for on or prior to the Closing Date.

                     (o) Pledge Agreement. The Pledge Agreement, in the form attached hereto as Exhibit J, shall have been entered into by each of the Persons contemplated to be parties thereto, effective as of the Closing Date, such agreement shall be in full force and effect and no cause for termination of such agreement shall exist.

                 3.2 Conditions to Obligations of Ramco, the Ramco Principals and the Ramco Contributing Parties. The obligations of Ramco, the Ramco Principals and the Ramco Contributing Parties to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Ramco on behalf of each of such parties.

                     (a) Consent of Partners. The requisite consent to consummation of the Contemplated Transactions of the partners of each of the Ramco Contributing Parties set forth on Schedule 3.2 shall have been obtained and shall be in full force and effect.

                     (b) Representations, Warranties and Agreements. (i) The representations and warranties of the Trust set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time, except for such changes permitted or contemplated by the terms of this Agreement and except insofar as any such representations and warranties relate solely to a particular date or period, in which case they shall be true and correct in all material respects on the Closing Date with respect to such date and period, (ii) the Trust shall have performed and complied in all material respects with all obligations, covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date and (iii) Ramco, the Ramco Principals and the Ramco Contributing Parties shall have received certificates, dated the Closing Date, to that effect signed by the Chairman, President or any Vice President of the Trust.

                     (c) Legal Opinion. Ramco, the Ramco Principals and the Ramco Contributing Parties shall have received an opinion from Kaye, Scholer, Fierman, Hays & Handler, counsel to the Trust, dated the Closing Date, in form and substance reasonably satisfactory to such parties; provided that the Trust may deliver an opinion of (i) Goodwin, Proctor and Hoar, special Massachusetts counsel to the Trust, as to all matters of Massachusetts law, (ii) Ballard Spahr Andrews & Ingersoll, special Maryland counsel to the Trust, as to all matters of Maryland law and (iii) Wolf, Block, Schorr and Solis-Cohen, as to certain real estate matters, except that Wolf, Block, Schorr and Solis-Cohen may rely on local counsel reasonably satisfactory to Ramco with respect to non-New York, Pennsylvania, Massachusetts or Maryland law matters; provided, further, the Trust shall not be obligated to deliver any opinions regarding its ability to be taxed as a real estate investment trust for Federal income tax purposes unless the condition set forth in Section 3.1(n) is satisfied.

                     (d) Satisfaction of Floor Amount. Upon consummation of the Contemplated Transactions, the Ramco Group shall receive in the aggregate Operating Partnership Interests equal to at least the Floor Amount.

                     (e) Cash Contribution. The Trust shall contribute to the Operating Partnership RPS Cash in an amount equal to $75,000,000, reduced by (i) expenses advanced by the Trust prior to the Closing in accordance with Sections
6.15 and 6.23 hereof and (ii) expenses incurred by the Trust (including, without limitation, due diligence fees and expenses, legal and accounting fees and expenses, and investment banking fees and expenses) in connection with the negotiation, execution and performance of this Agreement and the Trust's evaluation of the Contemplated Transactions in accordance with Section 6.17 hereof.

                     (f) Registration Rights Agreement. The Trust, for the benefit of each member of the Ramco Group who will receive Operating Partnership Interests in connection with the Contemplated Transactions shall have entered into a Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT") substantially in the form of Exhibit K, such agreement shall be in full force and effect and no cause for termination of such agreement shall exist.

                     (g) Additional Documents. The Trust shall have delivered or caused to be delivered to Ramco all other documents required to be delivered pursuant to this Agreement.

                     (h) No Material Adverse Change. Since the date hereof nothing shall have occurred which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the RPS Properties, taken as a whole.

                 3.3 Conditions to the Trust's Obligations. The obligations of the Trust to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Trust:

                     (a) Representations, Warranties and Agreements. (i) The representations and warranties of Ramco and the Ramco Principals set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time, except for such changes permitted or contemplated by the terms of this Agreement and except insofar as any such representations and warranties relate solely to a particular date or period, in which case they shall be true and correct in all material respects on the Closing Date with respect to such date and period, (ii) Ramco, the Ramco Principals and the Ramco Contributing Parties shall have performed and complied in all material respects with all obligations, covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date and (iii) the Trust shall have received certificates, dated the Closing Date, to that effect signed by the President or any Vice President of Ramco and by each of the Ramco Principals.

                     (b) Legal Opinion. The Trust shall have received an opinion from Honigman Miller Schwartz and Cohn, counsel to Ramco, the Ramco Principals and the Ramco Contributing Parties, dated the Closing Date, in form and substance reasonably satisfactory to the Trust, except that Honigman Miller Schwartz and Cohn may rely on local counsel reasonably satisfactory to the Trust with respect to non-Michigan state law matters.

                     (c) Refinancing. Simultaneously with the Closing, the debt listed on Schedule 3.3 shall have been refinanced (the "REFINANCED LOAN") upon the following terms: (i) the principal amount of the Refinanced Loan (after taking into account all borrowed transaction costs) shall not exceed $80,000,000, (ii) the term of the Refinanced Loan shall be at least 10 years,
(iii) the Refinanced Loan shall amortize principal ratably on a schedule of not less than 25 years, (iv) the Refinanced Loan shall be secured by only the Ramco Properties listed on Schedule 3.3 and (v) the Refinanced Loan shall contain such other commercially reasonable terms as determined in good faith by the Board of Trustees of the Trust.

                     (d) Fairness Opinion. The Trust shall have received a written opinion of Dean Witter, satisfactory to the Board of Trustees of the Trust, dated within five days of the date the Proxy Statement is first mailed to the Trust's shareholders, to the effect that, as of the date of such opinion, the value of the Operating Partnership and the division of interests in the Operating Partnership between the Trust, on the one hand, and the Ramco Contributing Parties and the Ramco Principals, on the other hand, are fair, from a financial point of view, to the Trust's shareholders (the "FAIRNESS OPINION"). Such opinion shall have been included in the Proxy Statement mailed to the Trust's shareholders in connection with the Trust's shareholders meeting. If the Closing does not occur within 90 days after the date of the Fairness Opinion, the Trust shall have received a letter from Dean Witter, satisfactory to the Board of Trustees of the Trust, dated within 10 days of the Closing Date, confirming or reissuing the Fairness Opinion as of such later date.

                     (e) Execution of Lock-Up Agreements. Ramco, each of the Ramco Principals and each member of the Ramco Group who will receive Operating Partnership Interests in connection with the Contemplated Transactions shall have entered into agreements (the "LOCK-UP AGREEMENTS") effective as of the Closing Date, substantially in the form of Exhibit L, restricting the transfer, pledge, sale or exchange of Operating Partnership Interests for Shares for a specified period following the Closing Date, such agreements shall be in full force and effect and no cause for termination of such agreements shall exist.

                     (f) Execution of Non-Competition Agreements. The Trust and each of the Ramco Principals shall have entered into non-competition agreements (the "NON-COMPETITION AGREEMENTS") effective as of the Closing Date substantially in the form of Exhibit M, such agreements shall be in full force and effect and no cause for termination of any of such agreements shall exist.

                     (g) Option Plan Amendments. The Option Plan Amendments shall have been approved by the requisite vote of the Trust's shareholders and, as of the Closing Date, shall be effective.

                     (h) Ramco Excluded Assets Option; Assignment of Options on Development Land. (i) The Trust and the parties set forth on Exhibit N shall have entered into an option agreement with respect to the Ramco Excluded Assets (the "EXCLUDED ASSET OPTION AGREEMENT") effective as of the Closing Date substantially in the form of Exhibit N, such option agreement shall, subject to the terms of such Agreement, be in full force and effect and no cause for termination of such agreement shall exist.

                         (ii) The Trust, the Ramco Principals and the Ramco
Contributing Parties shall have consummated an assignment for the Trust of the options on the Development Land set forth on Schedule 1.1(b), effective as of the Closing Date, pursuant to an assignment agreement entered into as of the Closing Date, which assignment agreement shall be in full force and effect and no cause for termination of such agreement shall exist.

                     (i) Release. Concurrently with the consummation of the Contemplated Transactions, Ramco, the Ramco Principals and the Ramco Contributing Parties and their respective Affiliates shall be deemed, without any further action, to have released each of the Trust and the Operating Partnership from any and all obligations to repay any indebtedness on the Ramco Properties due and owing to such Persons in excess of $5,000,000. At the Closing, such Persons shall have executed and delivered to the Trust and the Operating Partnership a release, in form and substance satisfactory to the Trust, embodying the terms of this clause and including, among other things, a covenant to not assert in any manner (including, but not limited to, by way of defense, offset or counterclaim) any matter purported to be released by the preceding sentence.

                     (j) Execution of North Towne Option Agreement. The Operating Partnership and Ramco Lewis Alexis Associates shall have entered into an option agreement with respect to the North Towne Shopping Center (the "NORTH TOWNE OPTION AGREEMENT") effective as of the Closing Date, substantially in form of Exhibit O, such agreement shall, subject to the terms of such Agreement, be in full force and effect and no cause for termination of such agreement shall exist.

                     (k) Procedures Letter. On the date of mailing of the Proxy Statement, on the date of the Special Meeting and on the Closing Date, Deloitte & Touche LLP shall have furnished to the Trust a letter or letters, dated the respective date of delivery thereof, in form and substance satisfactory to the Trust, to the effect set forth on Schedule 3.3(k).

                     (l) Additional Documents. Ramco, the Ramco Principals and the Ramco Contributing Parties shall have delivered or caused to be delivered to the Trust all other documents required to be delivered pursuant to this Agreement.

                     (m) No Material Adverse Change. Since the date hereof nothing shall have occurred which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Ramco and the Ramco Properties (taken as whole); provided, however, this condition shall be deemed satisfied if Ramco can demonstrate, to the reasonable satisfaction of the Trust, that annualized net operating income from Ramco and the Ramco Properties (computed on a basis consistent with the basis upon which the financial statements referred to in Section 4.5(a) were prepared and including applicable management and leasing fees and a straightlining of common area maintenance and real estate tax reimbursements and percentage rents), based on the operating results of such properties during the last full month immediately preceding the Closing Date is no less than the net operating income from the Ramco Properties for the 12 months ended December 31, 1994, as adjusted to reflect contractual increases in base rents during the period from January 1, 1995 through December 31, 1995 attributable to Qualifying Leases existing at the Ramco Properties at December 31, 1994 (to the extent such net operating income was included as part of Funds from Operations from the Operating Partnership as set forth in the Updated Distribution Pro Forma) minus $250,000.

                     (n) Consent to Sale of Electricity. Ramco shall obtain all consents, licenses or other approvals from the applicable utilities or Governmental bodies that will permit the Operating Partnership (or any Subsidiary of sub-tier partnerships that may hold title to the Ramco Properties) to resell, after the Closing, electricity to the tenants at the Michigan Properties in accordance with the past practices of the Ramco Group as they exist on the date hereof.

                     (o) Troy Towne Center. The Ramco Principals and Ramco Singer Associates Limited Partnership shall have repaid to Fashion Bug, a tenant at Troy Towne Center, all excess common area maintenance reimbursements previously overpaid by such tenant and the Operating Partnership shall have received an estoppel certificate from Fashion Bug, in form and substance reasonably satisfactory to the Trust, stating that all such excess reimbursements have been repaid and stating the minimum rent payable under such lease.

                     (p) West Oaks I Debt. If for purposes of computing Funds from Operations from the Operating Partnership (as set forth on the Updated Distribution Pro Forma) the interest rate on the West Oaks I debt was assumed to be a rate of less than 10.125% per annum, a refinancing of the Wet Oaks I debt at such lesser interest rate shall have occurred.

         4.      REPRESENTATIONS AND WARRANTIES OF RAMCO AND THE RAMCO
PRINCIPALS.

                 Ramco and the Ramco Principals, jointly and severally, represent and warrant to, and agree with, the Trust as follows:

                 4.1 Organization of Ramco; Authorization. Ramco is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, with full corporate power and authority to execute and deliver this Agreement and any other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Each Ramco Contributing Party is a general or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth on
Schedule 4.1, with full partnership power and authority to execute and deliver this Agreement and any other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate or partnership action (including, but not limited to, approval by the Board of Directors and, if necessary, stockholders) of Ramco and each Ramco Contributing Party, as the case may be, subject to approval of the Contemplated Transactions by the partners of the Ramco Contributing Parties listed on Schedule 3.2. This Agreement constitutes a valid and binding obligation of each of Ramco, the Ramco Principals and the Ramco Contributing Parties, enforceable against each of them in accordance with its terms. Ramco has delivered to the Trust true and complete copies of its Certificate of Incorporation and By-Laws, as amended and in effect on the date hereof. Each Ramco Contributing Party has delivered to the Trust a true and complete copy of its partnership agreement, as amended and in effect on the date hereof. At the Closing, Ramco shall deliver to the Trust certified copies of the resolutions adopted by its Board of Directors (and, if necessary, stockholders), to authorize the execution, delivery and performance by Ramco of this Agreement and any other agreements contemplated hereby to which Ramco is a party. Each Ramco Contributing Party shall deliver to the Trust certified copies of the resolutions adopted by the Board of Directors of each direct or indirect corporate general partner of such partnership, where applicable, certified copies of the consent of each general partner of such partnership and, if obtained, certified copies of any resolutions adopted by the limited partners of such partnership which are necessary to authorize the execution, delivery and performance by such Ramco Contributing Party of this Agreement and any other agreement contemplated hereby to which such Ramco Contributing Party is a party.

                 4.2 No Conflict as to the Ramco Group. Neither the execution and delivery of this Agreement nor the consummation of any or all of the Contemplated Transactions will (a) violate any provision of the certificate of incorporation, by-laws, partnership agreement or other governing instrument of Ramco, the Operating Partnership or any Ramco Contributing Party or (b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material contract to which Ramco, the Operating Partnership, any Ramco Principal or any Ramco Contributing Party is party or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Ramco, the Operating Partnership, any Ramco Principal or any Ramco Contributing Party.

                 4.3 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements by Ramco, the Operating Partnership, any Ramco Principal or any Ramco Contributing Party or the consummation of the Contemplated Transactions.

                 4.4 Other Consents. Except as set forth on Schedule 4.4, no consent of any Person is necessary in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements by Ramco, the Operating Partnership, any Ramco Principal or any Ramco Contributing Party or the consummation of any of the Contemplated Transactions, including, but not limited to, consents from limited partners, parties to leases or other agreements or commitments.

                 4.5 Financial Statements. (a) Pursuant to Section 6.1(c) Ramco is required to deliver to the Trust (i) a combined audited statement of income from the Ramco Properties for the year ended December 31, 1994, prepared in accordance with Rule 314 of Registration S-X, together with the report thereon of Deloitte & Touche LLP,

(ii) audited balance sheets for Ramco as at December 31 in each of the years 1992 through 1994 and statements of income and cash flow for each of the fiscal years then ended, together with the report thereon of Deloitte & Touche LLP,
(iii) an unaudited combined statement of income from the Ramco Properties for the three months ended March 31, 1995, including the notes thereto (iv) an unaudited balance sheet for Ramco as at March 31, 1995 and an unaudited statement of income and cash flow for the three months then ended, including in each case the notes thereto, and (v) any updates of such financial statements needed to satisfy the requirements of Rule 3-12 of Regulation S-X of the Commission's rules in connection with the mailing of the Proxy Statement. When and if these financial statements are delivered, such financial statements will be true and correct in all material respects and will fairly present the assets, liabilities and financial condition of Ramco and the results of operations of the Ramco Properties and Ramco as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles consistently applied throughout the periods involved, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments.

                     (b) Pursuant to Section 6.1(c) Ramco will deliver to the Trust (i) an unaudited pro forma combined balance sheet of the Operating Partnership as of December 31, 1994 and March 31, 1995 (which balance sheet assumes that the Contemplated Transactions occurred on such dates), (ii) unaudited pro forma combined statements of income and cash flow for the Operating Partnership for the year ended December 31, 1994 and for the three months ended March 31, 1995 (which statements assume that the Contemplated Transactions occurred on January 1, 1994 or 1995, as applicable), and (iii) any updates of such financial statements needed to satisfy the requirements of Rule 3-12 of Regulation S-X of the Commission's rules in connection with the mailing of the Proxy Statement. When and if delivered, such financial statements will comply with the applicable accounting requirements of the Exchange Act (including the rules and regulations promulgated thereunder) and will be true and correct in all material respects, except that no representation or warranty is made with respect to the results from operations from the RPS Properties. When and if delivered, the pro forma adjustments reflected in such financial statements will have been properly applied to the historical amounts.

                     (c) Ramco has delivered to the Trust an adjusted unaudited statement of pro forma funds from operations and estimated pro forma cash flows from operating activities from the Operating Partnership for the 12-month period ending December 31, 1995 (assuming that the Contemplated Transactions had been consummated as of January 1, 1994 as adjusted to reflect contractual increases in base rents attributable to Qualifying Leases existing at December 31, 1994) (the "DISTRIBUTION PRO FORMA"). The Distribution Pro Forma is true and correct in all material respects, except that no representation or warranty is made with respect to the results from operations from the RPS Properties. Pursuant to
Section 6.1(c) Ramco will deliver to the Trust an updated

Distribution Pro Forma, prepared on a basis consistent with the Distribution Pro Forma and Schedule 4.5(c), that reflects the audited results from operations of the Trust and the Ramco Properties for the year ended December 31, 1994 (the "UPDATED DISTRIBUTION PRO FORMA"). When and if delivered, the Updated Distribution Pro Forma will be true and correct in all material respects and the adjustments reflected in such financial statement will have been properly applied to historical amounts, except that no representation or warranty is made with respect to results from operations from the RPS Properties.

                     (d) Pursuant to Section 1.11, Ramco shall deliver to the Trust the Operating Partnership Closing Date Balance Sheet. The Operating Partnership Closing Date Balance Sheet, when delivered, shall have been prepared in accordance with generally accepted United States accounting principles, except for the absence of footnotes thereto and normal, non-recurring year end adjustments, none of which shall be material.

                     (e) Pursuant to Section 1.12, Ramco shall deliver to the Trust the Merger Partnership Closing Date Balance Sheet. The Merger Partnership Closing Date Balance Sheet, when delivered, shall have been prepared in accordance with generally accepted United States accounting principles, except for the absence of footnotes thereto and normal, non-recurring year end adjustments, none of which shall be material.

                     (f) For purposes of this Section 4.5, "material" shall mean, with respect to any individual item of income or expense, $35,000 and, with respect to all items of income and expense, $300,000 in the aggregate.

                 4.6 Representations and Warranties Contained in the Ramco Agreements and the Ramco Stock Contribution Agreement. All representations and warranties made by the Ramco Contributing Parties under the Ramco Agreements and the Ramco Stock Contribution Agreement are true and correct in all material respects, as though made as of the date hereof and as a part of this Agreement, except insofar as such representations relate solely to a particular date or period, in which case they shall be true and correct in all material respects with respect to such date and period. No representation or warranty of any Ramco Principal or any Ramco Contributing Party in the Ramco Agreements relating to the Direct Transfer Ramco Properties contains any untrue statements of material fact, or omits to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading.

                 4.7 Ramco Properties. Except for the Ramco Excluded Assets set forth on Schedule 4.7 and a 50% interest in 28th Street Kentwood Associates and a 50% interest in S-12 Associates, the Ramco Properties set forth on Schedule 1 constitute all of the real estate related assets and properties of Ramco, the Ramco Principals and the Ramco Contributing Parties. Such properties and assets constitute all the real estate properties and assets that relate, directly or indirectly, to the real estate businesses conducted by Ramco, the Ramco Principals and their respective Affiliates as of the date hereof. As of the date hereof, Ramco and the Ramco Principals have no reason to believe that the following tenants at the Ramco Properties will reject their respective leases pursuant to their bankruptcy proceedings; F&M Distributors at Eastridge Commons; and Piece Goods Shop at Troy Towne Center; such tenants are open for business, paying rent and have full inventories on their respective shelves. Following any refinancing of the debt at West Oaks I as contemplated by
Section 3.3(p), Service Merchandise and K-Mart, tenants at West Oaks I, will, subject to earlier termination of their respective leases, continue to be obligated to make debt service reimbursements to the landlord in an amount not less than $127,000 per annum.

                 4.8 No Undisclosed Liabilities. Ramco does not have any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with generally accepted United States accounting principles that were not fully reflected or reserved against in the Ramco Balance Sheets, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the respective dates thereof or liabilities or obligations contemplated by this Agreement and the Related Agreements; the reserves reflected in the Ramco Balance Sheets are adequate, appropriate and reasonable.

                 4.9 Litigation. Except as set forth on Schedule 4.9, there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or, to the best knowledge of Ramco and the Ramco Principals, threatened against or involving Ramco, the Operating Partnership, any Ramco Principal or any Ramco Contributing Party which questions or challenges the validity of this Agreement or the Related Agreements or any action taken or to be taken pursuant to this Agreement or the Related Agreements or in connection with the Contemplated Transactions, nor is there any valid basis for any such action, proceeding or investigation. Except as set forth on
Schedule 4.9, none of Ramco, the Operating Partnership, any Ramco Principal or any Ramco Contributing Party is in default under or in violation of any agreement, commitment or restriction to which it is a party or by which it is bound. Except as set forth on Schedule 4.9, none of Ramco, the Operating Partnership, any Ramco Principal or any Ramco Contributing Party is a named party to any action or is subject to any judgment, order or decree that may have an adverse effect on his or its business practices or on its ability to acquire any property or conduct any business.

                 4.10 No Material Adverse Change. With respect to each Ramco Property, since the date of the most recent rent roll relating to such property included in the Ramco Agreement relating to such property, and, with respect to Ramco, since January 1, 1994, (a) there has not been any material adverse change in the business, results of operations, properties, assets or financial condition of the Ramco Properties (taken as a whole) or Ramco, respectively, or, to the best knowledge of Ramco and the Ramco Principals, any event, condition or contingency that is likely to result in such a material adverse change and (b) none of Ramco, the Operating Partnership, any Ramco Principal or any Ramco Contributing Party has taken any action which, if taken after the date hereof, would violate Section 6.13 hereof.

                 4.11 Compliance with Law. The operations of Ramco, the Operating Partnership and each of the Ramco Contributing Parties have been conducted in accordance with all applicable laws, regulations and other requirements of all Governmental Bodies, including, without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters, except for such violations which, individually or in the aggregate, do not, and following the Closing will not, have a Material Adverse Effect on the Ramco Contribution Assets. None of Ramco, the Operating Partnership or any Ramco Contributing Party has received any notification of any asserted present or past failure by it to comply with any such laws, rules or regulations. Ramco, the Operating Partnership and each of the Ramco Contributing Parties have all material licenses, permits, orders or approvals from Governmental Bodies required for the conduct of their respective businesses, and are not in violation of any such license, permit, order or approval. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation thereof has been threatened.

                 4.12 No Brokers or Finders. Except as set forth on Schedule 4.12, no agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Ramco, the Operating Partnership, any Ramco Principal or any Ramco Contributing Party or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the consummation of the Contemplated Transactions, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of the consummation of the Contemplated Transactions.

                 4.13 Books and Records. The minute books, stock record books and other records of Ramco, the Operating Partnership and of each Ramco Contributing Party, all of which have been or will be made available to the Trust, are complete and correct and have been maintained in accordance with sound business practices.

                 4.14 Accredited Investor Status; Compliance with Securities Laws. (a) Ramco will offer the Operating Partnership Interests only to the offerees listed on Schedule 4.14. Schedule 4.14 contains a true, correct and complete list of all direct and indirect owners of such offerees.

                     (b) Ramco will receive questionnaires or subscription agreements from each Person to which or whom Operating Partnership Interests will be offered pursuant to the Contemplated Transactions and will receive on behalf of the Operating Partnership a written representation from each such offeree to the effect that such offeree

(i) will be acquiring the Operating Partnership Interests for the purpose of investment only and not with a view to distribution thereof in violation of the Securities Act, (ii) will have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Operating Partnership Interests and will be able to bear the economic risk of such investment, (iii) is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act, (iv) except as set forth on Schedule 4.14(b), is not domiciled in nor is a resident of California (nor is any direct or indirect owner of any such member domiciled in or a resident of California), (v) will have access to, or been furnished with, all information about the Operating Partnership Interests as he or it has deemed necessary and (vi) is not a "benefit plan investor" within the meaning of 29 C.F.R. Section 2510.3-101.

                     (c) The offer, sale and issuance of the Operating Partnership Interests pursuant to the Contemplated Transactions will constitute transactions exempt from the registration and prospectus delivery requirements under the Securities Act or any applicable securities or blue sky laws of any state or other jurisdiction.

                     (d) The offer, sale and issuance of the Operating Partnership Interests pursuant to the Contemplated Transactions will be exempt from the qualification requirements under Section 25120 of the California Corporations Code.

                     (e) Pursuant to Section 6.2, Ramco will cause to be prepared a Private Placement Memorandum (the "MEMORANDUM"), which will contain all information required to be furnished to offerees of the Operating Partnership Interests under Rule 506 promulgated under the Securities Act. The Memorandum will not contain, on the date it is delivered to any offeree of the Operating Partnership Interests and on the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representations or warranties are made with respect to any statements or omissions made in reliance upon and in conformity with written information furnished to Ramco by the Trust with respect to the Trust expressly for use in the Memorandum.

                     (f) Ramco shall make no representations regarding the offering of the Operating Partnership Interests except as set forth in the Memorandum.

                 4.15 Proxy Statement. None of the information supplied or to be supplied by Ramco, any Ramco Principal or any of their respective Affiliates, directors, officers, employees, agents or representatives for inclusion in the Proxy Statement or any other document filed or to be filed with the Commission or any Governmental Body in connection with the Contemplated Transactions will, at the time it is provided, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. On each of the date of mailing of the Proxy Statement, the date of the special meeting of shareholders of the Trust referred to in the Proxy Statement and the Closing Date, the Trust shall have received a certificate, dated such date, from the President or any Vice President of Ramco and each of the Ramco Principals confirming that none of the information supplied by Ramco, any Ramco Principal or any of their respective Affiliates, directors, officers, employees, agents or representatives for inclusion in the Proxy Statement is, as of such date, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

                 4.16 Employee Benefit Plans; Compliance with ERISA. (a) Except as set forth in Schedule 4.16(a), Ramco (i) does not maintain or contribute to or have any obligation with respect to, and none of the employees of Ramco is covered by, any Plans (the "RAMCO PLANS"), or (ii) is not a party to any contract for the employment of any employee or any other person who renders services to it. None of the Ramco Plans is, and Ramco has never maintained or had an obligation to contribute to (i) a plan subject to Section 412 of the Code or Title IV of ERISA, (ii) a Multiemployer Plan, (iii) a "multiple employer plan," as defined in ERISA or the Code, or (iv) a funded welfare benefit plan, as defined in Section 419 of the Code. Ramco does not have any agreement or commitment to create any additional Ramco Plan, enter into any additional employment agreement or to modify or change any existing Ramco Plan or employment agreement.

                     (b) With respect to each Ramco Plan, Ramco has delivered or prior to Closing will cause to be delivered to the Trust true, correct and complete copies of (i) all documents which comprise the most current version of each of such Ramco Plan, and (ii) with respect to each Ramco Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, (A) the most recent Annual Report (Form 5500 Series) and accompanying schedules for each of the Ramco Plans for which such a report is required, (B) the most current summary plan description (and any summary of material modifications), (C) the most recent certified financial statement for each of the Ramco Plans for which such a statement is required or was prepared, and (D) for each Ramco Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, all IRS determination letters issued with respect to such Ramco Plan. Except as set forth on Schedule 4.16(b), none of the Ramco Plans has been or will be amended prior to the Closing Date.

                     (c) Ramco has performed and complied in all material respects with all of its obligations under and with respect to the Ramco Plans and each of the Ramco Plans has, at all times, in form, operation and administration complied in all material respects with its terms, and, where applicable, the requirements of all applicable laws, and there are no accrued but unpaid contributions to any of the Ramco Plans. Each Ramco Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred which reasonably could be expected to adversely affect such qualified status.

                     (d) Neither Ramco nor to the best knowledge of Ramco and the Ramco Principals, any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Ramco Plan, and there have not been any fiduciary violations under ERISA which could subject Ramco (or any officer, director or employee thereof) to any material penalty or tax under
Section 502(i) of ERISA or Sections 4971 and 4975 of the Code. None of the Ramco Contribution Assets or the assets of Ramco constitute "plan assets" of one or more employee benefit plans within the meaning of 29 C.F.R. Section 2510.3-101, and Ramco is not a "disqualified person" or a "party in interest," with respect to any employee benefit plan other than the Ramco Plans.

                     (e) Except as set forth in Schedule 4.16(e), with respect to any Ramco Plan (i) no filing, application or other matter is pending with the IRS, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other Governmental Body, (ii) there is no action, suit or claim pending (nor, to the best knowledge of Ramco and the Ramco Principals, any basis for such a claim), other than routine claims for benefits, and (iii) there are no outstanding liabilities for taxes, penalties or fees.

                     (f) Ramco has not incurred any liability or taken any action, and to the best knowledge of Ramco and the Ramco Principals no action or event has occurred, that could cause Ramco to incur, or to cause any of the Ramco Contribution Assets to become subject to any liability for, (i) any material liability under the continuation coverage requirements of Section 4980B of the Code (or any predecessor provision) ("COBRA"), or (ii) any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA), (B) on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Plan, or (C) on account of unpaid contributions to any Multiemployer Plan. Except as set forth on Schedule 4.16(f), Ramco does not have any obligation to provide health, medical, life or other non-pension benefits to retired or other former employees, except as specifically required by COBRA.

                     (g) Except as set forth on Schedule 4.16(g), neither the execution and delivery of this Agreement nor the consummation of any or all of the Contemplated Transactions will (i) entitle any current or former employee of Ramco to severance pay, unemployment compensation or any similar payment, or
(ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee.

                     (h) For purposes of this Section 4.16, all references to Ramco shall be deemed to include its ERISA Affiliates.

                 4.17 Employees; Labor Relations. (a) Ramco has previously delivered to the Trust a letter which accurately sets forth the names, positions and current salaries of all employees of Ramco which during the twelve months ending December 31, 1994 earned in excess of $50,000 and who are to be employed as of the Closing by Ramco or in connection with the operation, management and maintenance of the Ramco Properties, or who will become employees of the Trust or the Operating Partnership as of the Closing.

                     (b) Ramco has paid in full to its employees all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them, other than amounts that have not yet become payable in accordance with Ramco's customary practices. Ramco is not liable for any severance pay or other payments on account of termination of any former employee. Except as set forth on Schedule 4.17(b), Ramco is not a party to or otherwise been bound by any collective bargaining agreement, and none of its employees are covered by any collective bargaining agreement. (i) Ramco is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and Ramco is not and has not been engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against Ramco pending before the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Ramco,
(iv) no representation question exists respecting the employees of Ramco and (v) no collective bargaining agreement relating to any of the employees of Ramco is currently being negotiated.

                 4.18 Organization of the Operating Partnership. The Operating Partnership is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Operating Partnership has full partnership power and authority to own its properties and to engage in its business as presently conducted or contemplated and to execute this Agreement and any other agreements contemplated hereby, and to perform its obligations hereunder and thereunder. The Operating Partnership is, or will be prior to the Closing, duly qualified and in good standing as a foreign limited partnership under the laws of each jurisdiction in which the property to be owned, leased or operated by it or the nature of the business to be conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Operating Partnership or its properties and assets. The execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership action (including, but not limited to, approval by Ramco REIT, Inc., in its capacity as general partner of the Operating Partnership) of the Operating Partnership and this Agreement constitutes a valid and binding obligation of the Operating Partnership, enforceable against it in accordance with its terms.

                 4.19 Tax Status of Operating Partnership. On the Closing Date, the Operating Partnership will be treated as a limited partnership for Federal income tax purposes.

                 4.20 General and Administrative Expenses. The base salaries, bonuses, employee benefits and reimbursable business expenses referenced in the Ramco Principal Employment Agreements have been included in the $2,400,000 estimate of general and administrative expenses of the Operating Partnership referred to in Schedule 1.5.

                 4.21 Michigan Single Business Tax. Following the Closing, to the extent that any Michigan Single Business Tax is chargeable to any of the Michigan Properties, the Operating Partnership shall have the right to pass the entire amount of such tax through to the tenants at such properties as a required tenant reimbursement, except that no representation or warranty is made to the extent that any future change in applicable law would prohibit the pass through to tenants of such tax.

         5.      REPRESENTATIONS AND WARRANTIES OF THE TRUST.

                 The Trust represents and warrants to, and agrees with, Ramco and the Ramco Principals as follows:

                 5.1 Organization of the Trust; Authorization. The Trust is a Massachusetts business trust duly organized, validly existing and in good standing under the laws of the State of Massachusetts, with full power and authority to execute and deliver this Agreement and any other agreements contemplated hereby and, subject to obtaining the consent of its shareholders, to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Trust of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by the Board of Trustees and by all other necessary action, subject to the approval of the Contemplated Transactions by the Trust's shareholders. This Agreement constitutes a valid and binding obligation of the Trust, enforceable against it in accordance with its terms. The Trust has delivered to Ramco true and complete copies of its Declaration of Trust and By-Laws, as amended and in effect on the date hereof. At the Closing, the Trust shall deliver to Ramco certified copies of the resolutions adopted by its Board of Trustees and shareholders to authorize the execution, delivery and performance of this Agreement and any other agreements contemplated hereby.

                 5.2 Capitalization of the Trust and its Subsidiaries. (a) The authorized capital stock of the Trust consists of 600,000,000 Shares of which, as of March 15, 1995, 28,492,421 Shares were issued and outstanding. All outstanding Shares of the Trust have been validly issued, and are fully paid and nonassessable. As of March 15, 1995, 1,900,000 Shares were reserved for issuance upon the exercise of outstanding stock options issued pursuant to the Employee Plan and the Trustee Plan (the "OPTIONS"). Schedule 5.2(a) sets forth, as of March 15, 1995, next to the name of each Option holder, the number of Options held by such person, the exercise price of the Options and the expiration date of such Options. Except as set forth above and except for the Share Purchase Rights (the "RIGHTS") issued pursuant to the Rights Agreement, dated as of December 6, 1989 between the Trust and American Stock Transfer & Trust Company, N.A., as Rights Agent, as amended from time to time, and except as a result of the exercise of Options outstanding as of March 15, 1995, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or calls, demands or commitments of any kind relating to the issuance, sale or transfer of the Shares. The Contemplated Transactions will not cause the Rights to be exercisable.

                     (b) The Trust does not own any equity securities of, and has no direct or indirect ownership interest in, any Person other than the Subsidiaries set forth on Schedule 5.2(b). The Trust owns all of the issued and outstanding shares of capital stock of each such Subsidiary.

                 5.3 No Conflict as to the Trust. Assuming approval of the Contemplated Transactions by the Trust's shareholders, neither the execution and delivery of this Agreement nor the performance of the Trust's obligations hereunder will (a) violate any provision of the Declaration of Trust or By-Laws of the Trust, (b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material contract to which the Trust is party or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to the Trust, provided (as to clause (c)) that the appropriate regulatory approvals contemplated by Section 5.4 are obtained.

                 5.4 Consents and Approvals of Governmental Authorities. Except for the filing with, and clearance by, the Commission of the Proxy Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions.

                 5.5 Other Consents. Assuming approval of the Contemplated Transactions by the Trust's shareholders, and except as set forth on Schedule 5.5, no consent of any Person is necessary in connection with the Trust's execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of any of the Contemplated Transactions, including, but not limited to, parties to leases or other agreements or commitments.

                 5.6 Reports and Financial Statements. The Trust has heretofore made available to Ramco true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments thereto) filed by the Trust with the Commission since January 1, 1993 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments thereto, collectively referred to as the "RPS COMMISSION FILINGS"). The RPS Commission Filings constitute all of the documents (other than preliminary material) that the Trust was required to file with the Commission since such date. As of their respective dates, each of the RPS Commission Filings complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations under each such Act, and none of the RPS Commission Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except that no representation or warranty is made with respect to any information regarding Ramco, the Operating Partnership, any Ramco Principal or any Ramco Contributing Party or any of their respective Affiliates, directors, officers or employees included in the RPS Commission Filings which was furnished by any of them expressly for use therein). When filed with the Commission, the financial statements (the "RPS FINANCIAL STATEMENTS") included in the RPS Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with generally accepted United States accounting principles consistently applied (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present the consolidated financial position of the Trust and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments. Except as and to the extent reflected or reserved against in the RPS Financial Statements included in the Trust's Annual Report on Form 10-K for the year ended December 31, 1994 or as disclosed therein and except as set forth on Schedule 5.6, neither the Trust nor any of the Trust's Subsidiaries had as of such date any liability or obligation of any kind required to be reflected on a balance sheet (including in a footnote) of the Trust and its consolidated Subsidiaries prepared in accordance with the applicable rules and regulations of the Commission which was material to the business, assets, results of operations or financial condition of the Trust and its Subsidiaries, taken as a whole.

                 5.7 Litigation. Except as set forth on Schedule 5.7, there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or, to the best knowledge of the Trust, threatened against or involving the Trust or which questions or challenges the validity of this Agreement or any action taken or to be taken pursuant to this Agreement or in connection with the Contemplated Transactions. Except as set forth on
Schedule 5.7, the Trust is not in default under or in violation of any agreement, commitment or restriction to which it is a party or by which it is bound.

Except as set forth on Schedule 5.7, the Trust is not subject to any judgment, order or decree that may have an adverse effect on its business practices or on its ability to acquire any property or conduct any business in any part of the world.

                 5.8 Taxes. Except as set forth on Schedule 5.8, since the election was made by the Trust to be taxed as a real estate investment trust in 1988 through and including the Closing Date, the Trust has satisfied the requirements contained in Section 856 of the Code and the regulations thereunder to be treated as a real estate investment trust and has made all distributions required by Section 857(a)(1) of the Code.

                 5.9 Material Contracts. Schedule 5.9 sets forth, as of the date hereof, (a) all loan agreements, mortgages, deeds of trust and related documents to which the Trust is a party or by which it is bound and (b) all other contracts to which the Trust is a party or by which it is bound that require the Trust to make payments in excess of $100,000 in any fiscal year. Each such contract is in full force and effect and is a valid and binding obligation of the Trust. There does not exist under any such contract any event of default or event which, after notice or lapse of time or both, would constitute a default thereunder on the part of the Trust.

                 5.10 No Material Adverse Change. Since September 30, 1994, except as disclosed in the RPS Commission Filings with the Commission prior to the date hereof and except as set forth on Schedules 5.8 and 5.10, (a) there has not been any material adverse change in the business, results of operations, properties, assets or financial condition of the Trust or any event, condition or contingency that is likely to result in such a material adverse change and
(b) the Trust has not taken any action which, if taken after the date hereof, would violate Section 6.13 hereof.

                 5.11 Compliance with Law. Except as set forth on Schedule 5.11, the operations of the Trust have been conducted in accordance with all applicable laws, regulations and other requirements of all Governmental Bodies, including, without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters, except for such violations which, individually or in the aggregate, do not, and following the Closing will not, have a Material Adverse Effect on the Trust Contribution Assets. The Trust has not received any notification of any asserted present or past failure by it to comply with any such laws, rules or regulations. The Trust has all material licenses, permits, orders or approvals from Governmental Bodies required for the conduct of its businesses, and is not in violation of any such license, permit, order or approval. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation thereof has been threatened.

                 5.12 Books and Records. The minute books, stock record books and other records of the Trust, all of which have been or will be made available to Ramco, are complete and correct and have been maintained in accordance with sound business practices.

                 5.13 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of the Trust in connection with the negotiation, execution or performance of this Agreement or the consummation of the Contemplated Transactions, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of the consummation of the Contemplated Transactions, except for Dean Witter.

                 5.14 Employee Benefit Plans; Compliance with ERISA. (a) Except as set forth in Schedule 5.14(a), the Trust (i) does not maintain or contribute to or have any obligation with respect to, and none of the employees of the Trust are covered by, any Plans (the "RPS PLANS"), and (ii) is not a party to any contract for the employment of any employee or any other person who renders services to either of them. None of the RPS Plans is, and the Trust has never maintained or had an obligation to contribute to (i) a plan subject to Section 412 of the Code or Title IV of ERISA, (ii) a Multiemployer Plan, (iii) a "multiple employer plan," as defined in ERISA or the Code, or (iv) a funded welfare benefit plan, as defined in Section 419 of the Code. Except as set forth in Schedule 5.14(a), the Trust has no agreement or commitment to create any additional RPS Plan, enter into any additional employment agreement or to modify or change any existing RPS Plan or employment agreement.

                     (b) With respect to each RPS Plan, the Trust has delivered or prior to Closing will cause to be delivered to Ramco true, correct and complete copies of (i) all documents which comprise the most current version of each of such RPS Plan, and (ii) with respect to each RPS Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, (A) the most recent Annual Report (Form 5500 Series) and accompanying schedules for each of the RPS Plans for which such a report is required, (B) the most current summary plan description (and any summary of material modifications), (C) the most recent certified financial statement for each of the RPS Plans for which such a statement is required or was prepared, and (D) for each RPS Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, all IRS determination letters issued with respect to such RPS Plan. Except as set forth in Schedule 1.9 or Schedule 5.14(b), none of the Plans has been or will be amended prior to the Closing Date.

                     (c) The Trust has performed and complied in all material respects with all of its obligations under and with respect to the RPS Plans and each of the RPS Plans has, at all times, in form, operation and administration complied in all material respects with its terms, and, where applicable, the requirements of all applicable laws, and there are no accrued but unpaid contributions to any of the RPS Plans. Each RPS Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred which reasonably could be expected to adversely affect such qualified status.

                     (d) Neither the Trust nor to the best knowledge of the Trust any other "disqualified person" or "party in interest," as defined in
Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or
Section 406 of ERISA, with respect to any RPS Plan, and there have not been any fiduciary violations under ERISA which could subject the Trust (or any officer, director or employee thereof) to any material penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code. None of the Trust Contribution Assets or the assets of the Trust constitute "plan assets" of one or more employee benefit plans within the meaning of 29 C.F.R. Section 2510.3-101, and the Trust is not a "disqualified person" or a "party in interest," with respect to any employee benefit plan other than the RPS Plans.

                     (e) Except as set forth in Schedule 5.14(e), with respect to any RPS Plan (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other Governmental Body, (ii) there is no action, suit or claim pending (nor, to the best knowledge of the Trust, any basis for such a claim), other than routine claims for benefits, and (iii) there are no outstanding liabilities for taxes, penalties or fees.

                     (f) The Trust has not incurred any liability or taken any action, and to the best knowledge of the Trust no action or event has occurred, that could cause the Trust to incur (i) any material liability under COBRA, or
(ii) any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA), (B) on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Plan, or (C) on account of unpaid contributions to any Multiemployer Plan. Except as set forth in Schedule 5.14(f), The Trust does not have any obligation to provide health, medical, life or other non-pension benefits to retired or other former employees, except as specifically required by COBRA.

                     (g) Except as set forth in Schedule 5.14(g), neither the execution and delivery of this Agreement nor the consummation of any or all of the Contemplated Transactions will (i) entitle any current or former employee of the Trust to severance pay, unemployment compensation or any similar payment, or
(ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee.

                     (h) For purposes of this Section 5.14, all references to the Trust shall be deemed to include its ERISA Affiliates.

                 5.15 Employees; Labor Relations. The Trust has paid in full to its employees all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them, other than amounts that have not yet become payable in accordance with the Trust's customary practices. Except as set forth on Schedule 5.15, the Trust is not liable for any severance pay or other payments on account of termination of any former employee and is not party to or bound by any contract or other commitment providing for severance pay or other payments upon termination of any current employee. Except as set forth on Schedule 5.15, the Trust is not a party to or otherwise been bound by any collective bargaining agreement, and none of its employees are covered by any collective bargaining agreement. (i) The Trust is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Trust is not and has not been engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against the Trust pending before the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Trust, (iv) no representation question exists respecting the employees of the Trust and (v) no collective bargaining agreement relating to any of the employees of the Trust is currently being negotiated.

                 5.16 Undisclosed Liabilities. Except as set forth on Schedule 5.16, the Trust does not have any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with generally accepted United States accounting principles that were not fully reflected or reserved against in the most recent balance sheet included as part of the RPS Financial Statements, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof or liabilities or obligations contemplated by this Agreement and the Related Agreements; the reserves reflected in the most recent balance sheet included as part of the RPS Financial Statements are adequate, appropriate and reasonable.

                 5.17 Tax Status of RPS Mortgage. In the event the Spin-Off Transaction is consummated, such transaction will not cause the Trust to recognize any gain for Federal income tax purposes.

                 5.18 Status of RPS Properties To the best knowledge of the Trust, as of the date hereof, Schedule 5.18 is true and correct in all material respects and income from the Linens Lease is not reflected in such Schedule.

                 5.19 Representations and Warranties Contained in the RPS Contribution Agreements. All representations and warranties made by the Trust and/or its Subsidiaries under the RPS Contribution Agreements are true and correct in all material respects, as though made as of the date hereof and as a part of this Agreement, except insofar as such representations relate solely to a particular date or period, in which case they shall be true and correct in all material respects with respect to such date and period.

         6.      COVENANTS.

                 6.1 (a) Trust Shareholder Meeting; Proxy Statement. Subject to the fiduciary duties of the Board of Trustees of the Trust under applicable law (as determined by such Board in good faith after consultation with and based upon advice of counsel), in accordance with the applicable law of the State of Massachusetts and its Declaration of Trust and By-Laws, and the policies and regulations of The New York Stock Exchange Inc., the Trust shall take all action necessary to convene a meeting of its shareholders as soon as practicable to consider and vote to approve the Contemplated Transactions. Subject to (i) the receipt of the Fairness Opinion of Dean Witter referred to in Section 3.3(d),
(ii) the provisions of the following sentence and (iii) the fiduciary duties of the Board of Trustees of the Trust under applicable law (as determined by the Board in good faith and after consultation with and based upon the advise of counsel), (x) the Proxy Statement shall contain the recommendation of the Trust's Board of Trustees in favor of approval of the Contemplated Transactions,
(y) such Board of Trustees shall recommend that the shareholders of the Trust vote to approve the Contemplated Transactions and (z) the Trust shall use commercially reasonable efforts to solicit from shareholders of the Trust proxies in favor of approval of the Contemplated Transactions. Nothing contained in this Agreement shall prohibit the Trust from complying with Rule 14e-2 promulgated under the Exchange Act.

                     (b) Proxy Statements; Other Filings. As soon as practicable, the Trust shall prepare, and the Trust shall file with the Commission under the Exchange Act, and shall use commercially reasonable efforts to have cleared by the Commission and promptly thereafter shall mail to its shareholders, a proxy statement and a form of proxy with respect to the meeting of the Trust's shareholders referred to in subparagraph (a) above. The term "PROXY STATEMENT" shall mean each such proxy statement and all related proxy materials including, without limitation, the notice of meeting, letter to shareholders and form of proxy at the time such statement and materials initially are mailed to the Trust's shareholders, and all amendments and supplements thereto, if any, similarly filed and mailed. In connection with the Trust's preparation of the Proxy Statement, Ramco shall provide to the Trust a description of the business of Ramco, the Ramco Principals and their respective Affiliates, a description of the Ramco Contribution Assets, biographies (which comply with the rules of the Exchange Act) of those persons who will serve as officers and trustees of the Trust, the financial statements referred to in clause (c) below and such other information with respect to Ramco, the Ramco Principals and other

Affiliates, officers, directors and employees as the Trust shall reasonably request. As soon as practicable after the date hereof, the Trust and Ramco shall promptly prepare and file any other filings required to be filed by any of them under the Exchange Act or any other federal or state law relating to the Contemplated Transactions. The Trust and Ramco each shall use commercially reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement and any other filings. The Trust shall use commercially reasonable efforts to respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof.

                     (c) Financial Statements. (i) As soon as practicable (but in no event later than the dates set forth below), Ramco shall cause to be prepared the financial statements referred to in Section 4.5. Prior to the delivery of any financial statements pursuant to this Section 6.1(c), Ramco shall deliver to the Trust drafts of such financial statements and shall give the Trust a reasonable opportunity to comment upon such drafts. Ramco shall deliver the financial statements identified in (A) clauses (i) and (ii) of
Section 4.5(a) by May 8, 1995, (B) Section 4.5(b) (with respect to those financial statements relating to December 31, 1994 or an earlier date) by May 10, 1995, and (C) Section 4.5(c) no later than May 10, 1995. Ramco shall deliver the remaining financial statements identified in Sections 4.5(a) and (b) (other than the updates of such financial statements referred to in such sections) no later than June 8, 1995. Ramco and the Trust, together with Deloitte & Touche, LLP, shall in good faith attempt to resolve any disputes regarding the financial statements described in Sections 4.5(a), 4.5(b), and 4.5(c).

                         (ii) Through and including the quarter ending on March
31, 1997, the Trust agrees that at such times as it is required to release its quarterly earnings, it shall present pro forma information simultaneously therewith which adjusts the Trust's earnings and Funds from Operations to reflect the effect of the OP Units earned by the Ramco Group at such date in accordance with Section 1.7(a) but which remain unissued as of such date.

                         (iii) The Trust shall timely prepare such information
as relates to the RPS Properties to enable Ramco to prepare the financial statements set forth in Section 4.5.

                 6.2 Compliance with Securities Laws. As soon as practicable (but in no event later than May 15, 1995) Ramco shall cause the Memorandum to be prepared in accordance with the standards set forth in Section 4.14(e). Ramco shall deliver to the Trust drafts of the Memorandum and shall give the Trust a reasonable opportunity to comment upon such drafts. As promptly as practicable (but in no event later than 10 days after the completion of the Memorandum), in connection with the offering of the Operating Partnership Interests pursuant to the Contemplated Transactions, Ramco shall (a) make any filings required under any blue sky or state securities laws, and (b) following the actions specified in clause (a), complete the offering of Operating Partnership Interests and in connection therewith comply with all applicable federal and state securities laws to ensure that the offer and sale of the Operating Partnership Interests will be exempt from the registration requirements of such laws. Ramco and the Ramco Principals shall cause its counsel, Honigman Miller Schwartz and Cohn, to deliver to the Trust no later than June 15, 1995 an opinion of counsel, in form and substance reasonably satisfactory to the Trust, that the offering of Operating Partnership Interests to the Ramco Contributing Parties and their respective partners is exempt from registration under Rule 506 promulgated under the Securities Act.

                 6.3 Consent of Partners. As promptly as practicable, each Ramco Contributing Party shall, to the extent that the terms of its partnership agreement require, use commercially reasonable efforts to solicit from the partners of such Ramco Contributing Party consents to the consummation of the Contemplated Transactions and shall use commercially reasonable efforts to obtain all consents listed on Schedule 3.2 no later than June 15, 1995. To the extent written solicitation materials are utilized to obtain such consents, such materials will not contain, on the date they are delivered to any partner of a Ramco Contributing Party, and on the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 6.4 Refinanced Loan; Line of Credit. (a) As soon as practicable, and subject to Section 6.15 hereof, Ramco and the Ramco Principals shall use commercially reasonable efforts to obtain a commitment for the Refinanced Loan from a bank, insurance company or financial institution (reasonably acceptable to the Trust) on the terms specified in Section 3.3(c) and to cause the conditions under such commitment to be satisfied prior to or simultaneously with the Closing. If as a result of vacancies at the Jackson Crossing Property or the possible or ongoing right of certain tenants at the Jackson Crossing Property to terminate their leases as a result of such vacancies, the lender under the Refinanced Loan requires that the Operating Partnership pledge to it collateral (in excess of the collateral specified in clause (iv) of Section 3.3(c)), as a condition of making such loan, the Ramco Principals agree to pledge to such lender such additional collateral. Notwithstanding the foregoing, the Refinanced Loan shall not be closed unless and until (x) the Contemplated Transactions have been consummated or (y) to the extent that the Trust has advanced any expenses relating to the Refinanced Loan (including, without limitation, any application fee or deposits), the Ramco Principals have reimbursed the Trust for any such expenses advanced by the Trust relating to the Refinanced Loan, including, without limitation, any application fees or deposits. In the event that Ramco does not deliver to the Trust the financial statements identified in clauses (i) and (ii) of Section 4.5(a),
Section 4.5(b) (with respect to those financial statements relating to December 31, 1994 or an earlier date) and Section 4.5(c) by May 10, 1995 and the closing of the Refinanced Loan does not occur because the term of the commitment therefor expired because of delays in the timely delivery of the financial statements set forth in Section 6.1(c), the Ramco Principals agree, jointly and severally, to reimburse the Trust, within 5 days of the termination of this Agreement, for any amounts advanced by the Trust relating to the Refinanced Loan including, without limitation, any application fees or deposits advanced pursuant to Section 6.15 hereof.

                 (b) As soon as practicable, Ramco shall use its best efforts to obtain a commitment for a secured revolving line of credit (the "LINE OF CREDIT") from a bank, insurance company or other financial institution (reasonably acceptable to the Trust) upon the following terms: (i) the principal amount of the Line of Credit shall be not less than $50,000,000; (ii) the term of the Line of Credit shall be no less than 3 years; and (iii) the Line of Credit shall contain such other commercially reasonable terms as determined in good faith by the Board of Trustees of the Trust.

                 6.5 Access. Between the date of this Agreement and the Closing Date, Ramco, the Operating Partnership, the Ramco Principals, the Ramco Contributing Parties, on the one hand, and the Trust, on the other hand, shall (and shall use commercially reasonable efforts to cause its Affiliates to) afford to the officers, employees, counsel, auditors, financial advisors and other authorized representatives of the other full access during normal business hours to all its properties, personnel, books and records that relate (directly or indirectly) to the assets or properties that, following the Closing, will be owned by the Operating Partnership and furnish promptly to such persons such information concerning its business, properties, personnel and affairs as such persons shall from time to time reasonably request. Ramco and the Ramco Principals will respond promptly to all outstanding requests for information as set forth in Schedule 6.5 received from the Trust and its legal and financial advisers regarding Ramco and the Ramco Properties.

                 6.6 Public Announcements. Neither the Trust, on the one hand, nor Ramco, the Operating Partnership, any Ramco Principal or any Ramco Contributing Party, on the other hand, shall (and each such party shall use its reasonable efforts to cause its Affiliates, directors, trustees, officers, employees, agents and representatives not to), issue any press release, make any public announcement or furnish any written statement to its employees or shareholders generally concerning the Contemplated Transactions without the consent of the other party (which consent shall not be unreasonably withheld), except to the extent required by applicable law or the applicable requirements of The New York Stock Exchange, Inc. (and in either such case such party shall, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement or statement).

                 6.7 No Solicitation. Subject to the fiduciary duties of the Trust's Board of Trustees under applicable law and except as set forth in the third sentence of this Section 6.7, each of the Trust, on the one hand, and Ramco, the Operating Partnership, the Ramco Principals and the Ramco Contributing Parties, on the other hand, shall not, directly or indirectly, through any officer, director, trustee, employee, agent or representative or otherwise (a) solicit or initiate the submission of proposals or offers from any other person or entity relating to any Alternative Transaction (as defined below); (b) cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets or the business, properties or assets of any of its Subsidiaries to, any other person or entity in connection with any Alternative Transaction; (c) negotiate with any other person or entity with respect to any Alternative Transaction; or (d) enter into any agreement or understanding with any other person or entity with the intent to effect any Alternative Transaction. Each of the Trust and Ramco will immediately give written notice to the other of the details of any Alternative Transaction of which it is currently or becomes aware. Notwithstanding the foregoing, nothing contained in this Section 6.7 shall prohibit the Trust or its Board of Trustees, to the extent required by their fiduciary duties under applicable law, from (i) providing information to, or participating in discussions or negotiations with, any Person that makes an unsolicited inquiry to such party if the Board of Trustees reasonably believes such Person may propose an Alternative Transaction on terms that are superior to the terms of the Contemplated Transactions for the shareholders of the Trust (a "SUPERIOR ALTERNATIVE TRANSACTION") or (ii) entering into an agreement with respect to a Superior Alternative Transaction after receipt by Ramco of written notice of (A) the material terms of such Superior Alternative Transaction and
(B) the identity of the Person making such proposal. As used in this Section, "ALTERNATIVE TRANSACTION" shall mean any transaction or series of transactions (including, without limitation, private purchases, tender offer, exchange offer, merger, consolidation, partnership or other business combination) whereby, directly or indirectly, control of a material interest in the securities, assets, properties or business of the Trust is acquired by or combined with any Person; provided, however, an Alternative Transaction shall not include the disposition, transfer or sale of the RPS Mortgage Assets or any actions relating to, or consummation of, the Spin-Off Transaction. Nothing contained herein shall be construed to prohibit either the Trust or its Board of Trustees, respectively, from making any disclosure to its shareholders which, in the judgment of the Board as advised by its counsel, may be required by applicable law in connection with any such proposal or offer or from complying with Rule 14e-2 promulgated under the Exchange Act.

                 6.8 Indemnification and Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or trustees (the "MANAGERS") of the Trust is, or is threatened to be, made a party by reason of the fact that he is or was a trustee, officer, employee or agent of the Trust, or is or was serving at the request of the Trust as a trustee, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Closing, the Trust shall use its best efforts to defend against such claim, action, fact, proceeding or investigation and to respond promptly thereto. It is understood and agreed that the Trust shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing), (i) the Managers may retain counsel satisfactory to them, and the Trust shall pay all fees and expenses of such counsel for the Managers promptly as statements therefor are received and
(ii) the Trust will use its best efforts to assist in the vigorous defense of any such matter; provided that the Trust shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Trust shall have no obligation hereunder to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law. Any Manager wishing to claim indemnification under this Section 6.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Trust thereof.

                 (b) The Trust acknowledges and agrees that all rights to indemnification existing in favor of the present or former trustees, directors, officers, employees, fiduciaries and agents of the Trust or any of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") as provided in the Trust's Declaration of Trust or By-Laws or the certificate or articles of incorporation, by-laws or similar documents of any of the Trust's Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Closing shall survive the Closing and shall not be amended in a manner which would have the effect of limiting such indemnification rights for a period of not less than five years. The Trust shall cause to be maintained in effect for not less than five years from the Closing directors' and officers' liability insurance with a policy limit of not less than $10,000,000 and, except for the policy limit, containing terms and conditions which are no less advantageous than the terms and conditions included in the Trust's current directors' and officers' liability policies.

                 (c) If, prior to Closing, the Trust shall purchase a special directors' and officers' liability insurance policy that covers matters occurring prior to Closing, including, without limitation, the approval and consummation of the Contemplated Transactions (the "RUN OFF POLICY"), the Trust agrees and hereby designates a committee consisting of Joel Pashcow, Arthur Goldberg and Stephen Blank to make all future decisions relating to the Run Off Policy, including the disposition of policy proceeds.

                 (d) In the event the Trust purchases the Run Off Policy, the directors' and officers liability insurance policy referred to in clause (b) above may exclude from its coverage claims relating to matters occurring prior to Closing.

                 (e) The Trust acknowledges and agrees that the cost of the Run Off Policy shall not be an expense of the Contemplated Transactions or of the Operating Partnership and shall not be paid for with RPS Cash.

                 (f) Each of the Managers and the Indemnified Parties shall be deemed third party beneficiaries of the provisions of this Section 6.8.

            6.9 Notification of Certain Matters. (a) Between the date of this Agreement and the Closing Date, the Trust will give prompt notice to Ramco, and Ramco will give prompt notice to the Trust, of: (i) the occurrence, or failure to occur, of event that would be likely to cause any representation or warranty contained in this Agreement or the Related Agreements to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date (except for changes permitted or contemplated by this Agreement),
(ii) any failure of Ramco, the Operating Partnership, the Ramco Principals and the Ramco Contributing Parties, on the one hand, or the Trust, on the other hand, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with by any of them under this Agreement or the Related Agreements, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Contemplated Transactions or that such transactions otherwise may violate the rights of or confer remedies upon such third party and
(iv) any notice of, or other communication relating to, any litigation or any order or judgment entered or rendered therein.

                 (b) Between the date of the mailing of the Proxy Statement to the Trust's shareholders and the Closing Date, Ramco shall notify the Trust of any material change in the information supplied by Ramco, the Operating Partnership, any Ramco Principal or any Ramco Contributing Party or any of their respective Affiliates, directors, officers, agents or representatives for inclusion in the Proxy Statement.

            6.10 Approvals. Each of Ramco, the Operating Partnership, the Ramco Principals, the Ramco Contributing Parties and the Trust shall as promptly as practicable, (a) use commercially reasonable efforts to obtain all Required Consents, and give all necessary notices to and make all necessary filings with and applications and submissions to, any Governmental Body or other Person in connection with the consummation of the Contemplated Transactions, and (b) cooperate with the reasonable requests of any other party in connection with the foregoing.

            6.11 Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, each of Ramco, the Operating Partnership, the Ramco Principals, the Ramco Contributing Parties and the Trust shall conduct his or its business only in the ordinary course and consistent with past practice, except that the foregoing shall not apply to the RPS Mortgage Assets, the Spin-Off Transaction or the purchase by the Trust of the Run Off Policy or any other transaction or event contemplated by this Agreement and the

Related Agreements, including, without limitation, execution, delivery and performance of the Termination Agreements.

            6.12 Business Organization. Between the date of this Agreement and the Closing Date, each of Ramco, the Operating Partnership, the Ramco Principals, the Ramco Contributing Parties and the Trust shall use its best efforts to (a) preserve substantially intact his or its business organization and keep available the services of its present officers and employees (except as otherwise required or contemplated by this Agreement), and (b) preserve in all material respects the present business relationships, financing arrangements and goodwill.

            6.13 Conduct of Business by the Ramco Group and the Trust Prior to the Closing. Between the date of this Agreement and the Closing Date, each of Ramco, the Operating Partnership and the Ramco Contributing Parties, on the one hand, and the Trust, on the other hand, shall not, without the consent of the other party (which consent shall not be unreasonably withheld) except as specifically contemplated by this Agreement or as set forth on Schedule 6.13:

                 (a) make any changes or amendment of its limited partnership agreement, declaration of trust, certificate of incorporation or by-laws (or other governing instrument), except for, in the case of the Trust, the Charter Amendments contemplated by Section 1.8(c) of this Agreement, and, in the case of the Ramco Contributing Parties, amendments to the partnership agreements set forth on Schedule 6.13;

                 (b) issue, sell or otherwise dispose of any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;

                 (c) declare or pay any dividends in cash, securities or other property, make any other distribution with respect to its Equity Securities or acquire, directly or indirectly, by redemption or otherwise, any of its Equity Securities, except for, in the case of the Trust, regular quarterly dividends on the Shares or any special dividends relating to the Spin-Off Transaction or the consummation of the Contemplated Transactions, or any sale, pledge, transfer or other disposition of the RPS Mortgage Assets;

                 (d) reclassify, split up or otherwise change any of its Equity Securities, except for, in the case of the Trust, effectuation of the Reverse Split;

                 (e) be party to any merger, consolidation or other business combination, except for, in the case of the Trust, the Change of Venue Merger;

                 (f) organize any new Subsidiary or acquire any Equity Securities of any Person or any equity or ownership interest in any business, except for the issuance of the Operating Partnership Interests pursuant to this Agreement;

                 (g) except with respect to the Ramco Excluded Assets, borrow any funds or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowing money, except for the refinancing of indebtedness paid at maturity through short-term borrowings which mature on or before the Closing Date;

                 (h) prepay any obligation having a maturity of more than 90 days from the date it was issued and incurred, except for the prepayments contemplated in Section 6.16(iii) of this Agreement;

                 (i) enter into any agreement or commitment that restricts it from carrying on any business anywhere in the world;

                 (j) waive any claims or rights of substantial value; or

                 (k) agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing; provided, however, that the Trust may enter into an agreement providing for a Superior Alternative Transaction if this Agreement is thereafter terminated pursuant to Section 9.

            Notwithstanding the foregoing, this Section 6.13 shall not apply to the Spin-Off Transaction, the RPS Mortgage Assets, the Run Off Policy, the Ramco Excluded Assets or any other transaction or event contemplated by this Agreement or the Related Agreements.

            6.14 Reservation and Listing of Shares. The Trust shall take all action necessary to reserve a sufficient number of Shares for issuance upon (a) exercise of the options granted under the New Option Plan and (b) exchange of the Operating Partnership Interests for Shares in accordance with the terms of the Partnership Agreement, and shall take all action necessary to list such reserved Shares, subject to official notice of issuance, on The New York Stock Exchange, Inc.

            6.15 Advancement of Expenses. The Trust shall, within 5 days after receiving a request therefor from the Ramco Principals, loan to the Ramco Principals an amount not to exceed $2,400,000 (the "LOAN AMOUNT"), which Loan Amount shall be used by the Ramco Principals for the sole purpose of paying application fees, commitment fees, and other similar fees and charges required to be paid to the lender who is making the Refinanced Loan (the "REFINANCE LENDER"). Such loan shall be evidenced by a promissory note (the "NOTE") in the form of Schedule 6.15 hereto, and shall be executed by each of the Ramco Principals, who shall have joint and several liability thereunder. The Note shall be for a term of one year, shall bear interest at a rate set forth in the Note, and shall otherwise be in conformance with Schedule
6.15. The Note shall be secured by a pledge of the collateral described in
Schedule 6.15A (the "REFINANCED LOAN PLEDGE AGREEMENT"), which Pledge Agreement shall be substantially in the form of Exhibit J and shall be duly executed and delivered by all parties thereto as a condition precedent to the delivery of the Loan Amount. The Trust will not record any financing statements relating to the collateral described in the Refinanced Loan Pledge Agreement until the Trust notifies the Ramco Principals that it is unlikely that the condition set forth in Section 3.1(n) will be satisfied.

                 Anything contained in this Agreement to the contrary notwithstanding, until such time as the condition set forth in Section 3.1(n) has been satisfied, the Ramco Principals shall have the right to cancel its application for the Refinanced Loan, in which event the Ramco Principals shall pay to the Trust the outstanding amount of the Loan Amount, without interest, and less the costs retained by the Refinance Lender, so long as such costs do not exceed $100,000. Upon payment of such amount, the Note shall be deemed satisfied in full. If prior to the termination of this Agreement (for a reason other than the failure to satisfy the condition set forth in Section 3.1(n)) the Trust becomes aware that it is unlikely that the condition set forth in Section 3.1(n) will be satisfied, the Trust shall promptly notify the Ramco Principals, and the Ramco Principals shall then have 30 days after receipt of such notice to elect to either: (i) pay off the Loan Amount, without interest, and less the costs retained by the Refinance Lender, so long as such costs do not exceed $100,000, in which event the Note shall be deemed satisfied in full; or (ii) have the loan remain outstanding, in which event the terms of the Note shall continue.

                 If prior to the termination of this Agreement or the acceleration of the Note the condition set forth in Section 3.1(n) is satisfied, the loan made to the Ramco Principals pursuant to this Section 6.15 shall, without any action on the part of any party, be converted into an expense of the Contemplated Transactions, and the Note shall be canceled. The RPS Cash shall be offset by the amount of the Loan Amount which was then outstanding, and, from and after the date that the condition set forth in Section 3.1(n) is so satisfied, the Trust shall advance all reasonable expenses (including specifically any application fees or deposits) relating to the Refinanced Loan. The Trust's obligation to advance the Loan Amount or any other amounts pursuant to this Section 6.15 shall be subject to (i) satisfaction of the terms described in Section 3.3 (c) and (ii) receipt of an undertaking from Ramco and the Ramco Principals to repay such amounts in the event this Agreement is terminated as a result of a breach by any member of the Ramco Group of any of the representations, warranties, covenants or agreements set forth herein. Notwithstanding anything to the contrary set forth in this Section 6.15, the Trust shall have no further obligation to make any additional advances against the Loan Amount following the earlier of (x) the termination of this Agreement and (y) the delivery to the

Ramco Principals of a notice from the Trust to the effect that it is unlikely that the condition set forth in Section 3.1(n) will be satisfied.

                 In the event the Trust terminates this Agreement pursuant to
Section 9.1(b)(iii) or 9.1(b)(vi) of this Agreement, the loan made to the Ramco Principals pursuant to this Section 6.15 shall, without any action on the part of any party, be converted into an expense of the Contemplated Transactions, and the Note shall be canceled.

                 6.16 Uses of RPS Cash. (a) Upon consummation of the Contemplated Transactions, the Trust shall cause the Operating Partnership to use the RPS Cash as follows: (i) to pay or reimburse the parties for all fees and expenses relating to the Contemplated Transactions (other than (x) amounts paid or payable to Herbert Liechtung and Joel Pashcow under the Termination Agreements, (y) expenses required to be paid by the Ramco Contributing Parties under the Ramco Agreements, unless otherwise specifically set forth herein and
(z) expenses to be paid by the Trust's Subsidiaries under the RPS Contribution Agreements, unless otherwise specifically set forth herein), including, without limitation, those specified in the Ramco Agreements and the RPS Contribution Agreements (including surveys and engineering costs), (ii) if the Trust has not received a commitment for a line of credit as of the Closing, to establish a reserve equal to two times the estimated monthly general and administrative expenses of the Operating Partnership, (iii) to repay the debt associated with the Ramco Properties that is payable to Affiliates of Ramco and was assumed by the Operating Partnership under the Ramco Agreements, as well as such debt associated with the Direct Transfer Ramco Properties that is payable to Affiliates of Ramco and was assumed by the Operating Partnership upon the transfer of the Direct Transfer Ramco Properties to the Operating Partnership, as such debt may be designated by the Operating Partnership prior to Closing, provided, the aggregate amount of such debt assumed by the Operating Partnership at Closing, and repaid in accordance with this Section 6.16(iii), does not exceed the difference between (x) $5,000,000, and (y) all refundable commitment fees, application fees and similar fees and charges paid to the lender who is making the Refinanced Loan, (iv) to pay or reimburse members of the Ramco Group for costs (including, without limitation, legal fees) incurred in connection with the assumption of and/or prepayment of existing debt affecting the Ramco Properties (including defeasance costs, if any), as well as the costs of partnership restructuring and associated expenses, provided, the amount thereof, in the aggregate, does not exceed $250,000, and (v) the balance to prepay the debt listed on Schedule 6.16. Notwithstanding the foregoing, the RPS Cash shall not be used to pay any costs identified in clause (iv) above which exceed $250,000 in the aggregate or to reimburse any member of the Ramco Group for cash amounts paid to any Person (x) in order to obtain his or its consent to the Contemplated Transactions or (y) in connection with the purchase of such Person's direct or indirect interest in any Ramco Property.

                 (b) If the Closing occurs, the Trust shall assign to Affiliates of Ramco (as specified in writing by the Ramco Principals) any rights it may have to receive from the Refinance Lender a refund of any application fees, commitment fees and other similar fees and charges required to be paid to the Refinance Lender in connection with the Refinanced Loan. Notwithstanding anything to the contrary included in this Agreement or any Ramco Agreement, the Operating Partnership shall not assume or be liable for any debt associated with the Ramco Properties that is payable to Affiliates of Ramco in an amount in excess of the difference between (x) $5,000,000 and (y) all refundable commitment fees, application fees and similar fees and charges paid to the lender who is making the Refinanced Loan.

                 6.17 Right of Set-Off. The parties hereto acknowledge that the Trust shall have the right to offset against the RPS Cash (i) all expenses advanced by the Trust prior to Closing in accordance with Sections 6.15 and 6.23 hereof and (ii) all expenses incurred and paid by the Trust at or prior to Closing (including, without limitation, due diligence fees and expenses, legal and accounting expenses and investment banking fees and expenses) in connection with the negotiation, execution and performance of this Agreement and the Trust's evaluation of the Contemplated Transactions.

                 6.18 Waiver of Conditions in Ramco Agreements. Between the date of this Agreement and the Closing Date, the Operating Partnership shall not waive or be deemed to have waived any condition or approve or be deemed to have approved any matter or modify any provision under the Ramco Agreements without the prior written consent of the Trust, which consent shall not be unreasonably withheld. Upon notice from the Trust to the Operating Partnership, which notice may be delivered by the Trust in its sole and absolute discretion, the Operating Partnership will, upon receipt of such notice, exercise its right to terminate the Blue Ash Agreement pursuant to the due diligence termination provisions set forth therein. In the event the Trust exercises its right to terminate the Blue Ash Agreement in accordance with the preceding sentence, the Blue Ash property shall be treated as a Ramco Excluded Asset and the Trust shall have no option to purchase such property.

                 6.19 Satisfaction of Conditions under Ramco Agreements. Each member of the Ramco Group shall use commercially reasonable efforts to satisfy the conditions contained in the Ramco Agreements.

                 6.20 Other Actions by Ramco, the Ramco Principals and the Trust. Between the date of this Agreement and the Closing Date, each of Ramco, the Ramco Principals, the Operating Partnership, the Ramco Contributing Parties and the Trust shall use commercially reasonable efforts to cause the conditions of each party's obligations to be satisfied.

                 6.21 Responsibility for Covenants. Subject to any limitations set forth in Article 7, the Ramco Principals shall, jointly and severally, be liable for all Damages relating to the failure of any members of the Ramco Group to comply with any covenant, obligation or agreement in this Agreement.

                 6.22 Executive Committee. If after the Closing, the Board of Trustees of the Trust appoints an Executive Committee in accordance with the terms of its Declaration of Trust, Joel M. Pashcow shall, so long he remains a trustee of the Trust, be appointed to such Committee.

                 6.23 Payment of Accounting Expenses. The Trust shall pay all reasonable fees and expenses of Deloitte & Touche LLP in connection with the Contemplated Transactions; provided, however, neither the Trust nor the Operating Partnership shall have any obligation to pay any such accounting fees and expenses if (x) Ramco fails to timely deliver the financial statements in accordance with Section 6.1(c) hereof and (y) the Contemplated Transactions are not consummated.

                 6.24 North Towne Option Agreement. As soon as practicable, the Ramco Principals shall use commercially reasonable efforts (without the payment of money or other consideration except normal fees and expenses of counsel and necessary overhead costs) to obtain any consents necessary to effectuate the intent of such agreement.

                 6.25 Kroger Lease. In the event any fees are required to be paid to the tenant under the Kroger lease at the West Oaks I Ramco Property in connection with the termination of such lease and the vacating of the space currently occupied by such tenant, the Ramco Principals shall pay any and all such fees and no member of the Ramco Group shall be entitled to any reimbursement or closing adjustment under any Ramco Agreement that is attributable to the payment of such fees.

         7.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                 7.1 Survival. All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing.

                 7.2 Time and Other Limitations. If the Closing occurs, Ramco and the Operating Partnership shall have no liability (for indemnification or otherwise) with respect to any breach of any representation, warranty, covenant, obligation or agreement. If the Closing occurs, no Ramco Contributing Party (other than the Ramco Principals) shall have any liability (for indemnification or otherwise) with respect to any breach of any representation, warranty or any covenant, obligation or agreement to be performed or complied with prior to the Closing Date except as contemplated by the Pledge Agreement. If the Closing occurs, no Ramco Principal shall have any liability (for indemnification or otherwise) with respect to any representation or warranty (other than as set forth in Sections 4.14 and 4.21) or any covenant, obligation or agreement to be performed and complied with prior to the Closing Date, unless on or before April 30, 1997 the Ramco Principals are given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by the Trust. If the Closing occurs, the Ramco Principals shall have no liability (for indemnification or otherwise) with respect to any representation or warranty set forth in Section 4.14 unless on or before the date which is 30 days following the expiration of the applicable statute of limitations the Ramco Principals are given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by the Trust. A claim with respect to the breach or failure of the representation or warranty set forth in Section 4.21 may be made at any time. If the Closing occurs, the Trust shall have no liability (for indemnification or otherwise) with respect to any representation, or warranty or any covenant, obligation or agreement to be performed and complied with prior to the Closing Date, unless on or before April 30, 1997 the Trust is given notice of a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by the Ramco Principals.

              7.3 Limitations as to Amount. (a) If the Closing occurs, neither the Trust nor any Ramco Principal shall have liability (for indemnification or otherwise) with respect to any failure or breach of any representation or warranty (other than with respect to the last sentence of Section 4.7 and Section 4.21) or any covenant, agreement or obligation to be performed and complied with prior to the Closing Date until the total of all Damages with respect to such failure or breach exceeds $250,000 but then for the entire amount of such Damages, including those not in excess of $250,000.

                 (b) If the Closing occurs, the Trust's aggregate liability (for indemnification or otherwise) with respect to the Trust's failure or breach of any representation or warranty or any covenant, agreement or obligation to be performed and complied with prior to the Closing Date shall not exceed $45,000,000.

                 (c) If the Closing occurs, recourse against the Ramco Principals (for indemnification obligations or otherwise) with respect to the Ramco Group's failure or breach of any representation or warranty (other than as set forth in Section 4.14 and 4.21) or any covenant, agreement or obligation to be performed and complied with prior to the Closing Date shall be limited to the Trust's right to pursue its rights and remedies under the Pledge Agreement.

                 (d) The limitations set forth in this Section 7.3 shall not limit claims against the Trust with respect to any Trust intentional misrepresentation or intentional breach of warranty or intentional failure to perform and comply with any covenant, agreement or obligation to be performed prior to the Closing Date and the Trust shall be liable for all Damages with respect thereto.

                 (e) The limitations set forth in this Section 7.3 shall not limit claims against the Ramco Principals with respect to any Ramco Group intentional misrepresentation or intentional breach of warranty or intentional failure to perform and comply with any covenant, agreement or obligation to be performed prior to the Closing Date and the Ramco Principals shall be liable for all Damages with respect thereto.

               7.4 Indemnification by the Ramco Principals. Subject to the limitations set forth in Sections 7.2 and 7.3, the Ramco Principals, jointly and severally, shall indemnify and hold harmless the Trust, the Operating Partnership, each subsidiary of the Trust and the Operating Partnership, and any of their officers, directors, trustees, employees or agents for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees) or diminution of value (collectively, "DAMAGES") arising from or in connection with (a) any inaccuracy in any of the representations and warranties of any member of the Ramco Group in this Agreement or in any Ramco Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (b) any failure by any member of the Ramco Group to perform or comply with any covenant, obligation or agreement in this Agreement or in any Ramco Agreement, (c) any liabilities of any Ramco Contributing Party not specifically assumed by the Operating Partnership under the Ramco Agreements, (d) any claim by any Person (other than Dean Witter) for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Trust (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, (e) any joint and several liability which is imposed on the Trust or the Operating Partnership, or any of their rights, properties or assets, pursuant to Title I or IV of ERISA or Section 401(a)(29) or 412 of the Code solely as a result of either of them being treated as an ERISA Affiliate of Ramco or any of the Ramco Principals, (f) any of the specified environmental conditions relating to the Jackson Crossing Property and the Orion Property as set forth on Schedule 7.4(f), (g) the inability of the Operating Partnership (or any Subsidiary of sub-tier partnerships that may hold title to the Ramco Properties) to resell, after the Closing, electricity to the tenants at such properties in accordance with the past practices of the Ramco Group as they exist on the date hereof but only to the extent such inability relates to the transfer of title to such properties as a result of the consummation of the Contemplated Transactions, (h) any violation of the Ground Round Lease Restriction or the OEA Restriction that is attributable to activities permitted under the Aggies Lease, (i) any disputes regarding the division of the Ramco Interest among the Ramco Principals and the Ramco Contributing Parties, (j) any liability for transfer taxes relating to the transfer of title to the Ramco Properties to the Operating Partnership in connection with the Contemplated Transactions, or (k) any liabilities of Ramco relating directly or indirectly to Ramco's agreement to insure or act as a primary or co-insurer of the property of any other Person.

               7.5 Indemnification by the Trust. Subject to the limitations set forth in Sections 7.2 and 7.3, the Trust shall indemnify and hold harmless the Ramco Principals and the Ramco Contributing Parties, and shall reimburse the Ramco Principals and the Ramco Contributing Parties for, any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of the Trust and/or its Subsidiaries in this Agreement or in any RPS Contribution Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (b) any failure by the Trust and/or its Subsidiaries to perform or comply with any agreement in this Agreement or in any RPS Contribution Agreement, (c) any liabilities of the Trust's Subsidiaries that relate to the RPS Properties but were not specifically assumed by the Operating Partnership under the RPS Contribution Agreements, (d) any claim by any Person (other than Dean Witter) for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Trust (or any Person acting on its behalf) in connection with any of the Contemplated Transactions or (e) any of the specified environmental conditions relating to the Trinity Corners shopping center as set forth on Schedule 7.5(e).

                 7.6 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 7.4 or 7.5 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which consent will not be unreasonably withheld). If notice is given to an indemnifying party of the commencement of any action and it does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, any determination with respect to (i) the Trust's indemnification of any Ramco Contributing Party or Ramco Principal must be approved by a least a majority of the Independent Trustees and (ii) the Trust's determination to make a claim for indemnification against any Ramco Principal shall be made solely by a majority of the Independent Trustees.

         8.      DEFINITIONS.

                 As used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.

                 8.1 "AFFILIATE" -- The meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

                 8.2 "AGGIES LEASE" -- The Aggies Sports Bar Lease at the Jackson Crossing Property.

                 8.3 "ALTERNATIVE TRANSACTION" -- See Section 6.7 hereof.

                 8.4 "BLUE ASH AGREEMENT" -- Agreement dated the date hereof by and between KM Blue Ash Development Company, an Ohio co-partnership, as Owner, and the Operating Partnership, as Recipient, with respect to the property known as "Blue Ash Commons" located in Blue Ash, Ohio, as such agreement is amended from time to time.

                 8.5 "BUSINESS DAY" -- Any day that is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.

                 8.6 "CHANGE OF VENUE MERGER" -- See Section 1.4(b) hereof.

                 8.7 "CHARTER AMENDMENTS" -- See Section 1.4(c) hereof.

                 8.8 "COBRA" -- See Section 4.16(f) hereof.

                 8.9 "CODE" -- The Internal Revenue Code of 1986, as amended.

                 8.10 "CLOSING" -- See Section 2 hereof.



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




                 8.11 "CLOSING CONDITIONS AGREEMENT" -- The Closing Conditions Agreement, dated as of the date hereof, between the Operating Partnership and the Trust.

                 8.12 "CLOSING DATE" -- The date and time of the Closing.

                 8.13 "COMMISSION" -- The Securities and Exchange Commission.

                 8.14 "CONTEMPLATED TRANSACTIONS" -- The transfer (via contribution, merger or otherwise) of the Ramco Contribution Assets and the Trust Contribution Assets to the Operating Partnership, the Charter Amendments, the Change of Venue Merger, the Option Plan Amendments, adoption of the New Option Plan, the Spin-Off Transaction (if applicable), the transactions contemplated by the Related Agreements and performance of and compliance with all other agreements contained in this Agreement.

                 8.15 "DAMAGES" -- See Section 7.3 hereof.

                 8.16 "DEAN WITTER" -- See Section 1.5(e) hereof.

                 8.17 "DEVELOPMENT LAND" -- See Section 1.1 hereof.

                 8.18 "DIRECT TRANSFER RAMCO CONTRIBUTING PARTIES" -- See the preamble.

                 8.19 "DIRECT TRANSFER RAMCO PROPERTIES" -- See the preamble.

                 8.20 "DISTRIBUTION PRO FORMA" -- See Section 4.5(c) hereof.

                 8.21 "EMPLOYEE PLAN" -- See Section 1.9 hereof.

                 8.22 "EQUITY SECURITIES" -- See Rule 3a11-1 under the Exchange Act.

                 8.23 "ERISA" -- The Employee Retirement Income Security Act of 1974, as amended.

                 8.24 "ERISA AFFILIATE" -- As applied to any person, means any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control as such person, or is treated as a single employer together with such person under Section 414 of the Code or Title IV of ERISA.

                 8.25 "ESCROW TERMINATION DATE" -- See Section 1.5 hereof.

                 8.26 "EXCESS AMORTIZATION" -- See Section 1.7(b) hereof.

                 8.27 "EXCHANGE ACT" -- The Securities Exchange Act of 1934, as amended.

                 8.28 "EXCLUDED ASSET OPTION AGREEMENT" -- See Section 3.3(h) hereof.

                 8.29 "FAIRNESS OPINION" -- See Section 3.3(d) hereof.

                 8.30 "FLOOR AMOUNT" -- As of any date, 25.5% (A) assuming that the Ramco Group has been issued the maximum number of OP Units permitted to be earned pursuant to Section 1.7, (B) without regard to any negative adjustments in the Ramco Interest resulting from any decrease in estimated Funds from Operations from the Operating Partnership for the year ending December 31, 1995 between the Funds from Operations included in the Distribution Pro Forma and the Funds from Operations included in the Updated Distribution Pro Forma and without regard to any negative adjustments in the Ramco Interest resulting from the Trust's decision to terminate the Blue Ash Agreement or, if Ramco shall have received a notice from the Trust as set forth in Section 9.1(c)(iii) and shall not have notified the Trust of its intent to terminate this Agreement within five Business Days of receipt of such notice, such lesser percentage as specified in the Trust's most recent notice.

                 8.31 "FUNDS FROM OPERATIONS" -- Net income (computed in accordance with generally accepted United States accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect Funds from Operations on the same basis.

                 8.32 "GOVERNMENTAL BODY" -- Any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

                 8.33 "GROUND ROUND LEASE RESTRICTION" -- The use restriction contained in the Ground Round lease at the Jackson Crossing Shopping Center.

                 8.34 "INDEMNIFIED PARTIES" -- See Section 6.8(b) hereof.

                 8.35 "INDEPENDENT TRUSTEE" -- As of any date, any trustee of the Trust who is not a salaried employee of Ramco, the Trust and their respective Affiliates.

                 8.36 "IRS" -- The United States Internal Revenue Service.


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



                 8.37 "JACKSON CROSSING PROPERTY" -- The Jackson Crossing Shopping Mall, as the same may be expanded, currently owned by Ramco Jackson Delaware Limited Partnership.

                 8.38 "JACKSON ESCROW" -- See Section 1.5(e) hereof.

                 8.39 "LOCK-UP AGREEMENTS" -- See Section 3.3(c) hereof.

                 8.40 "LINE OF CREDIT" -- See Section 6.4(b) hereof.

                 8.41 "LINENS LEASE" -- the Linens 'N Things lease for the premises in the Chester Shopping Center.

                 8.42 "LOAN AMOUNT" -- See Section 6.15 hereof.

                 8.43 "MANAGEMENT COMPANY" -- See Section 1.1 hereof.

                 8.44 "MATERIAL ADVERSE EFFECT" -- any change or effect that is materially adverse to the business, assets, properties, results of operation or financial condition.

                 8.45 "MAXIMUM RAMCO INTEREST" -- See Section 1.5(a).

                 8.46 "MEMORANDUM" -- See Section 4.14(e) hereof.

                 8.47 "MERGERCO" -- See Section 1.8(b) hereof.

                 8.48 "MERGER PARTNERSHIP CLOSING DATE BALANCE SHEET" -- See
Section 1.12 hereof.

                 8.49 "MICHIGAN PROPERTIES" -- See Section 1.14 hereof.

                 8.50 "MULTIEMPLOYER PLAN" -- A "multiemployer plan" as defined in Section 3(37) of ERISA.

                 8.51 "NEGATIVE JACKSON NOI" -- See Section 1.7(a)(ii).

                 8.52 "NEW OPTION PLAN" -- See Section 1.6 hereof.

                 8.53 "NON-COMPETITION AGREEMENTS" -- See Section 3.3(f) hereof.

                 8.54 "NORTH TOWNE OPTION AGREEMENT" -- See Section 3.3(j) hereof.

                 8.55 "NOTE" -- See Section 6.15 hereof.


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




                 8.56 "OEA RESTRICTION" -- The use restriction contained in the Operating and Easement Agreement at the Jackson Crossing Shopping Center.

                 8.57 "OP UNITS" -- See Section 1.5(c) hereof.

                 8.58 "OPV" -- As of the date the determination is made, the Trust Contribution Value divided by number of Shares issued and outstanding as of such date (after taking into account the effect of the Reverse Split).

                 8.59 "OP VALUE" -- See Section 1.5(a) hereof.

                 8.60 "OPERATING PARTNERSHIP" -- See the preamble.

                 8.61 "OPERATING PARTNERSHIP CLOSING DATE BALANCE SHEET" -- See
Section 1.11 hereof.

                 8.62 "OPERATING PARTNERSHIP INTERESTS" -- See the preamble.

                 8.63 "OPTION PLAN AMENDMENTS" -- See Section 1.9 hereof.

                 8.64 "OPTIONS" -- See Section 5.2(a) hereof.

                 8.65 "ORION PROPERTY" -- The property known as Orion Plaza currently owned by Ramco Orion Co.

                 8.66 "PARTNERSHIP AGREEMENT" -- The agreement of limited partnership among the Trust, Ramco, Ramco REIT, Inc., the Ramco Principals and each member of the Ramco Group who at Closing will be a limited partner in the Operating Partnership, the form of which is attached as Exhibit A hereto.

                 8.67 "PASHCOW EMPLOYMENT AGREEMENT" -- See Section 3.1(g) hereof.

                 8.68 "PERSON" -- Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.

                 8.69 "PHARMOR REPURCHASE UNITS" -- See Section 1.7(a)(ii).

                 8.70 "PHARMOR SPACE" -- The space formerly occupied by PharMor of Virginia, Inc. at the Jackson Crossing Property.

                 8.71 "PHARMOR SPACE UNITS" -- See Section 1.7(a)(ii).

                 8.72 "PLAN" -- Any bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, written or otherwise, or any other "employee benefit plan," as defined in Section 3(3) of ERISA, whether formal or informal.

                 8.73 "PROXY STATEMENT" -- See Section 6.1(b) hereof.

                 8.74 "QUALIFYING LEASE" -- Either (1) a lease that satisfies all of the following conditions: it is duly executed and delivered by all necessary parties, it initially had a term of at least 3 years, it requires the payment of a market rent, the tenant under the lease is a person who normally occupies space in a retail shopping center, the tenant is open for business and paying rent or, if it is a new lease, the tenant is scheduled to be open for business and paying rent or, if it is a new lease, the tenant is scheduled to be open for business and paying rent within 3 months after the lease is signed (except if the conditions for occupancy require that more than 3 months elapse before the tenant is scheduled to open for business and begin paying rent, this condition will be satisfied if the tenant under such lease provides the Trust with an estoppel letter indicating that the lease is in full force and effect and the tenant is scheduled to be open for business and paying rent within the time period stated in the lease), the tenant's business, design of improvements and type of establishment is consistent with the leasing restrictions included in existing reciprocal easement agreements, development agreements and/or anchor leases, it satisfies all real estate investment trust eligibility requirements, and it requires the tenant to pay for an appropriate share of operating expenses at the property or (2) the leases listed on Schedule 8.74 that satisfy all of the conditions set forth in clause (1) except that the tenant under such lease is not open for business.

                 8.75 "RAMCO" -- See the preamble.

                 8.76 "RAMCO AGREEMENTS" -- The Agreements entered into by the Ramco Contributing Parties and the Operating Partnership relating to each Ramco Property to be contributed to the Operating Partnership.

                 8.77 "RAMCO BALANCE SHEETS" -- The balance sheets referred to in clauses (ii) and (iv) of Section 4.5(a) hereof.

                 8.78 "RAMCO CONTRIBUTING PARTIES" -- The Ramco Affiliates listed on Schedule 1 hereto.

                 8.79 "RAMCO CONTRIBUTION ASSETS" -- See Section 1.1 hereof.

                 8.80 "RAMCO EMPLOYMENT AGREEMENTS" -- See Section 3.1(g) hereof.

                 8.81 "RAMCO EXCLUDED ASSETS" -- The assets set forth on
Schedule 4.7.

                 8.82 "RAMCO EXPENSES" -- See Section 1.7(b) hereof.

                 8.83 "RAMCO GROUP" -- Ramco, the Operating Partnership, the Ramco Principals, each of the Ramco Contributing Parties, and all partners in the Ramco Contributing Parties.

                 8.84 "RAMCO INTEREST" -- See Section 1.5(a) hereof.

                 8.85 "RAMCO PLANS" -- See Section 4.16(a) hereof.

                 8.86 "RAMCO PRINCIPALS" -- See the preamble.

                 8.87 "RAMCO PROPERTIES" -- See the preamble.

                 8.88 "RAMCO STOCK" -- See Section 1.1 hereof.

                 8.89 "RAMCO STOCK CONTRIBUTION AGREEMENT" -- The Ramco Stock Contribution Agreement to be entered into by the Ramco Principals and the Operating Partnership, substantially in the form of Exhibit P attached hereto.

                 8.90 "REFINANCE LENDER" -- See Section 6.15 hereof.

                 8.91 "REFINANCED LOAN" -- See Section 3.3(c) hereof

                 8.92 "REFINANCED LOAN EXCESS" -- See Section 1.7(b) hereof.

                 8.93 "REFINANCED LOAN PLEDGE AGREEMENT" -- See Section 6.15 hereof.

                 8.94 "REGISTRATION RIGHTS AGREEMENT" -- See Section 3.2(f) hereof.

                 8.95 "RELATED AGREEMENTS" -- The Partnership Agreement, the Ramco Stock Contribution Agreement, the Ramco Agreements, the RPS Contribution Agreements, the Termination Agreements, the Ramco Employment Agreements, the Pashcow Employment Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Non-Competition Agreements, the Excluded Asset Option Agreement, the North Towne Option Agreement and the Pledge Agreement, as applicable.

                 8.96 "REMAINING RPS LIABILITIES" -- See Section 1.10(a) hereof.

                 8.97 "REQUIRED CONSENTS" -- The licenses, authorizations, consents, orders and approvals listed on Schedules 4.4 and 5.6 and designated as such by an asterisk and such other material licenses, authorizations, consents, orders and approvals that are necessary for the consummation of the Contemplated Transactions that should have been listed on such Schedules.

                 8.98  "REVERSE SPLIT" -- See Section 1.8(a) hereof.

                 8.99  "RIGHTS" -- See Section 5.2(a) hereof.

                 8.100 "RPS CASH" -- See Section 1.2 hereof.

                 8.101 "RPS CLOSING DATE BALANCE SHEET" -- See Section 1.10 hereof.

                 8.102 "RPS COMMISSION FILINGS" -- See Section 5.7 hereof.

                 8.103 "RPS FINANCIAL STATEMENTS" -- See Section 5.7 hereof.

                 8.104 "RPS CONTRIBUTION AGREEMENTS" -- The Asset Contribution Agreements entered into by the Trust and the Operating Partnership relating to each RPS Property to be contributed to the Operating Partnership.

                 8.105 "RPS MORTGAGE" -- The qualified REIT subsidiary to be formed by the Trust in connection with the Spin-Off Transaction.

                 8.106 "RPS MORTGAGE ASSETS" -- See Section 3.1(e) hereof.

                 8.107 "RPS PLANS" -- See Section 5.15(a) hereof.

                 8.108 "RPS PROPERTIES" -- See Section 1.2 hereof.

                 8.109 "RUN OFF POLICY" -- See Section 6.8(b) hereof.

                 8.110 "SECURITIES ACT" -- The Securities Act of 1933, as amended.

                 8.111 "SHARES" -- The shares of beneficial interest of the Trust, $.10 par value.

                 8.112 "SPIN-OFF TRANSACTION" -- The contribution of the RPS Mortgage Assets to RPS Mortgage by the Trust and the issuance of the shares of common stock of RPS Mortgage to the Trust's shareholders by means of a pro rata distribution.

                 8.113 "SUBSIDIARY" -- With respect to any Person, any corporation of which securities having the power to elect a majority of that corporation's Board of Directors (or other governing body) (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

                 8.114 "SUPERIOR ALTERNATIVE TRANSACTION" -- See Section 6.7 hereof.

                 8.115 "SURVIVING TRUST" -- See Section 1.8(b) hereof.

                 8.116 "TEL-TWELVE LEASE" -- The "Media Play" lease for the premises in the Tel-Twelve Mall.

                 8.117 "TERMINATION AGREEMENTS" -- See Section 3.1(f) hereof.

                 8.118 "TERMINATION DATE" -- See Section 2 hereof.

                 8.119 "TRUST" -- See the preamble.

                 8.120 "TRUST CONTRIBUTION ASSETS" -- See Section 1.2 hereof.

                 8.121 "TRUST CONTRIBUTION VALUE" -- $121,025,000 or, if net operating income (without regard to management fees) for the RPS Properties for the twelve months ending December 31, 1994, as adjusted to reflect contractual increases in base rents during the period from January 1, 1995 through December 31, 1995 attributable to Qualifying Leases existing at December 31, 1994 (including the Linens Lease) (as reflected as part of estimated Funds from Operations from the Operating Partnership for such period in the Updated Distribution Pro Forma) is less than $5,000,000, then the sum of (A) $75,000,000 and (B) the aggregate value of the RPS Properties as determined by an independent appraiser (other than Arthur Andersen LLP) determined by the Trust and reasonably acceptable to Ramco, less an assumed sales commission of 3%.

                 8.122 "TRUST INTEREST" -- See Section 1.5(b) hereof.

                 8.123 "TRUSTEE" -- See Section 3.1(f) hereof.

                 8.124 "TRUSTEE PLAN" -- See Section 1.9 hereof.

                 8.125 "UPDATED DISTRIBUTION PRO FORMA" -- See Section 4.5(c) hereof.

                 8.126 "WARD TRUST" -- The Michael A. Ward Trust U/T/A dated 2/22/77, as amended.

     9.   TERMINATION.

          9.1 Termination. This Agreement may be terminated before the Closing occurs, whether before or after approval of the matters presented in connection with the Contemplated Transactions by the Trust's shareholders, only as follows:

                 (a) By written agreement of Ramco and the Trust at any time.

                 (b) By the Trust:

                     (i) if the Trust's shareholders do not approve the
                 Contemplated Transactions;

                     (ii) if the consummation of the Contemplated Transactions
                 by the Trust would violate any non-appealable final order, decree or judgment of any Governmental Body having competent jurisdiction;

                     (iii) following receipt by the Trust of a proposal for a
                 Superior Alternative Transaction to the extent that the Board of Trustees of the Trust determines in good faith on the basis of advice of counsel that such action is necessary or appropriate in order for the Board of Trustees of the Trust to act in a manner that is consistent with its fiduciary obligations under applicable law;

                     (iv) if any representation or warranty of any member of the
                 Ramco Group made herein (other than as set forth in Sections 4.5(a), (b) or (c) is untrue in any material respect (other than a change permitted or contemplated by this Agreement) and such breach is not cured within ten days of Ramco's receipt of a notice from the Trust that such breach exists or has occurred;

                     (v) if any member of the Ramco Group shall have defaulted
                 in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within 30 days of Ramco's receipt of notice from the Trust that such default exists or has occurred;

                     (vi) if Dean Witter is unable to deliver to the Board of
                 Trustees of the Trust a Fairness Opinion or a confirmation or reissuance of such Fairness Opinion as contemplated by Section 3.3(d);

                   (vii) if the conditions to the Trust's obligations to
                 consummate the Closing as set forth in Sections 3.1 and 3.3 cannot reasonably be satisfied on or before the Termination Date;

                  (viii) if any representation or warranty set forth in
                 Sections 4.5(a), (b) or (c) is untrue and such breach is not cured within ten days of Ramco's receipt of a notice from the Trust that such breach exists or has occurred; or

                    (ix) if any consent listed on Schedule 3.2 shall not have
                 been obtained on or before June 15, 1995.

                 (c) by Ramco:

                     (i) if the consummation of the Contemplated Transactions by
                 Ramco, the Operating Partnership, any Ramco Principal or any Ramco Contributing Party would violate any non-appealable final order, decree or judgment of any Governmental Body having competent jurisdiction;

                    (ii) if any representation or warranty of the Trust made
                 herein is untrue in any material respect (other than due to a change permitted or contemplated by the terms of this Agreement) and such breach is not cured within ten days of the Trust's receipt of a notice from Ramco that such breach exists or has occurred;

                   (iii) within five Business Days after receipt of a notice
                 from the Trust that, in the Trust's good faith judgment, the Ramco Interest will be less than the Floor Amount assuming that the interest rate on the Refinanced Loan will be 150 basis points over prevailing rates for 10 year United States Treasury Bonds or, if a commitment for such loan has been obtained and remains in full force and effect, the interest rate set forth in such commitment;

                    (iv) if the conditions to Ramco's obligations to consummate the Closing as set forth in Sections 3.1 and 3.2 cannot reasonably be satisfied on or before the Termination Date; or

                     (v) if the Trust shall have defaulted in any material
                 respect in the performance of any material obligation under this Agreement and such breach is not cured within 30 days of the Trust's receipt of notice from Ramco that such default exists or has occurred.

                 (d) Unless the Closing shall have theretofore taken place, by either the Trust or Ramco after the Termination Date, provided that the terminating party (including with respect to Ramco, any member of the Ramco Group) is not otherwise in default or breach of this Agreement.

                 9.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 9.1, this Agreement shall terminate without any liability or further obligation of any party to another, except for Sections 4.12, 5.13, 6.4(a), 6.15, 6.23, 11.1, 11.2 and 12.1 which shall survive termination. However, a termination under Section 9.1 shall not relieve a defaulting or breaching party (or any party who has liability under this Agreement in respect of the actions of a defaulting or breaching party) from any liability to the other party or parties hereto for or in respect of such default or breach.

         10.     NOTICES.

                 All notices, consents and other communications under this agreement shall be in writing and shall be deemed to have been duly given when
(a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses, and telecopier numbers set forth below (or to such other addresses, and telecopier numbers as a party may designate as to itself by notice to the other parties):

                 (a)      If to the Trust:

                          RPS Realty Trust
                          747 Third Avenue
                          New York, New York  10017
                          Telecopier No.:  (212) 355-2552
                          Attention:  Mr. Joel M. Pashcow

                 with a copy to:

                          Kaye, Scholer, Fierman, Hays & Handler
                          425 Park Avenue
                          New York, New York  10022
                          Telecopier No.:  (212) 836-8689
                          Attention:  Peter M. Fass, Esq.

                 (b)  If to any member of the Ramco Group:

                          Ramco-Gershenson, Inc.
                          27600 Northwestern Hwy
                          Suite 200
                          Southfield, Michigan  48034
                          Telecopier No.:  (810) 350-9925
                          Attention:  Mr. Dennis Gershenson

                 with a copy to:

                          Honigman Miller Schwartz and Cohn
                          2290 First National Building
                          Detroit, Michigan  48226-3583
                          Telecopier No.:  (313) 962-0176
                          Attention:  Richard Burstein, Esq.

         11.     JURISDICTION; SERVICE OF PROCESS.

                 11.1 Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this agreement may be brought against any of the parties in the courts of the State of Michigan, or, if it has or can acquire jurisdiction, in the Eastern District of Michigan, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

                 11.2 Service of Process. Process in any action or proceeding referred to in Section 11.1 may be served on any party anywhere in the world, whether within or without the State of Michigan and may also be served upon any party in the manner provided for giving of notices to it in Section 10.

         12.     MISCELLANEOUS.

                 12.1 Expenses. (a) If the Contemplated Transactions are not consummated because either (i) the Trust entered into an agreement relating to a Superior Alternative Transaction with a third party or (ii) Dean Witter was unable to render the Fairness Opinion as a result of the computation of the value of the Operating Partnership and the division of interests in the Operating Partnership between the Trust, on the one hand, and the Ramco Contributing Parties and the Ramco Principals, on the other hand (other than as a result of the condition of the Ramco Contribution Assets), the Trust shall reimburse Ramco and the Ramco Principals for all reasonable out-of-pocket expenses incurred by them in connection with the Contemplated Transactions up to a maximum of $1,250,000

(without any offset or credit for any expenses advanced by the Trust in connection with the Refinanced Loan).

                      (b) If the Contemplated Transactions are consummated, the Trust shall pay the fees and expenses relating to the Contemplated Transactions as set forth in Section 6.16 hereof.

                      (c) Subject to the limitations set forth in Sections 6.15 and 6.23, if the Contemplated Transactions are not consummated for a reason other than a breach by the Ramco Group of any of the representations, warranties, covenants or agreements set forth herein, the Trust shall be responsible for the expenses set forth in Sections 6.15 and 6.23 hereof.

                 12.2 Specific Performance. The parties acknowledge that the subject matter of this Agreement is unique and that no adequate remedy of law would be available for breach of this Agreement. Accordingly, each party agrees that the other parties will be entitled to an appropriate decree of specific performance or other equitable remedies to enforce this Agreement (without any bond or other security being required) and each party waives the defense in any action or proceeding brought to enforce this Agreement that there exists an adequate remedy at law.

                 12.3 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

                 12.4 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

                 12.5 Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter, and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated except by a written instrument executed by the party or parties against whom enforcement thereof is sought; provided, however, that this Agreement shall not supersede the letter agreement dated November 2, 1993 among the Trust, Ramco and the Ramco Principals. In the event of inconsistencies between this Agreement and the Ramco Agreements and the RPS Contribution Agreements, this Agreement shall control.

                 12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

                 12.7 Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal laws of the State of New York, without regard to the conflicts of law principles thereof.

                 IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement as of the first date written above.

                                                   RPS REALTY TRUST

                                                   By:     Joel Pashcow
                                                      --------------------------
                                                   Name:   Joel Pashcow
                                                        ------------------------
                                                   Title:  Chairman of the Board
                                                         -----------------------

                                                   RAMCO GERSHENSON, INC.

                                                   By:      Dennis Gershenson
                                                      --------------------------
                                                   Name:
                                                        ------------------------
                                                   Title:
                                                         -----------------------

                                                   Dennis Gershenson
                                                   -----------------------------
                                                   Dennis Gershenson

                                                   Richard Gershenson
                                                   -----------------------------
                                                   Richard Gershenson

                                                   Bruce Gershenson
                                                   -----------------------------
                                                   Bruce Gershenson

                                                   Joel Gershenson
                                                   -----------------------------
                                                   Joel Gershenson

                                                   Michael A. Ward
                                                   -----------------------------
                                                   Michael A. Ward

                                                   MICHAEL A. WARD U/T/A DATED
                                                   2/22/77, AS AMENDED

                                                   By: Michael A. Ward
                                                      --------------------------
                                                      Michael A. Ward as trustee
                                                      U/T/A dated 2/22/77, as
                                                      amended

                               RAMCO-GERSHENSON PROPERTIES, L.P.

                               By:      RAMCO REIT, INC., its
                                        General Partner

                                        By: Joel Gershenson
                                           --------------------------------
                                           Name:
                                           Title:

                        RAMCO CONTRIBUTING PARTIES
                         TO THE EXTENT OF SECTIONS
                     1, 2,3, 6, 7, 8, 9, 10, 11 and 12

                        KM BLUE ASH DEVELOPMENT COMPANY,
                        an Ohio co-partnership

                        By: Bruce Gershenson
                           --------------------------------------
                           Bruce Gershenson
                           Partner


                        LA II GROUP, an Ohio general partnership

                        By:      RAMCO LEWIS ALEXIS ASSOCIATES,
                                 a Michigan general partnership,
                                 its Partner

                                 By: Bruce Gershenson
                                    ---------------------------------
                                    Bruce Gershenson
                                    Partner

                        MICHIGAN SHOPPING CENTER VENTURES
                        II LIMITED PARTNERSHIP, a Michigan
                        limited partnership

                        By:      RAMCO L & W PARTNERS
                                 a Michigan co-partnership,
                                 its General Partner

                                 By:     RAMCO CP, a Michigan
                                         co-partnership, its Partner

                                         By: Bruce Gershenson
                                            ---------------------------
                                            Bruce Gershenson
                                            Partner

                        RAMCO CANTON CO.,
                        a Delaware general partnership

                        By:      FORD SHELDON PLAZA COMPANY,
                                 a Michigan limited partnership, its Partner

                                 By: Bruce Gershenson
                                    -----------------------------------
                                    Bruce Gershenson
                                    General Partner

                       RAMCO FRASER DEVELOPMENT

                       COMPANY, a Michigan co-partnership

                       By: Bruce Gershenson
                          ---------------------------------------------
                          Bruce Gershenson
                          Partner

                   RAMCO JACKSON DELAWARE LIMITED
                   PARTNERSHIP, a Delaware limited partnership

                   By:      RAMCO JACKSON, INC.,
                            a Michigan corporation,
                            its General Partner

                            By: Bruce Gershenson
                               --------------------------------
                               Bruce Gershenson
                               Vice President

                   RAMCO KENTWOOD ASSOCIATES
                   a Michigan co-partnership


                   By: Bruce Gershenson
                      ----------------------------------------
                      Bruce Gershenson
                      Partner

                   RAMCO LANSING ASSOCIATES,
                   a Michigan co-partnership


                   By: Bruce Gershenson
                      ----------------------------------------
                      Bruce Gershenson
                      Partner

                   RAMCO LAPEER ASSOCIATES LIMITED
                   PARTNERSHIP, a Michigan limited partnership


                   By:      RAMCO LAPEER, INC., a Michigan
                            corporation, its General Partner


                            By: Bruce Gershenson
                               -------------------------------
                               Bruce Gershenson
                               Vice President

                         RAMCO NOVI I CO.,
                         a Delaware general partnership


                         By:      WEST OAKS DEVELOPMENT
                                  COMPANY, a Michigan co-partnership,
                                  its Partner


                                  By: Bruce Gershenson
                                     ---------------------------------
                                     Bruce Gershenson
                                     Partner



                         RAMCO NOVI II CO.,
                         a Delaware general partnership


                         By:      RAMCO NOVI DEVELOPMENT
                                  ASSOCIATES LIMITED PARTNERSHIP,
                                  a Michigan limited partnership, its Partner

                                  By:     RAMCO NOVI DEVELOPMENT
                                          COMPANY,  a Michigan
                                          co-partnership, its General Partner

                                          By: Bruce Gershenson
                                             ---------------------------
                                             Bruce Gershenson
                                             Partner

                         RAMCO OAK BROOK SQUARE
                         ASSOCIATES LIMITED PARTNERSHIP,
                         a Michigan limited partnership


                         By:      RAMCO OAK BROOK SQUARE, INC.,
                                  a Michigan corporation, its General Partner


                                  By: Bruce Gershenson
                                     ---------------------------------
                                     Bruce Gershenson
                                     Vice President

                         RAMCO ORION CO.,
                         a Delaware general partnership

                         By:      W & G REALTY COMPANY,
                                  a Michigan co-partnership, its Partner

                                  By: Bruce Gershenson
                                     ---------------------------------
                                     Bruce Gershenson
                                     Partner


                         RAMCO ROSEVILLE CO.,
                         a Delaware general partnership


                         By:      ROSEVILLE PLAZA LIMITED
                                  PARTNERSHIP

                                  By:     RAMCO VENTURES, a Michigan
                                          co-partnership, its General Partner

                                          By: Bruce Gershenson
                                             -------------------------
                                             Bruce Gershenson
                                             Partner



                         RAMCO SINGER ASSOCIATES LIMITED
                         PARTNERSHIP, an Ohio limited partnership


                         By:      RAMCO TROY ASSOCIATES,
                                  a Michigan co-partnership, its
                                  General Partner


                                  By: Bruce Gershenson
                                     ---------------------------------
                                     Bruce Gershenson
                                     Partner

           RAMCO SOUTHFIELD CO.,
           a Delaware general partnership


           By:      SOUTHFIELD PLAZA LIMITED
                    PARTNERSHIP, a Michigan
                    limited partnership, its Partner


                    By:     RAMCO VENTURES, a Michigan
                            co-partnership, its General Partner



                            By: Bruce Gershenson
                               ---------------------------
                               Bruce Gershenson
                               Partner

           RAMCO STERLING MALL CO.,
           a Delaware general partnership


           By:      STERLING MALL ASSOCIATES
                    LIMITED PARTNERSHIP,
                    a Michigan limited partnership, its Partner


                    By:     RAMCO CONSUMER MALL
                            ASSOCIATES LIMITED
                            PARTNERSHIP, a Michigan limited
                            partnership, its General Partner


                            By: Bruce Gershenson
                               ---------------------------
                               Bruce Gershenson
                               General Partner

                      SOUTHFIELD PLAZA LIMITED
                      PARTNERSHIP, a Michigan limited partnership

                      By:      RAMCO VENTURES, a Michigan general
                               partnership, its General Partner


                               By: Bruce Gershenson
                                  ---------------------------------
                                  Bruce Gershenson
                                  Partner




                     SPRING MEADOWS SHOPPING CENTER
                     ASSOCIATES, an Ohio general partnership

                     By:       RAMCO SPRING MEADOWS
                               ASSOCIATES, a Michigan co-partnership,
                               its Partner

                               By: Bruce Gershenson
                                  ----------------------------------
                                  Bruce Gershenson
                                  Partner




                     WEST ALLIS SHOPPING CENTER
                     ASSOCIATES, a Wisconsin general partnership

                     By:       RAMCO ALLIS DEVELOPMENT
                               COMPANY, a Michigan co-partnership,
                               its Partner




                               By: Bruce Gershenson
                                  ----------------------------------
                                  Bruce Gershenson
                                  Partner

                        RAMCO SOUTH NAPLES DEVELOPMENT,
                        a FLorida general partnership


                        By: Bruce Gershenson
                            ----------------------------
                            Bruce Gershenson
                            Partner



                        RAMCO STERLING STRIP CO.,
                        a Delaware general partnership

                        By: KMW STERLING DEVELOPMENT
                            COMPANY, a Michigan co-partnership,
                            its Partner

                            By: Bruce Gershenson
                                ----------------------------
                                Bruce Gershenson
                                Partner



                        RAMCO TEL-TWELVE CO.,
                        a Delaware general partnership

                        By: TEL-TWELVE MALL ASSOCIATES
                            LIMITED PARTNERSHIP,
                            a Michigan limited partnership, its Partner

                            By: Bruce Gershenson
                                ----------------------------
                                Bruce Gershenson
                                Partner

                                   SCHEDULE A

                           Ramco Contributing Parties

KM Blue Ash Development Company
LA II Group
Michigan Shopping Center Ventures II Limited
  Partnership
Ramco Canton Co.
Ramco Fraser Development Company
Ramco Jackson Delaware Limited Partnership
Ramco Kentwood Associates
Ramco Lansing Associates
Ramco Lapeer Associates Limited Partnership
Ramco Novi I Co.
Ramco Novi II Co.
Ramco Oak Brook Square Associates Limited
  Partnership
Ramco Orion Co.
Ramco Roseville Co.
Ramco Singer Associates Limited Partnership
Ramco South Naples Development
Ramco Southfield Co.
Ramco Sterling Mall Co.
Ramco Sterling Strip Co.
Ramco Tel-Twelve Co.
Southfield Plaza Limited Partnership
Spring Meadows Shopping Center Associates
West Allis Shopping Center Associates

                                  Schedule 1.5

                              OP Value = FFO x .85
                                         ---------
                                           .095

Where:

                 FFO = Estimated pro forma Funds from Operations from the Operating Partnership for the year ended December 31, 1995 based on pro forma Funds from Operations from the Operating Partnership for the 12 months ended December 31, 1994 (assuming that the Contemplated Transactions had been consummated as of January 1, 1994 as adjusted to reflect contractual increases in base rents attributable to Qualifying Leases existing at December 31, 1994 but without regard to any Funds from Operations attributable to the Tel-Twelve Lease and the PharMor Space), as reflected on the Updated Distribution Pro Forma.

                 For purposes of the calculation of Funds from Operations, general and administrative expenses shall be assumed to be $2,400,000.

                 For purposes of the calculation of Funds From Operation, management fees relating to the RPS Properties shall be reduced to $0.00.

                 For purposes of the calculation of Funds from Operation, such calculation shall not include certain loans made by members of the Ramco Group to tenants, as set forth on Schedule 1.5(a), which loans shall remain the property of such members of the Ramco Group.

                                 Schedule 1.5(a)

                             Tenant Loan Receivables
                             as of December 31, 1994

Shopping
Center                                                                             Amount
Number       Partnership Name                          Tenant Name                 Outstanding
- --------     -----------------------------             --------------------        -----------

102-01       Tel-Twelve Mall Assoc LP                  Imperial Sports              15,000.37
325-01       Ramco Lapeer Assoc LP                     Austin's Hairstyling          5,471.39
325-01       Ramco Lapeer Assoc LP                     Half-Off Cards               41,531.13
330-01       28th Street Kentwood Assoc LP             Half-Off Cards               61,916.58
375-01       Ramco Jackson Assoc LP                    The Snak Shak                 5,971.27
375-01       Ramco Jackson Assoc LP                    The Mug Tree                  5,732.26
470-01       Ramco Lansing Assoc LP                    Half-Off Cards               43,055.59
475-01       Ramco Singer Assoc LP                     Uhlman's                     15,178.57
585-01       Spring Meadows Shopping
             Center Assoc LP                           Half-Off Cards               61,890.87
615-01       West Allis Shopping Center                Check Express                 5,765.57
                                                                                   ----------

             Total Tenant Loans at December 31, 1994                               261,513.60
                                                                                   ==========

                               Schedule 1.7(a)(i)

                          OP Units = (NOI divided by CR) - (AA + I)
                                     ------------------------------
                                                  OPV

Where:

                 NOI = (i) Annualized base rent attributable to the Tel-Twelve Lease plus (ii) $90,000.

                 CR = The applicable capitalization rate of 11.18% (expressed as a decimal fraction).

                 AA = The sum of expenses incurred or advanced by the Operating Partnership (including amounts reimbursed to Tel-Twelve Mall Associates Limited Partnership or its Affiliates under the Ramco Agreements) that are attributable to Tel-Twelve Lease.

                 I = Interest on AA (calculated from the date such amounts were advanced until the date the tenant under the Tel-Twelve Lease begins paying rent) at an annual rate equal to the greater of (i) 10% per annum and (ii) a floating rate per annum equal to the prime rate of the Bank of Boston plus 2%.

                 OPV = the meaning set forth in Section 8.

                               Schedule 1.7(a)(ii)

                   PharMor Space Units = (NOI divided by CR) - (AA + I)
                                         ------------------------------
                                                      OPV

Where:

                 NOI = The annualized net operating income attributable to the Qualifying Lease that is the subject of the PharMor Space (including a straightlining of any additional common area maintenance and real estate tax reimbursements at the Jackson Crossing Property directly attributable to such lease and after taking into account all incremental increases in expenses at the Jackson Crossing Property attributable to such lease that are consistently applied to historical amounts during the most recent calendar year) on the date the tenant under such lease begins paying rent.

                 CR = The applicable capitalization rate of 11.18% (expressed as a decimal fraction).

                 AA = The sum of expenses incurred or advanced by the Operating Partnership (including amounts reimbursed to Ramco Jackson Delaware Limited Partnership or its Affiliates under the Ramco Agreements) that are attributable to the Qualifying Lease that is the subject of the PharMor Space.

                 I = Interest on AA (calculated from the date such amounts were advanced until the date the tenant under the Qualifying Lease that is the subject of the PharMor Lease begins paying rent) at an annual rate equal to the greater of (i) 10% per annum and (ii) a floating rate per annum equal to the prime rate of the Bank of Boston plus 2%.

                 OPV = the meaning set forth in Section 8.

                             Schedule 1.7(a)(ii)(A)

                    PharMor Repurchase Units =(NJN divided by CR) + D
                                              -----------------------
                                                        OPV

Where:

                 NJN      =       The dollar amount of Negative Jackson NOI
                                  (expressed for purposes of this calculation as a positive number).

                 CR       =       The applicable capitalization rate of 11.18%
                                  (expressed as a decimal fraction).

                 D        =       The dollar amount of distributions or
                                  dividends paid in respect of the PharMor Space
                                  Units (or any Shares issued in connection with the exchange of such units) between the Closing Date and March 31, 1997.

                 OPV      =       The meaning set forth in Section 8.

                             Schedule 1.7(a)(iii)

                  OP Units = (NOI divided by CR) - (AA + I)
                             ------------------------------
                                          OPV

Where:

NOI = The annualized stabilized net operating income from the Jackson Crossing Property from Qualifying Leases during the period from January 1, 1997 through and including March 31, 1997 (computed in a manner consistent with the preparation of the Operating Partnership's or the Trust's regularly prepared financial statements, except that all management, development, and leasing fees and commissions shall be excluded from the calculation and all common area maintenance and real estate tax reimbursements and percentage rents shall be straight lined) ("STABILIZED JACKSON INCOME") minus the sum of (i) the net operating income from the Jackson Crossing Property for the 12 months ending December 31, 1994, as adjusted to reflect contractual increases in base rents during the period from January 1, 1995 through December 31, 1995 attributable to Qualifying Leases existing at the Jackson Crossing Property at December 31, 1994 (to the extent such net operating income was included as part of the estimated Funds from Operations from the Operating Partnership as set forth in the Updated Distribution Pro Forma), less any net operating income attributable to the any lease set forth on Schedule 1.5(e) that was reflected on the Updated Distribution Pro Forma if at any time prior to March 31, 1997 any such lease is terminated as a result of the lease termination provisions set forth on such Schedule, (ii) the annualized positive impact on Stabilized Jackson Income that is attributable to any automatic fixed minimum rent escalations that had become effective during the period from January 1, 1996 through March 31, 1997 and relate to Qualifying Leases existing at the Jackson Crossing Property as at December 31, 1994, (iii) percentage rents included in Stabilized Jackson Income in excess of the percentage rents taken into consideration in computing net operating income from the Jackson Crossing Property for the twelve months ending December 31, 1994 with respect to Qualifying Leases in place as of December 31, 1994; provided, however, Stabilized Jackson Income with respect to any Qualifying Lease entered into after December 31, 1994 shall be further reduced by the amount by which tenant improvements and tenant allowances in such lease (calculated by amortizing such amount over the initial term of the lease) exceed the product of (a) the per square foot average of such improvements and allowances at the Jackson Crossing Property during the year ended December 31, 1994 for the type of tenant which is the subject of such lease and (b) the number of square feet covered by such lease.

CR = the applicable capitalization rate of 11.18% (expressed as a decimal fraction)

AA = the sum of all expenses incurred or advanced by the Operating Partnership (including amounts reimbursed to Jackson Delaware Limited Partnership or its Affiliates under the Ramco Agreements) that are attributable to periods from and after January 1, 1995 through and including March 31, 1997 for capital expenditures relating to new tenants , tenant improvements, tenant allowances and leasing costs at the Jackson Crossing Property.

I = interest on AA (calculated from the date such amounts were advanced until March 31, 1997) at an annual rate equal to the greater of (i) 10% per annum or
(ii) a floating rate per annum equal to the prime rate of Bank of Boston plus
2%.

OPV = The meaning set forth in Section 8.

                                  Schedule 1.14

A = ER divided by CR

Where:

ER = 1994 electric net revenue from the applicable Michigan Property as shown on or included as part of the audited statement of income from the Ramco Properties for the year ended December 31, 1994.

CR = The applicable capitalization rate of 11.18% (expressed as a decimal fraction).

A = The amount of the Ramco Principals obligation with respect to such Michigan Property.

                                 Schedule 4.5(c)

                             DISTRIBUTION PRO FORMA

The steps for preparing the Updated Distribution Pro Forma for the Operating Partnership should be as follows (note that the following steps cross-reference the attached proposed layout for the Updated Distribution Pro Forma):

         1. Compute pro forma Funds from Operations for the year ended December 31, 1994 from the audited financial statements, as adjusted for the Contemplated Transactions, the concurrent debt refinancing, pro forma Trust general and administrative expenses and the cash flow from Ramco.(1)

         2. Prepare a space-by-space schedule which ties out to total 1994 minimum rents as detailed in the pro forma financials.

         3. Calculate the impact of annualizing base rents in 1995 for tenants who were in their stores for only part of the year in 1994, but who will be in their stores for all of 1995, as follows:

                   Actual minimum rent to be received from space in 1995         $XXX
                   Less: Actual minimum rent generated by the space in 1994      (XXX)
                                                                                 ----
                                                                                 $XXX
                                                                                 ====

         4. Calculate the impact of contractual rent increases for leases where tenant was in space for all of 1994 and 1995, and where rent increases contractually in 1995, as follows:

                   Actual minimum rent to be received from tenant in 1995        $XXX
                   Less: Actual minimum rent generated by same tenant in 1994    (XXX)
                   Less: Percentage rent received from tenant in 1994 to         ----
                   the extent that it has been economically converted
                   into minimum rent in 1995                                    $(XXX)
                                                                                -----
                                                                                 $XXX(2)
                                                                                =====

         5. Calculate the impact of new leases signed as of December 31, 1994 for tenants with 1995 occupancy, as follows:

                   Actual minimum rent to be received from space in 1995         $XXX
                   Less: Actual minimum rent generated by same space in
                   1994, if any                                                  (XXX)
                                                                                 ----
                                                                                 $XXX
                                                                                 ====

- ---------------------------------
(1) Interest on the West Oaks I debt shall be calculated based on an annual rate of interest of 10.125% unless on or before May 8, 1995 Ramco receives a binding commitment which is not subject to any material contingencies (other than due diligence) from a lender satisfactory to the Trust fixing the rate on such loan for a period of not less than 10 years at a lesser rate. Interest on the Oak Brook debt shall be calculated based on the rate payable under such loan as of the payment date immediately preceding the date the calculation is made.
(2) Total of this calculation should not be reduced below zero with respect to any lease.

         6. Compute annualized impact of Tel-Twelve Lease (rent, common area maintenance ("CAM") and tax reimbursements and any incremental increases in expenses attributable to such lease). Make sure that any CAM and tax reimbursements to be received from Music Land under the Tel-Twelve Lease on an annualized basis are not simply offsets to CAM and tax reimbursements already received from other tenants. In addition, make sure to eliminate 1994 income, if any, from the previous tenant, Montgomery Ward Garden Shop. No portion of the Tel-Twelve Lease should be included in step 5 above.

         7. Compute impact of spaces vacated during 1994 which were not re-leased by December 31, 1994, as follows:(1)

                   Actual minimum rent to be received from space in 1995          $0
                   Actual minimum rent generated by space in 1994               (XXX)
                                                                               -----
                                                                               ($XXX)
                                                                               =====

         8. Compute the impact of known vacancies which have occurred from January 1, 1995 to present, as well as remaining 1995 scheduled lease expirations, as follows(1)(2)(3)

                   Actual minimum rent to be received from tenant in 1995
                     prior to vacancy/expiration                                $XXX
                   Actual minimum rent generated by tenant in 1994              (XXX)
                                                                               -----
                                                                               ($XXX)
                                                                               =====

         9. Compute the impact of income received during 1994 (including base rent, percentage rent, CAM and tax reimbursements) attributable to the Linens Lease (so long as the tenant continues to pay rent). Make sure no portion of the income from this lease is included in step 1.

         10.     If the Blue Ash Agreement is not terminated pursuant to
                 Section 6.18, compute annualized payments under Blue Ash second mortgage note.

         11.     Compute the impact of cash vs. straight line rents.


- ----------------------------
(1) Except as set forth in item 9, all month to month leases shall be treated for this purpose as vacancies for the entire period.
(2) Termination of the Kroger lease at West Oaks I and the replacement of such lease with the Circuit City Lease will not be included in this calculation.
(3) The leases set forth on Exhibit 4.5(c) will not be included in this calculation provided (x) the tenant under such lease continued to pay rent and remained open for business following the expiration of such lease and (y) the tenant under such lease enters into, on or before May 1, 1995, an extension of such lease or a new lease (on terms no less favorable to the landlord as those terms included in the expired lease) that extends for a term expiring not earlier than December 31, 1995.

         12. Compute estimated 1995 non revenue-producing capital expenditures, tenant improvements and leasing commissions, and related legal fees based on historical experience and anticipated 1995 leasing activity.

         13. Compute estimated 1995 principal amortization based on pro forma debt.

         14.     If the Blue Ash Agreement is not terminated pursuant to
                 Section 6.18, compute the impact of percentage rents payable at Blue Ash.

         15. Compute the impact of 1994 CAM billings (including administrative fees) at New Towne Plaza that are attributable to amortization of a capitalized repair that occurred during a prior period.

Based on the above, we will have accounted for all of the various leasing possibilities:

                                                            Picked up in step #
                                                            -------------------
- -  Tenant in for full year 1995 and 1994                            4
- -  Tenant in for part year 1994 and full year 1995                  3
- -  Tenant in for full or part year 1994 with vacancy
    or expiration in 1995                                           8
- -  Tenant in for part of 1994 and then vacated;
    space not re-leased by December 31, 1994                        7
- -  Tenant lease signed by December 31, 1994 with
    occupancy in 1995                                               5

                         UPDATED DISTRIBUTION PRO FORMA


Step 1.     Pro forma Funds from Operations for the year ended December 31,
            1994(a)......................................................................    $XXX

Step 3.     Add:  Revenues from base rents adjusted to reflect a full year's
            operations for stores leased and opened during 1994..........................     XXX

Step 4.     Add:  Contractual rent increases in base rents from existing leases..........     XXX

Step 5.     Add:  Minimum rents from new tenant leases signed as of December 31, 1994
            for tenants with occupancy beginning in 1995.................................     XXX

Step 6.     Add:  Annualized impact (rent, CAM and tax) of Media Play lease..............     XXX

Step 7.     Less:  Spaces vacated during 1994, not released by December 31, 1994.........    (XXX)

Step 8.     Less:  Impact of lease expirations during 1995...............................    (XXX)

Step 9.     Add:  Applicable income attributable to Linens Lease.........................    $XXX

Step 10.    Add if applicable:  Annualized payments under Blue Ash
            second mortgage note (to the extent not otherwise included)..................    $XXX

Step 11.    Effect of straight lining of rents...........................................     XXX
                                                                                             ----

            Estimated pro forma Funds for Operations for the 12 months
            ended December 31, 1995......................................................    $XXX
                                                                                             ====

Step 12.    Less:  Estimated nonrevenue-producing CapEx, TIs and leasing
            commissions..................................................................    (XXX)

Step 13.    Less:  Estimated principal amortization......................................    (XXX)
                                                                                             ----

Step 14.    Less if applicable:  Estimated percentage rents payable at Blue Ash..........    (XXX)

Step 15.    Less:  1994 CAM reimbursements at New Towne Plaza (including administrative
            fees) that relate to amortization of a capitalized repair....................    (XXX)

            Estimated pro forma Funds Available for Distribution for the 12 months
            ended December 31, 1995......................................................    $XXX
                                                                                             ====


- -------------------
(a) To reflect incremental general and administrative expenses of $2.4 million, the use of proceeds of the RPS Cash and the Refinanced Loan.

                                 EXHIBIT 4.5(C)

United Paint            West Oaks I
Casual Corner           Tel-Twelve
Dollar Tree             Southfield Plaza

                                   SCHEDULE 1

                            DESCRIPTION OF AGREEMENTS

1. Agreement dated April 10, 1995, by and between KM BLUE ASH DEVELOPMENT COMPANY, an Ohio co-partnerships as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "Blue Ash Commons" located in Blue Ash, Ohio, as amended.

2. Agreement dated April 10, 1995, by and between LA II GROUP, an Ohio general partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "Office Max" located in Toledo. Ohio, as amended.

3. Agreement dated December 29, 1994, by and between Michigan SHOPPING CENTER VENTURES II LIMITED PARTNERSHIP, a Michigan limited partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P, a Delaware limited partnership, as Recipient, with respect to property known as "Ferndale Plaza" located in Ferndale, Michigan.

4. Agreement dated December 29, 1994, by and between RAMCO CANTON CO., a Delaware general partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "New Towne Plaza" located in Canton Township, Michigan.

5. Agreement dated December 29, 1994, by and between RAMCO FRASER DEVELOPMENT COMPANY, a Michigan co-partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "Fraser Towne Center" located in Fraser, Michigan.

6. Agreement dated December 29, 1994, by and between RAMCO JACKSON DELAWARE LIMITED PARTNERSHIP, a Delaware limited partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "Jackson Crossing" located in Jackson, Michigan.

7. Agreement dated April 10, 1995, by and between RAMCO KENTWOOD ASSOCIATES, a Michigan co-partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to a partnership interest in 28th Street Kentwood Associates, a Michigan co-partnership, which owns property known as "Kentwood Towne Center" located in Kentwood, Michigan, as amended.

8.* Agreement dated December 29, 1994, by and between RAMCO LANSING ASSOCIATES, a Michigan co-partnership, as Owner, and RAMCO-GERSHENSON

         PROPERTIES, L.P., a Delaware limited partnership, AS Recipient, with respect to property known as "Edgewood Town Center" located in Lansing, Michigan.

9.* Agreement dated December 29, 1994, by and between RAMCO LAPEER ASSOCIATES LIMITED PARTNERSHIP, a Michigan limited partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "Eastridge Commons" located in Flint, Michigan.

10. Agreement dated December 29, 1994, by and between RAMCO NOVI I CO., a Delaware general partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "West Oaks 1" located in Novi, Michigan.

11. Agreement dated December 29, 1994, by and between RAMCO NOVI II CO., a Delaware general partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "West Oaks II" located in Novi, Michigan.

12. Agreement dated December 29, 1994, by and between RAMCO OAK BROOK SQUARE ASSOCIATES LIMITED PARTNERSHIP, a Michigan limited partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "Oak Brook Square" located in Flint, Michigan.

13. Agreement dated December 29, 1994, by and between RAMCO ORION CO., a Delaware general partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L P., a Delaware limited partnership, as Recipient, with respect to property known as "Lake Orion Plaza" located in Lake Orion, Michigan.

14. Agreement dated December 29, 1994, by and between RAMCO ROSEVILLE CO., a Delaware general partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "Roseville Plaza" located in Roseville, Michigan.

15. Agreement dated April 10, 1995, by and between RAMCO SINGER ASSOCIATES LIMITED PARTNERSHIP, an Ohio limited partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "Troy Towne Center" located in Troy, Ohio.

16. Agreement dated April 10, 1995, by and between RAMCO SOUTH NAPLES DEVELOPMENT, a Florida general partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "Naples Towne Center" located in Naples. Florida.

17. Agreement dated December 29, 1994, by and between RAMCO SOUTHFIELD CO., a Delaware general partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "Southfield Plaza" located in Southfield, Michigan.

18. Agreement dated December 29, 1994, by and between RAMCO STERLING MALL CO., a Delaware general partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "Clinton Valley Mall" located in Sterling Heights, Michigan.

19. Agreement dated December 29, 1994, by and between RAMCO STERLING; STRIP CO., a Delaware general partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "Clinton Valley Strip" located in Sterling Heights, Michigan.

20. Agreement dated December 29, 1994, by and between RAMCO TEL-TWELVE MALL, a Delaware general partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "Tel-Twelve Mall" located in Southfield, Michigan.

21. Agreement dated April 10, 1995, by and between SOUTHFIELD PLAZA LIMITED PARTNERSHIP, a Michigan limited partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to a partnership interest in S-12 Associates, a Michigan co-partnership, which owns property known as "Southfield Plaza Expansion" located in Southfield, Michigan.

22. Agreement dated April 10, 1995, by and between SPRING MEADOWS SHOPPING CENTER ASSOCIATES, an Ohio general partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as recipient, with respect to property known as "Spring Meadows Shopping Plaza" located in Holland, Ohio.

23. Agreement dated April 10, 1995, by and between WEST ALLIS SHOPPING CENTER ASSOCIATES, a Wisconsin general partnership, as Owner, and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, as Recipient, with respect to property known as "West Allis Towne Center" located in West Allis, Wisconsin.


- --------------

*Direct Transfer Ramco Properties

                                 SCHEDULE 1.1(b)

                LIST OF DEVELOPMENT LAND, OUTPARCELS AND OPTIONS

                   Development Land and Development Outparcels

                                                       Parcel Size (Acres)
                                                       -------------------
       Roseville Plaza (12 Mile & Gratiot)                  .90

       New Towne Plaza (Canton Township)                    2.0, 2.5

       Edgewood Towne Centre (Lansing)                      .75, .95

                                    Options

       Jackson West                                    Jackson, MI

       Troy - Livernois & Maple                        Troy, MI

       Warren - Ten Mile & Dequindre                   Warren, MI

       Bennett Property                                Toledo, OH

       Hoen/Holloway Property                          Toledo, OH

       Roth Property                                   Toledo, OH

       Saba Property                                   Toledo, OH

       West Oaks III                                   Novi, MI

       Spring Meadows Phase III                        Toledo, OH

       Shelby Township - Hall Road                     Shelby Township, MI

                                 SCHEDULE 1.6(b)

                        RAMCO-GERSHENSON PROPERTIES, L.P.
                      27600 NORTHWESTERN HIGHWAY, SUITE 200
                                    SUITE 200
                           SOUTHFIELD, MICHIGAN 48034

                             ________________, 1995

[NAME OF OWNER]
27600 Northwestern Highway
Suite 200
Southfield, Michigan  48034

         Re:  (NAME OF PROPERTY)

Ladies and Gentlemen:

         This letter will confirm that, notwithstanding anything to the contrary contained in that certain Agreement dated December 29, 1994, between the undersigned, as Recipient, and you, as Owner (the "Agreement"), you and the undersigned agree that:

                 (A) you are no longer bound by, and are hereby released from any obligation or liability which you would otherwise incur as a result of, the representation made by you in the last sentence of Section 9(1)(3) of the Agreement; and

                 (B) the Term "Indemnity Collateral" as used in the Agreement shall mean: (i) the Operating Partnership Interests (including OP Units) and Shares acquired directly or indirectly by the Ramco Group (but not any other partners of Owner) in connection with the payment of the consideration by Recipient under this Agreement, and the other related agreements between the Ramco Entities and the Recipient, (ii) any Shares received by the Ramco Group (but not any other partners of Owner) as a result of the exchange of OP Units for Shares; and (iii) distributions, share splits or other securities received with respect to the Shares or OP Units described in clauses (i) and (ii) above.

- ------------------------
________, 1995
Page 2

         Please indicate your acknowledgement of the foregoing by signing below.

                                     RAMCO-GERSHENSON PROPERTIES, L.P.,
                                     a Delaware limited partnership

                                     By:  Ramco REIT, Inc.,
                                          a Delaware corporation,
                                          general partner

                                          By:_________________________________
                                               Richard Gershenson
                                               Vice President

The undersigned acknowledges the foregoing letter.

                                     _________________________________________,
                                     a___________________________________

                                     By:______________________________________

                                  SCHEDULE 1.9



         None.

                                  SCHEDULE 3.2

                          CONSENTS NEEDED FROM PARTNERS
                         OF RAMCO CONTRIBUTING PARTNERS

         The following partnerships require consents of non-Ramco Partners:

         1.      Ramco Novi Development Associates Limited Partnership

                          - Kefco Novi Associates, a Michigan co-partnership

         2.      Sterling Mall Associates Limited Partnership

                          - Sondra L. Berlin Revocable Living Trust (Sondra L. Berlin, Trustee)

                          - Florine Mark Revocable Living Trust (Florine Mark, Trustee)

         3.      Spring Meadows Shopping Center Associates

                          - JCP Realty, Inc., a Delaware corporation

         4.      West Allis Shopping Center Associates

                          - A-C Reorganization Trust

         5.      Ramco Singer Associates Limited Partnership

                          - Harold Singer

         6.      West Oaks Development Company

                          - Aaron H. Gershenson Residuary Trust

         7.      W & G Realty Company

                          - either Aaron H. Gershenson Residuary Trust or William Gershenson Residuary Trust

         8.      KMW Sterling Development Company

                          - either Aaron H. Gershenson Residuary Trust or William Gershenson Residuary Trust

         9.      Ford-Sheldon Plaza Company

                          - either Aaron H. Gershenson Residuary Trust or William Gershenson Residuary Trust

           SIGNATURES REQUIRED FOR AARON H. GERSHENSON RESIDUARY TRUST

Dated: __________________, 1995       _____________________________________
                                      Ira J. Jaffe, Trustee under Residuary
                                      Trust established under Trust Agreement
                                      dated February 28, 1972, as amended, Aaron
                                      H. Gershenson, Grantor

Dated: __________________, 1995       _____________________________________
                                      Bernice G. Gershenson, Trustee under
                                      Residuary Trust established under Trust
                                      Agreement dated February 28, 1972, as
                                      amended, Aaron H. Gershenson, Grantor


           SIGNATURES REQUIRED FOR WILLIAM GERSHENSON RESIDUARY TRUST

Dated: __________________, 1995       _____________________________________
                                      Ira J. Jaffe, Trustee under Residuary
                                      Trust established under Trust Agreement
                                      dated June 29, 1973, as amended, William
                                      Gershenson, Grantor

Dated: __________________, 1995       _____________________________________
                                      Sylvia Gershenson, Trustee under Residuary
                                      Trust established under Trust Agreement
                                      dated June 29, 1973, as amended, William
                                      Gershenson, Grantor

Dated: __________________, 1995       _____________________________________
                                      Joel Gershenson, Trustee under Residuary
                                      Trust established under Trust Agreement
                                      dated June 29, 1973, as amended, William
                                      Gershenson, Grantor

                                  SCHEDULE 3.3

                   RAMCO DEBT TO BE REFINANCED AND PROPERTIES
                       TO BE ENCUMBERED BY REFINANCE LOAN

                              DEBT TO BE REFINANCED

                                                                Actual Balance
                                        Lender                   at 12-31-94

Tel-Twelve Mall                    First of Boston                30,915,000
Tel-Twelve Mall                    Huntington Bank                    87,495
Tel-Twelve Mall                    Huntington Bank                     9,950

Ramco Fraser                       Bank of Boston                  2,238,511
Ramco Fraser                       Huntington Bank                    16,943

Ramco Lapeer                       NBD Bank, N A                   9,141,924

Ramco South Naples                 Bank of Boston                  1,044,240

Southfield Plaza                   Huntington Bank                         0

Ramco Singer                       Bank One                        7,260,734

West Allis Shopping Center         Bank of Boston                 14,730,000

Ford-Sheldon                       Huntington Bank                   526,017
Ford-Sheldon                       Aetna Life                      5,857,385

Ferndale Plaza                     Sun Life                        1,782,954
Ferndale Plaza                     Land Contract                      63,628

KMW Sterling                       Northwestern Mutual Life        1,663,380
KMW Sterling                       Huntington Bank                     9,333

Ramco Oakbrook                     Bank of Boston                  1,426,400

Sterling Mall                      Mutual Benefit                  5,881,859
Sterling Mall                      First of America                1,815,363

Sterling Mall                      Land Contract                     622,037
Sterling Mall                      Land Contract                     194,975

W & G Realty                       Aetna Life                      4,368,226

Ramco Jackson                      NBD Bank, N.A.                 25,142,612
Ramco Jackson                      Huntington Bank                    49,570

Ramco Lansing                      Bank of Boston                  4,222,958

LA II Group-North
   Towne/OfficeMax                 Michigan National Bank          1,950,000

Roseville Plaza                    Barclays Bank                   9,793,108

Southfield Plaza                   Barclays Banks                  8,741,633

West Oaks I                        Huntington Bank                     7,778

West Oaks II                       Huntington Bank                    10,242



                  PROPERTIES TO BE ENCUMBERED BY REFINANCE LOAN

Tel-Twelve Mall                    Southfield, Michigan

East Ridge Commons                 Flint, Michigan

Southfield Plaza                   Southfield, Michigan

Roseville Plaza                    Roseville, Michigan

New Towne Plaza                    Canton, Michigan

Clinton Consumers Mall             Sterling Heights, Michigan

Orion Plaza                        Lake Orion, Michigan

Jackson Crossing                   Jackson, Michigan

                                  SCHEDULE 4.1

                       LIST OF RAMCO CONTRIBUTING PARTIES


1.       KM BLUE ASH DEVELOPMENT COMPANY, an Ohio co-partnership

2.       LA II GROUP, an Ohio general partnership

3. MICHIGAN SHOPPING CENTER VENTURES II LIMITED PARTNERSHIP, a Michigan limited partnership

4.       RAMCO CANTON CO., a Delaware general partnership

5.       RAMCO FRASER DEVELOPMENT COMPANY, a Michigan co-partnership

6. RAMCO JACKSON DELAWARE LIMITED PARTNERSHIP, a Delaware limited partnership

7.       RAMCO KENTWOOD ASSOCIATES, a Michigan co-partnership

8.       RAMCO LANSING ASSOCIATES, a Michigan co-partnership

9. RAMCO LAPEER ASSOCIATES LIMITED PARTNERSHIP, a Michigan limited partnership

10.      RAMCO NOVI I CO., a Delaware general partnership

11.      RAMCO NOVI II CO., a Delaware general partnership

12. RAMCO OAK BROOK SQUARE ASSOCIATES LIMITED PARTNERSHIP, a Michigan limited partnership

13.      RAMCO ORION CO., a Delaware general partnership

14.      RAMCO ROSEVILLE CO., a Delaware general partnership

15.      RAMCO SINGER ASSOCIATES LIMITED PARTNERSHIP, a Ohio limited partnership

16.      RAMCO SOUTH NAPLES DEVELOPMENT, a Florida general partnership

17.      RAMCO SOUTHFIELD CO., a Delaware general partnership

18.      RAMCO STERLING MALL CO., a Delaware general partnership

19.      RAMCO STERLING STRIP CO., a Delaware general partnership

20.      RAMCO TEL-TWELVE CO., a Delaware general partnership

21.      SOUTHFIELD PLAZA LIMITED PARTNERSHIP, a Michigan limited partnership

22.      SPRING MEADOWS SHOPPING CENTER ASSOCIATES, an Ohio general partnership

23.      WEST ALLIS SHOPPING CENTER ASSOCIATES, a Wisconsin general partnership

                                  SCHEDULE 4.4

                                 CONSENTS NEEDED


       No other consents are needed by the Ramco Group outside of those set forth on Schedule 3.2.

                                  SCHEDULE 4.7

                              RAMCO EXCLUDED ASSETS

River's Edge Office Building                         Southfield, Michigan
Summit Complex (Summit Place, Summit
  Crossing, Summit North)                            Waterford, Michigan
Livonia Towne Square                                 Livonia, Michigan
Bay Towne Plaza                                      Saginaw, Michigan
Builders Square (vacant)                             Sterling Heights, Michigan
Park Place Shopping Center                           Sandusky, Ohio
North Towne Commons                                  Toledo, Ohio

Estate Properties

Land Contracts
- --------------

Southfield Properties - GGJ Associates
Melvindale Plaza
Gershenson-Wittbold Mt. Clemens
Nine Mile & Harper
Southfield Properties - Plymouth/
  Southfield
Southfield Properties - Van Born
Southfield Properties - Ypsilanti

Partnership Interest in Sale/Leaseback
Assets
- --------------------------------------

Southfield Properties - Southgate
Southfield Properties - Westland

Partnership Interest in Real Estate Owned in Fee
- ------------------------------------------------

Southfield Properties - Cedar/Jolly
Maple & Livernois Plaza
G & R Development
G & S Realty Company
Southfield Properties - Lansing Mart
Gershenson-Wittbold Louisville
Michigan Mart Associates

Following is a list of businesses in which the Ramco Principals are involved which are not included as part of the transaction and are not a part of excluded properties. This following list is for informational purposes only.

Ponmalrest Associates, Inc.                          Burger King Franchise
R G Partnership                                      Burger King Property Landlord

Video arcade businesses as of May 12,1994:

Ramco Video - Tel-Twelve Mall
Video Arcade
Main Street Video
Video Arcade
Summit Video
Video Arcade
Gershenson Industries, Inc.
Fastener Systems Licensing
The Ward Group, Inc.
Card Shops

Vacant Land
- -----------
                                                               Acres
                                                     -------------------------
Sterling Heights, Michigan                           5.4
Waterford, Michigan                                  5.0, 1.15, 2.6, 1.2
Saginaw, Michigan                                    3.77, 25.54
Sandusky, Ohio                                       1.1, 1.6, .96, 8.63, 6.92
Troy, Ohio                                           .92, 18.745
Commerce Township, Michigan                          1.55, 24.55

                                  SCHEDULE 4.9

         1.     Litigation described in Ramco Agreements.

         2. Rosemary Dion vs. Ramco-Gershenson, Inc., Oakland County Circuit Court Case No. 92-426262-CL; Michigan Court of Appeals Case No. 165981.

                                  SCHEDULE 4.12

                                     BROKERS

         Any brokers used in connection with the Refinance Loan and/or the line of credit loan.

                                  SCHEDULE 4.14

                             REIT PARTNERS/INVESTORS

Alan J. B. Aronsohn                                   James F. Gill
Robinson Silverman Pearce Aronsohn & Berman           21 Warwick Road
1290 Avenue of the Americas                           Rockville Centre, NY 11570
New York, NY 10104
                                                      Sanford I. Goldzier
Stanley Berman                                        1931 Midlane
Robinson Silverman Pearce Aronsohn & Berman           Syosset, NY 11791
1290 Avenue of the Americas
New York, NY 10104                                    Charles Kotick
                                                      Robinson Silverman Pearce Aronsohn & Berman
Aaron H. Gershenson Residual Trust                    1290 Avenue of the Americas
c/o A & W Gershenson Properties                       New York, NY 10104
26555 Evergreeen, Suite 1520
Southfield, MI 48076                                  Robert Martin
                                                      c/o Leva Hawes
Bruce Gershenson                                      1220 19th Street, NW, Suite 700
26645 Irving Drive                                    Washington, DC 20036
Franklin, MI 48025
                                                      Saul Pearce
Dennis Gershenson                                     Robinson Silverman Pearce Aronsohn & Berman
25525 West 14 Mile Road                               1290 Avenue of the Americas
Franklin, MI 48025                                    New York, NY 10104

Joel Gershenson                                       Toni, John C. & John S. Robinson
6071 Hickory Tree Trail                               c/o Johnnie Taylor
Bloomfield Hills, MI 48301                            One Wall Street
                                                      New York, NY 10286
Richard Gershenson
4602 Private Lake Drive                               Michael N. Rosen
Bloomfield Hills, MI 48301                            50 East 79th Street, Apt. 9A
                                                      New York, NY 10021
Sylvia Gershenson Grantor Trust
c/o A & W Gershenson Properties                       Leonard B. Sand
26555 Evergreen, Suite 1520                           115 East 9th Street, Apt. 19F
Southfield, MI 48076                                  New York, NY 10003

Monique Schoen                                        Thomas N. and Dawn S. Boucher
1150 Park Avenue                                      1753 White Water Drive
New York, NY 10128                                    Rochester Hills, MI 48309

S. Randolph Seymour                                   Howard G. Brown Credit Trust
29310 Whitingham Court                                c/o Kenneth A. Brown, Trustee
Agoura Hills, CA 91301                                P. O. Box 2558
                                                      Livonia, MI 48151
Trust Under the Will of Matthew Silverman
c/o Jerome Volkman, CPA                               Donald Cunningham
60 East 42nd Street                                   3118 Bloomfield Park Drive
New York, NY 10165                                    West Bloomfield, MI 48033

Laurence A. Spelman                                   Bruce Douglas
22 West 96th Street                                   2849 Falmouth Road
New York, NY 10025                                    Toledo, OH 43615

Michael A. Ward, Trustee Under Agreement Dated        Steven J. Engelhart
2/22/77                                               1011 Satterlee
5335 Wayfind Lane                                     Bloomfield Hills, MI 48304
Bloomfield Hills, MI 48302
                                                      Ferndale/Livonia Limited Partnership
Ramco L & W Partners                                  c/o Ramco-Gershenson, Inc.
27600 Northwestern Highway, Suite 200                 27600 Northwestern Highway, Suite 200
Southfield, MI 48034                                  Southfield, MI 48034

James W. Aikman                                       Betty J. Fisher
8949 Baker Road                                       681 Lake Shore Drive
Indianapolis, IN 46259                                Grosse Pointe, MI 48236

Marcella Aikman                                       Michael R. Fisher
8122 South Mitthoeffer Road                           90 Kenwood Road
Indianapolis, IN 46227                                Grosse Pointe, MI 48236

William C. Albert                                     Allan S. Frank
29275 Northwestern Highway, Suite 100                 MCANY, Inc.
Southfield, MI 48034                                  3909 N.E. Sunny Isles Boulevard, Suite 202
                                                      Miami Beach, FL 33160
Sondra L. Berlin Revocable Living Trust
c/o Sondra L. Berlin                                  Norman W. and Marilyn S. Gabel
3322 South Shore Circle                               14268 Cranston
West Bloomfield, MI 48323                             Livonia, MI 48154

Sam Gershenson                                        Ernest and Margaret Muse
26111 West 14 Mile Road, Suite 115                    Route 2, Box 285
Franklin, MI 48025                                    New Castle, IN 47362

William Gershenson Residual Trust                     Kermit L. and Donna Muse
c/o A & W Gershenson Properties                       Rural Route 1
26555 Evergreen, Suite 1520                           Cambridge City, IN 47327
Southfield, MI 48076
                                                      Theresia Nowak
Orville E. & Margaret Horton                          4153 Beach
6281 Hailabirn Road                                   Troy, MI 48098
Haines City, FL 33844
                                                      Jack A. Robinson Revocable Living Trust
Walter Kaye                                           c/o Jack A. Robinson
475 Park Avenue                                       1589 Kirkway
New York, NY 10022                                    Bloomfield Hills, MI 48013

Judith F. Knudsen                                     Mildred Schiff Trust
29757 Somerset Boulevard                              c/o Mildred Schiff
Perrysburg, OH 43551                                  3301 Palm Aire Drive South, Apt. 106
                                                      Pompano Beach, FL 33069
Helen P. Kyriakopoulos, Trustee F/B/O Helen P.
Kyriakopoulos                                         Benedict A. Silverman
Under Will of Constantine Kyriakopoulos               MCANY, Inc.
30150 Telegraph Road, Suite 249                       675 Third Avenue, 24th Floor
Birmingham, MI 48010                                  New York, NY 10017

L/F Associates                                        Omar J. Soenen Trust
c/o Joel S. Adelman, Esquire                          c/o Omar J. Soenen, Trustee
2290 First National Building                          32529 North River Road
Detroit, MI 48226                                     Mt. Clemens, MI 48045

Florine Mark Revocable Living Trust                   Chester and Delores Sokol
c/o Florine Mark                                      1051 Foxfire Lane, Apt. 301
The WW Group, Inc.                                    Naples, FL 33942
P. O. Box 9072
Farmington Hills, MI 48333                            Albert and Lillian Vannini
                                                      1251 Oakwood
John and Judy Messenger                               Rochester, MI 48063
15652 Shady Lane
Three Rivers, MI 49093                                William J. Wink
                                                      5138 Woodland Lane
                                                      Bloomfield Hills, MI 48013

Robert C. and Patricia C. Wood                        Robert Dancy
8151 Fawn Valley Drive                                37011 Fox Glen
Clarkston, MI 48016                                   Farmington Hills, MI 48331

Ramco Oak Brook Square, Inc.                          Diane Dow
27600 Northwestern Highway, Suite 200                 7776 Amboy Street
Southfield, MI 48034                                  Dearborn Heights, MI 48127

Milton J. Blumberg                                    Eleanor Ruth Engelhart Revocable Living Trust
4578 Pine Village Drive                               c/o Eleanor Ruth Engelhart, Trustee
West Bloomfield, MI 48323                             1589 Lakeview
                                                      Sylvan Lake, MI 48320
William A. Engelhart
1589 Lakeview                                         Steven J. Engelhart
Sylvan Lake, MI 48320                                 1011 Saterlee
                                                      Bloomfield Hills, MI 48304
Rose M. Juliar
5136 Woodlands Trail                                  Thomas Robin
Bloomfield Hills, MI 48302                            242 Arlington
                                                      Birmingham, MI 48009
Steven Karas
5340 Fox Ridge                                        Larry Ruppert
West Bloomfield, MI 48322                             1254 Heights Road
                                                      Lake Orion, MI 48362
Ron Sesvold
7860 Barnsbury                                        Joseph W. Sutschek
Union Lake, MI 48387                                  4540 Arline Drive
                                                      Orchard Lake, MI 48323
Ann Temesvari
703 Morand                                            Ramco Kentwood Associates
Windsor, Ontario N9G1J1                               27600 Northwestern Highway, Suite 200
CANADA                                                Southfield, MI 48034

Gloria Wallick                                        David Rose
1928 Dawn Ridge Road                                  2841 Squirrel Road
Walled Lake, MI 48390                                 West Bloomfield, MI 48304

Ramco Jackson, Inc.                                   Sydney Rose
27600 Northwestern Highway, Suite 200                 2841 Squirrel Road
Southfield, MI 48034                                  West Bloomfield, MI 48304

Robert Doettl                                         Kenneth Eisenberg
RWD Interest                                          Kenwal Products Corp.
14905 Overbrook Drive, Suite 302                      9301 Central Avenue
Southgate, MI 48195                                   Detroit, MI 48204

Frederick Rubin                                       Alfred Fisher III
Fairfield Development Company                         General Safety Corp.
800 West Long Lake Road, Suite 140                    23001 Industrial Drive West
Bloomfield Hills, MI 48304                            P. O. Box 480
                                                      St. Clair Shores, MI 48080
Ramco Lansing Associates
Edgewood Towne Center                                 James Grosfeld
Lansing, Michigan                                     20500 Civic Center Drive, Suite 3000
                                                      Southfield, MI 48076
Ramco Lapeer, Inc.
27600 Northwestern Highway, Suite 200                 Christina Grow
Southfield, MI 48034                                  104 Kenwood Road
                                                      Grosse Pointe, MI 48236
Ramco Lewis Alexis Associates
27600 Northwestern Highway, Suite 200                 Judith Fisher Knudsen
Southfield, MI 48034                                  29757 Somerset Boulevard
                                                      Perrysburg, OH 43551
Brian W. McMahon
The Danberry Company                                  S. R. Investors Limited Partnership
One Seagate, Suite 1680                               c/o Richard J. Burstein, Esquire
Toledo, OH 43604                                      Honigman Miller Schwartz and Cohn
                                                      2290 First National Building
Ramco Lewis Alexis Associates                         Detroit, MI 48226
27600 Northwestern Highway, Suite 200
Southfield, MI 48034                                  Southfield Plaza Limited Partnership
                                                      27600 Northwestern Highway, Suite 200
Ramco Novi Development Company                        Southfield, MI 48034
27600 Northwestern Highway, Suite 200
Southfield, MI 48034                                  Second WWW Partnership
                                                      c/o McKinley Associates
Kefco Novi Associates                                 320 North Main
6735 Telegraph Road                                   P. O. Box 8649
Birmingham, MI 48010                                  Ann Arbor, MI 48107

Ramco Ventures                                        Sylvia Gershenson Grantor Trust
27600 Northwestern Highway, Suite 200                 c/o A & W Gershenson Properties
Southfield, MI 48034                                  26555 Evergreen, Suite 1520
Gentlemen                                             Southfield, MI 48076

Ramco Consumers Mall Associates Limited               Terry Davis
Partnership                                           3254 Walma
27600 Northwestern Highway, Suite 200                 Orchard Lake, MI 48324
Southfield, MI 48034
                                                      Roger Fridholm
R. G. Tel Twelve Co.                                  15840 Lakeview Court
27600 Northwestern Highway, Suite 200                 Grosse Pointe, MI 48230
Southfield, MI 48034
                                                      Russell G. Howell
Arntawa South Towne Properties                        1320 Forest Glen Court
28090 Harwich Drive                                   Bloomfield Hills, MI 48304
Farmington Hills, MI 48024
                                                      Nancy E. Karas Revocable Living Trust
Berwil, Ltd.                                          c/o Nancy E. Karas
2121 Texas Ash Drive                                  5340 Fox Ridge
Irving, TX 75063                                      West Bloomfield, MI 48322

Thomas J. Burns                                       Alexander Karp Trust
320 Martell Court                                     23749 Riverview Drive
Bloomfield Hills, MI 48304                            Southfield, MI 48034

Ralph A. Caponigro Revocable Living Trust             The Robert C. Katz Family Trust
c/o Ralph A. Caponigro                                c/o Robert C. Katz, Trustee
644 Bennington Drive                                  25244 South Hollygreen Drive
Bloomfield Hills, MI 48013                            Sun Lake, AZ 85248

Donald R. Clark Irrevocable Trust                     Eugene L. Klein
6300 Superior Road                                    2280 West Maple Road
Ypsilanti, MI 48197                                   Walled Lake, MI 48390-0200

Phyllis A. Clark                                      Jerome W. Krause, D.D.S. Trust
6300 Indian Hill Drive                                c/o Jerome W. Krause, D.D.S.
Ypsilanti, MI 48197                                   28275 Danvers Court
                                                      Farmington Hills, MI 48018
Conbet Associates
c/o Beth E. Lowenstein                                Joseph and Doris Letourneau
420 Goodhue                                           4658 Brightmore
Bloomfield Hills, MI 48304                            Bloomfield Hills, MI 48302

Frank P. Coyer, Jr. Living Trust                      Irving Lichtman
c/o Frank P. Coyer, Jr.                               32244 Ravine
30445 Oakview Way                                     Farmington Hills, MI 48018
Birmingham, MI 48010

George F. and Barbara C. Malley                       John W. and Marilyn A. Wolf
671 South Oxford                                      5090 State
Grosse Pointe, MI 48236                               Saginaw, MI 48603

The Barbara Mae Matusz Revocable Trust                Ramco Spring Meadows Associates
c/o Barbara Mae Matusz                                27600 Northwestern Highway, Suite 200
5913 Glen Eagles Drive                                Southfield, MI 48034
West Bloomfield, MI 48323
                                                      JCP Realty, Inc.
Robert D. Rowan Living Trust                          c/o J. C. Penney Company, Inc.
c/o Robert D. Rowan                                   6501 Legacy Drive, Suite 2102
19644 Riverside Drive                                 Plano, TX 75024-3698
Birmingham, MI 48232
                                                      Ramco Troy Associates
Marion L. Ruen Revocable Trust                        27600 Northwestern Highway, Suite 200
c/o Dennis A. Mele                                    Southfield, MI 48034
3055 Ruen Drive
P. O. Box 9100                                        Randall L. Gunlock
Palm Harbor, FL 34682                                 8163 Old Yankee Road, Suite B
                                                      Dayton, OH 45459
William H. Sandy Revocable Living Trust
c/o William H. Sandy                                  Harold H. Singer
596 Rudgate                                           111 West First Street, Suite 500
Bloomfield Hills, MI 48304                            Dayton, OH 45402

Adolph T. Silverstein Trust                           Ramco Allis Development Company
c/o David Vanderbroek                                 27600 Northwestern Highway, Suite 200
9995 Huntcliff Trace                                  Southfield, MI 48034
Atlanta, GA 30350
                                                      The West Allis Center, Inc.
Leo R. and Carolee J. Tosto                           1126 South 70th Street
20 West Lane Court                                    West Allis, WI 53214
Dearborn, MI 48124

Steve Toth, Jr. Revocable Trust
2100 North Woodward Avenue, # 201
Bloomfield Hills, MI 48304

Sam B. Williams
2280 West Maple Road
Walled Lake, MI 48390-0200

                               SCHEDULE 4.14(b)

                             CALIFORNIA INVESTORS


S. Randolph Seymour
29310 Whitingham Court
Agoura Hills, California   91301

                                SCHEDULE 4.16(a)

                                  BENEFIT PLANS

401(k) Salary Reduction
Non-Standardized Adoption Agreement

IRS Serial #D359971a
Approved April 30, 1992 with Lincoln National Life Insurance Co.

                                SCHEDULE 4.16(b)

         None.

                                SCHEDULE 4.16(e)

         None.

                                SCHEDULE 4.16(f)

         None.

                                SCHEDULE 4.16(g)

         None.

                                SCHEDULE 4.17(b)



         Agreement between Tel-Twelve Shopping Center and Service Employees International Union, Local 79, AFL-CIO, 1994- 1996

                                  SCHEDULE 6.5

                                                                  March 30, 1995

                                   MEMORANDUM

TO:              Dennis Gershenson
                 Richard J. Burstein, Esq.

FROM:            David Stockert

RE:              Outstanding Information

                 The following represents a list of the outstanding information that is necessary for the RPS Board of Trustees to evaluate the proposed transaction:

                 1.       West Oaks I

                          (a) Documentation confirming that the interest rate
                 under the tax-free debt originally held by Aetna has been reset from 10.125% to 7.75%; and

                          (b) If the tax-free debt originally held by Aetna is
                 accelerated by the lender in 7/97 pursuant to the call right, confirm the amounts that Service Merchandise and K-Mart would be obligated to pay under their respective leases and the manner in which such amounts are computed.

                 2. Confirm the commencement dates under the seven leases executed since October 1, 1994.

                 3. Analyze the magnitude and impact of the Michigan Single Business Tax when the ten year period to carry forward deductions ends and the effect that the ownership of all of the properties by the operating partnership will have on the amount of the tax.

                 4. Provide revised financials for the management company, including a breakdown of 3rd party management contracts and compute the net income attributable to 3rd party management contracts, and copies of all 3rd party management contracts.

Dennis Gershenson                      2                          March 30, 1995



                 5.       Blue Ash

                          (a) Confirm the present computation of percentage
                 rent under the Building Lease;

                          (b) Provide the 1993 tax return for KM Blue Ash;

                          (c) Analyze the impact of the balloon payment and
                 confirm that KM Blue Ash is obligated to make the Aetna debt payments including the balloon payment, but that KM Blue Ash is entitled to offset these amounts, including the balloon payment on a continuing basis, against all rent payable to Concord under the Building Lease;

                          (d) Confirm whether the Kroger parcel is separately
                 assessed for real estate tax purposes.

cc:              Alan M. Hurvitz, Esq.
                 Elizabeth H. Mai, Esq.

                                  SCHEDULE 6.13


                 Partnership Amendments as are necessary to obtain Partners consent.

                                  SCHEDULE 6.16

                   RAMCO DEBT TO BE REFINANCED AND PROPERTIES
                       TO BE ENCUMBERED BY REFINANCE LOAN

                              DEBT TO BE REFINANCED

                                                              Actual Balance
                                       Lender                  at 12-31-94
Tel-Twelve Mall                    First of Boston              30,915,000
Tel-Twelve Mall                    Huntington Bank                  87,495
Tel-Twelve Mall                    Huntington Bank                   9,950

Ramco Fraser                       Bank of Boston                2,238,511
Ramco Fraser                       Huntington Bank                  16,943

Ramco Lapeer                       NBD Bank, N.A.                9,141,924

Ramco South Naples                 Bank of Boston                1,044,240

Southfield Plaza                   Huntington Bank                       0

Ramco Singer                       Bank One                      7,260,734

West Allis Shopping Center         Bank of Boston               14,730,000

Ford-Sheldon                       Huntington Bank                 526,017
Ford-Sheldon                       Aetna Life                    5,857,385

Ferndale Plaza                     Sun Life                      1,782,954
Ferndale Plaza                     Land Contract                    63,628

KMW Sterling                       Northwestern Mutual Life      1,663,380
KMW Sterling                       Huntington Bank                   9,333

Ramco Oakbrook                     Bank of Boston                1,426,400

Sterling Mall                      Mutual Benefit                5,881,859
Sterling Mall                      First of America              1,815,363
Sterling Mall                      Land Contract                   622,037
Sterling Mall                      Land Contract                   194,975



W & G Realty                       Aetna Life                    4,368,226

Ramco Jackson                      NBD Bank, N.A.               25,142,612
Ramco Jackson                      Huntington Bank                  49,570

Ramco Lansing                      Bank of Boston                4,222,958

LA II Group-North
   Towne/OfficeMax                 Michigan National Bank        1,950,000

Roseville Plaza                    Barclays Bank                 9,793,108

Southfield Plaza                   Barclays Banks                8,741,633

West Oaks I                        Huntington Bank                   7,778

West Oaks II                       Huntington Bank                  10,242

                  PROPERTIES TO BE ENCUMBERED BY REFINANCE LOAN

Tel-Twelve Mall                    Southfield, Michigan

East Ridge Commons                 Flint, Michigan

Southfield Plaza                   Southfield, Michigan

Roseville Plaza                    Roseville, Michigan

New Towne Plaza                    Canton, Michigan

Clinton Consumers Mall             Sterling Heights, Michigan

Orion Plaza                        Lake Orion, Michigan

Jackson Crossing                   Jackson, Michigan

                                 SCHEDULE 7.4(f)

1. The release of 2,300 gallons of gasoline from a product line break at the Shell Food Mart, Jackson Crossing Shopping Center, occurring August, 1986.

2. The release of 1,200 gallons of gasoline from a delivery line rupture at the Shell Food Mart, Jackson Crossing Shopping Center, occurring October, 1991.

3. The release of gasoline from four (4) underground storage tanks while previously located at, but removed in 1987 from Marathon Gas Station located on the Southwest corner of Lapeer and Clarkston Roads, Lake Orion, Michigan and the ground water contamination that has been identified in the environmental reports relating to the Lake Orion property.

                                  SCHEDULE 8.74

1.     Joanne Fabrics                                 Ferndale

2.     Silkcorp                                       Kentwood

3.     Kabob Grill                                    S-12

4.     Tools Stuff and More                           New Towne Plaza

5.     Salad Galley                                   Spring Meadows

                                  SCHEDULE 1.2

                                 RPS Properties

Crofton Plaza Shopping Center
  Crofton, Maryland

Sunshine Plaza Shopping Center
  Tamarac, Florida

Commack Shopping Center
  Commack, New York

Trinity Shopping Center
  Pound Ridge, New York

Lantana Shopping Center
  Lantana, Florida

Chester Shopping Center
  Chester, New Jersey

                         Schedule 1.5(e)

                                     Minimum Monthly
                    Square            Rent/CAM/Real     OP Units
Tenant               Feet               Estate Tax     Allocated
- ----------------------------------------------------------------
Toys R Us           32,667               $16,333.50      137,452
                                           1,960.02
                                           3,380.17*
                                         ----------
                                         $21,673.69
- ----------------------------------------------------------------
Dunn's Gift Bo-Kay   4,777               $ 3,682.27       35,849
                                           1,242.02
                                             728.49
                                         ----------
                                         $ 5,652.78
- ----------------------------------------------------------------


                                                               Event that Triggers Release from
Tenant               Right to Terminate Lease                  Escrow
- --------------------------------------------------------------------------------------------------------
Toys R Us            Tenant has a right to terminate if at     (i)  At any time from Closing through
                     any time after 8/11/94 more than 30% of   12/1/95, if greater than 70% of the
                     the gross leasable area of the Shopping   Shopping Center is leased and operated
                     Center (excluding Tenant), are not by     tenants, or (ii) after 12/1/95, at
                     operating for a period of one year, and   such time as greater than 70% of the
                     during such one-year period Tenant's      Shopping Center is leased and operated
                     gross sales decrease by 15% or more by    tenants, if Tenant's Gross Sales for
                     below the gross sales level of the        the immediately preceding twelve-month
                     preceding 12-month period.                period ("Sales Period") are 86% or more
                                                               than for the twelve-month period
                                                               immediately prior to the Sales Period.
- --------------------------------------------------------------------------------------------------------
Dunn's Gift Bo-Kay   Tenant has a right to terminate upon 90  (i) At any time from  Closing  to 3/1/96,
                     days notice if (i) the premises           if the Phar Mor premises is opened and
                     operated as a Phar Mor is not operated    operated as a Phar Mor, a similar
                     as a Phar Mor, as a similar  business or  business or a department store, or (ii)
                     a department store; or (ii) more than     if Tenant shall have failed to give
                     50% of the gross leasable first floor     notice of termination by 1/1/96,
                     area of Retail A, B, C and D is not or    provided that in the case of either  (i)
                     ceases to be leased and occupied, and     or (ii), 50% of the gross leasable first
                     either such condition  continues for one  floor area of Retail A, B, C and D is
                     year, provided that the condition         then leased and operated.
                     continues through termination.
- --------------------------------------------------------------------------------------------------------

- ---------------
*        Semi-annual tax payments of $20,281 each.

                                     Minimum Monthly
                    Square            Rent/CAM/Real     OP Units
Tenant               Feet               Estate Tax     Allocated
- ----------------------------------------------------------------
Braun's Fashions    3,161                $2,634.17        24,808
                                            761.27
                                            516.30
                                         ---------
                                         $3,911.74
- ----------------------------------------------------------------
Dots                3,000                $2,375.00        22,371
                                            722.50
                                            430.00
                                         ---------
                                         $3,527.50
- ----------------------------------------------------------------


                                                               Event that Triggers Release from
Tenant               Right to Terminate Lease                  Escrow
- --------------------------------------------------------------------------------------------------------
Braun's Fashions     Tenant has a right to  terminate  if (i)  (i)  At any time from Closing through
                     the premises of Major B (Phar Mor) are    6/1/96, if the Phar Mor premises is
                     not operated as a Phar Mor store or as    opened and operated as a Phar Mor, or as
                     an anchor store, and (ii) such            an anchor store, or (ii) for the period
                     condition continues for one year, and     12/1/94 through 11/30/95 ("Sales
                     (iii) Tenant's Gross Sales during the     Period"), if Tenant's Gross Sales are
                     said twelve-month period are less than    equal or greater than for the
                     those in the previous twelve-month        twelve-month period immediately prior to
                     period.                                   the Sales Period, or (iii) if Tenant
                                                               shall have failed to give notice of
                                                               termination by 3/1/96.
- --------------------------------------------------------------------------------------------------------
Dots                 Tenant has a right to terminate if (i)  (i)  At any time from Closing through
                     the Major B premises is not or ceases   3/1/96, if the Phar Mor premises is
                     to be operated as a Phar Mor store, or  opened and operated as a Phar  Mor, a
                     as a business similar to a Phar Mor     similar business or a department store
                     store, or as a department store, and    or (ii) if Tenant shall have failed to
                     (ii) such condition continues for a     give notice of termination by 1/1/96.
                     period of one-year.
- --------------------------------------------------------------------------------------------------------

                                     Minimum Monthly
                    Square            Rent/CAM/Real     OP Units
Tenant               Feet               Estate Tax     Allocated
- ----------------------------------------------------------------
Payless Shoe Source  2,775                $2,775.00       26,985
                                           1,031.38
                                             448.63
                                          ---------
                                          $4,255.01
- ----------------------------------------------------------------
Disc Jockey          2,800                $3,033.33       27,657
                                             926.33
                                             401.33
                                          ---------
                                          $4,360.99
- ----------------------------------------------------------------


                                                               Event that Triggers Release from
Tenant               Right to Terminate Lease                  Escrow
- --------------------------------------------------------------------------------------------------------
Payless Shoe Source  Tenant has a right to terminate if (i)    (i)  At any time from Closing through
                     the premises designated as Major B        12/1/95, if the Phar Mor premises are
                     (Phar Mor) is not open for business and   leased and operated, or (ii) for the
                     such condition continues for a            period 12/1/94 through 11/30/95 ("Sales
                     twelve-month period, and (ii) Tenant's    Period"), if Tenant's Gross Sales are
                     Gross Sales for such twelve-month         80% or more than for the twelve-month
                     period decrease by more than 20%          period immediately prior to the Sales
                     compared with the immediately preceding   Period, or (iii) if Tenant shall have
                     twelve-month period.                      failed to give notice of termination by
                                                               1/1/96.
- --------------------------------------------------------------------------------------------------------
Disc Jockey          Tenant has a right to terminate if (i)    (i)  At any time from Closing through
                     less than 60% of the leasable area of     3/1/96, if more than 60% of the gross
                     the Retail A, B, C and D is operated,     leasable area of Retail A, B, C and D
                     and (ii) the condition continues for      are leased and operated, or (ii) if
                     one year, upon three months written       Tenant shall have failed to give notice
                     notice, provided that such condition      of termination by 1/1/96.
                     continues through the notice period.
- --------------------------------------------------------------------------------------------------------

                                  SCHEDULE 1.8

                       Trustees and Executive Officers of
                     the Trust Immediately Following Closing

Trustees

Herbert Liechtung
Joel Pashcow
Arthur Goldberg
Stephen Blank
Dennis Gershenson
Joel Gershenson
Two Independent Trustees referred to in Section 3.1(j) of the Master Agreement One Independent Trustee appointed by the Trust

Executive Officers

Joel Gershenson - Chairman
Dennis Gershenson - President and Chief Executive Officer
Richard Gershenson - Executive Vice President and Secretary
Bruce Gershenson - Executive Vice President and Treasurer
Michael Ward - Executive Vice President and Chief Operating Officer Joel Pashcow - Vice Chairman

                                  SCHEDULE 1.9

                   Actions to be Taken with Respect to Benefit
                   Plans Prior to or Simultaneous With Closing

1. Effective as of the Closing the RPS Realty Trust 1989 Employees' Stock Option Plan and The RPS Realty Trust 1989 Trustees' Stock Option Plan will be amended in accordance with Exhibits D and E, respectively, to the Master Agreement, subject to receipt of shareholder approval.

2. Upon Closing, or as soon as practicable thereafter, the RPS Realty Trust medical, dental, group life and 401k plans will be terminated, or in the case of the 401k plan, merged with the Surviving Trust's 401k plan.

3. Upon Closing, Joel M. Pashcow and Eleanor Curatala, who will continue as employees of the Surviving Trust after the Closing, (a) shall become participants in all employee benefit plans of the Surviving Trust, without regard to any applicable waiting periods or pre-existing condition limitations, to the extent applicable, (b) shall be given credit for purposes of the deductibles and out-of-pocket maximums of the Surviving Trust's medical plan for similar amounts under the Trust's medical plan prior to the Closing in 1995, and (c) shall be given credit for all of their respective service with the Trust prior to the Closing Date for all purposes under the Surviving Trust's employee benefit plans, programs or arrangements.

                                  SCHEDULE 1.10

                                   Liabilities

1. Non-monetary obligations other than relating to the Termination Payments under the Termination Agreements with Herbert Liechtung and Joel Pashcow entered or to be entered into by the Trust in accordance with Section 3.1 of the Master Agreement.

2. Liabilities for breaches of representations, warranties, covenants and agreements that are included in sales agreements that are customary to sales of participating mortgage loans or real estate properties, as applicable (as determined in good faith by the Trust) relating to the sale of the RPS Mortgage Assets prior to Closing.

3. Indemnity obligations under the engagement letter between the Trust and Dean Witter dated as of June 8, 1994.

4. Indemnity obligations under the engagement letter between the Trust and Arthur Andersen LLP dated July 8, 1994 with respect to the appraisals on the RPS Properties.

5. Indemnity obligations under the engagement letter between the Trust and Kenneth Leventhal & Co. dated July 29, 1994.

6. Indemnity obligations under the engagement letter between the Trust and Marvin Kenigsberg.

                                SCHEDULE 3.1 (e)

                               RPS Mortgage Assets

Mortgage Loans

SHOPPING CENTERS/RETAIL:

Holiday Park                      Merrick, NY
Branhaven Plaza                   Branford, CT
Madison Heights                   Madison Hts, MI
1733 Mass. Ave.                   Lexington, MA
Mt. Morris Commons                Genessee Twp, MI
Copps Hill Plaza                  Ridgefield, CT
Hylan Center                      Staten Island, NY

OFFICE BUILDINGS:

NCR Building                      Century City, CA
NE Telephone                      Manchester, NH
Wabash Avenue                     Chicago, IL
Woodbridge Center                 Woodbridge, NJ

INDUSTRIAL/COMMERCE:

Simmons Mfg.                      Jacksonville, FL

OTHER MORTGAGES:

Rector                            NYC, NY

Shopping Center Properties

9 North Wabash Building, Chicago, Illinois
Norgate Shopping Center, Indianapolis, Indiana

Other Assets

Madison North Wabash Corp. partnership interest
Furniture, fixtures and equipment.
The assets referred to in Section 1.10(b) of the Master Agreement.

                                 SCHEDULE 3.1(n)

                          IRS Closing Agreement Issues

                 1. Asset Test - The Trust has requested the IRS to agree that the failure of the Trust to satisfy the 75 percent asset test of Code Section 856(c)(5)(A) because of its ownership of bank repurchase obligations during 1994 was due to reasonable cause and not willful neglect within the meaning of Code
Section 856(g)(4)(C).

                 2. Shareholder Demand Letters - The Trust has requested the IRS to agree that it will not be treated as having failed to qualify as a REIT because of its failure to comply with the shareholder demand requirements of Treasury Regulation Section 1.857-8 for the taxable years 1988-1992.

                                 SCHEDULE 3.3(k)

                                Procedures Letter

May __, 1995

Board of Directors*
RPS Realty Trust
733 Third Avenue
New York, New York  10017

Dear Sirs:

We have audited the consolidated balance sheets of Ramco-Gershenson, Inc. (Ramco) as of December 31, 1994 and 1993, and the consolidated statements of operations, retained earnings, and cash flows for each of the three years in the period ended December 31, 1994, and the combined statements of revenues and certain expenses of Ramco Properties (Properties) for the year ended December 31, 1994 included in the proxy of RPS Realty Trust (RPS) filed by RPS under the Securities Exchange Act of 1934 (Exchange Act). Our reports with respect thereto are included in the proxy dated May __, 1995; herein referred to as the proxy.

We are independent certified public accountants with respect to Ramco and Ramco Properties within the meaning of the Securities Act of 1933 (Act) and the applicable published rules and regulations thereunder.

- ----------------------
* Deloitte & Touche LLP (NY) will provide the Board of Trustees with a substantially similar letter that relates to the Trust's financial statements.

May __, 1995
Board of Directors
Page 2

In our opinion, the financial statements and financial statement schedules audited by us and included in the proxy comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the related published rules and regulations.

We have not audited any financial statements of Ramco and Ramco Properties as of any date or for any period subsequent to December 31, 1994; although we have conducted audits for the year ended December 31, 1994, the purpose (and, therefore, the scope) of the audits was to enable us to express our opinions on the Ramco financial statements as of December 31, 1994, and the Ramco and Ramco Properties financial statements for the year then ended, but not on the financial statements for any interim period within that year. Therefore, we are unable to and do not express any opinion on (1) the unaudited condensed balance sheet as of March 31, 1995, and the unaudited condensed statements of operations, retained earnings, and cash flows for the three-month periods ended March 31, 1995 and 1994, or (2) the combined statements of revenues and certain expenses of Properties for the three-month periods ended March 31, 1995 and 1994 and included in the proxy, or on the financial position, results of operations, or cash flows of either entity as of any date or for any period subsequent to December 31, 1994.

May __, 1995
Board of Directors
Page 3

1. At your request, we have carried out other procedures to May __, 1995 (our work did not extend to the period from May __, 1995 to May __, 1995, inclusive), as follows:

         a. With respect to the three-month periods ended March 31, 1995 and 1994, we have

                 (i) Performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in SAS No. 71, Interim Financial Information, on the unaudited condensed statements of income, retained earnings, and cash flows of Ramco for the three-month periods ended March 31, 1995 and 1994, and the unaudited combined statements of revenues and certain expenses of Properties for the three-month periods ended March 31, 1995 and 1994, included in the proxy, and agreed the amounts contained therein with the accounting records as of March 31, 1995 and 1994, and for the three-month periods then ended.

                 (ii) Inquired of certain officials who have responsibility for financial and accounting matters whether the unaudited financial statements referred to in a(i) comply as to form in all material respects with the

May __, 1995
Board of Directors
Page 4

                          applicable accounting requirements of the Act and the related published rules and regulations.

                 b. With respect to the period from April 1, 1995 to May __, 1995, we have

                          (i) Been advised by officials of Ramco that no such financial statements of any date or for any period subsequent to March 31, 1995 were available.

                          (ii) Inquired of certain officials who have responsibility for financial and accounting matters whether (1) at May __, 1995 there was any increase in long-term debt or any decrease in stockholders' equity of Ramco as compared with amounts shown in the March 31, 1995 unaudited condensed balance sheet included in the proxy, and (2) for the period from April 1, 1995 to May __, 1995 there were any decreases, as compared with the corresponding period in the preceding year, in net income of Ramco or revenues in excess of certain expenses of Properties.

May __, 1995
Board of Directors
Page 5

                                  Those officials stated that (1) at May __, 1995, there was _____ in long-term debt and _____ in stockholders' equity of Ramco as compared with amounts shown in the March 31, 1995 unaudited condensed balance sheet included in the proxy, and (2) there were _______ for the period from April 1, 1995 to May __, 1995, as compared with the corresponding period in the preceding year in net income of Ramco or revenues in excess of certain expenses of Properties.

2. At your request, we have read the following items in the proxy on the indicated pages.

                 (RPS TO PROVIDE) THESE WOULD BE THE STANDARD ITEMS THAT WOULD BE TRACED TO FINANCIAL STATEMENTS OR SCHEDULES PREPARED BY THE CLIENT.

3. Our audits of the financial statements for the periods referred to in the introductory paragraph of this letter comprised audit tests and procedures deemed necessary for the purpose of expressing an opinion on such financial statements taken as a whole. For none of the periods referred to therein, nor for any other period, did we perform audit tests for the purpose of expressing an opinion on individual balances of accounts or summaries of selected transactions such as those enumerated above, and, accordingly, we express no opinion thereon.

May __, 1995
Board of Directors
Page 6

4. However, at your request, we have performed the following additional procedures, which were applied as indicated with respect to the items enumerated above.

                (RPS TO PROVIDE) SEE COMMENT UNDER ITEM 2 ABOVE.

5.       At your request, we have also

         a. Read the unaudited pro forma condensed balance sheet as of March 31, 1995, and the unaudited pro forma condensed statements of income for the year ended December 31, 1994, and the three-month period ended March 31, 1995, included in the proxy.

         b. Inquired of certain officials of Ramco who have responsibility for financial and accounting matters about

                 (i) The basis for their determination of the pro forma adjustments relating to Ramco and Ramco Properties, and

                 (ii) Whether the unaudited pro forma condensed consolidated financial statements referred to in 5.a comply as to form in all material respects with the applicable accounting requirements of rule 11-02 of Regulation S-X.

May __, 1995
Board of Directors
Page 7

         c. Proved the arithmetic accuracy of the application of the pro forma adjustments to the historical amounts in the unaudited pro forma condensed consolidated financial statements.

         The foregoing procedures are substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments, and the application of these adjustments to historical financial information. Accordingly, we do not express such an opinion.

6. At your request, we have also read the Estimated Unaudited Statement of Pro Forma funds from Operations for the 12-month period ending December 31, 1995 as it relates to Ramco Properties and Ramco and performed the following additional procedures.

         a.      We proved the arithmetic accuracy of the Statement.

         b. We compared the pro-forma Funds From Operations for the year ended December 31, 1994 to the total of pro-forma net income and depreciation shown in the Pro-Forma Statement of Income for the year ended December 31, 1994 and found then to be in agreement.

         c. We agreed the amounts of revenues from base rents adjusted to reflect a full year's operations from stores leased and opened during 1994, contractual

May __, 1995
Board of Directors
Page 8

                 increases in base rents from existing leases, minimum rents from new tenant leases signed as of December 31, 1994 for tenants with occupancy beginning in 1995, the impact of spaces vacated during 1994 which were not released by December 31, 1994 and the impact of straight lining of rents to schedules prepared by Ramco and found them to be in agreement.

         d. We proved the arithmetic accuracy of the schedules referred to in c.

         e.      For forty percent of the items in the schedules referred to in
                 c. indicating changes in base rent from 1994 to 1995 (based on a random sampling of such items), we compared the amount listed for that lease in 1995 to a signed lease and found them to be in agreement.

         f. We proved the arithmetic accuracy of the schedule which aggregated base rents for 1994 and found them to be in agreement with the base rents included in the Ramco Properties audit.

         g. We computed the amount of the Media Play annualized base rent based on the signed lease and computed the annualized marginal increase in CAM and real estate tax reimbursements attributable to the Media Play lease (after taking into account any incremental increase in expenses attributable to such lease).

May __, 1995
Board of Directors
Page 9

         h. We compared the amounts of estimated Cap Ex, TI's, leasing commissions and principal amortization to schedules prepared by Ramco and found them to be in agreement.

         i. We proved the arithmetic accuracy of the schedules referred to in h.

         j. We have compared the amounts, percentages and financial information relating to Ramco and the Ramco Properties which appear in the proxy statement and have compared such amounts, percentages and financial information with the accounting records or prepared schedules of Ramco and the Ramco Properties and have found them to be in agreement.

7. At your request, we have also read the calculation of the OP Value, as set forth in Section 1.5 of the Master Agreement, and at your request have performed the following procedures.

         a. We compared the amount of FFO to the Estimated Unaudited Statements of Pro Forma Funds From Operations for the 12 month period ending December 31, 1995 and found it to be in agreement.

         b. We compared the formula in the calculation to Section 1.5 of the Master Agreement and found it to be in agreement.

May __, 1995
Board of Directors
Page 10

         c.      We proved the arithmetic accuracy of the calculation.

8. It should be understood that we have no responsibility for establishing (and did not establish) the scope and nature of the procedures enumerated in paragraphs 1 through 7 above; rather, the procedures enumerated therein are those which the requesting party has asked us to perform. Accordingly, we make no representations regarding questions of legal interpretation or regarding the sufficiency for your purposes of the procedures enumerated in the preceding paragraphs; also, such procedures would not necessarily reveal any material misstatement of the amounts or percentages listed above as set forth in the proxy circular. Further, we have addressed ourselves solely to the foregoing data and make no representations regarding the adequacy of the disclosures or whether any material facts have been omitted. This letter relates only to the financial statement items specified above and does not extend to any financial statements of the company taken as a whole.

9. The foregoing procedures do not constitute an audit conducted in accordance with generally accepted auditing standards. Had we performed additional procedures or had we conducted an audit of Ramco's or Properties' March 31, 1995 and 1994 condensed financial statements in accordance with generally accepted auditing

May __, 1995
Board of Directors
Page 11

         standards, other matters might have come to our attention that would have been reported to you.

10. These procedures should not be taken to supplant any additional inquires or procedures that you would undertake in your consideration of the proposed transaction.

11. This letter is solely for your information and to assist you in your inquiries in connection with the proxy and it is not to be used, circulated, quoted, or otherwise referred to for any other purpose, including but not limited to the registration, purchase, or sale of securities, nor is it to be filed with or referred to in whole or in part in the Trust's proxy or any other document.

                                 SCHEDULE 5.2(a)

                                     Options

RPS Realty Trust 1989 Employees' Stock Option Plan

Name                               Number of Options  Exercise Price   Expiration Date
- ---------------------              -----------------  --------------   ---------------
Joel Pashcow                             600,000          $ 5.75          12/6/99
Herbert Liechtung                        600,000          $ 5.75          12/6/99
Edwin Frankel                             50,000          $ 5.75          12/6/99
John J. Johnston, Jr                      50,000          $ 5.75          12/6/99
Steven Liechtung                          20,000          $ 5.75          12/6/99
Nancy Comerford                            5,000          $ 5.75          12/6/99


RPS Realty Trust 1989 Trustees' Stock Option Plan

Name                                Number of Options  Exercise Price  Expiration Date
- -----------------                   -----------------  --------------  ---------------
Edward Blumenfeld                         29,622          $ 5.375        11/28/99
                                          20,378          $  5.25        11/28/01

Samuel Eisenstat                          29,622          $ 5.375        11/28/99
                                          20,378          $  5.25        11/28/01

Edwin Glickman                            29,622          $ 5.375        11/28/99
                                          20,378          $  5.25        11/28/01

Arthur Goldberg                           29,622          $ 5.375        11/28/99
                                          20,378          $  5.25        11/28/01

Alfred Stalford                           29,622          $ 5.375        11/28/99
                                          20,378          $  5.25        11/28/01

William Rosoff                            29,622          $  5.75         1/29/00
                                          20,378          $ 5.375         1/29/02

Stephen Blank                             29,622          $  5.75         1/29/00
                                          20,378          $ 5.375         1/29/02

                                               SCHEDULE 5.2(b)

                                         RPS Realty Trust - Subsidiaries
Name                                               Date of Incorporation
- --------------------------                         ---------------------
Crofton Plaza, Inc.                                4/26/91 (Maryland)

Sunshine Plaza Shops, Inc.                         11/13/91 (Florida)

Lantana Plaza Shops, Inc.                          11/6/92 (Florida)

Trinity Shops, Inc.                                12/1/92 (Delaware)

The Commack Site, Inc.                             12/18/92 (Delaware)

9 North Wabash Corp.                               5/25/93 (Delaware)

Madison North Wabash Corp.                         5/25/93 (Delaware)

Chester Plaza Shops, Inc.                          5/12/93 (Delaware)

Norgate Shops Corp.                                5/4/94 (Delaware)


                                  SCHEDULE 5.5

                                Required Consents

None.

                                  SCHEDULE 5.6

                                   Liabilities

None.

                                  SCHEDULE 5.7

                                   Litigation


Litigation described in the RPS Contribution Agreements.

                                  SCHEDULE 5.8

                                      Taxes

See Schedule 3.1(n).

                                  SCHEDULE 5.9

                               Material Contracts

1. Employment Agreement dated December 31, 1988 between RPS Realty Trust and Herbert Liechtung.

2. Employment Agreement dated December 31, 1988 between RPS Realty Trust and Joel M. Pashcow.

3. Termination Agreement dated as of March 1, 1995 between RPS Realty Trust and Herbert Liechtung.

4.       Engagement letter with Dean Witter dated as of June 8, 1994.

5. Agreement with American Stock Transfer and Trust Company to serve as transfer agent, registrar and dividend agent dated as of January 2, 1991 (as extended from time to time).

6. Agreement with S&S Construction dated January 18, 1995 with respect to the roofing work at the Chester Shopping Center.

7. Agreement with Henry C. Smither Roofing Company Inc. dated September 29, 1994 with respect to the roofing work at the Norgate Shopping Center (work has been completed).

8. Lease dated as of March 1, 1995 with respect to the premises located at 747 Third Avenue.

9. Engagement letter with Arthur Andersen LLP dated July 8, 1994 with respect to the appraisals on the RPS Properties.

10.      Engagement letter with Kenneth Leventhal & Co. dated July 29, 1994.

11.      Engagement letter with Marvin Kenigsberg.

                                  SCHEDULE 5.10

                           No Material Adverse Change

See Schedule 3.1(n).

Possible contamination of well water at Trinity Corners Shopping Center as a result of an off-site third party petroleum spill.

                                  SCHEDULE 5.11

                               Compliance with Law

See Schedule 3.1(n).

See Schedule 5.10.

                                SCHEDULE 5.14(a)

                             Employee Benefit Plans

(i)      RPS Plans

         RPS Realty Trust Retirement Savings Plan (401(k))
         Group Medical Plan (Chubb LifeAmerica Policy No. 334153-000; Booklet B9195) (Medical 6.93)
         Dental Plan
         Group Life Insurance
         See Schedule 5.14(g)

(ii)     Employment Agreements

         Agreement dated December 31, 1988 between RPS Realty Trust and Herbert Liechtung.

         Agreement dated December 31, 1988 between RPS Realty Trust and Joel M. Pashcow.

(iii)    Agreements to Modify Existing RPS Plans and Employment Agreements

         Proposed Amendments to RPS Realty Trust 1989 Employees' Stock Option Plan pursuant to Section 1.9 of the Master Agreement.

         Proposed Amendments to RPS Realty Trust 1989 Trustees' Stock Option Plan pursuant to Section 1.9 of the Master Agreement.

         Termination Agreement dated as of March 1, 1995 between the Trust and Herbert Liechtung.

         Termination Agreement to be entered into between the Trust and Joel Pashcow pursuant to Section 3.1(f) of the Master Agreement.

                                SCHEDULE 5.14(b)

                    Amendments to RPS Plans Prior to Closing

See Schedule 1.9.

                                SCHEDULE 5.14(e)

                    Pending Matters With Respect to RPS Plans

None.

                                SCHEDULE 5.14(f)

                      Liabilities With Respect to RPS Plans

Employment Agreement dated December 31, 1988 between RPS Realty Trust and Herbert Liechtung.

Employment Agreement dated December 31, 1988 between RPS Realty Trust and Joel M. Pashcow.

Termination Agreement dated as of March 1, 1995 between the Trust and Herbert Liechtung.

Termination Agreement to be entered into with Joel Pashcow pursuant to Section 3.1(f) of the Master Agreement.

See Schedule 5.14(g).

                                SCHEDULE 5.14(g)

                     Severance and Unemployment Compensation

(i) The following employees will be entitled to the following payments upon the Closing of the Contemplated Transactions or earlier as determined by management (assuming the Closing occurs on September 30, 1995).

                                                                    Discretionary
                                                                    Employer Contribution
                                    Severance      Stay Bonus       to 401(k) Plan
                                    ---------      ----------       ---------------------
         Stanley Rappoport          $ 83,982       $ 20,996         $ 6,075
         Edwin R. Frankel            136,784         79,791           5,821
         John J. Johnston, Jr.       129,643             --           5,695
         Steven Liechtung             77,348         42,922           5,522
         Nancy Comerford              55,850             --           2,391
         Katherine Economos           44,718             --           1,986
         Evelyn Wilkowski             18,767             --           1,503
         Marie Trupia                 14,155             --           1,263
         Lisa Rubio                   10,615             --           1,471
         Maureen Dudley                6,228             --           1,318
         Eleanor Curatala                 --          7,872           1,782

(ii) Herbert Liechtung and Joel M. Pashcow will be entitled to termination payments in accordance with termination agreements to be entered into prior to Closing pursuant to Section 3.1(f) of the Master Agreement.

                                  SCHEDULE 5.15

                           Employees; Labor Relations

See Schedule 5.14(g).

Termination Agreement dated as of March 1, 1995 between RPS Realty Trust and Herbert Liechtung.

Termination Agreement to be entered into between the Trust and Joel Pashcow pursuant to Section 3.1(f) of the Master Agreement.

                                  SCHEDULE 5.16

                             Undisclosed Liabilities

See Schedule 1.10.
See Schedule 5.9.
See Schedule 5.14(f).
See Schedule 5.14(g).

                                                                   SCHEDULE 5.18

RPS REALTY TRUST
CONSOLIDATED
PRO-FORMA INFORMATION
FOR THE YEAR ENDED 12/31/94

                                                                                                         ============
                                           CHESTER   COMMACK    CROFTON   LANTANA   SUNSHINE    TRINITY  CONSOLIDATED
                                         ---------   -------  ---------   -------   --------    -------  ------------
 Net income per financial statements       688,162   294,910    788,289   474,705    588,275    154,502   2,300,681*

 Adjustments:
   Interest & Depreciation                 157,042    33,575    610,805    64,471    195,188     42,082     946,121*
   Non-recurring income                          -         -   (179,786)  (24,517)   (28,175)         -    (232,478)
   Non-recurring expenses                        -         -     53,561    49,500     89,425     32,697     225,183
                                         ----------------------------------------------------------------------------
 Pro-forma funds from operations           845,204   328,485  1,272,869   564,159    844,713    229,281   3,239,507

 Pro-forma adjusted for 12 months of     1,733,700                                                        1,733,700
 operations
                                                                                                          -----------
 Steps 3, 4, 5, 7                                          -     44,230    37,903    (42,762)    20,346
                                           240,722                                                          300,439
 Steps 8                                    (9,194)        -          -   (24,823)   (12,034)    (7,722)    (53,773)
 Step 11 Straightlining of leases
                                         ----------------------------------------------------------------------------
 Estimated Pro-forma funds at 12/31/95   1,965,228   328,485  1,317,099   577,239    789,917    241,905   5,219,873
 Less:  Est. TI & Commissions               (4,420)        -          -   (15,750)   (16,778)    (4,809)    (41,757)
                                         ----------------------------------------------------------------------------
 Estimate Pro-forma funds available for  1,960,808   328,485  1,317,099   561,489    773,139    237,096   5,178,116
 distribution for the 12 months ended
 12/31/95
                                         ============================================================================

- -----------------------
* Chester pro forma for the 12 months of operation of $1,733,700 is included in Consolidated totals which represents the actual for 1994 of $845,204 for approximately 5.5 months of operation annualized for a 12-month period.

                                  SCHEDULE 6.13

                            Conduct Prior to Closing

None.

                                  Schedule 6.15

                                 PROMISSORY NOTE

                                                              New York, New York

$2,400,000                                                    ____________, 1995


                 FOR VALUE RECEIVED, DENNIS GERSHENSON, BRUCE GERSHENSON, RICHARD GERSHENSON, JOEL GERSHENSON, MICHAEL A. WARD and MICHAEL A. WARD U/T/A, DATED 2/22/77, AS AMENDED (collectively, the "Ramco Principals"), jointly and severally, hereby promise to pay to the order of RPS REALTY TRUST (the "Trust"), at its offices located at 733 Third Avenue, New York, New York 10017, or at such other place as the Trust may from time to time designate, on the date which is one year after the date of this note (the "Maturity Date"), the principal sum of Two Million Four Hundred Thousand Dollars ($2,400,000), or such lesser amount as shall have been borrowed by the Ramco Principals pursuant to Section 6.15 of the Master Agreement dated as of April ___, 1995 (as amended, modified or supplemented from time to time in accordance with its terms, the "Master Agreement"), among the Trust, Ramco-Gershenson, Inc., the Ramco Principals, Ramco-Gershenson Properties, L.P. and the Ramco Contributing Parties set forth therein, in lawful money of the United States.

                 This Promissory Note is issued pursuant to the Master Agreement, and the Trust and the Ramco Principals are entitled to the rights and benefits thereof. This Promissory Note is secured by the collateral referred to in the Pledge Agreement, dated the date hereof, between __________ and the Trust (the "Pledge Agreement"). Capitalized terms used but not defined herein shall have the meanings set forth in the Master Agreement. Reference is made to
Section 6.15 of the Master Agreement for rights as to certain mandatory and optional prepayments.

                 This Promissory Note shall bear interest until maturity at a per annum rate equal to the prime rate of the Bank of Boston. The prime rate of the Bank of Boston shall mean the rate of interest publicly announced by such bank from time to time as the rate of interest charged for short-term domestic loans to substantial commercial borrowers. Any change in the interest rate on this Promissory Note resulting from a change in the Bank of Boston's prime rate shall be effective on the date of such change. Interest under this Promissory Note shall be payable semi-annually, commencing June 30, 1995 (or five days following the date upon which the condition set forth in Section 3.1(n) has been satisfied or is capable of satisfaction, whichever is later), and at maturity, in lawful money of the United States at the Trust's offices set forth above, or at such other place as the Trust may from time to time designate.

                 The Ramco Principals waive diligence, demand, presentment, protest and notice of any kind, and assent to extensions of the time of payment, release, or forbearance or other indulgence, without notice.

                 In the event the Trust shall refer this Promissory Note to an attorney for collection, the Ramco Principals agree to pay, in addition to unpaid principal and interest, all the reasonable and documented out of pocket costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorneys' fees, whether or not suit is instituted.

                 If one or more of the following events ("Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                           (a) nonpayment of principal on this Promissory Note
on the Maturity Date;

                           (b) nonpayment of interest on this Promissory Note on
any date interest is due;

                           (c) failure or breach by any member of the Ramco
Group of any representation, warranty, covenant or agreement set forth in the Master Agreement;

                           (d) any Ramco Principal shall admit in writing his or
its inability to pay his or its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against such Ramco Principal seeking to adjudicate him or it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of him or it or any of his or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for him or it or for any substantial part of his or its property, and in the case of any such proceeding instituted against any Ramco Principal (but not by such Ramco Principal), such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceedings (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, him or it or any substantial part of his or its property) shall occur; or

                           (e) failure or breach by any party to the Pledge
Agreement (other than the Trust) of any representation, warranty, covenant or agreement set forth in the Pledge Agreement;

then, and in any such event and at any time thereafter, if such or any other Event of Default shall then be continuing, in addition to any other rights and remedies the Trust may have, the Trust may, in its sole discretion, declare any or all of the amounts outstanding pursuant to this Promissory Note to be due and payable, including, without limitation, accrued interest, and the same shall become due and payable.

                 No failure of the Trust to exercise, and no delay in exercising, any right or remedy, hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Trust of any right or remedy hereunder preclude any other or further exercise thereof or exercise of any right or remedy. The rights and remedies of the Trust as herein specified are cumulative and not exclusive of any other rights or remedies which the Trust may otherwise have.

                 This Promissory Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Ramco Principals or any successor or assign of the Ramco Principals and the Trust or any holder hereof.

                 IN THE EVENT OF ANY LITIGATION WITH RESPECT TO THIS PROMISSORY NOTE, THE RAMCO PRINCIPALS WAIVE (TO THE EXTENT PERMITTED BY LAW) THE RIGHT TO A TRIAL BY JURY, ALL RIGHTS OF SETOFF AND RIGHTS TO INTERPOSE COUNTERCLAIMS AND CROSS-CLAIMS (UNLESS SUCH SETOFF, COUNTERCLAIM OR CROSS-CLAIM COULD NOT, BY REASON OF ANY APPLICABLE FEDERAL OR STATE PROCEDURAL LAWS, BE INTERPOSED, PLEADED OR ALLEGED IN ANY OTHER ACTION) AND THE DEFENSES OF FORUM NON CONVENIENS AND IMPROPER VENUE. The Ramco Principals hereby irrevocably consent to the non-exclusive jurisdiction of the courts of the State of New York and of any Federal court located in the City of New York in connection with any action or proceeding arising out of or relating to this Promissory Note. This Promissory Note shall be governed by and construed in accordance with the internal laws of the State of New York, and shall be binding upon the successors and assigns of the Ramco Principals and inure to the benefit of the Trust, its successors, endorsees and assigns. If any term or provision of this Promissory Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

                                             ----------------------------------
                                             Dennis Gershenson

                                             ----------------------------------
                                             Bruce Gershenson

                                             ----------------------------------
                                             Richard Gershenson

                                             ----------------------------------
                                             Joel Gershenson

                                             ----------------------------------
                                             Michael A. Ward



                  (Signatures continued on the following page)

                                        MICHAEL A. WARD U/T/A, DATED 2/22/77,
                                        AS AMENDED

                                        By:_______________________________
                                           Trustee

                                 SCHEDULE 6.15A

                 Pledge of (a) the limited partnership interests in Ramco Jackson Associates Limited Partnership (the "Partnership"), which interests comprise in the aggregate 99% of the partnership interests in the Partnership,
(b) 100% of the stock of Ramco Jackson, Inc., which is the sole general partner of the Partnership (and, together with the Partnership, comprising all of the Partners of Ramco Jackson Delaware Limited Partnership, the owner of Jackson Crossing Shopping Center), and (c) the general partnership interest of Ramco Jackson, Inc. in the Partnership, which interest comprises 1% of the partnership interests in the Partnership.

                                SCHEDULE 7.5(e)

The release or releases of materials that have occurred or are occurring, from whatever source or sources, that result in the presence of materials in the well water or groundwater at the Trinity Shopping Center are identified in connection with investigations described in the letters from the New York Department of Environmental Conservation to Stanley Rappoport dated March 20, 1995.

                                                                       EXHIBIT A





                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                       RAMCO-GERSHENSON PROPERTIES, L.P.





                                                             __________ __, 1995

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE 1        DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2        ORGANIZATIONAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 2.1      Continuation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 2.2      Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 2.3      Registered Office and Agent; Principal Office . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 2.4      Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.5      Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE 3        PURPOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.1      Purpose and Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.2      Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE 4        CAPITAL CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 4.1      Capital Contributions of the Partners . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 4.2  Additional Funds; Restrictions on General Partner . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.3  Issuance of Additional Partnership Interests; Admission of Additional Limited Partners  . . . .  17
         Section 4.4      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.5      Repurchase of REIT Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.6  No Third Party Beneficiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.7  No Interest; No Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.8      No Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 5        DISTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 6        ALLOCATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 7        MANAGEMENT AND OPERATIONS OF BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 7.1      Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 7.2      Certificate of Limited Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 7.3      Reimbursement of the General Partner and the Company  . . . . . . . . . . . . . . . . . . .  24
         Section 7.4      Outside Activities of the General Partner . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 7.5      Contracts with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 7.6      Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 7.7      Liability of the General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 7.8      Limited Partners' Right to Bring Derivative Lawsuits  . . . . . . . . . . . . . . . . . . .  28
         Section 7.9      Other Matters Concerning the General Partner  . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 7.10     Title to Partnership Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                                                                                                     Page
                                                                                                                     ----
         Section 7.11     Reliance by Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 8        RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 8.1      Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 8.2      Management of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 8.3      Outside Activities of Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 8.4      Return of Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 8.5      Rights of Limited Partners Relating to the Partnership  . . . . . . . . . . . . . . . . . .  31
         Section 8.6      Exchange Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 9        BOOKS, RECORDS, ACCOUNTING AND REPORTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 9.1      Records and Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 9.2      Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 9.3      Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 10       TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 10.1     Preparation of Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 10.2     Tax Elections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 10.3     Tax Matters Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 10.4     Organizational Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 10.5     Withholding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE 11       TRANSFERS AND WITHDRAWALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 11.1     Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 11.2     Transfer of the Company's General Partner Interest and Limited Partner Interest . . . . . .  37
         Section 11.3     Limited Partners' Rights to Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 11.4     Substituted Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 11.5     Assignees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 11.6     General Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 12       ADMISSION OF PARTNERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 12.1     Admission of Successor General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 12.2     Admission of Additional Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 12.3     Amendment of Agreement and Certificate of Limited Partnership . . . . . . . . . . . . . . .  42

ARTICLE 13       DISSOLUTION, LIQUIDATION AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 13.1     Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 13.2     Winding Up  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 13.3     No Obligation to Contribute Deficit . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 13.4     Rights of Limited Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 13.5     Notice of Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                                                                                                     Page
                                                                                                                     ----
         Section 13.6     Termination of Partnership and Cancellation of Certificate of Limited Partnership . . . . .  45
         Section 13.7     Reasonable Time for Winding-Up  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 13.8     Waiver of Partition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE 14       AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 14.1     Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 14.2     Meetings of the Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE 15       GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 15.1     Addresses and Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 15.2     Titles and Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 15.3     Pronouns and Plurals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 15.4     Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 15.5     Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 15.6     Creditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 15.7     Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 15.8     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 15.9     Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 15.10     Invalidity of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 15.11     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 15.12     Guaranty by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

EXHIBITS
- --------
Exhibit A        -        Partners' Contributions and Partnership Interests
Exhibit B        -        Allocations
Exhibit C        -        Exchange Rights Agreement

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                       RAMCO-GERSHENSON PROPERTIES, L.P.


                 THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF RAMCO-GERSHENSON PROPERTIES, L.P. (this "AGREEMENT"), dated as of ________ __, 1995, is entered into by and among Ramco-Gershenson Properties Trust, a Maryland business trust as successor to RPS Realty Trust (the "COMPANY"), Ramco REIT, Inc., a Delaware corporation ("RAMCO REIT") and the Persons (as defined below) whose names are set forth on Exhibit A attached hereto (as it may be amended from time to time).

                 WHEREAS, Ramco REIT, as the original general partner, formed Ramco-Gershenson Properties, L.P. (the "PARTNERSHIP") pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware by filing a certificate of limited partnership on __________, 1994 with the Secretary of State of the State of Delaware and entering into a limited partnership agreement dated as of _________, 1994 (the "ORIGINAL PARTNERSHIP AGREEMENT").

                 WHEREAS, Ramco REIT desires to admit the Company as a general partner and the Persons whose names are set forth on Exhibit A as additional partners, pursuant to which Ramco REIT will withdraw, and to continue the existence of the Partnership and to amend and restate the Original Partnership Agreement in its entirety;

                 NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:


                                   ARTICLE 1
                                 DEFINED TERMS

                 The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

                 "ACT" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

                 "ADDITIONAL LIMITED PARTNER" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.3 hereof and who is shown as such on the books and records of the Partnership.

                 "ADJUSTED CAPITAL ACCOUNT DEFICIT" means with respect to any Partner, the negative balance, if any, in such Partner's Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:

                 (a) credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Sections 1.704- 2(g)(1) and 1.704-2(i)(5) of the Regulations; and

                 (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

                 "ADJUSTED CONTRIBUTION" means the Capital Contributions of any Partner reduced by the total distributions to such Partner from Capital Events. For purposes of this Agreement, the initial Adjusted Contribution of the Company shall be equal to $120,600,000 and the initial Adjusted Contribution of Ramco shall be equal to the value of the Ramco Contribution Assets, as defined in Section 1.1 of the Master Agreement. With respect to the Company, the Adjusted Contribution shall include the difference, if any, between gross proceeds from the future issuance of REIT Shares, if any, and the proceeds actually received by the Company.


                 "AFFILIATE" means, (a) with respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or (b) with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any such Entity.

                 "AGREEMENT" means this Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

                 "ASSIGNEE" means a Person to whom one or more OP Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in
Section 11.5.

                 "AVAILABLE CASH" means, with respect to the applicable period of measurement (i.e., any period beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the prior calculation of Available Cash for or with respect to which a distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation) the excess, if any, as of such date, of (a) the gross cash receipts of the Partnership for such period from all sources whatsoever, including, without limitation, the following:

                 (i) all rents, revenues, income and proceeds derived by the Partnership from its operations, including, without limitation, distributions received by the Partnership from any Entity in which the Partnership has an interest; (ii) all proceeds and revenues received by the Partnership on account of any sales of property of the Partnership or as a refinancing of or payments of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership; (iii) the amount of any insurance proceeds and condemnation awards received by the Partnership; (iv) all capital contributions or loans received by the Partnership from its Partners; (v) all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved; and (vi) the proceeds of liquidation of the Partnership's property in accordance with this Agreement, over (b) the sum of:

                 (i) all operating costs and expenses, including costs relating to tenant improvements, brokerage expenses, taxes and other expenses of the Properties, of the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for Depreciation or other expenses not paid in cash or expenditures from reserves described in (viii) below); (ii) all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of property of the Partnership or the recovery of insurance or condemnation proceeds; (iii) all fees provided for under this Agreement; (iv) all debt service, including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Partnership; (v) all capital contributions, advances, reimbursements or similar payments made to any Person in which the Partnership has an interest; (vi) all loans made by the Partnership in accordance with the terms of this Agreement; (vii) all reimbursements to the General Partner or its Affiliates during such period; and (viii) any new reserves or increases in reserves reasonably determined by the General Partner to be necessary for working capital, capital improvements, payments of periodic expenditures, debt service or other purposes for the Partnership or any Person in which the Partnership has an interest.

                 Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

                 "CAPITAL ACCOUNT" means with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

                 a. to each Partner's Capital Account there shall be credited (i) such Partner's Capital Contributions, provided, however, that solely for purposes of determining the Capital Account balance of the Company, the Capital Contribution which consists of cash shall be equal to $75 million and shall not be reduced by those expenses described in Section 3.2(e) of the Master Agreement, (ii) such Partner's distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit B and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

                 b. to each Partner's Capital Account there shall be debited (i) the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Paragraphs 1 and 2 of Exhibit B and (iii) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

                 c. in the event all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

                 The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided that it does not have an adverse effect on the amounts distributable to any Partner pursuant to Article 13 hereof upon the dissolution of the Partnership.

                 "CAPITAL CONTRIBUTION" means, with respect to any Partner, any cash, cash equivalents or the Gross Asset Value of property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4 hereof.

                 "CAPITAL EVENT" means any Partnership transaction not in the ordinary course of its business including, without limitation, principal payments, prepayments, prepayment penalties, sales, exchanges, foreclosures or other dispositions of Property owned by the Partnership, recoveries of damage awards and insurance proceeds not used to rebuild (other than the receipt of contributions to the capital of the Partnership and business or rental interruption insurance proceeds not used to rebuild).

                 "CERTIFICATE" means the Certificate of Limited Partnership relating to the Partnership filed on ________, 1994 in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.

                 "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

                 "CONSENT" means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

                 "CONTRIBUTED PROPERTY" means each property or other asset, other than the Initial Contributed Property, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner (including deemed contributions to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code).

                 "DECLARATION OF TRUST" means the Declaration of Trust of the Company, as amended and restated from time to time.

                 "DEPRECIATION" means, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that except as otherwise provided in Section 1.704-2 of the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph 1 of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such fiscal year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; provided, further, that if the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.

                 "EFFECTIVE DATE" means the date of closing of the transactions contemplated by the Master Agreement.

                 "ENTITY" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, cooperative or association.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

                 "EXCHANGE FACTOR" has the meaning set forth in the Exchange Rights Agreement.

                 "EXCHANGE RIGHT" has the meaning set forth in the Exchange Rights Agreement.

                 "EXCHANGE RIGHTS AGREEMENT" has the meaning set forth in
Section 8.6.

                 "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

                 "GENERAL PARTNER" means the Company, in its capacity as the general partner of the Partnership, or its successors as general partner of the Partnership.

                 "GENERAL PARTNER INTEREST" means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of OP Units.

                 "GROSS ASSET VALUE" means, with respect to any asset of the Partnership, such asset's adjusted basis for federal income tax purposes, except as follows:

                 1. the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof;

                 2. if the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:

                          a. a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest; or

                          b. the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase of a Partnership Interest; or

                          c. the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;

                 3. the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as reasonably determined by the General Partner as of the date of distribution; and

                 4. the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Exhibit B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (4) to the extent that the General Partner reasonably determines that an adjustment pursuant to paragraph (2) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (4).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership's assets for purposes of computing Net Income and Net Loss.

                 "IMMEDIATE FAMILY" means, with respect to any Person, such Person's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, stepchildren, sons-in-law and daughters-in-law or any trust solely for the benefit of any of the foregoing family members whose sole beneficiaries include the foregoing family members.

                 "INCAPACITY" or "INCAPACITATED" means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above; (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner's properties; (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety
(90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

                 "INDEMNITEE" means (i) any Person made a party to a proceeding by reason of (A) such Person's status as (1) the General Partner, (2) a director, trustee or officer of the Partnership or the General Partner, or (3) a director, trustee or officer of any other Entity, each Person serving in such capacity at the request of the Partnership or the General Partner, or (B) his or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

                 "INITIAL CONTRIBUTED PROPERTY" means the property contributed to the Partnership pursuant to the terms of the Master Agreement.

                 "LIEN" means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.

                 "LIMITED PARTNER" means the Company and any other Person named as a Limited Partner in Exhibit A, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a Limited Partner of the Partnership.

                 "LIMITED PARTNER INTEREST" means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of OP Units.

                 "LIQUIDATING EVENT" has the meaning set forth in Section 13.1 hereof.

                 "LIQUIDATOR" has the meaning set forth in Section 13.2 hereof.

                 "LOCK-UP AGREEMENT" means that certain letter agreement by and between certain Limited Partners and the Company, the form of which is attached as Exhibit L to the Master Agreement.

                 "MASTER AGREEMENT" means the Master Agreement dated as of ________, 1995 among the Company, Ramco, Dennis Gershenson, Joel Gershenson, Bruce Gershenson, Richard Gershenson, Michael A. Ward, Michael A. Ward U/T/A dated 2/22/77, as amended, the Partnership and each of the Ramco Contributing Parties set forth therein.

                 "NET INCOME" or "NET LOSS" means, for each fiscal year or other applicable period, an amount equal to the Partnership's taxable income or loss for such year or period as determined for federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows: (a) by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss; (b) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code; (c) by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss; (d) by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis; (e) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to Exhibit B; and (f) by not taking into account in computing Net Income or Net Loss items separately allocated to the Partners pursuant to Paragraphs 1 and 2 of Exhibit B.

                 "NONRECOURSE DEDUCTIONS" has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

                 "NONRECOURSE LIABILITIES" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

                 "OP UNIT" means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1, 4.2 and
4.3. The number of OP Units outstanding and the Percentage Interests in the Partnership represented by such OP Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of OP Units shall be evidenced by such form of certificate for units as the General Partner adopts from time to time unless the General Partner determines that the OP Units shall be uncertificated securities.

                 "PARTNER" means a General Partner or a Limited Partner, and "Partners" means the General Partner and the Limited Partners collectively.

                 "PARTNER MINIMUM GAIN" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner

Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

                 "PARTNER NONRECOURSE DEBT" has the meaning set forth in Regulations Section 1.704-2(b)(4).

                 "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

                 "PARTNERSHIP" means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

                 "PARTNERSHIP INTEREST" means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of OP Units.

                 "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

                 "PARTNERSHIP RECORD DATE" means the record date established by the General Partner for the distribution of Available Cash pursuant to Section
5.1 hereof, which record date shall be the same as the record date established by the Company for a distribution to its shareholders of some or all of its portion of such distribution.

                 "PARTNERSHIP YEAR" means the fiscal year of the Partnership, as set forth in Section 9.2 hereof.

                 "PERCENTAGE INTEREST" means, as to a Partner, the fractional part of the Partnership Interests owned by such Partner and expressed as a percentage as specified in Exhibit A, as such Exhibit may be amended from time to time.

                 "PERMITTED PARTNERS" has the meaning set forth in subparagraph 1(b) of Exhibit B.

                 "PERMITTED TRANSFEREE" means any person to whom OP Units are Transferred in accordance with Section 11.3 of this Agreement.

                 "PERSON" means an individual or Entity.

                 "PRECONTRIBUTION GAIN" has the meaning set forth in subparagraph 3(c) of Exhibit B.

                 "PROPERTY" means any shopping center or retail property or other real estate project in which the Partnership directly or indirectly, acquires ownership of a fee or leasehold interest.


                 "QUARTER" means each of the three month periods ending on March 31, June 30, September 30 and December 31.

                 "RAMCO" means Ramco-Gershenson, Inc., a Michigan corporation.

                 "RAMCO REIT" has the meaning set forth in the heading to this Agreement.

                 "REGULATIONS" means the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                 "REIT" means a real estate investment trust as defined in
Section 856 of the Code.

                 "REIT REQUIREMENTS" has the meaning set forth in Section 5.3.

                 "REIT SHARE" means a share of beneficial interest of the Company, par value $.10 per share.

                 "REIT SHARES AMOUNT" has the meaning set forth in the Exchange Rights Agreement.

                 "RESTRICTED PARTNER" has the meaning set forth in Section 1(b) of Exhibit B.

                 "RPS" means RPS Realty Trust, a Massachusetts business trust.

                 "RPS CONTRIBUTION AGREEMENT" means each Asset Contribution Agreement entered into by RPS and the Company pursuant to which the RPS Properties were contributed to the Partnership.

                 "RPS PROPERTIES" has the meaning set forth in the Master Agreement.

                 "STOCK OPTION PLANS" means the General Partner's Amended and Restated 1989 Employees' Stock Option Plan, Amended and Restated 1989 Trustees' Stock Option Plan and the 1995 Stock Option Plan of the Company and any other plan adopted from time to time by the General Partner pursuant to which REIT Shares are issued, or options to acquire REIT Shares are granted, to employees or trustees of the General Partner, employees of the Partnership or employees of their respective Affiliates in consideration for services or future services.

                 "SUBSIDIARY" means, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person.

                 "SUBSTITUTED LIMITED PARTNER" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 hereof.

                 "TAX ITEMS" has the meaning set forth in Exhibit B.

                 "TERMINATING CAPITAL TRANSACTION" means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

                 "TRANSFER" as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance or other transfer, and as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber or otherwise transfer.

                 Certain additional terms and phrases have the meanings set forth in Exhibit B.


                                   ARTICLE 2
                             ORGANIZATIONAL MATTERS

                 Section 2.1      Continuation

                 The Partners hereby agree to continue the Partnership under and pursuant to the Act. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

                 Section 2.2      Name

                 The name of the Partnership shall continue to be Ramco-Gershenson Properties, L.P. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words "Limited Partnership,""L.P.,""Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may, upon 5 days prior written notice to the Limited Partners, change the name of the Partnership.

                 Section 2.3      Registered Office and Agent; Principal Office

                 The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1029 Orange Street, Wilmington (New Castle County), Delaware 19801. The principal office of the Partnership shall be 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

                 Section 2.4      Power of Attorney

                 A. Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

                          (1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices
                                  (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including, without limitation, any documents necessary or advisable to convey any Contributed Property to the Partnership; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or the Capital Contribution of any Partner; and
                                  (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interest; and

                          (2) execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

                 B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner's or Assignee's OP Units and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner' s or Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

                 Section 2.5      Term

                 The term of the Partnership shall commence on the date hereof and shall continue until December 31, 2094, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

                 Section 2.6      Original General Partner

                 Simultaneously with the execution and delivery of this Agreement and effective as of such time, any contribution of the Ramco REIT, as original general partner of the Partnership, will be returned and the Ramco REIT's Partnership Interest will be cancelled.


                                   ARTICLE 3
                                    PURPOSE

                 Section 3.1      Purpose and Business

                 The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act including, without limitation, to engage in the following activities: to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with the Properties; to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds; to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; and to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes. The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated. In connection with the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Partnership, the Partnership shall have full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire and construct additional Properties necessary or useful in connection with its business.

                 Section 3.2      Powers

                 The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership; provided, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the Company to continue to qualify as a REIT;
(ii) could subject the Company to any additional taxes under Section 857 or
Section 4981 of the Code; or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the Company or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.


                                   ARTICLE 4
                             CAPITAL CONTRIBUTIONS

                 Section 4.1      Capital Contributions of the Partners

                 A. At the time of the execution of this Agreement, the Partners shall make the Capital Contributions contemplated by the Master Agreement as set forth in Exhibit A to this Agreement. To the extent the Partnership acquires any property by the merger of any other Person into the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into the Partnership shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement and as set forth in Exhibit A, as amended to reflect such deemed Capital Contributions. The Partners shall own OP Units in the amounts set forth for such Partner in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately exchanges, additional Capital Contributions, the issuance of additional OP Units or similar events having an effect on any Partner's Percentage Interest.

The number of OP Units held by the General Partner, in its capacity as general partner, shall be deemed to be the General Partner Interest. Except as provided in Sections 4.2 and 10.5, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.

                 Section 4.2  Additional Funds; Restrictions on General Partner

                 A. The sums of money required to finance the business and affairs of the Partnership shall be derived from the initial Capital Contributions made to the Partnership by the Partners as set forth in Section
4.1 and from funds generated from the operation and business of the Partnership including, without limitation, distributions directly or indirectly received by the Partnership from any Property Partnership. In the event additional financing is needed from sources other than as set forth in the preceding sentence for any reason, the General Partner may, in its sole and absolute discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate, (i) cause the Partnership to issue additional Partnership Interests and admit additional limited partners to the Partnership in accordance with Section 4.3; (ii) make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.2B); (iii) cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis; (iv) make a loan or loans to the Partnership (subject to Section 4.2B); or (v) sell any assets or properties of the Partnership. In no event shall the Limited Partners be required to make any additional Capital Contributions or any loan to, or otherwise provide any financial accommodation for the benefit of, the Partnership.

                 B. The General Partner shall not issue any debt securities, any preferred shares of beneficial interest or common shares of beneficial interest (including additional REIT Shares (other than (i) as payment of the REIT Shares Amount or (ii) in connection with the conversion or exchange of securities of the General Partner solely in conversion or exchange for other securities of the General Partner)) or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase any of the foregoing (collectively, "SECURITIES"), other than to all holders of REIT Shares, unless the General Partner shall (i) in the case of debt securities, lend to the Partnership the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable); (ii) in the case of equity Securities senior or junior to the REIT Shares as to dividends and distributions on liquidation, contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership, interests in the Partnership in consideration therefor with the same terms and conditions, including dividend, dividend priority and liquidation preference, as are applicable to such Securities; and (iii) in the case of REIT Shares or other equity Securities on a parity with the REIT Shares as to dividends and distributions on liquidation, (including, without limitation, REIT Shares or other Securities issued upon exercise of options issued under the Stock Option Plans), contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership a number of additional OP Units in consideration therefor equal to the product of (x) the number of shares REIT Shares or other equity Securities issued by the General Partner, multiplied by
(y) a fraction the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such contribution.

                 Section 4.3 Issuance of Additional Partnership Interests; Admission of Additional Limited Partners

                 In addition to any Partnership Interests issuable by the Partnership pursuant to Section 4.2, the General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options therefor) in the form of OP Units or other Partnership Interests senior or junior to the OP Units to any Persons at any time or from time to time, for consideration not less than the fair market value thereof (or the fair market value as of the date an option is granted) (as such fair market value is determined in the discretion of the General Partner's Board of Trustees), and on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion, without any approval being required from any Limited Partner or any other Person; provided, however, that (i) such issuance does not effect a material adverse impact (as such material adverse impact is determined in the discretion of the General Partner's Board of Trustees) on (A) the existing Limited Partners' right to exercise the Exchange Rights pursuant to the Exchange Rights Agreement or (B) the economic effect upon the Limited Partners of the allocations set forth in Exhibit B (other than due to the issuance of OP Units or other interests in the Partnership as set forth in this
Section 4.3 or Section 4.2B); (ii) such issuance does not cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA or Section 4975 of the Code, a "party in interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(e) of the Code); and (iii) such issuance would not cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to
Section 2510.3-101 of the regulations of the United States Department of Labor. Subject to the limitations set forth in the preceding sentence, the General Partner may take such steps as it, in its reasonable discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership, including, without limitation, amending the Certificate, Exhibit A or any other provision of this Agreement.

                 Section 4.4      Intentionally Omitted

                 Section 4.5      Repurchase of REIT Shares; Excess Shares

                 A. In the event that the Company shall elect to purchase from its shareholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by the Company, any employee stock purchase plan adopted by the Company, or any other obligation or arrangement undertaken by the Company in the future, the purchase price paid by the Company for such

REIT Shares and any other expenses incurred by the Company in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the Company, subject to the condition that: (i) if such REIT Shares subsequently are to be sold by the Company, the Company shall pay to the Partnership any proceeds received by the Company for such REIT Shares (provided that an exchange of REIT Shares for OP Units pursuant to the Exchange Rights Agreement would not be considered a sale for such purposes); and (ii) if such REIT Shares are not re-transferred by the Company within 30 days after the purchase thereof, the Company, as General Partner, shall cause the Partnership to cancel a number of OP Units held by the Company, as a Limited Partner, equal to the product of (x) the number of such REIT Shares and (y) a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such contribution.

                 B. In the event the General Partner purchases Excess Shares (as defined in the Declaration of Trust) pursuant to Article VII,
Section 5 of the Declaration of Trust, the Partnership will purchase from the General Partner a number of OP Units equal to the product of (x) the number of Excess Shares purchased by the General Partner multiplied by (y) a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such purchase.

                 Section 4.6  No Third Party Beneficiary

                 No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

                 Section 4.7  No Interest; No Return

                 No Partner shall be entitled to interest on its Capital Contribution or on such Partner's Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

                 Section 4.8      No Preemptive Rights

                 Subject to any preemptive rights that may be granted pursuant to Section 4.3 hereof, no Person shall have any preemptive or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership; or (ii) issuance or sale of any OP Units or other Partnership Interests.


                                   ARTICLE 5
                                 DISTRIBUTIONS

                 5.1      Regular Distributions

                 Except for distributions pursuant to Section 13.2 in connection with the dissolution and liquidation of the Partnership, and subject to the provisions of Sections 5.3, 5.4 and 5.5, the General Partner shall cause the Partnership to distribute, from time to time as determined by the General Partner, but in any event not less frequently than quarterly, all Available Cash, to the Partners, in accordance with each Partner's respective Percentage Interest, provided, however, that in no event may a Partner receive a distribution of Available Cash with respect to an OP Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such OP Unit has been exchanged.

                 5.2      Qualification as a REIT

                 The General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts under this Article 5 to enable the General Partner to pay shareholder dividends that will (i) satisfy the requirements for qualifying as a REIT under the Code and Regulations ("REIT Requirements"), and (ii) avoid any federal income or excise tax liability of the General Partner, provided, however, the General Partner shall not be bound to comply with this covenant to the extent such distributions would (i) violate applicable Delaware law or (ii) contravene the terms of any notes, mortgages or other types of debt obligations which the Partnership may be subject to in conjunction with borrowed funds.

                 5.3      Withholding

                 With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner or to which the Partnership becomes subject with respect to any OP Unit, the Partnership shall have the right to withhold amounts of Available Cash distributable to such Partner or with respect to such OP Units, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.5.

                 5.4      Additional Partnership Interests

                 If the Partnership issues Partnership Interests in accordance with Section 4.2 or 4.3, the distribution priorities set forth in Section 5.1 shall be amended, as necessary, to reflect the distribution priority of such Partnership Interests and corresponding amendments shall be made to the provisions of Exhibit B.

                 5.5      Distributions Upon Liquidation

                 Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

                                   ARTICLE 6
                                  ALLOCATIONS

                 The Net Income, Net Loss and other Partnership items shall be allocated pursuant to the provisions of Exhibit B.


                                   ARTICLE 7
                     MANAGEMENT AND OPERATIONS OF BUSINESS

                 Section 7.1      Management

                 A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in
Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

                          (1) (a) the making of any expenditures, the lending or borrowing of money, including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the Company (so long as the Company qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the
                                  Code) and to make distributions to its
                                  shareholders in amounts sufficient to permit the Company to maintain REIT status, (b) the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, (c) the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership's assets) and (d) the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

                          (2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

                          (3) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity;

                          (4) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Company, the Partnership or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the Company) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

                          (5) the management, operation, expansion, development, construction, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owed by the Partnership or any Subsidiary of the Partnership;

                          (6) the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership's assets;

                          (7) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

                          (8) holding, managing, investing and reinvesting cash and other assets of the Partnership;

                          (9) the collection and receipt of revenues and income of the Partnership;

                          (10) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including, without limitation, employees having titles such as "president," "vice president," "secretary" and "treasurer" of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;

                          (11) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

                          (12) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time);

                          (13) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

                          (14) the undertaking of any action in connection with the Partnership's direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);





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
                          (15) the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt;

                          (16) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

                          (17) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

                          (18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

                          (19) the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the foregoing; and

                          (20) the issuance of additional OP Units, as appropriate, as contemplated by the Master Agreement and/or in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof; and

                          (21) The opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries.

                 B. Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General

Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

                 C. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

                 D. In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it; provided, that if the General Partner decides to refinance (directly or indirectly) any outstanding indebtedness of the Partnership, the General Partner shall use reasonable efforts to structure such refinancing in a manner that minimizes any adverse tax consequences resulting therefrom to the Limited Partners. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under and in accordance with this Agreement.

                 Section 7.2      Certificate of Limited Partnership

                 The General Partner has filed the Certificate with the Secretary of State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

                 Section 7.3      Reimbursement of the General Partner and the
Company

                 A. Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

                 B. The General Partner, shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs relating to the ownership and operation of, or for the benefit of, the Partnership; provided, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it in its name. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.6 hereof.

                 Section 7.4      Outside Activities of the General Partner

                 The General Partner shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition, development and disposition of Partnership Interests and the management of the business of the Partnership, and such activities as are incidental thereto. The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

                 Section 7.5      Contracts with Affiliates

                 A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

                 B. Except as provided in Section 7.4, the Partnership may Transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

                 C. Except as expressly permitted by this Agreement or otherwise contemplated by the Master Agreement, neither the General Partner nor any of its Affiliates shall sell, Transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

                 D. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any Subsidiaries of the Partnership.

                 E. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a "right of first opportunity" or "right of first offer" arrangement, non-competition agreements and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

                 Section 7.6      Indemnification

                 A. To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, reasonable attorneys' fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the Company as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent it is finally determined by a court of competent jurisdiction, from which no further appeal may be taken, that such Indemnitee's action constituted intentional acts or omissions constituting willful misconduct or fraud. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject
to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness. Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this
Section 7.6.

                 B. Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding.

                 C. The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnities are indemnified.

                 D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnities and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

                 E. For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this
Section 7.6; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participant and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

                 F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

                 G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

                 H. The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership's liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

                 Section 7.7      Liability of the General Partner

                 A. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner and its officers and directors shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith; provided, however, the foregoing shall not be deemed to exculpate the General Partner from any liability the General Partner may have under any RPS Contribution Agreement or the Master Agreement.

                 B. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the shareholders of the Company collectively, that the General Partner, subject to the provisions of Section 7.1D hereof, is under no obligation to consider the separate interest of the Limited Partners in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith. With respect to any indebtedness of the Partnership which any Limited Partner may have guaranteed, the General Partner shall have no duty to keep such indebtedness outstanding.

                 C. Subject to its obligations and duties as General Partner set forth in Section 7.1A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agent. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

                 D.       Any amendment, modification or repeal of this Section
7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's and its officers' and directors' liability to the Partnership and the Limited Partners under this
Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

                 Section 7.8      Limited Partners' Right to Bring Derivative
Lawsuits

                 A. Any Limited Partner may bring an action on behalf of the Partnership, as permitted under the Act and the laws of the State of Delaware, to recover a judgment in favor of the Partnership if the Company has refused to bring the action or if an effort to cause the Company to bring the action is not likely to succeed.

                 Section 7.9      Other Matters Concerning the General Partner

                 A. The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

                 B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

                 C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

                 D. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Company to continue to qualify as a REIT; or (ii) to avoid the Company incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

                 Section 7.10     Title to Partnership Assets

                 Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

                 Section 7.11     Reliance by Third Parties

                 Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this

Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.


                                   ARTICLE 8
                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

                 Section 8.1      Limitation of Liability

                 The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section
10.5 hereof, or under the Act. Notwithstanding the preceding sentence, each Limited Partner shall have the right, but not the obligation, to guarantee a portion of indebtedness of the Partnership.

                 Section 8.2      Management of Business

                 No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

                 Section 8.3      Outside Activities of Limited Partners

                 Subject to any agreements entered into pursuant to Section 7.5 hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner (other than the Company) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner (other than the Company) shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners (other than the Company) nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

                 Section 8.4      Return of Capital

                 Except pursuant to the Exchange Rights Agreement, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Exhibit B, or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

                 Section 8.5 Rights of Limited Partners Relating to the Partnership

                 A. In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5B hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner' s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner' s own expense (including such reasonable copying and administrative charges as the General Partner may establish from time to time):

                          (1) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the Company pursuant to the Securities Exchange Act of 1934;

                          (2) to obtain a copy of the Partnership's federal, state and local income tax returns for each Partnership Year;

                          (3) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

                          (4) to obtain a copy of this Agreement and the Certificate and all amendments and/or restatements thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments and/or restatements thereto have been executed; and

                          (5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

                 B. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

                 Section 8.6      Exchange Rights Agreement

                 The Limited Partners have been granted the right, but not the obligation, to exchange all or a portion of their OP Units for REIT Shares on the terms and subject to the conditions and restrictions contained in that certain Exchange Rights Agreement among the General Partner and the Limited Partners (as amended from time to time, the "Exchange Rights Agreement"), the form of which is attached hereto as Exhibit C.


                                   ARTICLE 9
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

                 Section 9.1      Records and Accounting

                 The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership's business, including, without limitation, all books and records necessary to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Sections 8.5A and
9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.

                 Section 9.2      Fiscal Year

                 The fiscal year of the Partnership shall be the calendar year.

                 Section 9.3      Reports

                 A. As soon as practicable, but in no event later than one hundred five (105) days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the Company if such statements are prepared solely on a consolidated basis with the Company, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountant selected by the General Partner in its sole discretion.

                 B. As soon as practicable, but in no event later than one hundred five (105) days after the close of each calendar quarter (except the last calendar quarter of each calendar year), the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the Company, if such statements are prepared solely on a consolidated basis with the Company, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.


                                   ARTICLE 10
                                  TAX MATTERS

                 Section 10.1     Preparation of Tax Returns

                 The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

                 Section 10.2     Tax Elections

                 Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code. Notwithstanding the above, in making any such tax election the General Partner shall take into account the tax consequences to the Limited Partners resulting from any such election. The General Partner shall make such tax elections on behalf of the Partnership as the Limited Partners holding a majority of the Percentage Interests of the Limited Partners (excluding Limited Partner Interests held by the Company) request, provided that the General Partner believes that such election is not adverse to the interests of the General Partner, including its interest in preserving its qualification as a REIT under the Code. The General Partner shall elect the "traditional method" of making Section 704(c) allocations pursuant to Regulations Section 1.704-3 with respect to property contributed pursuant to the Master Agreement. The General Partner shall have the right to seek to revoke any tax election it makes (other than the election to use the traditional method of making the Section 704(c) allocations described in this Section 10.2), including, without limitation, the election under Section 754 of the Code, upon the General Partner' s determination, in its sole and absolute discretion, that such revocation is in the best interests of the Partners.

                 Section 10.3     Tax Matters Partner

                 A. The General Partner shall be the "tax matters partner" of the Partnership for federal income tax purposes. Pursuant to
Section 6230(e) of the Code, upon receipt of notice from the Internal Revenue Service of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the Internal Revenue Service with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, that such information is provided to the Partnership by the Limited Partners and the Assignees.

                 B. The tax matters partner is authorized, but not required:

                          (1) to enter into any settlement with the Internal Revenue Service with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the Internal Revenue Service providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner; or (ii) who is a "notice partner" (as defined in Section 6231(a)(8) of the Code) or a member of a "notice group" (as defined in Section 6223(b)(2) of the Code);

                          (2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership's principal place of business is located;

                          (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

                          (4) to file a request for an administrative adjustment with the Internal Revenue Service and, if any part of such request is not allowed by the Internal Revenue Service, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

                          (5) to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item; and

                          (6) to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

                 The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.6 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

                 C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

                 Section 10.4     Organizational Expenses

                 The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty (60) month period as provided in Section 709 of the Code.

                 Section 10.5     Withholding

                 Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses
(i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner' s Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.5, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan. Any amount payable by a Limited Partner hereunder shall bear interest at the highest base or prime rate of interest published from time to time by any of Citibank, N.A., Chemical Bank, Morgan Guaranty Trust Company of New York and Chase Manhattan Bank, N.A., plus four (4) percentage points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.





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
                                   ARTICLE 11
                           TRANSFERS AND WITHDRAWALS

                 Section 11.1     Transfer

                 A. The term "Transfer," when used in this Article 11 with respect to an OP Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person. The term "Transfer" when used in this Article 11 does not include any exchange of OP Units for REIT Shares pursuant to the Exchange Rights Agreement.

                 B. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

                 Section 11.2 Transfer of the Company's General Partner Interest and Limited Partner Interest

                 A. The Company may not Transfer any of its General Partner Interest or withdraw as General Partner, or Transfer any of its Limited Partner Interest, unless Limited Partners holding a majority of the Percentage Interests of the Limited Partners (other than Limited Partner Interests held by the Company) consent to such Transfer or withdrawal or such Transfer is to an entity which is wholly-owned by the Company and is a Qualified REIT Subsidiary under Section 856(i) of the Code.

                 B. In the event the Company withdraws as General Partner in accordance with clause (A) above, the Company's General Partner Interest shall immediately be converted into a Limited Partner Interest.

                 Section 11.3     Limited Partners' Rights to Transfer

                 A.       (1)     Subject to the provisions of Sections 11.3C,
11.3D and 11.4 and the restrictions included in the Lock-up Agreement, a Limited Partner (other than the Company) may, without the consent of the General Partner:

                          (a) if such Limited Partner is a partnership, Transfer such Limited Partner's OP Units to any partner of such Limited Partner;

                          (b) Transfer such Limited Partner's OP Units to any other Limited Partner; and

                          (c) pledge such Limited Partner's OP Units to any financial institution as collateral for any loan with respect to which such Limited Partner is personally liable.

                          (2)     Subject to the provisions of Sections 11.3C,
11.3D and 11.4, a Limited Partner may Transfer any of such Limited Partner's OP Units, other than in accordance with clause (1) above, only with the prior written consent of the General Partner.

                 B. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner's estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

                 C. The General Partner may prohibit any Transfer by a Limited Partner of its OP Units if, in the opinion of legal counsel to the Partnership, such Transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the OP Units.

                 D. No Transfer by a Limited Partner of its OP Units may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation; (ii) such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(c) of the Code); (iii) such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101; (iv) such Transfer would subject the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; or (v) such Transfer is a sale or exchange, and such sale or exchange would, when aggregated with all other sales and exchanges during the 12-month period ending on the date of the proposed Transfer, result in 50% or more of the interests in Partnership capital and profits being sold or exchanged.





                 Section 11.4     Substituted Limited Partners

                 A. Subject to clause D. below, each Limited Partner shall have the right to substitute a Permitted Transferee which receives OP Units pursuant to Section 11.3A(1) as a Limited Partner in his place.

                 B. The General Partner shall have the right to consent to the admission of a transferee who receives OP Units pursuant to Section 11.3A(2), which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner's failure or refusal to permit such transferee to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

                 C. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

                 D. No Permitted Transferee will be admitted as a Substituted Limited Partner unless (i) such transferee has furnished to the General Partner (a) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement and the Exchange Rights Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (b) such other documents or instruments as may be required in the reasonable discretion of the General Partner in order to effect such Person's admission as a Substituted Limited Partner and (ii) in the case of a transferee who receives OP Units in accordance with Section 11.3A(2), the General Partner has consented to such admission in accordance with Section 11.4B. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, number of OP Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

                 Section 11.5     Assignees

                 If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, as described in Section 11.4B, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses and any other items, gain, loss deduction and credit of the Partnership attributable to the OP Units assigned to such transferee, but shall not be deemed to be a holder of OP Units for any other purpose under this Agreement, and shall not be entitled to vote such OP Units in any matter presented to the Limited Partners for a vote (such OP Units being deemed to have been voted on such matter in the same proportion as all other OP Units held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such OP Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of OP Units.

                 Section 11.6     General Provisions

                 A. No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner' s OP Units in accordance with this Article 11 or pursuant to exchange of all of its OP Units pursuant to the Exchange Rights Agreement.

                 B. Any Limited Partner who shall Transfer all of its OP Units in a Transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such OP Units as Substituted Limited Partners. Similarly, any Limited Partner who shall Transfer all of its OP Units pursuant to an exchange of all of its OP Units pursuant to the Exchange Rights Agreement shall cease to be a Limited Partner.

                 C. Without the consent of the General Partner, transfers pursuant to this Article 11 may only be made as of the first day of a fiscal quarter of the Partnership.

                 D. If any Partnership Interest is transferred or assigned during the Partnership's fiscal year in compliance with the provisions of this Article 11 or exchanged pursuant to the Exchange Rights Agreement on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which the Transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which an exchange occurs shall be allocated to the exchanging Partner, provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments, or exchanges as it determines are necessary or appropriate. All distributions of Available Cash attributable to such OP Units with respect to which the Partnership Record Date is before the date of such transfer, assignment, or exchange shall be made to the transferor Partner or the exchanging Partner, as the case may be, and in the case of a Transfer or assignment other than an exchange, all distributions of Available Cash thereafter attributable to such OP Units shall be made to the transferee Partner.


                                   ARTICLE 12
                             ADMISSION OF PARTNERS

                 Section 12.1     Admission of Successor General Partner

                 A successor to all of the General Partner Interest pursuant to
Section 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6D hereof.

                 Section 12.2     Admission of Additional Limited Partners

                 A. After the admission to the Partnership of the additional Limited Partners on the date hereof, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement and the Exchange Rights Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person' s admission as an Additional Limited Partner.

                 B.       Notwithstanding anything to the contrary in this
Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner' s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

                 C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with
Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such item for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

                 Section 12.3 Amendment of Agreement and Certificate of Limited Partnership

                 For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to
Section 2.4 hereof.


                                   ARTICLE 13
                    DISSOLUTION, LIQUIDATION AND TERMINATION

                 Section 13.1     Dissolution

                 The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. In the event of the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following ("Liquidating Events"):

                 A. the expiration of its term as provided in Section 2.5 hereof;

                 B. an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety
(90) days after such event of withdrawal a majority in interest of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

                 C. from and after the date of this Agreement through December 31, 2094, an election to dissolve the Partnership made by the General Partner, with the Consent of Limited Partners holding 85% or more of the Limited Partnership Interests (including Limited Partnership Interests held by the Company);

                 D. on or after January 1, 2095, an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion;

                 E. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

                 F. the sale of all or substantially all of the assets and properties of the Partnership;

                 G. a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment all of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

                 Section 13.2     Winding Up

                 A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner, or, in the event there is no remaining General Partner, any Person elected by Limited Partners holding at least a majority of the Limited Partnership Interests (the General Partner or such other Person being referred to herein as the "Liquidator"), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of beneficial interest or other securities of the Company) shall be applied and distributed in the following order:

                 (1) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Partners;

                 (2) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the General Partner;

                 (3) Third, to the payment and discharge of all of the Partnership's debts and liabilities to the other Partners; and

                 (4) The balance, if any, to the General Partner and Limited Partners to the extent of and in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

                 B. Notwithstanding the provisions of Section 13.2A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

                 C. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article 13 may be:

                          (1) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

                          (2) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2A as soon as practicable.

                 Section 13.3     No Obligation to Contribute Deficit

                 If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

                 Section 13.4     Rights of Limited Partners

                 Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

                 Section 13.5     Notice of Dissolution

                 In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

                 Section 13.6 Termination of Partnership and Cancellation of Certificate of Limited Partnership

                 Upon the completion of the liquidation of the Partnership' s assets, as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

                 Section 13.7     Reasonable Time for Winding-Up

                 A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

                 Section 13.8     Waiver of Partition

                 Each Partner hereby waives any right to partition of the Partnership property.

                                   ARTICLE 14
                  AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

                 Section 14.1     Amendments

                 A. Amendments to this Agreement may be proposed by the General Partner or by any Limited Partners (other than the Company) holding in the aggregate 25 percent or more of the Partnership Interests. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. Except as provided in Section 13.1C, 14.1B, 14.1C or 14.1D, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of Limited Partners holding 85% or more of the Percentage Interests of the Limited Partners (including Limited Partner Interests held by the Company).

                 B. Notwithstanding Section 14.1A, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

                          (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

                          (2) to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

                          (3) to set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.3 hereof;

                          (4)     to reflect a change that is of an
                                  inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

                          (5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1B is taken.

                 C. Notwithstanding Section 14.1A and 14.1B hereof, this Agreement shall not be amended without the Consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner's interest in the Partnership into a General Partner Interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner;
(iii) alter rights of the Partner to receive distributions pursuant to Article 5 or Article 13, or the allocations specified in Article 6 (except as permitted pursuant to Article IV and Section 14.1B(3) hereof); (iv) cause the termination of the Partnership prior to the time set forth in Section 2.5 or 13.1; or (v) amend this Section 14.1C. Further, no amendment may alter the restrictions on the General Partner' s authority set forth in Section 13.1C without the Consent specified in that section.

                 D. Notwithstanding Section 14.1A or Section 14.1B hereof, the General Partner shall not amend Section 4.3, 7.4, 7.5, 11.2 or 14.2 without the Consent of Limited Partners holding a majority of the Percentage Interests of the Limited Partners, excluding Limited Partner Interests held by the General Partner.

                 Section 14.2     Meetings of the Partners

                 A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners (other than the Company) holding 25 percent or more of the Partnership Interests. The request shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of the Limited Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in
Section 14.1A hereof. Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Percentage Interests held by Partners (including Limited Partnership Interests held by the Company) shall control.

                 B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this

Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

                 C. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of written notice of such revocation from the Limited Partner executing such proxy.

                 D. Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Meetings of Partners may be conducted in the same manner as meetings of the shareholders of the Company and may be held at the same time, and as part of, meetings of the shareholders of the Company.


                                   ARTICLE 15
                               GENERAL PROVISIONS

                 Section 15.1     Addresses and Notice

                 Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.

                 Section 15.2     Titles and Captions

                 All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

                 Section 15.3     Pronouns and Plurals

                 Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

                 Section 15.4     Further Action

                 The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

                 Section 15.5     Binding Effect

                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

                 Section 15.6     Creditors

                 Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

                 Section 15.7     Waiver

                 No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

                 Section 15.8     Counterparts

                 This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

                 Section 15.9     Applicable Law

                 This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

                 Section 15.10     Invalidity of Provisions

                 If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

                 Section 15.11     Entire Agreement

                 This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

                 Section 15.12     Guaranty by the Company

                 The Company unconditionally and irrevocably guarantees to the Limited Partners the performance by the General Partner of the General Partner' s obligations under this agreement. This guarantee is exclusively for the benefit of the Limited Partners and shall not extend to the benefit any creditor of the Partnership.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        GENERAL PARTNER:

                                        RAMCO-GERSHENSON PROPERTIES TRUST


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------




                                        LIMITED PARTNERS:


                                        [TO COME]

                                   Exhibit A

               Partners' Contributions and Partnership Interests


Name and Address                      Cash                 Agreed Value of              Total              OP          Percentage
 of Partner                       Contributions*        Contributed Property         Contribution         Units         Interest
- ----------------                  --------------        --------------------         ------------         -----        ----------
General Partner                                                                                                            1%
- ---------------

Ramco-Gershenson
Properties Trust




Limited Partners
- ----------------

Ramco-Gershenson
Properties Trust

[Other Limited Partners
To Come]

- ------------

* The Company's Cash Contribution shall be increased by all transaction costs paid by the Company out of the RPS Cash pursuant to the Master Agreement.

                                   Exhibit B

                                  Allocations


1.       Allocation of Net Income and Net Loss.

         (a) Net Income. Except as otherwise provided in this Exhibit B, Net Income (or items thereof) (other than Net Income, or items thereof, arising in connection with a Terminating Capital Transaction) for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

         (b) Net Loss. Except as otherwise provided in this Exhibit B, Net Loss (or items thereof) of the Partnership for each fiscal year or other applicable period shall be allocated to the Partners in accordance with the Partners' respective Percentage Interests. Notwithstanding the preceding sentence, to the extent any Net Loss (or items thereof) allocated to a Partner under this subparagraph (b) would cause such Partner (hereinafter, a "Restricted Partner") to have an Adjusted Capital Account Deficit, or increase the amount of an existing Adjusted Capital Account Deficit, as of the end of the fiscal year or other applicable period to which such Net Loss relates, such Net Loss shall not be allocated to such Restricted Partner and instead shall be allocated to the other Partner(s) (hereinafter, the "Permitted Partners") pro rata in accordance with each Permitted Partner's Percentage Interest.

         (c) Terminating Capital Transaction; Liquidation. Allocations of Net Income or Net Loss (or items thereof) in connection with a Terminating Capital Transaction or Liquidation of the Partnership shall first be made so that, to the extent possible, each Partner's Capital Account balance is equal to such Partner's Adjusted Contribution, and the remainder of such Net Income or Net Loss (or items thereof) shall be allocated to the Partners in accordance with their Percentage Interests. Notwithstanding the preceding sentence, to the extent any Net Loss (or items thereof) would be allocated to a Restricted Partner under this subparagraph (c), such Net Loss shall not be allocated to such Restricted Partner and instead shall be allocated to the Permitted Partners pro rata in accordance with each Permitted Partner's Percentage Interest.

         (d)     Rules of Construction.

                 (1) Capital Account Increases. For purposes of making allocations pursuant to subparagraph 1(c) of this Exhibit B, a Partner's Capital Account balance shall be deemed to be increased by such Partner's share of any Partnership Minimum Gain and Partner Minimum Gain remaining at the close of the fiscal period in respect of which such allocations are being made.

                 (2) Change in Percentage Interests. In the event any Partner's Percentage Interest changes during a fiscal year for any reason, including without limitation, the Transfer of any interest in the Partnership, the tax allocations contained in this Exhibit B shall be applied as necessary to reflect the varying interests of the Partners during such year.

2. Special Allocations. Notwithstanding any provisions of paragraph 1 of this Exhibit B, the following special allocations shall be made.

         (a) Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain to the extent required by Regulations Section 1.704-2(f). The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations. This subparagraph 2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

         (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with
Section 1.704- 2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by Section 1.704-2(i) of the Regulations.
The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This subparagraph 2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

         (c) Qualified Income Offset. In the event a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This subparagraph 2(c) is intended to constitute a "qualified income offset" under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

         (d)     Other Chargeback of Impermissible Negative Capital Account.
To the extent any Partner has an Adjusted Capital Account Deficit at the end of any Partnership fiscal year, each such Partner shall be specially allocated items of Partnership income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph 2(d) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Exhibit B have been tentatively made as if this paragraph 2(d) were not in the Agreement.

         (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

         (f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations).

         (g) Intent of Allocations. The parties intend that the allocation provisions of this Exhibit B shall result in final Capital Account balances of the Partners that initially are equal to each Partner's Adjusted Contribution and are then in proportion to the Partners' respective Percentage Interests, so that when liquidating distributions are made in accordance with such final Capital Account balances under Section 13.2A(4) hereof, such distributions will be able to return to each Partner its Adjusted Contribution and then will be made in proportion to the Partners' respective Percentage Interests. To the extent that such final Capital Account balances do not so reflect the provisions of this Exhibit B, income and loss of the Partnership for the current year and future years, as computed for book purposes, shall be allocated among the Partners so as to result in final Capital Account balances reflecting the provisions of this Exhibit B, and to the extent such allocations of items of income (including gross income) and deduction do not result in such final Capital Account balances, then, income and loss of the Partnership for prior open years, as computed for book purposes (or items of gross income and deduction of the Partnership for such years, as computed for book purposes) shall be reallocated among the Partners consistent with the foregoing. This subparagraph shall control notwithstanding any reallocation of income, loss, or items thereof, as computed for book purposes, by the Internal Revenue Service or any other taxing authority.

         (h) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

         (i) Gross Income Allocation. There shall be specially allocated to the General Partner an amount of Partnership income and gain during each Partnership Year or portion thereof, before any other allocations are made hereunder, which is equal to the excess, if any, of the cumulative distributions of cash made to the General Partner under Section 7.3B hereof over the cumulative allocations of Partnership income and gain to the General Partner pursuant to this Section (i) of this Exhibit B.

3.       Tax Allocations.

         (a) Items of Income or Loss. Except as is otherwise provided in this Exhibit B, an allocation of Partnership Net Income or Net Loss to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or
Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) ("Tax Items") that is taken into account in computing Net Income or Net Loss.

         (b) Section 1245/1250 Recapture. If any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 ("Affected Gain"), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This subparagraph 3(b) shall not alter the amount of Net Income (or items thereof) allocated among the Partners, but merely the character of such Net Income (or items thereof). For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.

         (c) Precontribution Gain. The Partnership shall use the traditional method of allocation contained in Section 1.704- 3(b) of the Regulations to take into account any variation between the adjusted basis and the fair market value of the Initial Contributed Property at the time of the contribution ("Precontribution Gain "). By executing this Agreement, each Partner hereby agrees to report income, gain, loss and deduction on such Partner's federal income tax return in a manner that is consistent with the use of the traditional method of allocation with respect to the Initial Contributed Property. With respect to any Contributed Property, the Partnership shall use any permissible method contained in the Regulations promulgated under Section 704(c) of the Code selected by the General Partner, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution. Each Partner hereby agrees to report income, gain, loss and deduction on such Partner's federal income tax return in a manner consistent with the method used by the Partnership.

         (d) Allocations Respecting Section 704(c) and Revaluations. If any asset has a Gross Asset Value which is different from the Partnership's adjusted basis for such asset for federal income tax purposes because the Partnership has revalued such asset pursuant to Regulations Section 1.704-1(b)(2)(iv)(f), the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder, provided, however, that with respect to the Initial Contributed Property, income, gain, loss and deduction with respect to such property shall be allocated using the "traditional method" described in Regulations Section 1.704-3(b). The intent of this subparagraph 3(d) and subparagraph 3(c) above is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain. This subparagraph 3(d) and subparagraph 3(c) are to be interpreted consistently with such intent.

         (e) Excess Nonrecourse Liability Safe Harbor. Pursuant to Regulations Section 1.752-3(a)(3), solely for purposes of determining each Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership (as defined in Regulations Section 1.752-3(a)(3)), the Partners' respective interests in Partnership profits shall be determined in accordance with each Partner's Percentage Interest; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of "excess nonrecourse liabilities" of the Partnership which results in such Partner being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder (the "Liability Shortfall"). In the event there is an insufficient amount of nonrecourse liabilities to allocate to each Partner an amount of nonrecourse liabilities equal to the Liability Shortfall, then an amount of nonrecourse liabilities in proportion to, and to the extent of, the Liability Shortfall shall be allocated to each Partner.

         (f) References to Regulations. Any reference in this Exhibit B or the Agreement to a provision of proposed and/or temporary Regulations shall, in the event such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Partnership under the effective date rules applicable to such successor provision.

         (g) Successor Partners. For purposes of this Exhibit B, a transferee of a Partnership Interest shall be deemed to have been allocated the Net Income, Net Loss and other items of Partnership income, gain, loss, deduction and credit allocable to the transferred Partnership Interest that previously have been allocated to the transferor Partner pursuant to this Agreement.

                                                                    Exhibit C to
                                                           Partnership Agreement


                            EXCHANGE RIGHTS AGREEMENT

                 THIS EXCHANGE RIGHTS AGREEMENT (this "AGREEMENT"), dated as of _______ __, 1995, is entered into by and among Ramco-Gershenson Properties Trust, a Maryland business trust (the "COMPANY"), and the Persons whose names are set forth on Exhibit A attached hereto (as it may be amended from time to time).

                                R E C I T A L S :

                 A. The Company, as general partner, and the Limited Partners have formed Ramco-Gershenson Properties, L.P., a Delaware limited partnership (the "OPERATING PARTNERSHIP"), pursuant to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated the date hereof (the "PARTNERSHIP AGREEMENT").

                 B. Pursuant to the Partnership Agreement, the Limited Partners hold units of limited partnership interest ("OP UNITS") in the Operating Partnership.

                 C. The Company has agreed to provide the Limited Partners with certain rights to exchange their OP Units for the Company's shares of beneficial interest, par value $.10 per share ("REIT SHARES") in order to induce each of the Limited Partners to enter into a Lock-Up Agreement with the Company dated the date hereof.

                 Accordingly, the parties hereto do hereby agree as follows:

                                    ARTICLE 1
                                  DEFINED TERMS

                 The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

                 "ASSIGNEE" means a Person to whom one or more OP Units have been transferred in a manner permitted under the Partnership Agreement, but who has not become a substituted limited partner in accordance therewith.

                 "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

                 "CASH AMOUNT" means an amount of cash per OP Unit equal to the Value on the Valuation Date of the REIT Shares Amount.

                 "EXCHANGE FACTOR" means 1.0, provided, that in the event that the Company (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares; (ii) subdivides its outstanding REIT Shares; or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Exchange Factor shall be adjusted by multiplying the Exchange Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time, and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Exchange Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                 "EXCHANGING PARTNER" has the meaning set forth in Section 2.1 hereof.

                 "EXCHANGE RIGHT" has the meaning set forth in Section 2.1 hereof.

                 "LIEN" means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.

                 "LIMITED PARTNER" means the Company and any other Person named as a Limited Partner on Exhibit A, as such Exhibit may be amended from time to time.

                 "NOTICE OF EXCHANGE" means the Notice of Exchange substantially in the form of Exhibit B to this Agreement.

                 "RAMCO TRANSACTION" means the transactions pursuant to which the Company and Ramco-Gershenson, Inc. shall have contributed certain assets and properties to the Operating Partnership.

                 "REIT SHARES AMOUNT" means that number of REIT Shares equal to the product of the number of OP Units offered for exchange by an Exchanging Partner, multiplied by the Exchange Factor as of the Valuation Date, provided, that in the event the Company issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the "rights"), then the REIT Shares Amount shall also include such rights that a holder of that number of REIT Shares would be entitled to receive.

                 "SEC" means the Securities and Exchange Commission.

                 "SPECIFIED EXCHANGE DATE" means the tenth (10th) Business Day after receipt by the Company of a Notice of Exchange.

                 "VALUATION DATE" means the date of receipt by the Company of a Notice of Exchange or, if such date is not a Business Day, the first Business Day thereafter.

                 "VALUE" means, with respect to a REIT Share, the average of the daily market price for the five (5) consecutive trading days immediately preceding the Valuation Date. The market price for each such trading day shall be: (i) if the REIT Shares are listed or admitted to trading on any national securities exchange or the NASDAQ National Market System, the closing price on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the REIT Shares are not listed or admitted to trading on any national securities exchange or the NASDAQ National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Company; or (iii) if the REIT Shares are not listed or admitted to trading on any national securities exchange or the NASDAQ National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Company, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than five (5) days prior to the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the five (5) days prior to the date in question, the Value of the REIT Shares shall be determined by the independent trustees of the Company acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the REIT Shares Amount includes rights that a holder of REIT Shares would be entitled to receive, then the Value of such rights shall be determined by the Company acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

                                    ARTICLE 2
                                 EXCHANGE RIGHT

                 Section 2.1   Exchange Right.

                 A. Subject to Sections 2.1.B, 2.1.C, 2.1.D and 2.1.E hereof, the Company hereby grants to the Limited Partners and the Limited Partners do hereby accept the right (the "EXCHANGE RIGHT"), exercisable on or after the date one (1) year after the closing of the Ramco Transaction, to exchange on a Specified Exchange Date all or a portion of the OP Units held by such Limited Partner at an exchange price equal to and in the form of the REIT Shares Amount to be paid by the Company. The Exchange Right shall be exercised pursuant to a Notice of Exchange delivered to the Company by the Limited Partner who is exercising the Exchange Right (the "EXCHANGING PARTNER"); provided, however, that the Company may reflect to exchange the OP Units subject to the Notice of Exchange in accordance with Section 2.1.B. A Limited Partner may not exercise the Exchange Right for less than one thousand (1,000) OP Units or, if such Limited Partner holds less than one thousand (1,000) OP Units, all of the OP Units held by such Limited Partner. Any Assignee of a Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 2.1, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the REIT Shares Amount shall be paid by the Company directly to such Assignee and not to such Limited Partner.

                 B. Notwithstanding the provisions of Section 2.1.A, the Company may, in its sole and absolute discretion, elect to satisfy an Exchanging Partner's Exchange Right by paying to the Exchanging Partner the Cash Amount on the Specified Exchange Date. If the Company shall elect to exercise its right to purchase OP Units for the Cash Amount under this Section 2.1.B with respect to a Notice of Exchange, it shall so notify the Exchanging Partner within five Business Days after the receipt by it of such Notice of Exchange. In the event the Company shall elect to satisfy an Exchanging Partner's Exchange Right by exchanging REIT Shares for the OP Units offered for exchange, each Exchanging Partner agrees to execute such documents as the Company may reasonably require in connection with the issuance of REIT Shares upon exercise of the Exchange Right.

                 C. Notwithstanding the provisions of Section 2.1.A and Section 2.1.B, a Limited Partner shall not be entitled to exercise the Exchange Right pursuant to Section 2.1.A if the delivery of REIT Shares to such Partner on the Specified Exchange Date by the Company pursuant to Section 2.1.A (regardless of whether or not the Company would in fact exercise its rights under Section 2.1.B) would be prohibited under the Declaration of Trust of the Company.

                 D. Notwithstanding the provisions of Section 2.1.A and Section 2.1.B, the Exchange Right may be exercised prior to the date which is one (1) year after the closing of the Ramco Transaction (i) with the prior written consent of at least a majority of the Company's independent trustees or (ii) in the event of the death of a Limited Partner prior to such date, to the minimum extent necessary to permit the estate of such Limited Partner to acquire REIT Shares pursuant to Section 2.1.A or cash pursuant to Section 2.1.B that could be utilized to fund the payment of any estate taxes that may be payable at such time.

                 E. The Exchange Right shall expire with respect to any OP Units for which an Exchange Notice has not been delivered to the Company on or before December 31, 2094.

                 F. Any exchange of OP Units pursuant to this Article 2 shall be deemed to have occurred as of the Specified Exchange Date for all purposes, including without limitation the payment of distributions or dividends in respect of OP Units or REIT shares, as applicable. Any OP Units acquired by the Company pursuant to an exercise by any Limited Partner of an Exchange Right shall be deemed to be acquired by and reallocated or reissued to the Company. The Company, as general partner of the Operating Partnership, shall amend the Partnership Agreement to reflect each such exchange and reallocation or reissuance of OP Units and each corresponding recalculation of the OP Units of the Limited Partners. The number of OP Units to be reallocated or reissued to the Company shall equal the number of REIT Shares issued to a Limited Partner upon exercise of an Exchange Right.

                 G. Except in connection with a merger, business combination or other reorganization transaction, the Company shall not exchange any of its OP Units as long as there are any other holders of OP Units.

                                    ARTICLE 3
                                OTHER PROVISIONS

                 Section 3.1.  Covenants of the Company.

                 A. At all times during the pendency of the Exchange Right, the Company shall reserve for issuance such number of REIT Shares as may be necessary to enable the Company to issue such shares in full payment of the REIT Shares Amount in regard to all OP Units held by Limited Partners which are from time to time outstanding.

                 B. During the pendency of the Exchange Right, the Company shall deliver to Limited Partners in a timely manner all reports filed by the Company with the SEC to the extent the Company also transmits such reports to its shareholders and all other communications transmitted from time to time by the Company to its shareholders generally.

                 C. The Company shall notify each Limited Partner, upon request, of the then current Exchange Factor.

                 Section 3.2.  Fractional Shares.

                 No fractional REIT Shares shall be issued upon exchange of OP Units. The number of full shares of REIT Shares which shall be issuable upon exchange of OP Units (or the cash equivalent amount thereof if the Cash Amount is paid) shall be computed on the basis of the aggregate amount of OP Units so surrendered. Instead of any fractional REIT Shares which would otherwise be issuable upon exchange of any OP Units, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the Cash Amount of an OP Unit multiplied by such fraction.

                                    ARTICLE 4
                               GENERAL PROVISIONS

                 Section 4.1   Addresses and Notice.

                 Any notice, demand, request or report required or permitted to be given or made to a Limited Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Limited Partner or Assignee at the address listed on the records of the Partnership. Notice to the Company shall be made to the following address: 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48036,
Attn: Chairman.

                 Section 4.2   Titles and Captions.

                 All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

                 Section 4.3   Pronouns and Plurals.

                 Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

                 Section 4.4   Further Action.

                 The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

                 Section 4.5   Binding Effect.

                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

                 Section 4.6   Waiver.

                 No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

                 Section 4.7   Counterparts.

                 This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

                 Section 4.8   Applicable Law.

                 This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

                 Section 4.9   Invalidity of Provisions.

                 If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

                 Section 4.10  Entire Agreement.

                 This Agreement contains the entire understanding and agreement among the Limited Partners and the Company with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

                 Section 4.11  Amendment.

                 This Agreement may be amended from time to time in the same manner as the Partnership Agreement may be amended as provided therein.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    THE COMPANY:

                                    RAMCO-GERSHENSON PROPERTIES TRUST

                                    By:________________________________
                                    Title:_____________________________


                                    OPERATING PARTNERSHIP:

                                    RAMCO-GERSHENSON PROPERTIES, L.P.

                                    BY:  RAMCO-GERSHENSON PROPERTIES
                                         TRUST, its general partner

                                    By:________________________________

                                    Title:_____________________________

                                            LIMITED PARTNERS:


                                            ____________________________
                                            Dennis Gershenson


                                            ____________________________
                                            Bruce Gershenson


                                            ____________________________
                                            Joel Gershenson


                                            ____________________________
                                            Richard Gershenson


                                            ____________________________
                                            Michael A. Ward


                                            MICHAEL A. WARD U/T/A DATED
                                            2/22/77, AS AMENDED


                                            By: ________________________
                                                 Trustee

                                            (OTHERS)

                                    Exhibit A

Name and Address
- ----------------

The Company
- -----------

Ramco-Gershenson Properties Trust
27600 Northwestern Highway
Suite 200
Southfield, Michigan  48034

Limited Partners
- ----------------

Dennis Gershenson
Joel Gershenson
Bruce Gershenson
Richard Gershenson
Michael A. Ward
Michael A. Ward U/T/A
 dated 2/22/77, as amended
(RAMCO TO PROVIDE LIST OF OTHERS)

                                    Exhibit B
                               Notice of Exchange

                 The undersigned Limited Partner hereby irrevocably (i)
exchanges   OP Units in Ramco-Gershenson Properties, L.P. in accordance with the terms of the Exchange Rights Agreement, dated as of ___________, 1995, and the Exchange Right referred to therein; (ii) surrenders such OP Units and all right, title and interest therein; and (iii) directs that the Cash Amount or REIT Shares Amount (as determined by the Company) deliverable upon exercise of the Exchange Right be delivered to the address specified below, and if REIT Shares are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby, represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such OP Units, free and clear of the rights or interests of any other person or entity; (b) has the full right, power, and authority to exchange and surrender such OP Units as provided herein; and (c) has obtained the consent or approval of all person or entities, if any, having the right to consent or approve such exchange and surrender.

Dated:_________________________

Name of Limited Partner:                    _________________________________
                                            Please Print


                                            _________________________________
                                            (Signature of Limited Partner)


                                            _________________________________
                                            (Street Address)


                                            _________________________________
                                            (City) (State) (Zip Code)

                                            Signature Guaranteed by:

                                            _________________________________

If REIT Shares are to be issued, issue to:

Name:__________________________________

Please insert social security or identifying number:_______________

                                                                       EXHIBIT B

================================================================================



                        RAMCO-GERSHENSON PROPERTIES TRUST

                                 -----------

                              DECLARATION OF TRUST

                                 -----------





                        _______________________ __, 1995


================================================================================

                                TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
ARTICLE I - THE TRUST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

         SECTION 1.  NAME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         SECTION 2.  LOCATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         SECTION 3.  NATURE OF TRUST. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
         SECTION 4.  POWERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

ARTICLE II - DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

         SECTION 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

ARTICLE III - MEETING OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3

         SECTION 1.  ANNUAL MEETINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
         SECTION 2.  OTHER MEETINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
         SECTION 3.  VOTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
         SECTION 4.  INSPECTORS OF ELECTION . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
         SECTION 5.  SHAREHOLDER LIST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
         SECTION 6.  QUORUM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
         SECTION 7.  SPECIAL MEETINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
         SECTION 8.  NOTICE OF MEETINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
         SECTION 9.  BUSINESS TRANSACTED. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         SECTION 10.  ACTION WITHOUT MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . .     6

ARTICLE IV - TRUSTEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

         SECTION 1.  NUMBER, TERM, CLASSIFICATION AND
              QUALIFICATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
         SECTION 2.  INDEPENDENT TRUSTEES . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
         SECTION 3.  AUTHORITY OF TRUSTEES. . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
         SECTION 4.  RESIGNATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
         SECTION 5.  REMOVAL OF TRUSTEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
         SECTION 6.  NEWLY CREATED TRUSTEESHIPS AND VACANCIES . . . . . . . . . . . . . . . . . .     9
         SECTION 7.  SUCCESSOR AND ADDITIONAL TRUSTEES. . . . . . . . . . . . . . . . . . . . . .     9
         SECTION 8.  ACTIONS BY TRUSTEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
         SECTION 9.  COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         SECTION 10.  ACTION WITHOUT MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         SECTION 11.  TELEPHONIC MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         SECTION 12.  EXECUTIVE COMMITTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

                                                                                                    Page
                                                                                                    ----
         SECTION 13.  AUDIT COMMITTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         SECTION 14.  COMPENSATION COMMITTEE. . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         SECTION 15.  NOMINATING COMMITTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
         SECTION 16.  INVESTMENT COMMITTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         SECTION 17.  ADVISORY COMMITTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

ARTICLE V - OFFICERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

         SECTION 1.  OFFICERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         SECTION 2.  OTHER OFFICERS AND AGENTS. . . . . . . . . . . . . . . . . . . . . . . . . .    11
         SECTION 3.  CHAIRMAN OF THE BOARD. . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         SECTION 4.  VICE CHAIRMAN OF THE BOARD . . . . . . . . . . . . . . . . . . . . . . . . .    11
         SECTION 5.  PRESIDENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         SECTION 6.  VICE-PRESIDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
         SECTION 7.  TREASURER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
         SECTION 8.  SECRETARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
         SECTION 9.  ASSISTANT TREASURERS AND ASSISTANT
              SECRETARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

ARTICLE VI - INVESTMENT POLICY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

         SECTION 1.  GENERAL STATEMENT OF POLICY. . . . . . . . . . . . . . . . . . . . . . . . .    13
         SECTION 2.  TRANSACTIONS BETWEEN THE TRUST AND
              AFFILIATED PERSONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
         SECTION 3.  REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

ARTICLE VII - THE SHARES AND SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

         SECTION 1.  SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
         SECTION 2.  LOST, STOLEN OR DESTROYED SHARE
              CERTIFICATES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
         SECTION 3.  TRANSFERS OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
         SECTION 4.  SHAREHOLDERS' DISCLOSURES  . . . . . . . . . . . . . . . . . . . . . . . . .    15
         SECTION 5.  EXCESS SHARES AND REIT QUALIFICATION . . . . . . . . . . . . . . . . . . . .    15
         SECTION 6.  SPECIAL VOTING REQUIREMENTS  . . . . . . . . . . . . . . . . . . . . . . . .    17
         SECTION 7.  CONTROL SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
         SECTION 8.  LEGAL OWNERSHIP OF ASSETS OF THE TRUST . . . . . . . . . . . . . . . . . . .    17
         SECTION 9.  SHARES DEEMED PERSONAL PROPERTY  . . . . . . . . . . . . . . . . . . . . . .    18
         SECTION 10.  SHAREHOLDERS' RECORD DATE . . . . . . . . . . . . . . . . . . . . . . . . .    18
         SECTION 11.  DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         SECTION 12.  REPURCHASE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

                                                                                                    Page
                                                                                                    ----
ARTICLE VIII - DURATION, AMENDMENT
               AND TERMINATION PROCEDURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

         SECTION 1.  DURATION OF TRUST. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
         SECTION 2.  AMENDMENT PROCEDURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
         SECTION 3.  TERMINATION OF TRUST . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

ARTICLE IX - EXCULPATION AND
             INDEMNIFICATION AND OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . .    20

         SECTION 1.  LIMITATION OF SHAREHOLDER LIABILITY. . . . . . . . . . . . . . . . . . . . .    20
         SECTION 2.  LIMITATION OF TRUSTEE AND OFFICER LIABILITY. . . . . . . . . . . . . . . . .    20
         SECTION 3.  EXPRESS EXCULPATORY CLAUSES IN INSTRUMENTS . . . . . . . . . . . . . . . . .    20
         SECTION 4.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
         SECTION 5.  RIGHT OF TRUSTEES AND OFFICERS TO OWN
              SHARES OR OTHER PROPERTY AND TO ENGAGE
              IN OTHER BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

ARTICLE X - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

         SECTION 1.  SEAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
         SECTION 2.  FISCAL YEAR. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         SECTION 3.  NOTICE AND WAIVER OF NOTICE. . . . . . . . . . . . . . . . . . . . . . . . .    22
         SECTION 4.  SUCCESSORS IN INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         SECTION 5.  INSPECTION OF RECORDS  . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         SECTION 6.  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         SECTION 7.  PROVISIONS IN CONFLICT WITH LAW OR
              REGULATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         SECTION 8.  CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         SECTION 9.  RECORDATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         SECTION 10. COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

                              DECLARATION OF TRUST

                                       OF

                        RAMCO-GERSHENSON PROPERTIES TRUST

                 THIS IS TO CERTIFY THAT:

                 FIRST: On June 21, 1988 RPS Realty Trust ("RPS") filed a Declaration of Trust in the Offices of the Secretary of the Commonwealth of Massachusetts and the City Clerk of the City of Boston, which Declaration of Trust was amended and restated in its entirety as of October 14, 1988.

                 SECOND: The shareholders of RPS have approved a restructuring (the "Restructuring") of RPS as contemplated by the Proxy Statement of RPS dated _________, 1995.

                 THIRD: Pursuant to the Restructuring (i) RPS has merged with and into a subsidiary Maryland business trust ("Mergerco"), (ii) the separate existence of RPS has ceased, and (iii) Mergerco is continuing as the surviving business trust (the "Trust") under the laws of the State of Maryland under the name "Ramco-Gershenson Properties Trust".

                 FOURTH: The shareholders and trustees of the Trust have adopted the following provisions which shall constitute all of the provisions of the Trust's Declaration of Trust.

                              ARTICLE I - THE TRUST

                 SECTION 1. NAME. The name of the Trust created by this Declaration of Trust shall be "Ramco-Gershenson Properties Trust" and so far as may be practicable, the Trustees of the Trust (the "Trustees" or the "Board of Trustees") shall conduct the Trust's activities, execute all documents and sue or be sued under that name, which name (and the word "Trust" whenever used in this Declaration of Trust, except where the context otherwise requires) shall refer to the Trustees in their capacity as Trustees, and not individually or personally, and shall not refer to the officers or Shareholders of the Trust or to the agents or employees of the Trust or of such Trustees. Should the Trustees determine that the use of such name is not practicable, legal or convenient, they may use such other designation or they may adopt such other name for the Trust as they deem proper and the Trust may hold property and conduct its activities under such designation or name, subject, however, to the limitations contained in the next succeeding paragraphs.

                 SECTION 2. LOCATION. The name and address of the resident agent for service of process on the Trust in the State of Maryland is James J. Hanks, Jr., whose post office address is 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and a resident of the State of Maryland. The Trust may have such offices or places of business within or without the State of Maryland as the Trustees may from time to time determine.

                 SECTION 3. NATURE OF TRUST. The Trust is a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 8"). The Trust shall not be deemed to be a general partnership, limited partnership, joint venture or joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Code).

                 SECTION 4. POWERS. The Trust shall have all of the powers granted to real estate investment trusts pursuant to Title 8 or any successor statute and shall have any other and further powers as are not inconsistent with law and are appropriate to promote and attain the purposes set forth in this Declaration of Trust.

                            ARTICLE II - DEFINITIONS

                 SECTION 1. DEFINITIONS. Whenever used in this Declaration of Trust, unless the context otherwise requires, the terms defined in this Article II shall have the following respective meanings.

                 Affiliate shall mean, as to any Person (i) any person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any Person owning or controlling 10% or more of the outstanding voting securities of such Person; (iii) any officer, director or partner of such Person; and (iv) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

                 Code shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

                 Gershenson Principals shall mean Joel Gershenson, Dennis Gershenson, Richard Gershenson, Bruce Gershenson, Michael A. Ward, Michael A. Ward U/T/A, dated 2/22/77, as amended, and their respective Affiliates and Associates (as defined in Sections 3- 601(b) and (c) of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute)).

                 Independent Trustees shall mean, as of any date, any Trustee of the Trust who is not also a salaried employee of the Trust, the Management Company or any of their respective Affiliates.

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
                 Management Company shall mean Ramco-Gershenson, Inc., a Michigan corporation.

                 Master Agreement shall mean that certain Master Agreement dated ________ __, 1995 among RPS, Ramco-Gershenson, Inc., certain other Gershenson Principals and Ramco-Gershenson Properties, L.P.

                 Owns or Ownership. A Person shall be considered to "Own" Shares if he is treated as owner of such Shares for purposes of Subchapter M, Part II of the Code, including ownership provisions of Code Sections 542 and 544, or if such Person would have beneficial ownership of such Shares as defined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (all as in effect from time to time).

                 Person shall mean and include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, trusts, banks, trust companies, land trusts, business trusts, estates or other entities and governments and agencies and political subdivisions thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                 REIT shall mean a real estate investment trust as defined in Sections 856 to 860 of the Code.

                 REIT Provisions of the Code shall mean Part II, Subchapter M of Chapter 1 of the Code, as now enacted or hereafter amended, or successor statutes, relating to REITs.

                 Securities shall mean any instruments commonly known as "securities," including stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares or participations, or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing.

                 Shareholders shall mean holders of the Shares.

                 Shares shall mean the shares of beneficial interest, par value $.10 per share, of the Trust.

                      ARTICLE III - MEETING OF SHAREHOLDERS

                 SECTION 1. ANNUAL MEETINGS. Annual meetings of Shareholders for the election of Trustees, and for such other business as shall be stated in the notice of the meeting, shall be held at such place, either within or without the State of Maryland, after delivery of an annual report, and at such time and date as the Board of Trustees, by resolution, shall determine. In the event the Board of Trustees fails to so determine the

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
time, date and place of meeting, the annual meeting of Shareholders shall be held at the offices of the Trust's resident agent in Maryland on the first Monday in June. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the Shareholders entitled to vote shall elect a Board of Trustees and may transact such other Trust business as shall be stated in the notice of the meeting.

                 SECTION 2. OTHER MEETINGS. Meetings of Shareholders for any purpose other than the election of Trustees may be held at such time and place, within or without the State of Maryland, as shall be stated in the notice of the meeting.

                 SECTION 3. VOTING. Each Shareholder entitled to vote in accordance with the terms and provisions of this Declaration of Trust shall be entitled to one vote, in person or by proxy, for each Share held by such Shareholder, but no proxy shall be voted after six months from its date unless such proxy is coupled with an interest sufficient in law to support an irrevocable power and provides for a longer period and except that the Board of Trustees may prohibit the holders of Excess Shares (as defined in Article VII, Section 5) from voting the Excess Shares. Upon the demand of any Shareholder, the vote for Trustees and upon any question before a meeting shall be by ballot. All elections for Trustees shall be decided by plurality vote and all other questions shall be decided by a majority of the votes cast at a meeting except as otherwise provided by this Declaration of Trust.

                 SECTION 4. INSPECTORS OF ELECTION. The Board of Trustees, in advance of any Shareholders' meeting, may appoint one or more inspectors to act at the meeting or any adjournment thereof. If inspectors are not so appointed, the person presiding at a Shareholders' meeting may, and on the request of any Shareholder entitled to vote thereat shall, appoint at least one inspector. In case any person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board of Trustees in advance of the meeting or at that meeting by the person presiding thereat. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability.

                 The inspectors shall determine the number of Shares outstanding, the number of Shares represented at the meeting, the existence of a quorum and the validity and effect of proxies; receive votes, ballots or consents; hear and determine all challenges and questions arising in connection with the right to vote; count and tabulate all votes, ballots or consents; determine the result; and do such acts as are necessary to conduct the election or vote with fairness to all Shareholders. On request of the person presiding at the meeting or any Shareholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated and of the vote as certified by them.

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
                 SECTION 5. SHAREHOLDER LIST. The officer who has charge of the stock ledger of the Trust shall, at least ten days before each meeting of Shareholders, prepare a complete alphabetical address list of the Shareholders entitled to vote at the ensuing election, with the number of Shares held by each. Said list shall be open to the examination of any Shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall be available for inspection at the meeting.

                 SECTION 6. QUORUM. Except as otherwise required by law or by this Declaration of Trust, the presence, in person or by proxy, of Shareholders holding a majority of the Shares of the Trust entitled to vote shall constitute a quorum at all meetings of the Shareholders. In case a quorum shall not be present at any meeting, a majority in interest of the Shareholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of Shares entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of Shares entitled to vote shall be presented, any business may be transacted which might have been transacted at the meeting as originally noticed; but only those Shareholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment thereof.

                 SECTION 7. SPECIAL MEETINGS. Special meetings of the Shareholders, for any purpose unless otherwise prescribed by statute or by this Declaration of Trust, may be called by the Chairman of the Board and shall be called by the Chairman of the Board or the Secretary at the request of any two Trustees or at the written request of the holders of at least 10% all of the votes entitled to be cast at the meeting.

                 SECTION 8. NOTICE OF MEETINGS. Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each Shareholder entitled to vote thereat at his address as it appears on the records of the Trust, not less than ten nor more than ninety days before the date of the meeting. The place, date and time of, as well as the record date for determining the persons entitled to notice of and to vote at, any special meeting, including any special meeting to be called at the request of the holders of at least 10% of all of the votes entitled to be cast at the meeting, shall be determined by the Board of Trustees; provided, however, in the case of a special meeting to be called at the request of the holders of at least 10% of all of the votes entitled to be cast at the meeting, if the Board of Trustees declines or fails to make any such determination within ten days of such request, then the officer calling such special meeting shall at the time of such call designate the place, date and time of such special meeting as well as the record date for determining persons entitled to notice of and to vote at such meeting.

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
                 SECTION 9. BUSINESS TRANSACTED. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the Shareholders entitled to vote thereat.

                 SECTION 10. ACTION WITHOUT MEETING. Any action required or permitted to be taken at a meeting of Shareholders may be taken without a meeting if a consent in writing, setting forth the action, is signed by each Shareholder entitled to vote on the matter and any Shareholder entitled to notice of the meeting (but not entitled to vote thereat) it has waived any right to dissent from such action, and such consent and waiver are filed with the minutes of proceedings of the Shareholders.

                              ARTICLE IV - TRUSTEES

                 SECTION 1. NUMBER, TERM, CLASSIFICATION AND QUALIFICATIONS. The names and addresses of the initial Trustees are as follows:

  Dennis Gershenson                     c/o Ramco-Gershenson Properties Trust
                                        27600 Northwestern Highway, Suite 200
                                        Southfield, Michigan 48034

  Joel Gershenson                       c/o Ramco-Gershenson Properties Trust
                                        27600 Northwestern Highway, Suite 200
                                        Southfield, Michigan 48034

  Herbert Liechtung                     5500 Collins Avenue
                                        Miami Beach, Florida  33140

  Joel M. Pashcow                       21 Fir Drive
                                        Great Neck, NY  11024

  Stephen R. Blank                      c/o Oppenheimer & Co., Inc.
                                        Oppenheimer Tower
                                        World Financial Tower
                                        New York, New York  10281

  Arthur Goldberg                       c/o Manhattan Associates, LLC
                                        150 East 52nd Street, 23rd Floor
                                        New York, New York 10022

* Names and addresses of three additional trustees to be added pursuant to Section 3.1(j) of the Master Agreement.

                 The number of Trustees shall be not less than three nor more than fifteen, as fixed from time to time by the Board of Trustees. Unless otherwise fixed by the Board of Trustees or the Shareholders, the number of Trustees constituting the entire Board of

Trustees shall be nine. Except for the initial Trustees during their initial term, the Trustees shall be elected at the annual meeting of Shareholders and each Trustee shall be elected to serve until his successor shall be elected and qualify as set forth in the following paragraph. A Trustee shall be an individual at least 21 years of age who is not under legal disability. A Trustee shall not be required to devote his full business time and effort to the Trust. A Trustee shall qualify as such when he has either signed this Declaration of Trust or agreed in writing to be bound by it. No bond shall be required to secure the performance of a Trustee unless the Trustees so provide or as required by law.

                 The Board of Trustees shall be divided into three classes as nearly equal in number as possible. The term of office of each Trustee shall run from the time of his election and qualification until the election and qualification of his successor. Subject to the foregoing, the terms of office of the initial Trustees shall be as follows: the term of Dennis Gershenson, Joel Gershenson and __________ shall expire at the annual meeting of Shareholders in 1998 ("Class I"); the term of __________, __________ and Arthur Goldberg shall expire at the annual meeting of Shareholders in 1996 ("Class II"); and the term of Herbert Liechtung, Joel Pashcow and Stephen Blank shall expire at the annual meeting of Shareholders in 1997 ("Class III"). At each annual meeting of Shareholders, Trustees chosen to succeed those whose terms then expire at such annual meeting shall be elected for a term of office expiring at the third succeeding annual meeting of Shareholders after their election.

                 Nominations for the election of Trustees shall be made by the Nominating Committee or by any Shareholder entitled to vote in the election of Trustees generally. Any Shareholder entitled to vote in the election of Trustees generally may nominate one or more persons for election as Trustee at a meeting only if written notice of such Shareholder's intent to make such nomination(s) has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Trust not later than (i) with respect to an election to be held at an annual meeting of Shareholders, ninety days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of Shareholders for the election of Trustees, the close of business on the tenth day following the date on which notice of such meeting is first given to Shareholders. Each such notice shall set forth: (a) the names and addresses of the Shareholders who intend to make the nomination and of the person(s) to be nominated; (b) a representation that the Shareholder is a holder of record of Shares of the Trust entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the Shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the Shareholder; (d) such other information regarding each nominee proposed by such Shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Trustees; and (e) the consent of each such nominee to serve as a Trustee of the Trust if

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
so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                 SECTION 2. INDEPENDENT TRUSTEES. At least a majority of the Trustees shall at all times be Independent Trustees; provided, however, that in the event of death, resignation or removal of an Independent Trustee, such requirement shall not be applicable for a period of sixty days.

                 SECTION 3.  AUTHORITY OF TRUSTEES.

                 (a) General Authority. The Trustees shall have full, absolute and exclusive power, control and authority over the Trust's assets and over the business and affairs of the Trust to the same extent as if the Trustees were the sole owners thereof in their own right. The Trustees may take any and all actions that, in their sole judgment and discretion, are necessary or desirable to conduct the business of the Trust.

                 (b) Trustees' Bylaws. The Trustees may make, adopt, amend and repeal bylaws (the "Bylaws") containing provisions relating to the business of the Trust, the conduct of its affairs, its rights or powers and the rights or powers of the Shareholders, Trustees and officers not inconsistent with law or with this Declaration of Trust.

                 (c) Additional Powers. The Trustees shall have the power to do all other acts and things and execute and deliver all instruments incident to the exercise of their powers, and to exercise all powers which they deem necessary, useful or desirable to carry on the business of the Trust or to carry out the provisions of this Declaration of Trust, even if such powers are not specifically provided hereby.

                 (d) Termination of REIT Status. Notwithstanding any provision in this Declaration of Trust to the contrary, the Board of Trustees shall take no action to terminate the Trust's status as a REIT under the REIT Provisions of the Code until such time as (i) the Board of Trustees adopts a resolution recommending that the Trust terminate its status as a REIT under the REIT Provisions of the Code, (ii) the Board of Trustees presents the resolution at an annual or special meeting of the Shareholders and (iii) such resolution is approved by the holders of two-thirds of the issued and outstanding Shares entitled to vote thereon.

                 SECTION 4. RESIGNATIONS. Any Trustee or other officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time is specified, at the time of its receipt by the Chairman of the Board or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

                 SECTION 5. REMOVAL OF TRUSTEES. Any one or more of the Trustees may be removed at any time by the affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote thereon. A special meeting of the

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
Shareholders for the purpose of removing a Trustee shall be called in accordance with the provisions of Article III, Section 7 hereof.

                 SECTION 6. NEWLY CREATED TRUSTEESHIPS AND VACANCIES. Newly created trusteeships resulting from an increase in the number of Trustees or vacancies occurring in the Board of Trustees for any reason may be filled by vote of a majority of the Trustees then in office, although less than a quorum exists, or by a plurality vote of the Shareholders. Notwithstanding the foregoing, a vacancy created by the death, resignation or incapacity of an Independent Trustee, in the absence of a vote of the Shareholders, may be filled only by the vote of a majority of the remaining Independent Trustees. A Trustee elected to fill a vacancy shall be elected to hold office for the unexpired term of his predecessor. Upon the resignation or removal of any Trustee, or his otherwise ceasing to be a Trustee, his interest as a Trustee in all Trust properties held in his name shall automatically cease and, without need for any conveyancing document, shall vest in the remaining Trustees, but he shall execute and deliver such documents as the remaining Trustees require to confirm the conveyance of any Trust property held in his name, and shall account to the remaining Trustee(s) as they require for all property which he holds as Trustee and shall thereupon be discharged as Trustee. Upon the incapacity or death of any Trustee, his legal representative shall perform the acts set forth in the preceding sentence and the discharge mentioned therein shall run to such legal representative and to the incapacitated Trustee or the estate of the deceased Trustee, as the case may be.

                 SECTION 7. SUCCESSOR AND ADDITIONAL TRUSTEES. The right, title and interest of the Trustees in and to the assets of the Trust shall also vest in successor and additional Trustees upon their qualification, and they shall thereupon have all the rights and obligations of Trustees hereunder. Such right, title and interest shall vest in the Trustees whether or not conveyancing documents have been executed and delivered pursuant to Article IV, Section 6 or otherwise.

                 SECTION 8. ACTIONS BY TRUSTEES. The Trustees shall hold at least four meetings per year. The Trustees may act with or without a meeting. The presence of at least 75 percent of the Board of Trustees then in office, a majority of which shall be Independent Trustees, shall be necessary to constitute a quorum for the transaction of business, except to adjourn a meeting. Every act or decision done or made by the affirmative vote of at least a majority of the Board of Trustees at a meeting duly held at which a quorum is present shall be regarded as an act of the Board of Trustees unless a greater number is required by law or by the Bylaws or by this Declaration of Trust. If at any time more than one vacancy exists on the Board of Trustees, a quorum of the Board of Trustees shall not exist unless and until such vacancies are filled so that no more than one vacancy exists on the Board of Trustees. Any agreement, deed, mortgage, lease or other instrument or writing executed by any one or more of the Trustees or by any one or more authorized persons shall be valid and binding upon the Trustees and upon the Trust when authorized by action of the Trustees.

                 SECTION 9. COMPENSATION. Independent Trustees shall be entitled to receive compensation for serving as Trustees, which shall initially be at the rate of $20,000 per year, and shall be reimbursed for travel expenses and other out-of-pocket disbursements incurred in connection with attending any meetings. Trustees who are not Independent Trustees shall not receive any compensation from the Trust for serving as Trustees. Nothing herein contained shall be construed to preclude any Trustee from serving the Trust in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

                 SECTION 10. ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board of Trustees may be taken without a meeting, if a written consent thereto is signed by all members of the Board of Trustees and such written consent is filed with the minutes of proceedings of the Trustees.

                 SECTION 11. TELEPHONIC MEETING. All or any one or more Trustees may participate in a meeting of the Trustees or any committee thereof by means of conference telephone or similar communications equipment by means of which all participants can hear each other. Participation in a meeting pursuant to such communication shall constitute presence in person at such meeting.

                 SECTION 12. EXECUTIVE COMMITTEE. The Board of Trustees may appoint from among its members an Executive Committee, which shall consist of at least three members, at least two of which shall be Independent Trustees, which shall have such powers, duties and obligations as the Trustees may deem necessary and appropriate, including, without limitation, the power to conduct the business and affairs of the Trust during periods between meeting of the Trustees. The Executive Committee shall report its activities periodically to the Trustees.

                 SECTION 13. AUDIT COMMITTEE. The Board of Trustees shall appoint from among its members an Audit Committee, which shall consist of at least three members, at least two of which shall be Independent Trustees. The Audit Committee and which shall review and oversee all transactions between the Trust and the Trustees, the Trust officers, any Person who Owns 5% or more of the outstanding Shares, and any Affiliate of any of them and shall perform such other duties as set forth in the Bylaws.

                 SECTION 14. COMPENSATION COMMITTEE. The Board of Trustees shall appoint from among its members a Compensation Committee, which shall consist of at least three members, at least two of which shall be Independent Trustees. The Compensation Committee shall review all compensation arrangements of the Trust with its officers and employees and shall perform such other duties as set forth in the Bylaws.

                 SECTION 15. NOMINATING COMMITTEE. The Board of Trustees shall appoint from among its members a Nominating Committee, which shall consist of at least three members, all of whom shall be Independent Trustees, and which shall nominate persons for election to the Board of Trustees. The Nominating Committee will consider nominees recommended by other shareholders in accordance with Article IV, Section 1.

                 SECTION 16. INVESTMENT COMMITTEE. The Board of Trustees may appoint from among its members an Investment Committee, which shall consist of at least ___ members, at least ___ of whom shall be Independent Trustees, and which shall consider all investments in excess of $________ to be made by the Trust.

                 SECTION 17. ADVISORY COMMITTEE. The Board of Trustees shall appoint an Advisory Committee, which shall consist of three Persons who are not Trustees, and which shall have the power to consult with and advise the Board of Trustees as requested. The initial members of the Advisory Committee shall be Michael A. Ward, Richard Gershenson and Bruce Gershenson.

                              ARTICLE V - OFFICERS

                 SECTION 1. OFFICERS. The officers of the Trust shall consist of a Chairman of the Board, Vice Chairman of the Board, President, a Treasurer, and a Secretary, and shall be elected by the Board of Trustees and shall hold office until their successors are elected and qualified. In addition, the Board of Trustees may elect one or more Vice-Presidents and such Assistant Secretaries and Assistant Treasurers as it may deem proper. None of the officers of the Trust need be Trustees. The officers shall be elected at the first meeting of the Board of Trustees after each annual meeting. More than one office may be held by the same person.

                 SECTION 2. OTHER OFFICERS AND AGENTS. The Board of Trustees may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such power and perform such duties as shall be determined from time to time by the Board of Trustees.

                 SECTION 3. CHAIRMAN OF THE BOARD. The Chairman of the Board of Trustees shall preside at all meetings of the Board of Trustees. He shall have and perform such other duties as from time to time may be assigned to him by the Board of Trustees.

                 SECTION 4. VICE CHAIRMAN OF THE BOARD. The Vice Chairman of the Board shall preside at all meetings of the Board of Trustees in the absence of the Chairman of the Board. He shall have and perform such other duties as from time to time may be assigned to him by the Board of Trustees.

                 SECTION 5. PRESIDENT. The President shall have the general powers and duties of supervision and management usually vested in the office of president of a corporation. He shall preside at all meetings of the Shareholders if present thereat, and in the absence or non-election of the Chairman of the Board and the Vice Chairman of the

Board, at all meetings of the Board of Trustees, and shall have general supervision, direction and control of the business of the Trust. Unless the Board of Trustees shall authorize the execution thereof in some other manner, he shall execute bonds, mortgages, and other contracts on behalf of the Trust, and shall cause the seal to be affixed to any instrument requiring it and when so affixed the seal shall be attested by the signature of the Secretary or the Treasurer or any Assistant Secretary or an Assistant Treasurer.

                 SECTION 6. VICE-PRESIDENT. In the absence of the President or in the event of a vacancy in such office, the Vice President (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President; and shall perform such other duties as from time to time may be assigned to him by the President or by the Trustees. The Trustees may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.

                 SECTION 7. TREASURER. The Treasurer shall have custody of the funds and Securities of the Trust and shall keep full and accurate account of receipts and disbursements in books belonging to the Trust. He shall deposit all moneys and other valuables in the name and to the credit of the Trust in such depositories as may be designated by the Board of Trustees. The Treasurer shall disburse the funds of the Trust as may be ordered by the Board of Trustees, the Chairman of the Board or the President, taking proper vouchers for such disbursements. He shall render to the President or Board of Trustees, whenever they shall request it, an account of all his transactions as Treasurer and of the financial condition of the Trust. If required by the Board of Trustees, he shall give the Trust a bond for the faithful discharge of his duties in such amount and with such surety as the Board of Trustees shall prescribe.

                 SECTION 8. SECRETARY. The Secretary shall give, or cause to be given, notice of all meetings of Shareholders and Trustees, and all other notices required by law or by this Declaration of Trust, and in case of his absence or refusal or neglect to do so, any such notice may be given by any person thereunto directed by the Chairman of the Board, the Vice Chairman of the Board, the President, or by the Trustees, or Shareholders, upon whose request the meeting is called as provided in this Declaration of Trust. He shall record all the proceedings of the meetings of the Trust and of Trustees in a book to be kept for that purpose. He shall keep in safe custody the seal of the Trust, and when authorized by the Board of Trustees, affix the same to any instrument requiring it, and when so affixed, it shall be attested by his signature or by the signature of any assistant secretary. The Secretary shall perform such other duties as from time to time assigned to him by the Board of Trustees.

                 SECTION 9. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. Assistant Treasurers and Assistant Secretaries, if any, shall be elected

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
and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Trustees.

                         ARTICLE VI - INVESTMENT POLICY

                 SECTION 1. GENERAL STATEMENT OF POLICY. The fundamental investment policy of the Trust is to make investments in such a manner as to comply with the REIT Provisions of the Code and with the requirements of Title 8 with respect to the composition of the Trust's investments and the derivation of its income. Subject to Article IV, Section 3(d) hereof, the Trustees will use their best efforts to carry out this fundamental investment policy and to conduct the affairs of the Trust in such a manner as to continue to qualify the Trust for the tax treatment provided in the REIT Provisions of the Code; provided, however, no Trustee, officer, employee or agent of the Trust shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Article IX, Section 2 hereof. The Trustees may change from time to time by resolution or in the Bylaws of the Trust the investment policies of the Trust in such manner as they determine to be in the best interests of the Trust, including the addition of prohibitions or restrictions upon certain types of investments.

                 SECTION 2. TRANSACTIONS BETWEEN THE TRUST AND AFFILIATED PERSONS. Except as prohibited by this Declaration of Trust, and in the absence of fraud, a contract, act or other transaction between the Trust and any other Person, or in which the Trust is interested, shall be valid even though (a) one or more of the Trustees or officers are directly or indirectly interested in, or connected with, or are trustees, partners, directors, officers or retired officers of such other Person, or (b) one or more of the Trustees or officers of the Trust, individually or jointly with others, is a party or are parties to or directly or indirectly interested in, or connected with, such contract, act or transaction. No Trustee or officer shall be under any disability from or have any liability as a result of entering into any such contract, act or transaction, provided that (x) such interest or connection is disclosed or known to the Board of Trustees and thereafter the Board of Trustees authorizes such contract, act or other transaction by vote sufficient for such purpose by an affirmative vote of the Board of Trustees not so interested, or (y) such interest or connection is disclosed or known to the Shareholders, and thereafter such contract, act or transaction is approved by the Shareholders, and (z) such contract, act or transaction is fair and reasonable to the Trust at the time it is authorized by the Board of Trustees or by the Shareholders. Transactions between the Trust and Trustees, Trust officers, any Person who Owns 5% or more of the outstanding Shares, and any Affiliate of any of them are also subject to review and oversight by the Audit Committee.

                 SECTION 3. REPORTS. The Trust will deliver, within 120 days after the end of each fiscal year, an annual report of the affairs of the Trust, including annual financial statements of the Trust (balance sheet, statement of income or loss, statement of shareholders' equity, and statement of changes in financial position or other appropriate statements) accompanied by a report containing an opinion of independent certified public

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accountants. Such information will be prepared on an accrual basis in accordance with generally accepted accounting principles. Within 60 days after the close of the first three calendar quarters of each year, the Trust will deliver to Shareholders a quarterly report containing such financial and other information as the Trustees shall deem appropriate.

                    ARTICLE VII - THE SHARES AND SHAREHOLDERS

                 SECTION 1. SHARES. The units into which the beneficial interest in the Trust will be divided shall be designated as Shares, which Shares shall be of one or more classes and shall have a par value of $.10 per Share. The Trust has authority to issue a total of _____ Shares. The certificates evidencing the Shares shall be in such forms as the Board of Trustees may prescribe, signed by, or in the name of the Trust by, the Chairman of the Board or the President, and countersigned by the Secretary or the Treasurer. Where a certificate is countersigned by a transfer agent and/or registrar other than the Trust or its employees, the signatures of such officers may be facsimiles. [The Shares may be issued for such consideration as the Trustees shall determine], including upon the conversion of convertible debt, or by way of share dividend or share split in the discretion of the Trustees. Shares reacquired by the Trust may be canceled by action of the Trustees. All Shares shall be fully paid and non-assessable by or on behalf of the Trust upon receipt of full consideration for which they have been issued or without additional consideration if issued by way of share dividend, share split, or upon the conversion of convertible debt. The Shares shall not entitle the holder to preference, preemptive, appraisal, conversion, exchange or cumulative voting rights of any kind.

                 SECTION 2. LOST, STOLEN OR DESTROYED SHARE CERTIFICATES. No certificates for Shares of the Trust shall be issued in place of any certificate alleged to have been lost, destroyed or wrongfully taken, except, if and to the extent required by the Board of Trustees, upon:

                          (i) Production of evidence of loss, destruction or
                 wrongful taking;

                         (ii) Delivery of a bond indemnifying the Trust and its
                 agents against any claim that may be made against it or them on account of the alleged loss, destruction or wrongful taking of the replaced certificate or the issuance of the new certificate;

                        (iii) Payment of the expenses of the Trust and its
                 agents incurred in connection with the issuance of the new certificate; and

                         (iv) Compliance with such other reasonable requirements
                 as may be imposed.

                 SECTION 3. TRANSFERS OF SHARES. Subject to Section 5 of this
Article VII, Shares of the Trust shall be transferable on the records of the Trust upon

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
presentment to the Trust or a transfer agent of a certificate or certificates representing the Shares requested to be transferred, with proper endorsement on the certificate or on a separate accompanying document, together with such evidence of the payment of transfer taxes and compliance with other provisions of law as the Trust or its transfer agent may require.

                 Whenever it is deemed by them to be reasonably necessary to protect the tax status of the Trust, the Board of Trustees may require a statement or affidavit from each Shareholder or proposed transferee of Shares setting forth the number of Shares already owned by such Person and any related Person specified in the form prescribed by the Board of Trustees for that purpose. If, in the opinion of the Board of Trustees, which shall be conclusive, any proposed transfer would jeopardize the status of the Trust as a REIT under the REIT Provisions of the Code, as now enacted or as hereafter amended, the Trustees may refuse to permit such transfer. Any attempted transfer for which the Trustees have refused their permission shall be void and of no effect to transfer any legal or beneficial interest in the Shares. All contracts for the sale or other transfer or Shares shall be subject to this provision.

                 SECTION 4. SHAREHOLDERS' DISCLOSURES. The Shareholders, upon demand, shall disclose to the Trust in writing such information with respect to direct and indirect ownership of the Shares as the Board of Trustees deems necessary to comply with the provisions of the Code and the regulations thereunder or to comply with the requirements of any other taxing authority, including the provisions relating to qualifications of the Trust as a REIT.

                SECTION 5. EXCESS SHARES AND REIT QUALIFICATION.

                 (a) If, at any time a Person shall be or become an Owner of Shares of the Trust in excess of 9.8% of the outstanding Shares entitled to vote (the "Limit"), but less than 80% of the outstanding Shares, those Shares of the Trust most recently acquired by such Person which are in excess of the Limit, including for this purpose Shares deemed Owned through attribution, shall constitute "Excess Shares." Excess Shares shall have the following characteristics:

                          (i) Holders of Excess Shares shall not be entitled to exercise any voting rights with respect to such Excess Shares;

                         (ii) Excess Shares shall not be deemed to be outstanding for the purpose of determining a quorum at any annual meeting or special meeting of Shareholders; and

                        (iii) Any dividends or other distributions with respect to Excess Shares which would have been payable in respect of Shares had they not constituted "Excess Shares" shall be accumulated by the Trust and deposited in an escrow account or trust for the benefit of, and be payable to, the

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
                 holder(s) of such Shares at such time as such Excess Shares shall cease to be Excess Shares.

Each Person who becomes the Owner of Excess Shares, is obliged immediately to give or cause to be given written notice thereof to the Trust and to give to the Trust such other information as the Trust may reasonably require of such Person
(i) with respect to identifying all Owners and amount of Ownership of its outstanding Shares held directly or by attribution by such Person and (ii) such other information as may be necessary to determine the Trust's status under the Code. For the purpose of determining who constitutes a Person and the nature of any Person's Ownership of Shares, the Trustees shall have the power to determine, for the purposes of this Section 5, on the basis of information known to them (i) whether any Person Owns Shares, (ii) whether any two or more individuals, corporations, partnerships, estates, trusts, associations or joint stock companies or other entities constitute a Person, and (iii) whether any of the entities of (ii) above constitute a group.

                 (b) Excess Shares shall be deemed to have been offered for sale to the Trust or its designee for a period of 120 days from the later of (i) the date of the transfer of Shares which created the Excess Shares, if the Trust has actual knowledge that such transfer created Excess Shares or (ii) the date the Trust obtains actual notice that a transfer creating Excess Shares shall be determined as of the date of the Trust's offer to purchase the Shares, and shall be the closing price of the Shares on the national stock exchange on which the Shares are listed or admitted to trading or if no such closing price is available, as determined in good faith by the Independent Trustees.

                 The Trust may accept the deemed offer for Excess Shares by mailing by registered mail (return receipt requested) a written notice to the record holder of Excess Shares at the address appearing on the Trust's stock transfer records stating the Trust's acceptance of the offer within the Offer Period. Payment for Excess Shares may be made by the Trust by check, subject to collection, within 30 days after receipt from the holder of Excess Shares of certificates, duly endorsed or accompanied by executed stock powers representing the Shares or a form of affidavit of loss and indemnity in a form acceptable to the Trust stating the Shares have been lost, stolen or destroyed. Alternatively, in the Board of Trustees' discretion, the Trust may acquire and sell or cause the holder to sell the Excess Shares on the national stock exchange on which the Shares are traded and apply the proceeds of such sale to pay the holder for the Excess Shares. After notice has been sent, Excess Shares shall have no further rights beyond the right to receive payment pursuant to this Paragraph.

                 (c) If any provision of this Section 5 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

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
                 (d) Nothing contained in this Section 5 shall limit the authority of the Trustees to take such other action as they deem necessary or advisable to protect the Trust and the interests of the Shareholders by preservation of the Trust's status as a REIT under the Code.

                 (e) Notwithstanding anything contained in this Declaration of Trust to the contrary, the affirmative vote of the holders of at least two-thirds of the Shares then outstanding and entitled to vote shall be required to alter, amend, adopt any provision inconsistent with, or repeal, this Section 5 or any provision hereof; provided, however, if in connection with an offering of Shares by the Trust, any state refuses to permit such offering to be made in such state because of the restrictions placed on Excess Shares, the Board of Trustees shall have the authority (but is not obligated), without requiring Shareholder approval, to amend this Section 5 to reduce or eliminate all or any portion of such restrictions to be made in the objecting state. If the Board of Trustees amends this Section 5, it shall mail, within 30 days of the effective date of such amendment, notice to all Shareholders of record on the effective date of such amendment, setting forth the nature of the amendment.

                 (f) All certificates for Shares of the Trust shall bear a conspicuous legend describing the restriction set forth in this Section 5 and stating that by acquiring the Shares represented by the certificate the Owner consents to the payment of all distributions made in respect of Excess Shares Owned by such Person to an escrow account or trust for the benefit of such Person payable to the holder of such Shares at such time as they cease to be Excess Shares.

                 (g) All references in this Declaration of Trust to the vote of Shares shall be deemed to include all Shares other than Excess Shares.

                 SECTION 6. SPECIAL VOTING REQUIREMENTS. Notwithstanding any other provision contained herein or in the Bylaws, Title 3, Subtitle 6 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any of the transactions between the Trust and the Gershenson Principals contemplated by the Master Agreement.

                 SECTION 7. CONTROL SHARES. Notwithstanding any other provision contained herein or in the Bylaws, Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute), shall not apply to the acquisition of any Shares pursuant to an exchange of units of limited partnership interest in Ramco-Gershenson Properties, L.P. that were issued in accordance with the terms of the Master Agreement.

                 SECTION 8. LEGAL OWNERSHIP OF ASSETS OF THE TRUST. The legal ownership of the assets of the Trust and the right to conduct the business of the Trust are vested exclusively in the Trustees, and the Shareholders shall have no interest therein other than beneficial interest in the Trust conferred by their Shares issued

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
hereunder and they shall have no right to compel any partition, division, dividend or distribution of the Trust or any of the assets of the Trust.

                 SECTION 9. SHARES DEEMED PERSONAL PROPERTY. The Shares shall be personal property and shall confer upon the holders thereof only the interest and rights specifically set forth in this Declaration of Trust. The death, insolvency or incapacity of a Shareholder shall not dissolve or terminate the Trust or affect its continuity nor give his legal representative any rights whatsoever, whether against or in respect of other Shareholders, the Trustees or the assets of the Trust or otherwise except the sole right to demand and, subject to the provisions of this Declaration of Trust and any requirements of law, to receive a new certificate for Shares registered in the name of such legal representative, in exchange for the certificate held by such Shareholder.

                 SECTION 10. SHAREHOLDERS' RECORD DATE. In order that the Trust may determine the Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or to express consent to Trust action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Shares or for the purpose of any other lawful action, the Board of Trustees may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the day of such meeting, nor more than sixty days prior to any other action. A determination of Shareholders of record entitled to notice of or to vote at a meeting of Shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Trustees may fix a new record date for the adjourned meeting.

                 SECTION 11. DIVIDENDS. Subject to the provisions of this Declaration of Trust, the Board of Trustees may, out of funds legally available therefor, at any regular or special meeting, declare dividends upon the Shares of the Trust as and when it deems expedient. Before declaring any dividends there may be set apart out of any funds of the Trust available for dividends, such sum(s) as the Board of Trustees, from time to time in its discretion, deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Trustees shall deem conducive to the interests of the Trust.

                 SECTION 12. REPURCHASE OF SHARES. The Trust may purchase Shares on the open market or in negotiated transactions and invest its assets in Shares, provided that in each case the Board of Trustees shall have determined that such action is in the best interests of the Trust.

                       ARTICLE VIII - DURATION, AMENDMENT
                            AND TERMINATION PROCEDURE

                 SECTION 1. DURATION OF TRUST. Until the Trust is terminated as provided in Section 3 below, the Trust shall continue in such manner that the Trustees


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shall determine and the Trustees shall have all the powers and discretion, express and implied, conferred upon them by law or by this Declaration of Trust.

                 SECTION 2. AMENDMENT PROCEDURE. This Declaration of Trust may be amended by the Board of Trustees with the approval of the holders of a majority of the outstanding Shares entitled to vote, except that neither (i)
Article IV, Sections 2 and Article VII, Section 5 of this Declaration of Trust nor (ii) any provision with respect to reducing the amount payable upon liquidation or diminishing or eliminating any voting rights with respect to any outstanding Securities of the Trust (except as such amounts or rights may be reduced, diminished, or eliminated by liquidation preferences or voting rights given to new Securities then being authorized of an existing or new class) may be amended or repealed without the affirmative vote of the holders of at least two-thirds of the Shares then outstanding and entitled to vote nor shall any provision inconsistent with such sections be adopted without such vote. Notwithstanding the foregoing, the Board of Trustees, by a two-thirds vote, may amend any section of this Declaration of Trust, without the consent of the Shareholders, to qualify as a REIT under the REIT Provisions of the Code or under Title 8.

                 SECTION 3.  TERMINATION OF TRUST.

                 (a) The Trust may be terminated by the Board of Trustees with the affirmative vote or written consent of the holders of a majority of all outstanding Shares entitled to vote thereon. Upon the termination of the Trust:

                                 (i) The Trust shall carry on no business except
                 for the purpose of winding up its affairs;

                                (ii) The Trustees shall proceed to wind up the
                 affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue until the affairs of the Trust shall have been would up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining assets of the Trust to one or more Persons at public or private sale for consideration which may consist in whole or in part of cash, Securities or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business; and

                               (iii) After paying or adequately providing for
                 the payment of all liabilities, and upon receipt of such releases, indemnities, and refunding agreements as they deem necessary for their protection, the Trustees may distribute the remaining assets of the Trust, in cash or in kind, or partly each, among the Shareholders, according to their respective rights.

                 (b) After termination of the Trust and distribution to the Shareholders as herein provided, the Trustees shall execute and lodge among the records of the Trust an

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
instrument in writing, setting forth the facts of such termination, and the Trustees shall thereupon be discharged from all further liabilities and duties hereunder, and the rights and interests of all Shareholders shall thereupon cease.

                          ARTICLE IX - EXCULPATION AND
                        INDEMNIFICATION AND OTHER MATTERS

                 SECTION 1. LIMITATION OF SHAREHOLDER LIABILITY. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of such Shareholder being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person or entity in connection with the Trust's assets or the affairs of the Trust by reason of such Shareholder being a Shareholder.

                 SECTION 2. LIMITATION OF TRUSTEE AND OFFICER LIABILITY. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 2, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

                 SECTION 3. EXPRESS EXCULPATORY CLAUSES IN INSTRUMENTS. Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust by reason of their being Shareholders, Trustees, officers, employees or agents of the Trust, and all persons or entities shall look solely to the Trust's assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone as a result of such omission.

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
                 SECTION 4. INDEMNIFICATION. The Trust shall indemnify, to the maximum extent permitted by Maryland law, including the payment or reimbursement of reasonable expenses in advance of final disposition of a proceeding pursuant to which a claim for indemnification is made, each Shareholder, Trustee or officer (including any person who, while a Trustee of the Trust, is or was serving at the request of the Trust as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) from all claims and liabilities to which such person may become subject by reason of his being or having been a Shareholder, Trustee, officer, employee or agent. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Trustees may take such action as is necessary to carry out these indemnification provisions and are expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this Declaration of Trust or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                 SECTION 5. RIGHT OF TRUSTEES AND OFFICERS TO OWN SHARES OR OTHER PROPERTY AND TO ENGAGE IN OTHER BUSINESS. Any Trustee or officer may acquire, own, hold and dispose of Shares in the Trust, for his individual account, and may exercise all rights of a Shareholder to the same extent and in the same manner as if he were not a Trustee or officer. Any Trustee who is not an officer may have personal business interests and may engage in personal business activities, which interests and activities may include the acquisition, syndication, holding, management, operation or disposition, for his own account or for the account of others, of interests in real property or Persons engaged in the real estate business, even if the same directly compete with the actual business being conducted by the Trust, and is not required to present to the Trust any investment opportunity which comes to him even though such opportunity is within the Trust's investment policies. Subject to the provisions of Article IV, any Trustee or officer may be interested as trustee, officer, director, stockholder, partners, member, advisor or employee, or otherwise have a direct or indirect interest in any Person who may be engaged to render advise or services to the Trust, and may receive compensation from such Person as well as compensation as Trustee, officer or otherwise hereunder and no such activities shall be deemed to conflict with his duties and powers as Trustee or officer; provided, however, that the Trust will not pay commissions to any Person with which an Independent Trustee is affiliated in connection with the acquisition or disposition of any investment by the Trust.

                            ARTICLE X - MISCELLANEOUS

                 SECTION 1. SEAL. The Trustees may authorize the adoption of a seal by the Trust. The seal shall have inscribed thereon the name of the Trust and the year of its formation. The Trustees may authorize one or more duplicate seals and provide for the

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
custody thereof. Whenever the Trust is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word "(SEAL)" adjacent to the signature of the person authorized to execute the document on behalf of the Trust.

                 SECTION 2. FISCAL YEAR. The fiscal year of the Trust shall be determined by resolution of the Board of Trustees.

                 SECTION 3. NOTICE AND WAIVER OF NOTICE. Whenever any notice is required by this Declaration of Trust to be given, except as otherwise set forth herein, personal notice is not meant unless expressly stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his address as it appears on the records of the Trust, and such notice shall be deemed to have been given on the day of such mailing. Shareholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by statute. Whenever any notice is required to be given under the provisions of any law or this Declaration of Trust, a waiver thereof in writing signed by the person(s) entitled to said notice, whether before or after the time stated therein, shall be deemed proper notice.

                 SECTION 4. SUCCESSORS IN INTEREST. This Declaration of Trust shall be binding upon and inure to the benefit of the undersigned Trustees and their successors, assigns, heirs, distributees and legal representatives, and every Shareholder and his successors, assigns, heirs, distributees and legal representative.

                 SECTION 5. INSPECTION OF RECORDS. A shareholder shall have the same right to inspect the books and records of the Trust as has a stockholder in a corporation under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute).

                 SECTION 6. GOVERNING LAW. This Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to the conflicts of laws provisions thereof.

                 SECTION 7.  PROVISIONS IN CONFLICT WITH LAW OR REGULATIONS.

                 (a) The provisions of this Declaration of Trust are severable, and if the Trustees shall determine that any one or more of such provisions are in conflict with the REIT Provisions of the Code, Title 8 or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration pursuant to Article VIII hereof; provided, however, that such determination by the Trustees shall not affect or impair any

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
of the remaining provisions of this Declaration of Trust or render invalid or improper any action taking or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination.

                 (b) If any provisions of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

                 SECTION 8. CONSTRUCTION. In this Declaration of Trust, the title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute). In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute), the Trust shall be included within the definition of "corporation" for purposes of such provisions.

                 SECTION 9. RECORDATION. This Declaration of Trust and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record this Declaration or Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

                 SECTION 10. COUNTERPARTS. This Declaration of Trust may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the instrument.

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

                 IN WITNESS WHEREOF, this Declaration of Trust has been signed on this ____ day of __________, 1995 by the undersigned Trustees, each of whom acknowledges, under penalty of perjury, that this document is his free act and deed, and that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.


                                        _________________________
                                        Dennis Gershenson

                                        _________________________
                                        Joel Gershenson

                                        _________________________
                                        (Insert Name)

                                        _________________________
                                        (Insert Name)

                                        _________________________
                                        Herbert Liechtung

                                        _________________________
                                        Joel M. Pashcow

                                        _________________________
                                        Stephen R. Blank

                                        _________________________
                                        Arthur Goldberg

                                        _________________________
                                        (Insert Name)

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
                                                                       EXHIBIT C

                                     BY-LAWS

                                       OF

                        RAMCO-GERSHENSON PROPERTIES TRUST

                 Capitalized terms not otherwise defined in these By-Laws shall have the meanings ascribed to them in the Declaration of Trust of Ramco-Gershenson Properties Trust dated _____________ __, 1995.

                                    ARTICLE I

                                    TRUSTEES

                 SECTION 1. NOMINATIONS. Nominations for the election of Trustees shall be made by the Nominating Committee or by any Shareholder entitled to vote in the election of Trustees generally, as provided by Article IV, Section 1 of the Declaration of Trust. If the election is to be held at an annual meeting of Shareholders to be held more than 60 days prior to the anniversary date of the immediately preceding annual meeting, then the notice required by Article IV, Section 1 of the Declaration of Trust, stating the Shareholder's intent to make nominations, must be given not later than the close of business on the tenth day following the date on which notice of such meeting is first given to Shareholders.

                 SECTION 2. REMOVAL OF TRUSTEES. Any one or more of the
Trustees may be removed at a special meeting of the Shareholders called for the purpose of removing a Trustee by the affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote thereon.

                 SECTION 3. NEWLY CREATED TRUSTEESHIPS. Newly created trusteeships resulting from an increase in the number of Trustees may be filled by vote of a majority of the Trustees then in office, although less than a quorum exists, or by a plurality vote of the Shareholders. Newly created trusteeships shall be designated as Class I, II, or III at the time of their filling, subject to the requirement of Article IV, Section 1 of the Declaration of Trust that the three classes be as nearly equal in number as possible.

                 SECTION 4. PLACE OF MEETINGS. All meetings of the Trustees shall be held at the principal office of the Trust in Southfield, Michigan or such other location as designated by a majority of the Trustees, unless another location for a particular meeting is otherwise designated by the President, the Secretary, or a majority of the Trustees.

                 SECTION 5. QUORUM. The presence of at least 75 percent of the Board of Trustees then in office, a majority of which shall be Independent Trustees, shall be necessary to constitute a quorum for the transaction of business, except to adjourn a meeting. Every act or decision done or made by the affirmative vote of at least a majority of the Board of Trustees at a meeting duly held at which a quorum is present shall be regarded as an act of the Board of Trustees unless a greater number is required by law or by the Declaration of Trust or by these By-Laws. If at any time more than one vacancy exists on the Board of Trustees, a quorum of the Board of Trustees shall not exist unless and until such vacancies are filled so that no more than one vacancy exists on the Board of Trustees. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice.

                 SECTION 6. NOTICE. Notice of the time and place of any meeting of the Trustees (other than any meeting whose time, date and place has been established by vote of the Trustees) shall be given to each Trustee in person or by telephone or by telegram sent to his business or home address at least twenty-four hours in advance of the meeting, or by written notice mailed to his business or home address at least forty-eight hours in advance of the meeting. A waiver of such notice in writing signed by such Trustee or by his duly authorized attorney, whether before or after the time for the meeting as stated therein, shall be deemed the equivalent of such notice. The attendance of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Unless otherwise specified in the notice, any and all business may be transacted at any meeting of the Trustees.

                 SECTION 7. COMMITTEES. The Board of Trustees shall appoint from its members an Audit Committee, Compensation Committee, Nominating Committee and Advisory Committee, to serve at the pleasure of the Board. In addition, the Board of Trustees may appoint from its members one or more additional committees, including an Executive Committee and an Investment Committee. Except as set forth elsewhere herein, each Committee shall be comprised of three or more Trustees, at least two of whom shall be Independent Trustees. Any Committees appointed by the Board of Trustees shall exercise such powers as the Trustees may deem necessary and appropriate, except those powers which the Board of Trustees is specifically prohibited from delegating pursuant to Section 2-411 of the Maryland General Corporation Law. The notice and waiver of notice provisions with respect to meetings of the Trustees set forth in Section 6 of this Article I shall apply to meetings of the Committees. A majority of the members of a Committee shall constitute a quorum for the transaction of business. Unless specifically provided otherwise in the Declaration of Trust, any action of a Committee may be taken at a meeting by vote of a majority of the Committee members present at such meeting if a quorum is present, or without a meeting by written consent of all Committee members. Each Committee shall designate a presiding officer of such Committee and, if not present at a particular meeting, the Committee shall select a presiding officer for such meeting. Members of any Committee may participate in meetings of such Committee by conference telephone by means of which all Trustees participating in the meeting can hear each other at the same time. Participation in a meeting pursuant to such communication shall constitute presence in person at such meeting for all purposes of these By-Laws. Each Committee shall keep minutes of its meetings, and report the results of any proceedings at the next succeeding annual or regular meeting of the Board of Trustees.

                 SECTION 8. AUDIT COMMITTEE. The duties of the Audit Committee shall include (i) review and oversight of all transactions between the Trust and the Trustees, officers, any person who owns 5% or more of its outstanding Shares, and any Affiliate of any of them, (ii) periodic review of the Trust's financial statements and other financial information, (iii) periodic meetings with the Trust's independent auditors to discuss the Trust's financial statements and condition, and (iv) reporting its activities periodically to the Board of Trustees.

                 SECTION 9. COMPENSATION COMMITTEE. The duties of the Compensation Committee shall be to (i) review all compensation arrangements of the Trust with its officers, (ii) consider changes and/or additions to such compensation arrangements, including stock option, pension and profit-sharing plans, and (iii) report its activities periodically to the Board of Trustees.

                 [SECTION 10. INVESTMENT COMMITTEE. The Investment Committee shall have the power to approve the Trust's investments, restructuring of investments, and dispositions of investments, subject to any restrictions set forth in the Declaration of Trust and the obligation to report its activities periodically to the Board of Trustees.]

                 SECTION 11. NOMINATING COMMITTEE. The function of the Nominating Committee is to nominate persons for election to the Board of Trustees. All of the members of the Nominating Committee must be Independent Trustees.

                 SECTION 12. ADVISORY COMMITTEE. The Advisory Committee shall have the power to consult with and advise the Board of Trustees as requested. The Advisory Committee must at all times consist of Persons who are not Trustees. The initial members of the Advisory Committee shall be Michael A. Ward, Richard Gershenson and Bruce Gershenson.

                 SECTION 13. EXECUTIVE COMMITTEE. The Executive Committee shall have such powers, duties and obligations as the Trustees may deem necessary and appropriate, including, without limitation, the power to conduct the business and affairs of the

Trust during periods between meeting of the Trustees. The Executive Committee shall report its activities periodically to the Trustees.

                                   ARTICLE II

                      EXCESS SHARES AND REIT QUALIFICATION

                 Solely for the purposes of Article VII, Section 5 of the Declaration of Trust, any two or more individuals, corporations, partnerships, estates, trusts, associations, joint stock companies, or other entities shall constitute a Person if (a) such individuals and entities act as a group for the purpose of acquiring, holding, or disposing of Shares or other Securities of the Trust or (b) such individuals and entities act as a group to (i) solicit proxies or consents of Shareholders, or take the initiative, or engage, in organizing, directing or arranging for the financing of such a group, (ii) finance the solicitation of proxies or consents of Shareholders, or (iii) lend money or furnish credit or enter into any other arrangements for the purpose of financing or otherwise inducing the purchase, sale, holding, or voting of Shares or other Securities of the Trust, in support of or in opposition to any participant in a solicitation of proxies or consents, except that a Person shall not include a bank, broker, or dealer who, in the ordinary course of business, lends money or executes orders for the purchase or sale of securities and who otherwise does not engage in any of the foregoing activities with respect to the solicitation of proxies or consents of Shareholders.

                                   ARTICLE III

                    INDEMNIFICATION AND ADVANCES FOR EXPENSES

                 To the maximum extent permitted by Maryland law in effect from time to time, the Trust, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify (a) any Trustee, officer or shareholder or any former Trustee, officer or shareholder (including among the foregoing, for all purposes of this Article III and without limitation, any individual who, while a Trustee, officer or shareholder and at the express request of the Trust, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding,
(b) any Trustee or officer or any former Trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) each shareholder or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Trust shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a Trustee, officer or shareholder or former Trustee, officer or shareholder made a party to a proceeding by reason such status, provided that, in the case of a Trustee or officer, the Trust shall have received (i) a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Trust as authorized by these By-Laws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the applicable standard of conduct was not met. The Trust may, with the approval of its Trustees, provide such indemnification or payment or reimbursement of expenses to any Trustee, officer or shareholder or any former Trustee, officer or shareholder who served a predecessor of the Trust and to any employee or agent of the Trust or a predecessor of the Trust. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Declaration of Trust or these By-Laws inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                 Any indemnification or payment or reimbursement of the expenses permitted by these By-Laws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law for directors of Maryland corporations. The Trust may provide to Trustees, officers and shareholders such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the Maryland General Corporation Law, as in effect from time to time, for directors of Maryland corporations.

                                                                       EXHIBIT D

                        RAMCO-GERSHENSON PROPERTIES TRUST
                              AMENDED AND RESTATED
                        1989 EMPLOYEES' STOCK OPTION PLAN

1.       PURPOSES

         The purposes of the Ramco-Gershenson Properties Trust Amended and Restated 1989 Employees' Stock Option Plan (the "Plan") are (i) to provide incentives to those key employees of Ramco-Gershenson Properties Trust (the "Trust") who are in a position to contribute to the long-term success of the Trust, (ii) to assist the Trust in attracting and retaining qualified executives, (iii) to provide participants with an opportunity to share in the growth in value of the Trust and (iv) to align participants' interests with those of the Trust's shareholders. The Plan is being amended and restated in connection with the Ramco Transaction. Certain capitalized terms not otherwise defined in this Plan shall have the meanings set forth in Section 19.

2.       SHARES SUBJECT TO THE PLAN

         The total number of shares for which options may be granted under the Plan shall not exceed, in the aggregate, 387,500 shares of beneficial interest in the Trust, par value $.10 per share (the "Shares"), subject, however, to adjustment in accordance with the provisions of Section 13 hereof. Such Shares may be authorized and unissued Shares, or Shares previously issued and reacquired by the Trust. Except as provided in Section 5, any Shares which were the subject of unexercised portions of any terminated or expired options shall not be subject to further options under the Plan.

3.       ADMINISTRATION

         The Plan shall be administered by the Compensation Committee of the Board of Trustees of the Trust (the "Committee"). No member of the Committee shall be eligible to participate in the Plan. Each member of the Committee shall be a Disinterested Person and an "outside director" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, to the extent applicable.

         Subject to the terms, conditions and limitations of the Plan, the Committee shall have full and complete discretion under the Plan, including the authority (a) to select the employees to whom and the time or times at which options to purchase Shares shall be granted, (b) to determine the number of Shares to be subject to each option (and the option price, where appropriate), and (c) to take any other steps in connection with the Plan or the options as it may deem necessary or advisable. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder.

         Subject to the terms, conditions and limitations of the Plan, the Committee may amend or modify the terms of any outstanding option prospectively or retroactively and may cause outstanding options to be canceled and grant new options in place thereof; provided, however, that such amendment, modification or cancellation shall not impair the rights of any option holder without the holder's consent; and provided, further, that options with respect to no more than 387,500 Shares shall be granted to any one individual during any calendar year.

4.       ELIGIBILITY

         Officers and other employees of the Trust shall be eligible to participate in the Plan. Members of the Board of Trustees who are not also officers or employees of the Trust shall not be eligible to participate in the Plan.

5.       GRANT OF OPTIONS

         Upon and effective as of the Effective Date, the Trust shall enter into a new option agreement with each of the individuals set forth on Exhibit A attached hereto who were granted options in the amounts set forth on Exhibit A prior to the Effective Date (an "Optionee"), which agreement will supersede any preexisting option agreements with such Optionee and will reflect the amended terms of such Optionee's options under the Plan. All such options shall be subject to the terms and conditions set forth in this Plan and to such other terms as the Committee deems appropriate. Options granted under the Plan shall not be intended to qualify as incentive stock options under Section 422A of the Code.

6.       EXERCISE PRICE

         The exercise price of an option shall be equal to $5.75 per share, subject to adjustment in accordance with the provisions of Section 13 hereof.

7.       TERM

         Unless the agreement covering an option (the "Option Agreement") provides otherwise, options granted hereunder shall expire not later than ______________, 200_* (the "Expiration Date").

- -------------------

* Not earlier than December 6, 2004 or later than 10 years from the Closing of the Ramco Transaction.

8.       EXERCISE OF OPTIONS

         (a) Unless the Option Agreement provides otherwise, options granted under Section 5 hereof shall be fully exercisable on the Effective Date; provided that, any Options granted to an Optionee who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, shall not be exercisable during the six-month period following the Effective Date.

         (b) Options shall be exercisable during an Optionee's lifetime by the Optionee, or if the Optionee has become disabled, by his legal representative.

         (c) Options shall be exercisable for cash, or in lieu of, or in addition to cash, by the delivery of Shares (at their fair market value on the date of exercise) previously owned by the Optionee or to be acquired by the Optionee upon the exercise of the option.

         (d) No fractional Shares, or cash in lieu thereof, shall be issued under any option granted hereunder.

9.       TERMINATION OF EMPLOYMENT

         (a) Except as set forth in clause (b), if an Optionee's Termination of Employment is for any reason other than death, disability or Retirement, the Optionee shall have the right to exercise the option, not later than the earlier of (i) one year after the date of such termination and (ii) the Expiration Date.

         (b) Notwithstanding the provisions of clause (a), if an Optionee's Termination of Employment occurs but the Optionee continues after such Termination of Employment to serve the Trust in another capacity, as either a Trustee or Employee, the Optionee shall have the right to exercise his Options during the period in which he remains a Trustee or Employee (subject to extension as set forth in the following sentence and in Section 10). On the date the Optionee ceases to be a Trustee, the Optionee shall have the right to exercise the Option, not later than the earlier of (i) one year from the date on which the Optionee ceases to be a Trustee of the Trust (except as such time may be extended in Section 10(c)) and (ii) the Expiration Date.

10.      DEATH; DISABILITY; RETIREMENT

         (a) If an Optionee's Termination of Employment is by reason of death, all of the Optionee's options shall immediately become exercisable in full and the personal representative of the Optionee, or the person or persons to whom the option shall have been transferred by will or by the laws of descent and distribution, shall have the right to exercise such options not later than the earlier of (i) one year from the date of the Optionee's death and (ii) the Expiration Date.

         (b) If an Optionee's Termination of Employment is by reason of disability, all of the disabled Optionee's options (which have been held for a period of at least one year as of the date of such total disability shall immediately become exercisable in full) and the disabled Optionee, or his legal representative, shall have the right to exercise such options not later than the earlier of (i) one year from the date of such disability and (ii) the Expiration Date.

         (c) If an Optionee's Termination of Employment is due to Retirement or an Optionee ceases to be a Trustee of the Trust due to Retirement, all of the Optionee's options shall immediately become exercisable in full, and the Optionee shall have the right to exercise such options not later than the earlier of (i) five years from the date of Retirement and (ii) the Expiration Date.

11.      TRANSFERABILITY OF OPTIONS

         (a) An Optionee's rights and interests under the Plan (including the right to exercise unexercised options) may not be assigned or transferred, except in the case of an Optionee's death to the person or persons to whom the option shall have been transferred by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employer Retirement Income Security Act of 1984, as amended, or the rules thereunder.

         (b) Notwithstanding the foregoing, the Committee may provide in an Option Agreement (or another writing) that the Optionee may transfer, without consideration for the transfer, all or part of the Optionee's options to members of his immediate family (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only parties.

12.      AGREEMENTS WITH OPTIONEES

         Each grant made under this Plan may be evidenced by an Option Agreement containing such terms and conditions as the Committee shall approve. Each such agreement shall provide that, as a condition to the grant of the options evidenced thereby, the Optionee agrees that the Trust may arrange to deduct from any payments due to the Optionee from the Trust, the aggregate amount of federal, state or local taxes of any kind required by law to be withheld with respect to the exercise of such options, or if no such payments are due or to become due to the Optionee, that, if required by the Trust, the Optionee shall pay to the Trust, or make arrangements satisfactory to the Trust regarding the payment to it of, the aggregate amount of such taxes.

13.      ADJUSTMENTS

         (a) The total number of Shares for which options may be granted under the Plan and option rights (both as to the number of Shares and the option price) shall be appropriately adjusted for any increase or decrease in the number of outstanding Shares resulting from payment of a stock dividend on the Shares, a stock dividend that constitutes a spin-off, a subdivision or combination of Shares, or a reclassification of the Shares, and (in accordance with the provisions contained in the next paragraph) in the event of a recapitalization of the Trust or a consolidation or merger in which the Trust shall be the surviving entity. If in connection with the Ramco Transaction the Trust sells or disposes of the Mortgage Loans listed on Schedule 1 (collectively, the "Transferred Assets") and the proceeds of such sales or other dispositions are not included in a spin-off entity, the exercise price of the options shall be reduced by multiplying the existing exercise price by a fraction, the numerator of which is the net value ascribed to the Transferred Assets by Dean Witter Reynolds, Inc. (the "Transferred Asset Value") and the denominator of which is the sum of (i) the Transferred Asset Value and (ii) the fair market value of the Trust's assets that will remain in the Trust (or will be contributed to a subsidiary partnership)(as determined by Dean Witter Reynolds, Inc.).

         (b) In its absolute discretion, and on such terms and conditions as it deems appropriate, the Committee may provide by the terms of any option that such option cannot be exercised after the merger or consolidation of the Trust into another entity, the exchange of all or substantially all of the assets of the Trust for the securities of another entity, the acquisition by another entity of 80% or more of the Trust's then outstanding Shares or the liquidation or dissolution of the Trust, and if the Committee so provides, it may, in its absolute discretion and on such terms and conditions as it deems appropriate, also provide, either by the terms of such option or by a resolution adopted prior to the occurrence of such merger, consolidation, exchange, acquisition, liquidation or dissolution, that, for some period of time prior to such event, such option shall be exercisable as to all Shares subject thereto, notwithstanding anything to the contrary in Section 8 and/or in any installment provisions of such option.

14.      RIGHTS AS A SHAREHOLDER

         An Optionee or a transferee of an option shall have no rights as a shareholder with respect to any Share covered by an option until he shall have become the holder of record of such Share, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights in respect of such share for which the record date is prior to the date on which he shall become the holder of record thereof.

15.      AMENDMENT AND TERMINATION

         The Board of Trustees of the Trust or the Committee, without the consent of the participants, may at any time alter or discontinue the Plan, provided that such action will not materially affect options theretofore granted and provided that no such action of the Board of Trustees of the Trust or the Committee may, without the approval of Shareholders, alter the provisions of the Plan so as to (a) increase the total number of Shares which may be purchased pursuant to options granted under the Plan (except to reflect stock dividends, stock splits or similar recapitalizations), (b) change the manner of determining the option price, (c) change the requirements as to employees eligible to participate in the Plan, (d) extend the option period or (e) modify the Plan in any way that requires shareholder approval in order for options granted thereafter to qualify as performance-related compensation for purposes of Section 162(m) of the Code and the regulations promulgated thereunder, to the extent applicable.

16.      INVESTMENT PURPOSE

         No Shares shall be issued or transferred upon the exercise of any option hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition the issuance of Shares made to any Optionee hereunder on such Optionee's undertaking in writing to comply with such restrictions on his subsequent disposition of such Shares as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such Shares may be legended to reflect any such restrictions.

17.      RIGHT TO TERMINATE EMPLOYMENT

         Nothing contained herein or in any Option Agreement shall restrict the right of the Trust to terminate the employment of any Optionee at any time, with or without cause.

18.      DETERMINATION OF FAIR MARKET VALUE

         The "fair market value" of the Shares as of a particular date, shall be deemed to be (a) the closing sales price per Share if the Shares are listed on a stock exchange or (b) if the Shares are not listed, the mean between the closing or average bid and asked prices per Share on the over-the-counter market.

19.      CERTAIN DEFINITIONS

         "Disinterested Person" means an Independent Trustee who qualifies as such under Rule 16b-3(C)(2)(i) promulgated under the Securities Act of 1933, as amended, or any successor definition under the Act.

         "Employee" means any officer or employee (as defined in accordance with Section 3401(c) of the Internal Revenue Code of 1986, as amended) of the Trust.

         "Independent Trustee" means a member of the Board of Trustees who is not also an employee of the Trust and who is otherwise a Disinterested Person.

         "Predecessor Program" means RPS Realty Trust, Resources Pension Shares 1, Resources Pension Shares 2, Resources Pension Shares 3, Integrated Resources Pension Shares 4, a California limited partnership, Resources Pension Advisory Corp., and/or any of its affiliates, and such other programs or entities as may be designated by the Committee.

         "Ramco Transaction" means the transaction pursuant to which RPS Realty Trust and Ramco-Gershenson, Inc. shall have contributed to Ramco-Gershenson Properties, L.P. certain assets and properties in accordance with the Master Agreement, dated as of April 3, 1995.

         "Retirement" means an Optionee's Termination of Employment or voluntary retirement as a Trustee (which ever is later) after attainment of age 55 and completion of fifteen years of continuous service to the Trust and/or any Predecessor Program or as otherwise determined by the Board of Trustees or the Trust.

         "Termination of Employment" means the time when the employee-employer relationship between the Optionee and the Trust is terminated for any reason or, if the Optionee is covered by an employment agreement, the time such employment agreement expires by its terms (provided such Optionee does not continue to serve the Trust as an employee).

         "Trustee" means any member of the Board of Trustees.

20.      GOVERNING LAW

         The Plan shall be governed by the laws of the State of Maryland, without regard to the conflicts of law principles thereof.

21.      EFFECTIVE DATE

         The Plan was originally effective December 6, 1989. The amended and restated Plan shall become effective upon (i) adoption by the Board of Trustees of the Trust, (ii) approval by the holders of a majority of the issued and outstanding Shares of the Trust present or represented and entitled to vote at a meeting of shareholders and (iii) consummation of the Ramco Transaction (the "Effective Date"), and shall continue in effect thereafter until terminated or suspended by the Committee. In the event shareholder approval is not obtained, and/or the Ramco Transaction is not consummated, the terms and conditions of the RPS Realty Trust 1989 Employees' Stock Option Plan, as in effect prior to this amendment and restatement, shall remain in full force and effect.

                                    Exhibit A


                                Number of Options          Number of Options
                               Outstanding Prior to        Outstanding Upon
Name                              Effective Date            Effective Date*
- ----                           --------------------        -----------------
Joel Pashcow                          600,000                   150,000

Herbert Liechtung                     600,000                   150,000

Edwin Frankel                          50,000                    12,500

John J. Johnston, Jr                   50,000                    12,500

Steven Liechtung                       20,000                     5,000

Nancy Comerford                         5,000                     1,250

- -------------

*     Post-reverse stock split.

                                   Schedule 1

Mortgage Loan                                               Trust Advance
- -------------                                               -------------
Simmons Manufacturing Warehouse                              $ 1,500,000
Coral Way Shopping Center                                      3,000,000
1-5 North Wabash Avenue                                        2,850,000
1733-53 Mass Avenue                                            2,200,000
Mt. Morris Commons Shopping Center                             2,700,000
New England Telephone Building                                 3,000,000
19 Rector Street Office Building                               3,000,000
Hylan Plaza Shopping Center                                   25,000,000
NCR Building                                                     468,493
Branhaven Plaza Shopping Center                                2,800,000
Copps Hill Shopping Center                                     3,590,000
Madison Shopping Center                                        1,550,000
Holiday Park Shopping Center                                   1,916,000

                                                                       Exhibit E

                        RAMCO-GERSHENSON PROPERTIES TRUST
                              AMENDED AND RESTATED
                        1989 TRUSTEES' STOCK OPTION PLAN

1.       PURPOSES

         The purposes of the Ramco-Gershenson Properties Trust Amended and Restated 1989 Trustees' Stock Option Plan (the "Plan") are (i) to provide incentives to members of the Board of Trustees (the "Board") of Ramco-Gershenson Properties Trust (the "Trust") who are not officers or employees of the Trust,
(ii) to assist the Trust in attracting and retaining qualified independent Trustees, (iii) to provide participants with an opportunity to share in the growth in value of the Trust, and (iv) to align Participants' interests with those of the Trust's shareholders. The Plan is being amended and restated in connection with the Ramco Transaction. "Ramco Transaction" shall mean the transaction pursuant to which RPS Realty Trust and Ramco-Gershenson, Inc. shall have contributed to Ramco-Gershenson Properties, L.P. certain assets and properties.

2.       SHARES SUBJECT TO THE PLAN

         The total number of shares for which options may be granted under the Plan shall not exceed, in the aggregate, 350,000 shares of beneficial interest in the Trust, par value $.10 per share (the "Shares"), subject, however, to adjustment in accordance with the provisions of Section 13 hereof. Such Shares may be authorized and unissued Shares, or Shares previously issued and reacquired by the Trust. Any Shares which were the subject of unexercised portions of any terminated or expired options shall not be subject to further options under the Plan.

3.       ADMINISTRATION

         The Plan shall be administered by the Board. Subject to the provisions hereof, the Board shall have the sole authority to (a) determine the duration of the exercise period of an option and (b) administer and interpret the Plan and adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of the Board's business as it deems necessary or advisable, and make any determinations regarding eligibility, entitlement to options or other matters concerning such options. Any such interpretation, determination, or other action of the Board shall be conclusive and binding on participants, beneficiaries and any other interested parties.

4.       ELIGIBILITY

         Each member of the Board who is not, and has never been, an officer or employee of the Trust shall be eligible to participate in the Plan (the "Participants").

5.       GRANT OF OPTIONS

         (a) Each Participant shall be granted an option to purchase that number of Shares equal to 0.1% of the Shares then outstanding on each of

                 (x) the later of (i) December 6, 1989 and (ii) the date on which the Participant first becomes a member of the Board; and

                 (y) the second anniversary of the date of the preceding grant; provided, however, that no options shall be granted after the tenth anniversary of the effective date of the Plan;

provided, that any options issued from and after October 8, 1991 shall be issued pro rata to each eligible Participant, notwithstanding the date on which such Participant shall become eligible to receive such options.

         If a participant subsequently becomes an officer or employee of the Trust, he shall not be granted additional options under this Plan.

         Upon and effective as of the Effective Date, the Trust shall enter into a new option agreement with each of the individuals set forth in Exhibit A attached hereto who were granted options in the amounts set forth on Exhibit A prior to the Effective Date (an "Optionee"), which agreement will supersede any preexisting option agreements.

6.       EXERCISE PRICE

         The exercise price of an option shall be equal to the fair market value of the Shares covered by the option at the time the option is granted, as determined in accordance with Section 17 hereof.

7.       TERM

         Options granted hereunder shall be exercisable not later than ten (10) years from the date such option was granted (the "Expiration Date").

8.       EXERCISE OF OPTIONS

         (a) Options granted under the Plan shall become exercisable with respect to 50% of the Shares covered thereby on the first anniversary of the date of grant and shall become exercisable on a cumulative basis with respect to the remaining Shares on the second anniversary of the date of grant.

         (b) Except as otherwise provided herein, no option may be exercised at any time unless the Participant is then a member of the Board. If a Participant becomes an officer or employee of the Trust and continues to serve as a member of the Board, options granted under this Plan shall remain exercisable in full.

         (c) Options shall be exercisable during a Participant's lifetime by the Participant, or if the Participant has become disabled, by his legal representative.

         (d) Options shall be exercisable for cash, or in lieu of, or in addition to cash, by the delivery of Shares (at their fair market value on the date of exercise) previously owned by the Participant or acquired upon the exercise of the option.

         (e) No fractional Shares, or cash in lieu thereof, shall be issued under any option granted hereunder.

9.       TERMINATION OF SERVICE

         If a Participant ceases to be a member of the Board for any reason other than death or disability, the Participant shall have the right to exercise the option, to the extent he was entitled to do so on the date of his termination of service, not later than the earlier of (a) (__) year(s) after the date of such termination and (b) the Expiration Date.

10.      DEATH OR DISABILITY

         (a) If a Participant dies while serving as a member of the Board, all of the Participant's options shall immediately become exercisable in full and the personal representative of the Participant, or the person or persons to whom the option shall have been transferred by will or by the laws of descent and distribution, shall have the right to exercise such options not later than the earlier of (i) one year from the date of the Participant's death, or (ii) the Expiration Date.

         (b) If a Participant becomes totally disabled while serving as a member of the Board, all of the disabled Participant's options which have been held for a period of at least one year as of the date of such total disability shall immediately become exercisable in full and the disabled Participant, or his legal representative, shall have the right to exercise such options not later than the earlier of (i) one year from the date of such disability, or (ii) the Expiration Date.

11.      TRANSFERABILITY OF OPTIONS

         A Participant's rights and interests under the Plan (including the right to exercise unexercised options) may not be assigned or transferred, except in the case of a Participant's death to the person or persons to whom the option shall have been transferred by will or the laws of descent and distribution.

12.      AGREEMENTS WITH PARTICIPANTS

         Each grant made under this Plan shall be evidenced by a written instrument containing such terms and conditions as the Board shall approve. Each such agreement shall provide that, as a condition to the grant of the options evidenced thereby, the Participant agrees that the Trust shall arrange to deduct from any payments due to the Participant from the Trust, the aggregate amount of federal, state or local taxes of any kind required by law to be withheld with respect to the exercise of such options, or if no such payments are due or to become due to the Participant, that, if required by the Trust, the Participant shall pay to the Trust, or make arrangements satisfactory to the Trust regarding the payment to it of, the aggregate amount of such taxes.

13.      ADJUSTMENTS

         The total number of Shares for which options may be granted under the Plan and option rights (both as to the number of Shares and the option price) shall be appropriately adjusted for any increase or decrease in the number of outstanding Shares resulting from payment of a stock dividend on the Shares, a stock dividend that constitutes a spin-off, a subdivision or combination of Shares, or a reclassification of the Shares, and (in accordance with the provisions contained in the next paragraph) in the event of a recapitalization of the Trust or a consolidation or merger in which the Trust shall be the surviving entity.

         In its absolute discretion, and on such terms and conditions as it deems appropriate, the Board may provide by the terms of any option that such option cannot be exercised after the merger or consolidation of the Trust into another entity, the exchange of all or substantially all of the assets of the Trust for the securities of another entity, the acquisition by another entity of 80% or more of the Trust's then outstanding Shares or the liquidation or dissolution of the Trust, and if the Board so provides, it may, in its absolute discretion and on such terms and conditions as it deems appropriate, also provide, either by the terms of such option or by a resolution adopted prior to the occurrence of such merger, consolidation, exchange, acquisition, liquidation or dissolution, that, for some period of time prior to such event, such option shall be exercisable as to all Shares subject thereto, notwithstanding anything to the contrary in Section 8 and/or in any installment provisions of such option.

14.      RIGHTS AS A SHAREHOLDER

         A Participant or a transferee of an option shall have no rights as a shareholder with respect to any Shares covered by an option until he shall have become the holder of record of such Share, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights in respect of such Share for which the record date is prior to the date on which he shall become the holder of record thereof.

15.      AMENDMENT AND TERMINATION

         The Shareholders of the Trust or the Board, without the consent of the Participants, may alter or discontinue the Plan, provided that such action will not materially affect options theretofore granted and provided that no such action of the Board may, without the approval of Shareholders, alter the provisions of the Plan so as to (a) increase the total number of Shares which may be purchased pursuant to options granted under the Plan (except to reflect stock dividends, stocks splits or similar recapitalizations), (b) decrease the option price, (c) change the requirements as to persons eligible to participate in the Plan, (d) extend the option period, or (e) materially increase the benefits under the Plan. In addition, the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended or the rules thereunder.

16.      INVESTMENT PURPOSE

         No shares shall be issued or transferred upon the exercise of any option hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Board. The Board shall have the right to condition the issuance of Shares made to any Participant hereunder on such Participant's undertaking in writing to comply with such restrictions on his subsequent disposition of such Shares as the Board shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such Shares may be legended to reflect any such restrictions.

17.      DETERMINATION OF FAIR MARKET VALUE

         The "fair market value" of the Shares of a particular date shall be deemed to be (i) the closing sales price per Share if the Shares are listed on a stock exchange, or (ii) if the Shares are not listed, the mean between the closing or average bid and asked prices per Share on the over-the-counter market.

18.      GOVERNING LAW

         The Plan shall be governed by the laws of the State of Maryland, without regard to the conflicts of law principles thereof.

19.      EFFECTIVE DATE

         The Plan shall become effective upon the (i) adoption by the Board,
(ii) approval by the holders of a majority of the issued and outstanding Shares of the Trust present or represented and entitled to vote at a meeting of shareholders and (iii) consummation of the Ramco Transaction (the "Effective Date"), and shall continue in effect thereafter until terminated or suspended by the Board. In the event shareholder approval is not obtained, and/or the Ramco Transaction is not consummated, the terms and conditions of the RPS

Realty Trust 1989 Trustees' Stock Option Plan, as in effect prior to this amendment and restatement, shall remain in full force and effect.


                                    Exhibit A

                                     Number of Options            Number of
                                    Outstanding Prior to     Options Outstanding
Name                                   Effective Date        Upon Effective Date*
- -----------------                   --------------------     ----------------------
Edward Blumenfeld                          50,000                   12,500
Samuel Eisenstat                           50,000                   12,500
Edwin Glickman                             50,000                   12,500
Arthur Goldberg                            50,000                   12,500
Alfred Stalford                            50,000                   12,500
William Rosoff                             50,000                   12,500
Stephen Blank                              50,000                   12,500






- -----------------
*        Post-reverse split

                                                                       EXHIBIT F





                             1995 STOCK OPTION PLAN

                                       OF

                       RAMCO-GERSHENSON PROPERTIES TRUST

                               TABLE OF CONTENTS


                                                                                                                   Page
                                                                                                                   ----
SECTION 1.       GENERAL PURPOSE OF THE PLAN; DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

SECTION 2.       ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS  . . . .    4

SECTION 3.       SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION  . . . . . . . . . . . . . . . . . . . . .    5

SECTION 4.       ELIGIBILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

SECTION 5.       STOCK OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

SECTION 6.       TAX WITHHOLDING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

SECTION 7.       TRANSFER, LEAVE OF ABSENCE. ETC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

SECTION 8.       AMENDMENTS AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

SECTION 9.       CHANGE OF CONTROL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

SECTION 10.      GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

SECTION 11.      EFFECTIVE DATE OF PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

SECTION 12.      GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

                             1995 STOCK OPTION PLAN
                                       OF
                       RAMCO-GERSHENSON PROPERTIES TRUST


SECTION 1.           GENERAL PURPOSE OF THE PLAN; DEFINITIONS

         The 1995 Stock Option Plan of Ramco-Gershenson Properties Trust (the "Plan") was adopted to encourage and enable the officers and employees of Ramco-Gershenson Properties Trust, a Maryland business trust (the "Company"), and the officers and employees of Ramco-Gershenson Properties, L.P., a Delaware limited partnership, (the "Operating Partnership"), Ramco-Gershenson, Inc., a Michigan corporation (the "Management Company"), and their respective Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

         The following terms shall be defined as set forth below:

         "Act" means the Securities Exchange Act of 1934, as amended.

         "Award" or "Awards" means Stock Options.

         "Board" means the Board of Trustees of the Company.

         "Cause" (a) if an Employee is not subject to a written employment agreement with any Employer, means the occurrence of one or more of the following: (i) an Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on an Employer, as determined by the Board in good faith in its sole discretion, (ii) an Employee engages in a fraudulent act to the material damage or prejudice of an Employer or in conduct or activities materially damaging to the property, business or reputation of an Employer, all as determined by the Board in good faith in its sole discretion,
(iii) any material act or omission by an Employee involving malfeasance or negligence in the performance of the Employee's duties to an Employer to the material detriment of an Employer, as determined by the Board in good faith in its sole discretion, which has not been corrected by the Employee within 30 days after written notice of any such act or omission, (iv) failure by an Employee to comply in any material respect with any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by the Employee within 30 days after written notice of such failure, or (v) material breach by an Employee of his noncompetition agreement with an Employer, if any, as determined by the Board in good faith in its sole discretion or (b) if an Employee is subject to a written employment agreement with any Employer, has the meaning set forth in such employment agreement.

         "Change of Control" (a) if an Employee is not subject to as written employment agreement with any Employer, shall have the meaning set forth in
Section 9 or (b) if any Employee is subject to a written employment agreement with any Employer, has the meaning set forth in such employment agreement.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

         "Committee" means the Committee of the Board referred to in Section 2.

         "Company Subsidiary" means any corporation, partnership or other entity (other than the Company) in an unbroken chain beginning with the Company if all of them, in the aggregate, other than the last one in the unbroken chain, then own stock or other interests possessing 50 percent or more of the total combined economic interests or the total combined voting power of all classes of stock or other interests in each of the others in such chain; provided, however, that "Company Subsidiary" shall not include the Operating Partnership, the Management Company or any of their Subsidiaries.

         "Declaration of Trust" means the Declaration of Trust of the Company dated ________, 1995.

         "Disability" (a) if an Employee is not subject to a written employment agreement with any Employer, shall mean an Employee's inability to perform his normal required services for the Employer for a period of six consecutive months by reason of the Employee's mental or physical disability, as determined by the Committee in good faith in its sole discretion or (b) if an Employee is subject to a written employment agreement with any Employer, has the meaning set forth in such employment agreement.

         "Disinterested Person" means an Independent Trustee who qualifies as such under Rule 16b-3(c)(2)(i) promulgated under the Act, or any successor definition under the Act.

         "Effective Date" has the meaning set forth in Section 11.

         "Employee" means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of an Employer.

         "Employer" means, as the context may require, the Company, the Operating Partnership, the Management Company and their respective Subsidiaries.

         "Existing Option Plan" means the RPS Realty Trust 1989 Employees' Stock Option Plan, as amended from time to time.

         "Fair Market Value" on any given date means the last reported sale price at which Shares are traded on such date or, if no Shares are traded on such date, the most recent date on which Shares were traded, as reflected on the New York Stock Exchange or, if applicable, any other national stock exchange on which the Shares are traded. If the Shares are not listed on any national exchange, the Committee will determine the Fair Market Value.

         "Independent Trustee" means a member of the Board who is not also an Employee of the Trust and who is otherwise a Disinterested Person.

         "Management Company Subsidiary" means any corporation, partnership or other entity (other than the Management Company) in an unbroken chain beginning with the Management Company if all of them, in the aggregate, other than the last one in the unbroken chain, then own stock or other interests possessing 80 percent or more of the total combined economic interests or the total combined voting power of all classes of stock or other interests in each of the others in such chain.

         "OP Units" means units of limited partnership interest of Ramco-Gershenson Properties, L.P., a Delaware limited partnership.

         "Operating Partnership Subsidiary" means any corporation, partnership or other entity (other than the Operating Partnership) in an unbroken chain beginning with the Operating Partnership if all of them, in the aggregate, other than the last one in the unbroken chain, then own stock or other interests possessing 50 percent or more of the total combined economic interests or the total combined voting power of all classes of stock or other interests in each of the others in such chain.

         "Option" or "Stock Option" means any option to purchase Shares granted pursuant to Section 5.

         "Predecessor Entities" means RPS Realty Trust, a Massachusetts business trust, Resources Pension Shares 1, Resources Pension Shares 2, Resources Pension Shares 3, Integrated Resources Pension Shares 4, a California limited partnership, Resources Pension Advisory Corp., and/or any of its affiliates, and Ramco-Gershenson, Inc., a Michigan corporation.

         "Ramco Transaction" means the transaction to be effectuated by the Company, the Operating Partnership and Ramco-Gershenson, Inc. and its affiliates pursuant to a Master Agreement dated as of March 30, 1995 (the "Master Agreement").

         "Retirement" means an Employee's Termination of Employment after attainment of age 55 and completion of 15 years of continuous service to the Company and/or any other Employer and/or any Predecessor Entity as a Trustee or Employee.

         "Share" means the shares of beneficial interest, par value $.10 per share, of the Company, subject to adjustments pursuant to Section 3.

         "Share Ownership Limit" means the restrictions contained in the Company's Declaration of Trust provided that, subject to certain exceptions, no individual shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8 percent of the aggregate number or value of the Company's outstanding shares of beneficial interest.

         "Subsidiary" means a Company Subsidiary, an Operating Partnership Subsidiary or a Management Company Subsidiary.

         "Termination of Employment" means, subject to Section 7, the time when the employee-employer relationship between the Employer and an Employee is terminated for any reason or, if Employee is covered by an employment agreement, the time such employment agreement expires by its terms (provided such Employee does not continue to serve the Employer as an Employee); provided, however, that, if an Employer ceases to qualify as such under the Plan as a result of a sale of shares of beneficial interest or other interests or any similar event, a Termination of Employment of the Employees who were employed by such Employer immediately prior to such cessation shall be deemed to have occurred. Subject to the terms of any written employment agreement between an Employer and an Employee, the Committee, in its sole and absolute discretion, shall determine the effect of all other matters and questions relating to Termination of Employment, including, but not limited to, the question of whether a Termination of Employment resulted from Disability or for Cause, and, subject to Section 7, all questions of whether particular leaves of absence shall constitute Terminations of Employment.

         "Trustees' Plan" means the RPS Realty Trust 1989 Trustees' Stock Option Plan, as amended from time to time.

SECTION 2. ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS

         (a) Committee. The Plan shall be administered by all of the Independent Trustee members of the Compensation Committee of the Board, or any other committee of not less than two Independent Trustees performing similar functions, as appointed by the Board from time to time. Each member of the Committee shall be a Disinterested Person and an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder to the extent applicable.

         (b) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

                     (i) to select the officers and other Employees to whom Awards may from time to time be granted;

                     (ii) to determine the time or times of grant, and the extent to which, if any, Stock Options are granted to any one or more participants;

                     (iii) to determine the number of Shares to be covered by any Award;

                     (iv) to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

                     (v) to accelerate the exercisability or vesting of all or any portion of any Award;

                     (vi) subject to the provisions of Section 5(a)(iii), to extend the period in which Stock Options may be exercised; and

                     (vii) to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

         All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.

SECTION 3.           SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

         (a) Shares Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall equal the difference between
(i) 9 percent of the total number of issued and outstanding shares of Stock (on a fully diluted basis assuming the exchange of all OP Units for Shares) and
(ii) the number of Shares subject to options under the Existing Option Plan and the Trustees' Plan, calculated with respect to both clauses (i) and (ii) as of the Effective Date. For purposes of this limitation, the Shares underlying any Awards which are forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the shares of Shares available for issuance under the Plan so long as the participants to whom such Awards had been previously granted received no benefits of ownership of the underlying Shares to which the Award related. Subject to such overall limitation and except for the Initial Grants, Shares in respect of Awards granted under the Plan may be issued up to such maximum number; provided, however, that no more than 50,000 Stock Options (plus, if applicable, any Initial Grant for 1995) may be granted to any one individual during any calendar year. The shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.

         (b) Dividends, Mergers, etc. In the event of a Share dividend, Share split or similar change in capitalization affecting the Shares, the Committee shall make appropriate adjustments in (i) the number and kind of shares of Stock or securities on which Awards may thereafter granted, (ii) the number and kind of shares remaining subject to outstanding Awards, and (iii) the option or purchase price in respect of such shares.

         (c) Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who concurrently become Employees as a result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

SECTION 4.           ELIGIBILITY

         Participants in the Plan will be the persons listed on Exhibit A and such full or part-time officers and other key Employees who are responsible for or contribute to the management, growth or profitability of the Company and the other Employers and who are selected from time to time by the Committee, in its sole discretion.

SECTION 5.           STOCK OPTIONS

         Any Stock Option granted under the Plan shall be in such form, and shall be evidenced by such written Option agreement, as the Committee may from time to time approve. Stock Options granted under the Plan shall be non-qualified stock options and are not intended to qualify as "incentive stock options," as defined in Section 422 of the Code.

         (a) Stock Options Granted to Employees. Upon the adoption of the Plan by the Board, and subject to Section 11, the Stock Options set forth on Exhibit A hereto shall be granted (the "Initial Grants"). Thereafter, the Committee in its discretion may grant Stock Options to eligible Employees of the Company or any other Employer.

         Stock Options granted to Employees pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

                     (i) Exercise Price. The exercise price per share for the Shares covered by a Stock Option granted pursuant to this
         Section 5(a) shall be determined by the Committee at the time of grant but shall not be less than 100% of the Fair Market Value on the date of grant; provided that, the exercise price per share for the Shares covered by a Stock Option granted as part of the Initial Grants shall be equal to the OPV (as defined in the Master Agreement) per Share.

                     (ii) Grant of Discount Options in Lieu of Cash Bonus. If authorized by the Committee, upon the request of an eligible Employee and with the consent of the Committee, such Employee may elect each calendar year to receive a Stock Option in lieu of a cash bonus to which he may become entitled during the following calendar year pursuant to any other plan of the Company or any other Employer, but only if such Employee makes an irrevocable election to waive receipt of all or a portion of such cash bonus. Such election shall be made on or before the date set by the Committee which date shall be no later than 15 days preceding January 1 of the calendar year in which the cash bonus would otherwise be paid. A Stock Option shall be granted to each Employee who makes such an irrevocable election on the date the waived cash bonus would otherwise have been paid; provided, however, that with respect to an Employee who is subject to Section 16 of the Act, if such grant date is not at least six months and one day from the date of the election, the grant shall be delayed until the date which is six months and one day from the date of the election (or the next following business day, if such date is not a business day). The exercise price per share shall be determined by the Committee but shall not be less than 50% of the Fair Market Value of the Shares on the date the Stock Option is granted. The number of Shares subject to the Stock Option shall be determined by dividing the amount of the waived cash bonus by the difference between the Fair Market Value of the Shares on the date the Stock Option is granted and the exercise price per Stock Option. The Stock Option shall be granted for whole number of shares so determined; the value of any fractional share shall be paid in cash. An Employee may revoke his election under this Section 5(a)(ii) on a prospective basis at any time; provided, however, that with respect to an Employee who is subject to Section 16 of the Act, such revocation shall only be effective six months and one day following the date of such revocation.

                     (iii) Option Term. The term of each Stock Option shall be fixed by the Committee at the time of grant but shall in no event be longer than 10 years from the date of grant; provided, however, the term of the Initial Grants shall be 10 years from the date the Ramco Transaction is consummated.

                     (iv) Exercisability; Rights of a Stockholder. Stock Options shall become vested and exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date; provided, however, that (A) Stock Options granted as part of the Initial Grants shall become vested and exercisable in equal installments on each of the first, second and third anniversaries of the consummation of the Ramco Transaction and (B) Stock Options granted in lieu of a cash bonus shall be exercisable immediately. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to Shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

                     (v)       Method of Exercise.

                     (A) Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Secretary of the Company (or its delegate), specifying the number of shares to be purchased and payment in full of the purchase price. A copy of such notice shall be delivered at the same time to the Operating Partnership if the optionee is an Employee of the Operating Partnership or an Operating Partnership Subsidiary, and to the Management Company if the optionee is an Employee of the Management Company or a Management Company Subsidiary. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option agreement or applicable provisions of laws.

                     (B) Payment of the purchase price may be made by one or more of the following methods:

                               (1) In cash, by certified or bank check or other instrument acceptable to the Committee;

                               (2) In the form of Shares that are not then subject to restrictions under any Employer plan and that have been held by the optionee for at least six months, if permitted by the Committee in its discretion. Such surrendered Shares shall be valued at Fair Market Value on the exercise date; or

                               (3)    By the optionee delivering a properly
                     executed exercise notice together with irrevocable instructions to a broker to promptly deliver cash or a check acceptable to the Committee to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

                                      Such payment of the purchase price shall
                     be made to (x) the Secretary of the Company (or its delegate) with respect to an Option of an Employee of the Company or a Company Subsidiary, (y) the Operating Partnership with respect to an Option of an Employee of the Operating Partnership or an Operating Partnership Subsidiary, and (z) the Management Company with respect to an Option of an Employee of the Management Company or a Management Company Subsidiary.

                     (C) If the Stock Option being exercised is one granted to an Employee of the Company or a Company Subsidiary, the Company shall sell such Shares to the optionee in return for the purchase price paid to it by the optionee.

                     (D) If the Stock Option being exercised is one granted to an Employee of the Operating Partnership or an Operating Partnership Subsidiary, as soon as practicable after the Operating Partnership receives payment of the purchase price pursuant to Section 5(a)(v)(B):

                               (1)  the Company shall sell to the Operating
                     Partnership and the Operating Partnership shall purchase the number of Shares for which such Option is being exercised for an aggregate purchase price equal to the product of (x) such number of Shares multiplied by (y) the Fair Market Value of a Share on the date of the exercise; and

                               (2) the Operating Partnership shall sell such Shares to the optionee in return for the purchase price paid to it by the optionee.

                     (E) If the Stock Option being exercised is one granted to an Employee of the Management Company or a Management Company Subsidiary, as soon as practicable after the Management Company receives payment of the purchase price pursuant to Section 5(a)(v)(B):

                               (1) the Company shall sell to the Management Company and the Management Company shall purchase the number of Shares for which such Option is being exercised for an aggregate purchase price equal to the product of
                     (x) such number of Shares multiplied by (y) the Fair Market Value of a Share on the date of the exercise; and

                               (2)  the Management Company shall sell such
                     Shares to the optionee in return for the purchase price paid to it by the optionee.

                     (vi) Non-Transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee. Notwithstanding the foregoing, the Committee may provide in an Option agreement that the optionee may transfer, without consideration for the transfer, his Stock Options to members of his immediate family (i.e., children, grandchildren, or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only parties.

                     (vii) Termination of Employment by Reason of Death. Upon an optionee's Termination of Employment by reason of death, any Stock Option held by him shall become fully exercisable and may thereafter be exercised (in whole or in part) by the legal representative or legatee of the optionee, for a period of one year (or such longer period as the Committee shall specify at any time) from the date of death, or until the expiration of the stated term of the Option, if earlier, at which time all rights of the optionee's legal representative or legatee in such Stock Option shall terminate.

                     (viii)    Termination of Employment by Reason of
         Disability.

                     (A) Any Stock Option held by an optionee whose Termination of Employment is by reason of Disability shall become fully exercisable and may thereafter be exercised (in whole or in part), for a period of one year (or such longer period as the Committee shall specify at any time) from the date of such Termination of Employment, or until the expiration of the stated term of the Option, if earlier, at which time all of the optionee's rights in such Stock Option shall terminate.

                     (B) Except as otherwise provided by the Committee at the time of grant, the death of an optionee during a period provided in this Section 5(a)(viii) for the exercise of a Stock Option shall extend such period for six additional months, subject to termination on the expiration of the stated term of the Option, if earlier.

                     (ix)      Termination of Employment by Reason of
         Retirement.

                     (A) Any Stock Option held by an optionee whose Termination of Employment is by reason of Retirement may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of five years (or such longer period as the Committee shall specify at any time) from the date of such termination of employment, or until the expiration of the stated term of the Option, if earlier, at which time all of the optionee's rights in such Stock Option shall terminate.

                     (B) Except as otherwise provided by the Committee at the time of grant, the death of an optionee during a period provided in this Section 5(a)(ix) for the exercise of a Stock Option shall extend such period for six additional months, subject to termination on the expiration of the stated term of the Option, if earlier.

                     (x) Termination of Employment for Cause. If any optionee's Termination of Employment is for Cause, any Stock Option held by such optionee, including any Stock Option that is immediately exercisable at the time of such termination, shall immediately terminate and be of no further force and effect; provided, however, that the Committee may, in its sole discretion, provide that such Stock Option can be exercised for a period of up to 30 days from the date of Termination of Employment or until the expiration of the stated term of the Option, if earlier.

                     (xi) Other Termination of Employment. Unless otherwise determined by the Committee, and except as provided in any written employment agreement between the optionee and any Employer if an optionee's Termination of Employment is for any reason other than death, Disability, Retirement, or for Cause, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable on the date of Termination of Employment, for one year (or such other period as the Committee shall specify at any time) from the date of Termination of Employment or until the expiration of the stated term of the Option, if earlier, at which time all of the optionee's rights in such Stock Option shall terminate.

                     (xii) Form of Settlement. Shares issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in this Plan.

         (b) Reload Options. At the discretion of the Committee, Options granted under Section 5(a) may include a so-called "reload" feature pursuant to which an optionee exercising an Option by the delivery of a number of Shares in accordance with Section 5(a)(v)(B)(2) hereof would automatically be granted an additional Option (with an exercise price equal to the Fair Market Value of the Shares on the date the additional Option is granted and with the same expiration date as the original Option being exercised, and with such other terms as the Committee may provide) to purchase that number of Shares equal to the number delivered to exercise the original Option.

SECTION 6.           TAX WITHHOLDING

         (a) Payment by Participant. The Company and any other Employer shall have the right to require that each optionee shall, no later than the date as of which the value of an Award received thereunder first becomes includible in the gross income of the optionee for Federal income tax purposes, pay to the Company or the Employer, or make arrangements satisfactory to the Company or the Employer regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and the other Employers shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

         (b) Payment in Shares. If withholding is required by the Company or any other Employer, an optionee may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Employer to withhold from Shares to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Employer Shares owned by the optionee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. With respect to any optionee who is subject to Section 16 of the Act, the following additional restrictions shall apply:

                     (A) the election to satisfy tax withholding obligations relating to an Award in the manner permitted by this
         Section 6(b) shall be made either (1) during the period beginning on the third business day following the date of release of quarterly or annual summary statements of revenues of the Company and ending on the twelfth business day following such date, or (2) at least six months prior to the date as of which the receipt of such an Award first becomes a taxable event for Federal income tax purposes;

                     (B)       such election shall be irrevocable;

                     (C) such election shall be subject to the consent or disapproval of the Committee; and

                     (D) the Shares withheld to satisfy tax withholding must pertain to an Award which has been held by the optionee for at least six months from the date of grant of the Award.

SECTION 7.           TRANSFER, LEAVE OF ABSENCE. ETC.

         For purposes of the Plan, the following events shall not be deemed a Termination of Employment:

         (a)         a transfer to the employment of another Employer; or

         (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Employer, if the Employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 8.           AMENDMENTS AND TERMINATION

         The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price, but such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan) for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. To the extent required by the Act to ensure that Options granted under the Plan are exempt under Rule 16b-3 promulgated under the Act and can qualify as performance-related compensation for purposes of Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company's shareholders.

SECTION 9.           CHANGE OF CONTROL PROVISIONS

         Upon the occurrence of a Change of Control as defined in this Section
9:

         (a) Each outstanding Stock Option shall automatically become fully exercisable notwithstanding any provision to the contrary herein. Unless provision is made in connection with the Change in Control for the assumption of Stock Options theretofore granted, or the substitution of such Stock Options with new options of the successor entity, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, each optionee who has not had a Termination of Employment holding an outstanding Stock Option shall receive payment from the Company in an amount equal to the excess of the Fair Market Value per share as of the date the Change of Control occurred over the applicable exercise price multiplied by the number of Shares covered by the Stock Option within 30 days after the occurrence of the Change of Control.

         (b) "Change of Control" shall mean the occurrence of any one of the following events:

                     (i) any "person," such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Trustees ("Voting Securities") or (B) the then outstanding Shares of the Company (in either such case other than as a result of acquisition of securities directly from the Company); or

                     (ii) persons who, as of the Effective Date of the Plan, constitute the Company's Board of Trustees (the "Incumbent Trustees") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Trustees shall, for purposes of this Plan, be considered an Incumbent Trustee; or

                     (iii)     the shareholders of the Company shall approve
         (A) any consolidation or merger of the Company or any Subsidiary where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

         Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases (x) the proportionate number of Shares beneficially owned by any person to 40% or more of the Shares then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 40% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Shares or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

SECTION 10.          GENERAL PROVISIONS

         (a) No Distribution: Compliance with Legal Requirements. The Committee may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

         No Shares shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Awards as it deems appropriate.

         (b)         Ownership Restrictions.

         No Shares shall be issued pursuant to an Award if, in the sole and absolute discretion of the Committee, such issuance would likely result in any of the following:

                     (i) The recipient's ownership of Shares being in violation of the Share Ownership Limit; or

                     (ii) Income to the Company that could impair the Company's status as a real estate investment trust, within the meaning of Sections 856 through 860 of the Code.

         Notwithstanding any other provision of the Plan, no person shall have any rights under this Plan to acquire Shares which would otherwise be prohibited under the Company's Declaration of Trust.

         (c) Delivery of Stock Certificates. Delivery of share certificates to optionees under this Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have delivered such certificates in the United States mail, addressed to the optionee,, at the optionee's last known address on file with the Company.

         (d)         Other Compensation Arrangements: No Employment Rights.
Nothing contained in this Plan shall prevent the Board or any of the Employers from adopting other or additional compensation arrangements, including trusts, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any Employee any right to continued employment with the Company or any other Employer.

SECTION 11.          EFFECTIVE DATE OF PLAN

         The Plan shall become effective upon (i) adoption by the Board, (ii) approval by the holders of a majority of the shares of Shares of the Company present or represented and entitled to vote at a meeting of shareholders and
(iii) consummation of the Ramco Transaction (the "Effective Date").

SECTION 12.          GOVERNING LAW

         This Plan shall be governed by Maryland law except to the extent such law is preempted by federal law.

                                   EXHIBIT A


Employee                              Option Grant
- --------                              ------------
Joel M. Pashcow                         187,500
Dennis Gershenson                        24,000
Bruce Gershenson                         24,000
Richard Gershenson                       24,000
Joel Gershenson                          24,000
Michael A. Ward                          24,000

                                                                       Exhibit G

                              EMPLOYMENT AGREEMENT

         This Employment Agreement, dated as of ________, 1995, is entered into between RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland business trust (the "Trust"), and ________________ ("Executive"). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Master Agreement dated as of April __, 1995 among RPS Realty Trust, Ramco-Gershenson, Inc., the Ramco Principals, the Operating Partnership and the Ramco Contributing Parties.

                                    RECITALS

         A. The Trust is a business trust intended to be qualified and to operate as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

         B. The Trust is the general partner of Ramco-Gershenson Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), which has, among other things, acquired various shopping center properties from Subsidiaries of the Trust and partnerships managed and controlled by Ramco-Gershenson, Inc. ("Ramco Management") or its affiliates.

         C. Executive is one of the five principals of Ramco Management (the "Ramco Principals"). The Trust wishes to employ Executive and the other Ramco Principals, and Executive wishes to be employed by the Trust, on the terms and conditions set forth below.

         THEREFORE, the parties agree as follows:

         1. EMPLOYMENT DUTIES. During the Term (as defined in paragraph 2 below), the Trust will employ Executive as its _____________. Except as permitted by Executive's Noncompetition Agreement with the Trust, Executive will devote substantially all of his business time and attention to the performance of his duties under this Agreement. Executive initially shall have the duties, rights and responsibilities normally associated with his position with the Trust consistent with the Declaration of Trust of the Trust, together with such other reasonable duties relating to the operation of the business of the Trust and its affiliates as may be assigned to him from time to time by the Board of Trustees of the Trust (the "Board") or may otherwise be provided for in such Bylaws. If the Trust shall so request, Executive shall become and shall, at any time during the term of this Agreement as the Trust shall so request, act as a trustee of the Trust and/or as an officer and/or director of any of the Subsidiaries of the Trust as they may now exist or may be established by the Trust in the future without any compensation other than that provided for in paragraph 3.(1)

____________________

(1) Joel Gershenson - Chairman; Dennis Gershenson - President and Chief Executive Officer; Richard Gershenson - Executive Vice President and Secretary; Bruce Gershenson - Executive Vice President and Treasurer; Michael Ward - Executive Vice President and Chief Operating Officer.

         2. TERM. The term of Executive's employment under this Agreement (the "Term") will begin on the date of this Agreement and will continue, subject to the termination provisions set forth in paragraph 5 below, until the third anniversary of the date hereof; provided that, if the Board has considered whether or not to extend the Term at a meeting held not more than 90 days or less than 30 days prior to the expiration of the Term, the Term will automatically be extended for one year unless either the Trust or Executive gives written notice of non-extension to the other at least 20 days prior to the expiration of the Term.

         3.      SALARY AND BONUS.

                 (a) Salary. During each year of the Term, Executive will receive a salary at the annual rate of $100,000, which salary will be subject to increase as set forth below (as so increased, the "Base Salary"). The Compensation Committee of the Trust's Board of Trustees (the "Committee") will review Executive's Base Salary on an annual basis, and the Committee, upon such review and in its sole discretion, may increase or decrease the Base Salary by an amount which the Committee deems appropriate in light of the Trust's and Executive's performance during the period covered by such review; provided, however, that the Base Salary will not be reduced below $100,000 per annum.
The Base Salary will be payable to Executive in accordance with the Trust's standard payroll practices.

                 (b) Bonus. In addition to the Base Salary, the Trust will pay to Executive performance-based bonus compensation for each fiscal year of the Trust, not later than 60 days following the end of each fiscal year or the expiration of the Term as a result of the nonextension thereof or as otherwise specified in paragraph 6 below, as the case may be, prorated on a per diem basis for partial fiscal years, as determined by the Committee but not less than that determined and calculated in accordance with the formula set forth on Exhibit "A" hereto.

         4. FRINGE BENEFITS. In addition to the other compensation payable pursuant to this Agreement, during the Term:

                 (a) Standard Benefits. Executive will be entitled to receive such fringe benefits and perquisites, including medical, dental, disability and life insurance, as are generally made available from time to time to management employees and Executive of the Trust and as was provided to Executive by Ramco Management on December 31, 1994, and to participate in any pension, profit-sharing, stock option or similar plan or program established from time to time by the Trust for the benefit of its employees.


                 (b) Vacation and Sick Leave. Executive will be entitled to such periods of paid vacation and sick leave allowance each year (not less than four weeks) that are consistent with the Trust's vacation and sick leave policy for senior management.

                 (c) Business Expenses. The Trust will pay or reimburse Executive for all business-related expenses incurred by Executive in the course of his performance of duties under this Agreement, subject to the procedures established by the Trust from time to time with respect to incurrence, substantiation, reasonableness and approval. The business-related expenses to be paid for or reimbursed by the Trust hereunder will include those expenses paid for or reimbursed by Ramco Management for the benefit of Executive for the year ending December 31, 1994, including professional licensing and association fees and dues, professional journal subscriptions and errors and omissions insurance coverage.

                 (d) Stock Options. Executive shall be entitled to participate in employee stock option plans from time to time established for the benefit of employees of the Trust in accordance with the terms and conditions of such plans. On the date hereof, Executive shall receive a grant of 24,000 stock options pursuant to the Trust's 1995 Stock Option Plan, which options shall vest in three equal annual installments on the first, second and third anniversaries of the date hereof. The option exercise price with respect to the stock options granted on the date hereof shall be equal to the OPV per share. None of the terms of any such option shall be modified without Executive's consent. Within 60 days after the date hereof, the Trust shall file a registration statement on Form S-8 registering under the Securities Act of 1933, as amended (the "Securities Act") the shares of beneficial interest of the Trust sold to Executive upon the exercise of the options granted to Executive pursuant to this paragraph 4(d) (collectively, the "Registrable Securities"). The Trust shall use commercially reasonable efforts to maintain the effectiveness of such registration statement under the Securities Act until the earlier of (i) the date the Registrable Securities are no longer eligible for registration on Form S-8 or (ii) the date the Registrable Securities are permitted to be disposed of pursuant to Rule 144(k) (or any successor rule) under the Securities Act.

         5.      TERMINATION OF EMPLOYMENT.

                 (a) Death and Disability. Executive's employment under this Agreement will terminate immediately upon his death and upon 30 days' prior written notice given by the Trust in the event Executive is determined to be "permanently disabled" (as defined below).

                 (b) For Cause. The Trust may terminate Executive's employment under this Agreement for "Cause" (as defined below), upon providing Executive 30 days' prior written notice of termination, which notice will describe in detail the basis of such termination and will become effective on the 30th day after Executive's receipt thereof unless Executive (i) cures the alleged violation or other circumstance which was the basis of such termination within such 30-day notice period or (ii) sends, within such 30-day notice period, written notice to the Board of Trustees of the Trust disputing in good faith the existence of Cause and requesting arbitration of such dispute pursuant to paragraph 8 below. During the pendency of the arbitration, Executive will continue to receive all compensation and benefits to which he is entitled hereunder. If the Trust is not successful in obtaining a determination by the arbitrators that there was Cause for termination, the Trust will pay Executive's reasonable expenses, including, without limitation, reasonable attorneys' fees and disbursements, in connection with such dispute resolution.

                 (c) For Good Reason. Executive may terminate his employment under this Agreement for "Good Reason" (as defined below) upon providing the Trust 30 days' prior written notice of termination, which notice will detail the basis of such termination and will become effective on the 30th day after the Trust's receipt thereof unless the Trust cures the alleged violation or other circumstance which was the basis of such termination within such 30-day notice period.

                 (d)      Definitions.  For purposes of this Agreement:

                          (i) Executive will be deemed "permanently disabled" if he becomes unable to discharge his normal duties as contemplated under this Agreement for more than six consecutive months as a result of incapacity due to mental or physical illness by a physician acceptable to Executive and the Trust and paid by the Trust, whose determination will be final and binding. If Executive and the Trust are unable to agree on a physician, Executive and the Trust will each choose one physician who will mutually choose the third physician, whose determination will be final and binding.

                          (ii) " Cause" means either (A) a material breach by Executive of any material provisions of this Agreement or of the Noncompetition Agreement, but only if, after notice provided in subparagraph (b) above, Executive fails to cure such breach or, if such breach is not subject to cure, fails on an on-going basis thereafter to comply with the provisions of this Agreement or of the Noncompetition Agreement, as the case may be, with respect to which he was in such breach; (B) action by Executive constituting willful malfeasance or gross negligence, having a material adverse effect on the Trust; (C) an act of fraud, misappropriation of funds or embezzlement by Executive in connection with his employment hereunder; or (D) Executive is convicted of, pleads guilty to or confesses to any felony.

                          (iii) "Good Reason" means the occurrence of any of the following, without the prior written consent of Executive:
                 (A) any substantial diminution of duties, responsibilities or status, or other imposition by the Trust of unreasonable requirements or working conditions on Executive, which are not withdrawn or corrected within a 30-day period following notice by Executive to the Trust of such diminution or imposition;
                 (B) a material breach by the Trust of any of its material obligations under this Agreement, but only if (x) after expiration of the 30-day notice period provided in subparagraph (c) above, the Trust fails to cure such breach or
                 (y) notwithstanding such cure, the Trust willfully and repeatedly breaches its obligations under this Agreement; (C) a relocation of the Trust's principal executive offices or of Executive's principal place of employment to a location more than 25 miles from Southfield, Michigan; (D) if, after any election of Trustees, at least two Ramco Principals are not members of the Board or the Ramco Principals would constitute less than 20% of the members of the Board (provided that at least two of the Ramco Principals are ready, willing and able to serve on the Board); or (E) a "change of control" as defined below. Notwithstanding the foregoing, if at any time after the date of this Agreement the Ramco Principals own shares or OP Units convertible into less than 15% of the issued and outstanding Shares of the Trust, clause (D) shall be inapplicable and shall not be deemed "good reason" for termination of employment. Executive will be deemed not to have consented to any proposal resulting in any of the foregoing changes unless he will have given written notice of his consent thereto to the Board of Trustees of the Trust within fifteen (15) days after receipt of a written proposal describing the change. If Executive will not give such consent, the Trust will have the opportunity to withdraw such proposed change by written notice to

                 Executive given within 15 days after expiration of the foregoing 15-day period.

                          (iv) A "change in control" shall occur if any person or group of commonly controlled persons, other than the Ramco Principals or their affiliates, owns or controls, directly or indirectly, more than twenty-five percent (25%) of the voting control or value of the capital stock of the Trust, or of securities convertible into or exchangeable for capital stock of the Trust.

         6.      BENEFITS UPON TERMINATION.

                 (a) Termination upon Death or Permanent Disability. Upon termination of Executive's employment under this Agreement resulting from his death or permanent disability, the Trust will remain obligated to pay to Executive or his legal representatives his Base Salary and bonus, as provided in paragraph 3 above, for an additional period equal to 12 months from the effective date of termination (such additional period being referred to in this Agreement as the "Severance Period"). In the event of a termination upon Executive's permanent disability, Executive will also remain entitled to receive, during the Severance Period, those fringe benefits specified in paragraph 4 above, including coverage under all insurance programs and plans. The payment of such Base Salary and bonus will be made during the Severance Period at the same times as such amounts would have been paid pursuant to paragraph 3 above had Executive's employment not have been terminated and had the Term expired at the end of the Severance Period.

                 (b) Termination with Cause or Resignation. Upon termination of Executive's employment by the Trust pursuant to paragraph 5(b) above or a voluntary resignation by Executive (other than for Good Reason pursuant to paragraph 5(c) above), the Trust will remain obligated to pay Executive only the unpaid portion of his Base Salary, bonus and benefits (including the value of any untaken vacation time to the extent Executive has, during the year in which such termination occurs, taken less vacation time than permitted to him hereunder), to the extent accrued through the effective date of termination. Any amount due under this subparagraph will be payable within 30 days after the date of termination.

                 (c) Termination without Cause or for Good Reason. Upon termination of Executive's employment (x) by the Trust other than for Cause or upon Executive's death or permanent disability or (y) by Executive for Good Reason, Executive will be entitled to the benefits provided below:

                          (i) the Trust will pay Executive his Base Salary through the date of termination;

                          (ii)  the Trust will pay as severance pay to
                 Executive, not later than the 30th day following the date of termination, a lump sum severance payment (the "Severance Payment") equal to the greater of (x) the aggregate of all compensation due to Executive hereunder during the balance of the Term, assuming that the annual bonuses payable to Executive during such period will equal the average of the annual bonuses paid to Executive under this Agreement prior to termination of employment, or (y) 2.99 times (or, after the second anniversary of the date of this Agreement, 1.99 times) the "base amount" within the meaning of Sections 280G(b)(3) and 280G(d) of the Internal Revenue Code of 1986, as amended (the "Code"), and any applicable temporary or final regulations promulgated thereunder, or its equivalent as provided in any successor statute or regulation. If Section 280G of the Code (and any successor provisions thereto) is repealed or otherwise inapplicable, then the Severance Payment will equal 2.99 (or, after the second anniversary of this agreement, 1.99 times) times the average of Executive's annual compensation for both complete and partial calendar years during so much of the five calendar year period preceding the calendar year in which the termination occurs during which Executive was so employed, determined by analyzing any compensation (other than non-recurring items) includable in Executive's gross income for any partial calendar year and then adding such non-recurring items to such annualized compensation. Compensation payable to Executive by the Trust will include every type and form of compensation includable in Executive's gross income in respect of his employment by the Trust, including compensation income recognized as a result of Executive's exercise of stock options or sale of the stock so acquired, except to the extent otherwise provided in Section 280G of the Code and any temporary or final regulations promulgated thereunder;

                          (iii) if in the opinion of tax counsel elected by Executive and reasonably acceptable to the Trust, any portion of any payment made to Executive, including without limitation, the Severance Payment constitutes an excess "parachute payment" within the meaning of Section 280G(b)(1) of the Code, the Trust will pay Executive an additional amount (the "Additional Amount") equal to the sum of (i) all taxes payable by Executive under Section 4999 of the Code with respect to the Severance Payment and the Additional Amount, plus (ii) all federal, state or local income taxes payable by Executive with respect to the Additional Amount; and

                          (iv) for the duration of the Term, those fringe benefits specified in paragraph 4(a) above, including coverage under all insurance programs and plans.

                 (d) No Mitigation. Executive will not be required to mitigate the amount of any payment provided for in this paragraph 6 by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this paragraph 6 be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise.

                 (e) Expiration of this Agreement. In the event the Term of this Agreement expires without having otherwise been previously terminated pursuant to paragraph 5 above or by the Trust without cause, Executive will not be entitled to any severance compensation whatsoever under this paragraph 6.

         7. INDEMNIFICATION. To the full extent permitted by applicable law, Executive shall be indemnified and held harmless by the Trust against any and all judgments, penalties, fines, amounts paid in settlement, and other reasonable expenses (including, without limitation, reasonable attorneys' fees and disbursements) actually incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, investigative or other) for any action or omission in his capacity as a trustee, officer or employee of the Trust.

         Indemnification under this paragraph 7 shall be in addition to, and not in substitution of, any other indemnification by the Trust of its officers and trustees. Expenses incurred by Executive in defending an action, suit or proceeding for which he claims the right to be indemnified pursuant to this paragraph 7 shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding upon the Trust's receipt of (x) a written affirmation by Executive of his good faith belief that the standard of conduct necessary for his indemnification hereunder and under the provisions of Section 8-301(15) of the Maryland Real Estate Investment Trust Law, as such provision may be amended or superseded from time to time, has been met and (y) a written undertaking by or on behalf of Executive to repay the amount advanced if it shall ultimately be determined that Executive engaged in conduct which precludes indemnification under the provisions of Section 8-301(15) of the Maryland Real Estate Investment Trust Law, as such provision may be amended or superseded from time to time. Such written undertaking in clause (y) shall be accepted by the Trust without security therefor and without reference to the financial ability of Executive to make repayment thereunder. The Trust shall use commercially reasonable efforts to maintain in effect for the Term of this Agreement a directors' and officers' liability insurance policy, with a policy limit of at least $10,000,000, subject to customary exclusions, with respect to claims made against officers and directors of the Trust; provided, however, the Trust shall be relieved of this obligation to maintain directors' and officers' liability insurance if, in the good faith judgment of the Trust, it cannot be obtained at a reasonable cost.

         8. ARBITRATION. The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder. If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated. The arbitration will be conducted in Detroit, Michigan by a panel of three (3) arbitrators and will be held in accordance with the rules of the American Arbitration Association. Of the three arbitrators, one will be selected by the Trust, one will be selected by Executive and the third will be selected by the two arbitrators so selected. Each party will notify the other party of the arbitrator selected by him or it within fifteen (15) days after the giving of the written notice referred to in this paragraph 8. The decision and award of the arbitrators must be in writing and will be final and binding upon the parties hereto, with the same effect as an arbitration pursuant to Michigan Compiled Laws Annotated Section 600.5001. Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration will be borne in accordance with the determination of the arbitrators with respect thereto, except as otherwise specified in paragraph 5(b) above. Pending a decision by the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.

         9.      MISCELLANEOUS.

                 (a) Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

                 (b) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction will remain binding and enforceable.

                 (c) The rights and obligations of the Trust under this Agreement inure to the benefit of, and will be binding on, the Trust and its successors and permitted assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement will inure to the benefit of, and will be binding upon, Executive and his heirs, personal representatives and permitted assigns; provided, however, Executive shall not be entitled to assign or delegate any of his rights and obligations under this Agreement without the prior written consent of the Trust; provided, further, that the Trust shall not have the right to assign or delegate any of its rights or obligations under this Agreement except to a corporation, partnership or other business entity that is, directly or indirectly, controlled by the Trust.

                 (d) Any notice to be given under this Agreement will be personally delivered in writing or will have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Trust, will be addressed to its principal place of business, attention: Secretary, and if mailed to Executive, will be addressed to him at his home address last known on the records of the Trust or at such other address or addresses as either the Trust or Executive may hereafter designate in writing to the other.

                 (e) The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                 (f) This Agreement will be governed by and construed according to the laws of the State of Michigan.

                 (g) Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and will not be used in construing it.

                 IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.


                                RAMCO-GERSHENSON PROPERTIES TRUST



                                By:
                                    -------------------------------------

                                    Its:
                                         --------------------------------


                                -----------------------------------------
                                               "Executive"

                                                                       EXHIBIT A

                               Bonus Calculation

         The bonus compensation payable to Executive pursuant to paragraph 3(b), for each year of the Agreement, will equal the following:

         (a) if the Trust's Funds From Operation per outstanding Common Share, on an annualized basis, for the year for which the bonus is to be paid increase less than 5% from the Company's Funds From Operation per outstanding Common Share for the previous year, then 0%;

         (b) if the Trust's Funds From Operation per outstanding Common Share, on an annualized basis, for the year for which the bonus is to be paid increase at least 5% but less than 7% from the Trust's Funds From Operation per outstanding Common Share for the previous year, then 15% of Executive's Base Salary for the year for which the bonus is to be paid;

         (c) if the Trust's Funds From Operation per outstanding Common Share, on an annualized basis, for the year for which the bonus is to be paid increase at least 7% but less than 10% from the Trust's Funds From Operation per outstanding Common Share for the previous year, then 22.5% of Executive's Base Salary for the year for which the bonus is to be paid;

         (d) if the Trust's Funds From Operation per outstanding Common Share, on an annualized basis, for the year for which the bonus is to be paid increase at least 10% but less than 15% from the Trust's Funds From Operation per outstanding Common Share for the previous year, then 30% of Executive's Base Salary for the year for which the bonus is to be paid; and

         (e) if the Trust's Funds From Operation per outstanding Common Share, on an annualized basis, for the year for which the bonus is to be paid increase by 15% or more from the Trust's Funds From Operation per outstanding Common Share for the previous year, then 50% of Executive's Base Salary for the year for which the bonus is to be paid.

                                                                       EXHIBIT H


                          PASHCOW EMPLOYMENT AGREEMENT

                 AGREEMENT, dated as of ___________, 1995 between RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland business trust having its principal place of business at 27600 Northwestern Highway Southfield, Michigan (the "Trust") and JOEL PASHCOW, residing at 21 Fir Drive, Great Neck, New York 11024 ("Executive").

                 WHEREAS, RPS Realty Trust, a Massachusetts business trust ("RPS"), and Ramco-Gershenson, Inc., a Delaware corporation ("Ramco"), and its principals have entered into an agreement, effective as of the date hereof, to effectuate a transaction through the contribution of cash and properties to Ramco-Gershenson Properties, L.P., a Delaware limited partnership (the "Gershenson Transaction");

                 WHEREAS, RPS and Executive have mutually agreed that consummation of the Gershenson Transaction constitutes a Business Change Event within the meaning of the Employment Agreement dated as of October 28, 1988 between RPS and Executive (the "Old Employment Agreement");

                 WHEREAS, in connection with the Business Change Event RPS and Executive have entered into a Termination Agreement dated as of ____________________, 1995, effective as of the date hereof, pursuant to which the Old Employment Agreement and Executive's employment as Chairman of RPS are terminated; and

                 WHEREAS, the Trust desires to continue to avail itself of Executive's expertise and Executive desires to provide such expertise to the Trust upon the terms and conditions hereinafter set forth.

                 NOW, THEREFORE, the parties hereto do hereby agree as follows:

                 1. SERVICES. The Trust hereby engages Executive to serve, and Executive hereby agrees to serve, as Vice- Chairman of the Trust for the period hereinafter defined. Executive agrees to perform such services relating to strategic entity- level matters (e.g., relations with investment community (investment banking firms, analysts, etc.), entity-level administrative, financial, legal, accounting, and securities law issues, and evaluation and negotiation of merger and significant acquisition opportunities) as shall from time-to-time be requested of Executive by the Trust's Board of Trustees. Executive's responsibilities shall not include responsibilities relating to the day-to-day management and operations of the Trust (e.g., development, property management and leasing, operational issues, property acquisition and disposition, etc.). Executive further agrees to use his knowledge and skill to promote the interests of the Trust and to devote such of his working time and attention to the business and affairs of the Trust during the Term (as defined hereafter) as Executive shall in his sole discretion determine; provided that, subject to the provisions of Section 4, Executive shall not incur any expenses in connection with his services rendered on behalf of the Trust without the prior approval of the Board of Trustees. Notwithstanding the foregoing, Executive shall be free to invest in and provide services to other entities not affiliated with the Trust; provided that such outside commitments do not interfere with the obligations of Executive hereunder. With the exception of meetings of the Board of Trustees of the Trust, Executive shall not be required to travel to perform his services hereunder. The Trust acknowledges that Executive shall be incentivized by the Options (as defined hereafter) and his substantial holdings in the Trust to exercise such discretion in an appropriate manner.

                 2. TERM OF ENGAGEMENT. Executive's services hereunder shall be rendered for the period (the "Term") which shall commence on the Closing Date and shall continue until the fifth anniversary of the Closing Date, unless earlier terminated: (a) upon the death of Executive; (b) in the event of the inability of Executive to perform his duties hereunder on account of illness, injury or other physical or mental incapacity and the continuation of such illness, injury or other physical or mental incapacity for a period of more than six (6) months, at the option of the Trust upon thirty (30) days' prior written notice to Executive (such notice to be given after such six-month period); or (c) upon the discharge of Executive by the Trust for "cause" as defined below).

                 If the Trust has sent written notice to Executive pursuant to subsection 2(b) hereof and, prior to the date specified in such notice, Executive's illness, injury or incapacity shall have terminated and Executive shall have taken up the performance of his duties hereunder, Executive shall be entitled to resume his performance hereunder as though such notice had not been given. In any such event, Executive shall receive his full compensation and benefits upon resumption of his performance hereunder. Payments made under this Section shall not be reduced by any disability payments payable by the Trust pursuant to the Trust's disability benefits plan or disability insurance paid for by the Trust.

                 For purposes of this Agreement, an event or occurrence constituting "cause" shall mean and be limited to:

                 (i) action by Executive constituting willful malfeasance or willful misconduct, having a material adverse effect on the Trust; or

                 (ii) an act of fraud, misappropriation of funds or embezzlement by Executive in connection with his performance hereunder.

                 The Board of Trustees of the Trust, in asserting cause for termination of Executive's services hereunder, shall provide written notice to Executive (pursuant to the notice provisions set forth hereinafter) of the Board's assertion that it has cause to terminate Executive's services hereunder. Executive shall have thirty (30) days from his receipt of such notice in which to respond to the Trust's assertion of cause for termination. If Executive does not object to the Trust's assertion of cause within such thirty-day period, the Trust shall be deemed to have "authorized cause" for the termination of Executive's services hereunder. If Executive objects within such thirty-day period, the existence of "authorized cause" for the Trust's termination of Executive's services hereunder shall be submitted to and determined by a single arbitrator in New York City in accordance with the rules of the American Arbitration Association or any successor(s) thereto, and in such case the decision of the arbitrator (which shall be set forth in writing, enumerating the facts and reasons upon which such decision was based) shall be final, conclusive and binding upon the parties, and a judgment may be obtained thereon in any court having jurisdiction. If the Trust is not successful in obtaining a determination by the arbitrator that there was authorized cause for termination, the Trust shall pay Executive's reasonable expenses, including, without limitation, reasonable attorneys' fees and disbursements, in connection with such dispute resolution.

                 3.       COMPENSATION.

                          (a)     Options.  As compensation for his services
rendered hereunder during the Term, Executive shall receive options (in addition to Executive's existing options) for the right to purchase 187,500 shares of the capital stock of the Trust, the exercise price for such options to be as set forth below (the "Options"). The Options will be granted pursuant to the Trust's 1995 Stock Option Plan(the "Plan"), the form of which is attached as Exhibit H to the Master Agreement dated March __, 1995 by and among RPS, Ramco and the other parties thereto. The Options shall be represented by an option agreement (the "Option Agreement") between the Trust and Executive as set forth in the Plan.

                                  (i)      Vesting Schedule.  The Option
Agreement will provide that Executive's right to the Options shall be determined according to the following schedule:

                                        (1)     Upon the first anniversary of
the Closing Date, provided that Executive's provision of services hereunder continues at such time, Executive's options with respect to 62,500 shares of the capital stock of the Trust shall be fully vested and non-forfeitable.

                                        (2)     Upon the second anniversary of
the Closing Date, provided that Executive's provision of services hereunder continues at such time, Executive's options with respect to an additional 62,500 shares of the capital stock of the Trust (for a cumulative total of the right to purchase 125,000 such shares) shall be fully vested and non-forfeitable.

                                        (3)     Upon the third anniversary of
the Closing Date, provided that Executive's provision of services hereunder continues at such time, Executive's options with respect to an additional 62,500 shares of the capital stock of the Trust (for an aggregate total of the right to purchase 187,500 such shares) shall be fully vested and non-forfeitable.

                                  (ii)  Exercise Price.  The option price
respecting the exercise of the Options shall be equal to the OPV (as defined in the Master Agreement) per share.

                                  (iii)  Extension of Exercise Period.
Notwithstanding the foregoing, if, at any time prior to the expiration of the Term hereunder, Executive's services shall have been terminated (other than due to his death, disability or termination for authorized cause as determined in the manner provided in this Agreement), Executive's rights to the Options shall automatically vest in full and Executive shall have the right to exercise such Options, in whole or in part, at any time from the date of such termination until the date ten (10) years from the grant of such Options.

                                  (iv)  Assignment.  Notwithstanding any other
provisions contained within this Agreement or elsewhere, the Options will be assignable to members of Executive's immediate family or to a trust or trusts for the benefit of Executive or such family members.

                                  (v)  The expiration of the term of this
Agreement (as long as Executive does not continue to serve the Trust as an employee) shall be deemed a Termination of Employment by Executive for all purposes under the Plan.

                          (b)     Other Benefits.  Executive shall be entitled
to executive medical insurance which shall be as favorable (in all material respects) as those he was receiving in his employment with RPS immediately prior to the beginning of the Term, provided that Executive shall in any event be entitled to receive such other benefits (including, without limitation, disability and group life insurance) as are provided to the senior executives of the Trust.

                          (c)     Expense Allowance.  In addition to those
expenses discussed in Section 4 immediately following, Executive shall receive from the Trust a non-accountable expense allowance of three thousand three hundred dollars ($3,300) per month during the Term; provided, however, that the funding of such expense allowance payments shall be made from the "Rabbi" Trust as set forth in the Rabbi Trust Agreement between RPS and Executive dated as of the date hereof (the "Rabbi Trust Agreement").

                          (d)     Secretarial Services and Office Space.  The
Trust shall (i) employ a secretary for Executive, which Executive shall have the right to select, fire, and replace and (ii) shall provide Executive with office space selected by Executive and standard office equipment for the Term of Executive's employment. The Trust shall pay Executive's secretary a salary of no less than $41,704 per annum and a bonus of no less than $2,750 per annum, plus all increases in base salary that the Trust grants to similarly situated employees during the term of this Agreement. Executive's secretary shall be treated for all purposes as an employee of the Trust entitled to receive those pension, welfare and other fringe benefits that are commensurate with those provided to similarly situated employees of the Trust. For purposes of this Agreement, Executive's secretary shall receive credit for all prior service to the Trust. The Trust shall pay for Executive's office space and office equipment in an amount not to exceed the difference between $75,000 per annum and the base salary of Executive's secretary on the date of this Agreement ("Office Expense"). In the event that the cost of Executive's office space and office equipment is in excess of Office Expense, such excess shall be borne solely by Executive. Office Expense shall be payable by the Trust in equal monthly installments and shall be paid directly to Executive. In light of the limited compensation being paid to Executive hereunder, the use of such secretarial support, office space and equipment for the business affairs of the Trust shall be in Executive's reasonable discretion, it being understood that the use of such secretarial support, office space and equipment shall not be devoted exclusively to the affairs of the Trust but rather shall also be devoted in part to Executive's other activities. Such office, to the extent it contains conference facilities, shall be made available upon reasonable notice, for meetings of the Trust.

                          (e)     Payment Upon Early Termination.

                                  (i)  The Option Agreement shall provide that
if the Term is terminated pursuant to the provision in subsections 2(a) or 2(b) hereof due to Executive's death or disability, this Agreement shall terminate immediately; provided, however, that at such time Executive's Options shall fully vest and be non-forfeitable with respect to all 187,500 Options and Executive or Executive's legal representative(s) shall be entitled to exercise such Options for an additional period of one (1) year from such date.

                                  (ii)  If Executive is terminated for
authorized cause as determined in the manner provided in this Agreement, the Options shall expire upon the determination (pursuant to the provisions of Section 2 hereof) that such cause was authorized.

                                  (iii)  If Executive is terminated other than
for authorized cause as determined in the manner provided in this Agreement, Executive shall be entitled to receive all compensation and benefits to which he otherwise would be entitled pursuant to this Section 3, including, without limitation, payment in lieu of the provision of secretarial assistance and office space and equipment in an amount equal to the cost of such items during the period immediately preceding such termination other than for authorized cause. If all or any portion of the foregoing compensation and benefits are not provided to Executive, Executive shall be entitled to receive from the Trust the cost to Executive of providing such benefits including, without limitation, the provision of secretarial assistance and office space and equipment, subject to the limitations set forth in Section 3(d) hereof. To the extent permitted by applicable law, in no event shall Executive be under any duty to mitigate the amount to which he would be entitled under this Section 3 by seeking employment elsewhere.

                 4. REIMBURSEMENT OF EXPENSES. Executive shall be entitled to be reimbursed for reasonable travel, entertainment and other expenses incurred in connection with the provision of Executive's services to the Trust as requested of Executive by senior management as agreed to by Executive pursuant to and during the Term upon the submission to the Trust of appropriate vouchers and substantiation. Such expense reimbursement shall be in accordance with and subject to the expense reimbursement policies and procedures applicable to senior executives of the Trust as in effect from time to time during the Term.

                 5. ASSIGNMENT. This Agreement is a personal contract and, except as specifically set forth herein, Executive may not sell, transfer, assign, pledge or encumber his rights and interests herein (except by operation of law or testamentary provision in the event of Executive's death or disability) without the written consent of the Trust. The rights and obligations of the Trust hereunder shall be binding upon and run in favor of the successors and assigns of the Trust.

                 6. APPROVALS. This Agreement has been approved by the Board of Trustees of the Trust.

                 7. CONFIDENTIALITY. Executive agrees that during the Term, he will not divulge to anyone (other than the Trust or any persons employed or designated by the Trust) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Trust including, without limitation, all types of trade secrets (unless either in furtherance of the business of the Trust or readily ascertainable from public or published information or trade sources). Executive further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature (unless either in furtherance of the business of the Trust or readily ascertainable from public or published information or trade sources) during the Term without the prior written consent of the Trust.

                 8. INDEMNIFICATION. To the full extent permitted by applicable law, Executive shall be indemnified and held harmless by the Trust against any and all judgments, penalties, fine, amounts paid in settlement, and other reasonable expenses (including, without limitation, reasonable attorneys' fees and disbursements) actually incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, investigative or other) for any action or omission in his capacity as a trustee, officer or employee of the Trust.

                 Indemnification under this Section shall be in addition to, and not in substitution of, any other indemnification by the Trust of its officers and trustees. Expenses incurred by Executive in defending an action, suit or proceeding for which he claims the right to be indemnified pursuant to this Section shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding upon the Trust's receipt of (x) a written affirmation by Executive of his good faith belief that the standard of conduct necessary for his indemnification hereunder and under the provisions of Section 8-301(15) of the Maryland Real Estate Investment Trust Law, as such provision may be amended or superseded from time to time, has been met and (y) a written undertaking by or on behalf of Executive to repay the amount advanced if it shall ultimately be determined that Executive engaged in conduct which precludes indemnification under the provisions of Section 8-301(15) of the Maryland Real Estate Investment Trust Law, as such provision may be amended or superseded from time to time. Such written undertaking in Section 8(y) shall be accepted by the Trust without security therefor and without reference to the financial ability of Executive to make repayment thereunder.

                 9. GOVERNING LAW. This Agreement is executed and delivered in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York as they are applied to agreements among New York residents entered into and to be performed entirely within New York.

                 10. AMENDMENTS; WAIVER. This Agreement may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

                 11. HEADINGS. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement.

                 12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of Executive's provision of services to the Trust shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. This Agreement supersedes and terminates all prior agreements between the parties relating to Executive's provision of services to the Trust.

                 13. ATTORNEYS' FEES. In any action or proceeding brought by a party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover the reasonable costs and expenses incurred by such party in connection with that action or proceeding (including, but not limited to, attorneys' fees).

                 14. NOTICES. Any notice or other communication to be given hereunder to any party shall be in writing and shall be (i) delivered personally; (ii) sent by registered or certified mail; return receipt requested, postage prepaid; (iii) sent by telex, cable or facsimile transmission when the addressee has indicated a telex, cable or telecopy or fax number; or (iv) sent by private courier service providing overnight delivery, addressed as follows:

                 To Executive:

                 Joel Pashcow
                 21 Fir Drive
                 Great Neck, New York 11024

                 with a copy to:

                 Arnold J. Levine, Esq.
                 Proskauer Rose Goetz & Mendelsohn
                 1585 Broadway
                 New York, New York 10036

                 To the Trust:

                 Ramco-Gershenson Properties Trust
                 27600 Northwestern Highway
                 Suite 200
                 Southfield, Michigan  48034
                 Attention: Joel Gershenson, Chairman

                 with copies to:

                 Honigman Miller Schwartz and Cohen
                 2290 First National Building
                 Detroit, Michigan 48226-3583
                 Attention:  Richard J. Burstein, Esq.

                                  and

                 Kaye, Scholer, Fierman, Hays & Handler
                 425 Park Avenue
                 New York, New York 10022
                 Attention:  Peter M. Fass, Esq.


                 Each party may designate a different address by notice given in like manner. Notice will be deemed given (i) upon delivery, if delivered personally; (ii) one business day after the date of dispatch, if by telex, cable or facsimile transmission; (iii) three business days after mailing if mailed by registered or certified mail in the continental United States, otherwise upon receipt; or (iv) one business day after deposit with the courier if sent by courier service with delivery or attempted delivery confirmed by the courier in writing.

                 IN WITNESS WHEREOF, the Trust has by its appropriate officer signed this Agreement and Executive has signed this Agreement, as of the date first above written.

                 THE TRUST:                RAMCO-GERSHENSON PROPERTIES TRUST



                                           By:
                                               -------------------------------
                                                Name:
                                                Title:


                 EXECUTIVE:                    -------------------------------
                                                Joel Pashcow

                                                                       Exhibit I

                             Michigan Properties

1.  Tel Twelve
2.  Ramco Fraser
3.  Ramco Lapeer
4.  Roseville Plaza
5.  Southfield Plaza
6.  Ford Sheldon
7.  KMW Sterling
8.  28th Street Kentwood
9.  Ramco Oakbrook
10. Sterling Mall
11. West Oaks I
12. West Oaks II
13. Ramco Jackson
14. Ramco Lansing

                                                                       EXHIBIT J



                                PLEDGE AGREEMENT


         PLEDGE AGREEMENT ("AGREEMENT") dated as of ______________, 1995 among Ramco-Gershenson Properties Trust, a Maryland business trust (the "TRUST"), Dennis Gershenson, Joel Gershenson, Bruce Gershenson, Richard Gershenson, Michael A. Ward and Michael A. Ward U/T/A dated 2/22/77, as amended (collectively, the "RAMCO PRINCIPALS") and the affiliates of the Ramco Properties set forth on Schedule 1 (collectively, the "RAMCO CONTRIBUTING PARTIES").

         Reference is made to the Master Agreement (the "MASTER AGREEMENT") dated as of April __, 1995, among the Trust, Ramco- Gershenson, Inc. and its affiliates (collectively, "RAMCO"), the Ramco Principals, and Ramco-Gershenson Properties, L.P., a Delaware limited partnership (the "OPERATING PARTNERSHIP"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Master Agreement.

                                   RECITALS:

         A. The Trust and the Ramco Principals are entering into this Agreement in connection with the transactions (the "RAMCO TRANSACTION") effectuated on this day pursuant to which the Trust, the Ramco Contributing Parties and the Ramco Principals contributed cash, certain stock in Ramco, certain partnership interests and certain shopping center properties to the Operating Partnership.

         B. As a condition to the Ramco Transaction, the Ramco Principals and the Ramco Contributing Parties have agreed to execute and deliver to the Trust this Agreement.

         Accordingly, the parties hereby agree as follows:

         Section 1.       The Pledge.

                 (a) As collateral security for the full and timely performance of the obligations and liabilities of the Ramco Principals contained in the Master Agreement and each Ramco Agreement including, without limitation, the indemnification obligations set forth in Section 7.4 of the Master Agreement and Section 20 of each Ramco Agreement (the "SECURED OBLIGATIONS"), each Ramco Principal hereby transfers, conveys, pledges, hypothecates and delivers to the Trust and its successors and assigns, and grants to the Trust and its successors and assigns a security interest in, the following property (collectively referred to herein as the "PLEDGED COLLATERAL"):

                          (i) the number of units of limited partnership interest in the Operating Partnership ("OP UNITS") issued under the Partnership Agreement and owned by each Ramco Principal on the date hereof as set forth on Exhibit A and each additional OP Unit issued or credited to any Ramco Principal from time to time or otherwise acquired by any Ramco Principal from time to time (collectively, the "RP PLEDGED OP UNITS");

                          (ii) the number of shares of beneficial interest of the Trust, par value $.10 per share ("SHARES"), owned by each Ramco Principal on the date hereof as set forth on Exhibit B and each additional Share issued to, purchased or otherwise acquired by any Ramco Principal from time to time, including, without limitation, any Shares acquired by any Ramco Principal as a result of any exchange of OP Units for Shares (collectively the "RP PLEDGED SHARES");

                          (iii) the limited partnership interests in the Ramco Contributing Parties owned by the Ramco Principals on the date hereof as set forth on Exhibit C and each additional partnership interest (whether general or limited) in the Ramco Contributing Parties issued or credited to any Ramco Principal from time to time or otherwise acquired by any Ramco Principal from time to time (collectively, the "PLEDGED LP INTERESTS");

                          (iv) the general and limited partnership interests in the general partners of the Ramco Contributing Parties that are partnerships (the "PARTNERSHIP GP ENTITIES") owned by the Ramco Principals on the date hereof as set forth on Exhibit D and each additional partnership interest (whether general or limited) in the Partnership GP Entities issued or credited to any Ramco Principal from time to time or otherwise acquired by any Ramco Principal from time to time (collectively, the "PLEDGED PARTNERSHIP GP INTERESTS");

                          (v) the Shares of stock (irrespective of class) in the general partners that are corporations (the "CORPORATE GP ENTITIES") owned by the Ramco Principals on the date hereof as set forth on Exhibit E and each additional Share of stock (irrespective of class) in the Corporate GP Entities issued to, purchased or otherwise acquired by any Ramco Principal from time to time (collectively, the "PLEDGED CORPORATE GP STOCK");

                          (vi) with respect to each Ramco Contributing Party, the number of OP Units and Shares owned by such Ramco Contributing Party on the date hereof multiplied by a fraction, the numerator of which is the number of such OP Units and Shares allocated directly or indirectly to the Ramco Principals and their respective Affiliates pursuant to the partnership agreement of such Ramco Contributing Party (expressed as a decimal fraction) and the denominator of which is 1 (the "APPLICABLE PERCENTAGE") as set forth on Exhibit F and each additional OP Unit or Share issued to, purchased or acquired by such Ramco Contributing Party multiplied by, with respect to each Ramco Contributing Party, the Applicable Percentage (collectively, the "RCP PLEDGED UNITS AND SHARES"), provided, however, if after the date hereof the aggregate direct or indirect percentage ownership interest of the Ramco Principals in any Ramco Contributing Party shall increase from the percentage existing on the date hereof, the Applicable Percentage with respect to such Ramco Contributing Party shall equal such greater percentage;

                          (vii) all payments due or to become due to each pledgor arising out of, as a result of or in connection with such pledgor's ownership of the RP Pledged OP Units, the RP Pledged Shares, the Pledged LP Interests, the Pledged Partnership GP Interests, the Pledged Corporate GP Stock, and the RCP Pledged Units and Shares (collectively, the "PLEDGED COLLATERAL"), whether as dividends, distributions of cash or property or otherwise (collectively, the "DISTRIBUTIONS") and all of such pledgor's rights, whether now existing or hereafter arising or acquired, to exercise all voting, consensual and other powers of ownership pertaining to such pledgor's ownership of the Pledged Collateral (including, without limitation, Pledgor's rights as owner of the Pledged Collateral to make determinations, to exercise any election (including, without limitation, election of remedies) or option, to give or receive any notice, consent, amendment, waiver or approval); and

                          (viii) all proceeds of any and all of the foregoing and all increases, substitutions, replacements, additions, and accessions thereto.

         Section 2. Dividends and Other Distributions. So long as no breach of the Secured Obligations shall have occurred and be continuing (an "EVENT OF DEFAULT"), all cash distributions and dividends payable in respect of the Pledged Collateral shall be paid to the relevant pledgor; provided, that all cash distributions and dividends payable in respect of the Pledged Collateral which are determined by the Trust in its reasonable discretion to represent in whole or in part an extraordinary, liquidating or other distribution in return of capital shall be paid, to the extent so determined to represent an extraordinary, liquidating or other distribution in return of capital, to the Trust and retained by it in a separate interest bearing account as part of the Pledged Collateral. The Trust shall also be entitled to receive directly, and to retain as part of the Pledged Collateral to be held and applied in the manner set forth in this Agreement:

                          (i) all additional stock, partnership interests or other securities or property (other than cash) paid or distributed by way of dividend or otherwise in respect of the Pledged Collateral;

                          (ii) all additional stock, partnership interests or other securities or property (including cash) paid or distributed in respect of the Pledged Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or interests or similar rearrangement; and

                          (iii) all additional stock, partnership interests or other securities or property (including cash) which may be paid in respect of the Pledged Collateral by reason of any consolidation, merger, exchange of stock or interests, conveyance of assets, liquidation or similar corporate or partnership reorganization.

         Section 3. Voting Power. So long as no Event of Default exists, the pledgors shall be entitled to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Collateral, provided that no vote shall be cast nor any approval, consent, waiver or ratification given, nor any power pertaining to the Pledged Collateral exercised, nor any other action taken, which would violate or be inconsistent with the terms of this Agreement. If an Event of Default occurs and is continuing, the Trust shall have the sole and exclusive right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Collateral.

         Section 4.       Events of Default and Remedies.

                 (a) During any period in which an Event of Default shall have occurred and be continuing, the Trust shall have the following rights regarding the Pledged Collateral: (i) the Trust shall have all of the rights and remedies with respect to the Pledged Collateral of a secured party under the Uniform Commercial Code, as is in effect from time to time in the State of New York, and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the fullest extent permitted by law, to exercise all voting, and other powers of ownership pertaining to the Pledged Collateral as if the Trust were the sole and absolute owner thereof (and the pledgors under this Agreement agree to take all reasonable actions as may be appropriate to give effect to such rights); (ii) the Trust in its discretion may, in its name or the name of the pledgors or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Pledged Collateral, but shall be under no obligation to do so; and (iii) the Trust may, upon 10 business days' written notice to the pledgors under this Agreement of the time and place, sell, assign or otherwise dispose of all or any part of the Pledged Collateral, at such place or places as the Trust deems best, and for cash, credit or future delivery (without thereby assuming any credit risk), without demand or performance or further notice of intention to effect such disposition or the time or place thereof (except such notices which are required by applicable statute and cannot be waived); and, further, the Trust or anyone else who may be the purchaser, the lessee, transferee or assignee of any or all of the Pledged Collateral so disposed of shall thereafter hold the same absolutely free from any claim or right or whatsoever kind, including any right or equity of redemption (statutory or otherwise).

         The proceeds of each collection, sale or other disposition under this Section shall be applied in accordance with Section 9 hereof.

         The pledgors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "SECURITIES ACT"), and applicable state securities laws ("BLUE SKY LAWS"), the Trust may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to make sales of such Pledged Collateral to purchasers who have agreed, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The pledgors acknowledge that such sales may be at prices and on terms less favorable to the Trust than those obtainable through a public sale without such restrictions, and notwithstanding such circumstances, agree that any such sale shall be deemed to have been made in a commercially reasonable manner. The pledgors acknowledge and agree that, subject to compliance with the Securities Act and Blue Sky Laws, under no circumstances will the Trust be required to register any of the Pledged Securities under the Securities Act or any Blue Sky Laws.

         The pledgors hereby appoint the Trust, effective during the continuance of an Event of Default, as the pledgors' attorney- in-fact, with full power of substitution for the purposes specified in, or contemplated by, this Agreement. Such appointment is irrevocable and coupled with an interest. As attorney-in-fact, the Trust may (in addition to the actions specified in other provisions of this Agreement), in the name, place and stead of any pledgor, make and execute all conveyances, assignments and transfers of the Pledged Collateral sold pursuant hereto, and such pledgor hereby ratifies and confirms all that the Trust, as attorney-in-fact, shall do by virtue hereof. Nevertheless, such pledgor shall, if so requested by the Trust, ratify and confirm any sale or sales by executing and delivering to the Trust, or to such purchaser or purchasers, all such instruments as may, in the judgment of the Trust, be advisable for the purpose.

         Section 5. Certain Representations and Warranties. The Ramco Principals, jointly and severally, represent and warrant to the Trust as follows:

                 (i) the pledgors are the legal, record and beneficial owners of, and have good and marketable title to, the Pledged Collateral, subject to pledge, claim, lien, security interest, charge, option, restriction or other encumbrance (a "LIEN") except for (A) the security interest created by this Agreement and (B) restrictions on transfer under the Securities Act and Blue Sky Laws;

                 (ii) the pledgors have full power, authority and legal right to execute and deliver this Agreement and to pledge the Pledged Collateral to the Trust pursuant to this Agreement;

                 (iii) the Pledged Collateral has been duly and validly issued and is fully paid and non-assessable and such Pledged Collateral is not subject to any options to purchase or similar rights;

                 (iv) this Agreement creates, in favor of the Trust and as security for the Secured Obligations, a valid and enforceable perfected lien on the Pledged Collateral;

                 (v) no consent, filing, recording or registration is required to perfect the lien purported to be created by this Agreement against the Pledged Collateral;

                 (vi) the Pledged Collateral represents all of the Ramco Principals direct and indirect interests in the Trust, the Operating Partnership and the Ramco Contributing Parties;

                 (vii) this Agreement constitutes a legal, valid and binding obligation of each pledgor enforceable in accordance with its terms;

                 (viii) the execution, delivery and performance of this Agreement will not (a) violate any provision of any applicable law or regulation of any Governmental Body, (b) violate any provision of any mortgage, indenture, lease, contract, pledge or other instrument or undertaking to which any pledgor is a party or which purports to be binding upon any pledgor or any of its assets, or (c) result in the creation or imposition of any Lien on any assets of any pledgor except the Lien created by this Agreement;

                 (ix) pursuant to the written waivers (the "TRANSFER WAIVERS"), the applicable partners of the Ramco Contributing Parties and the Partnership GP Entities, have irrevocably waived any and all limitations and restrictions contained in the partnership agreements governing such entities, on the right, power and ability of the Trust to (a) be granted a pledge of, (b) acquire (through purchase, foreclosure or otherwise), (c) foreclose upon or exercise any other remedies it may have pursuant to this Agreement, at law or in equity or otherwise, in respect of, or (d) sell or otherwise dispose of, any of the Pledged Collateral;

                 (x) no Ramco Principal is a party to any Shareholders' Agreement relating to his or its ownership of the Pledged Corporate GP Stock;

                 (xi) the principal place of business of such Pledgor (or residence in the event such pledgor is an individual) is as set forth in Exhibit F annexed hereto and made a part hereof).

         Section 6. Covenants of the Pledgors. The Ramco Principals, jointly and severally, covenant and agree with the Trust as follows:

                 (i) they will, or they will cause, the Pledgors to, defend the Trust's right, title, claim of possession and Lien in and to the Pledged Collateral against the claims and demands of all Persons;

                 (ii) they will pay and discharge all Liens, charges, claims, taxes and other governmental charges, and all contractual obligations requiring the payment of money, before such become overdue, that may affect the Pledged Collateral or any part thereof, unless (but only to the extent that) such payment is being contested in good faith and in accordance with law;

                 (iii) they shall not, without the prior written consent of the Trust (which consent shall not be unreasonably withheld), amend or modify, or consent to the amendment or modification of, the organizational documents of Ramco Contributing Parties, the Partnership GP Entities and the Corporate GP Entities;

                 (iv) they will, or they will cause each pledgor to, join with the Trust in executing and file and refile under the Uniform Commercial Code such financing statements, continuation statements and other documents in such offices as the Trust may reasonably deem necessary or desirable and wherever required or permitted by law in order to perfect and preserve the Trust's security interest in the Pledged Collateral and hereby authorizes the Trust to file financing statements and amendments thereto relative to all or any part of the Pledged Collateral without the signature of such pledgor where permitted by law, and agrees to do such further acts and things and to make, execute and deliver to the Trust such additional conveyances, assignments, agreements, instruments and financing statements as the Trust may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to further assure and confirm unto the Trust its rights, powers and remedies hereunder, and if any pledgor shall fail to execute any such additional conveyances, assignments, agreements, instruments or financing statements, the Trust, as attorney-in-fact for such pledgor may in the name, place and stead of such pledgor, make, execute and deliver any of the foregoing; and

                 (v) notify the Trust in writing forty-five (45) business days prior to the date any pledgor changes its principal place of business or principal residence in the event such pledgor is an individual, which notice shall set forth the full and complete new principal place of business or principal residence, as the case may be, of such pledgor.

         Section 7. Marshalling. The Trust shall not be required to marshall any present or future security for (including, but not limited to this Agreement or any collateral pledged hereunder), or guaranties of, the Secured Obligations of any pledgor, or to resort to such security or guaranties in any particular order; and all of its rights hereunder and in respect of such security and guaranties shall be cumulative and in addition to all other rights hereunder, however existing or arising. To the extent that any pledgor may lawfully do so, each pledgor hereby agrees not to invoke any law relating to the marshalling of collateral which may cause delay and/or impede the enforcement of any of the Trust's rights under this Agreement, or any other instrument evidencing any of the obligations under this Agreement, the Master Agreement or any Ramco Agreement or under which any of such obligations is outstanding or by which any of such obligations is secured or guarantied, and to the extent that such pledgor may lawfully do so, each pledgor hereby irrevocably waives the benefit of all such laws.

         Section 8. Deficiency. If the proceeds of sale, collection or realization of or upon the Pledged Collateral pursuant to Section 4 hereof are insufficient to cover the cost and expenses of such realization and the payment in full of the Secured Obligations, the pledgor shall not be liable for any amounts which exceed the Pledged Collateral. The Trust may not collect from the

Pledged Collateral more than the Secured Obligations plus costs and expenses of realizing on such Pledged Collateral.

         Section 9. The Ramco Principals' Obligations Not Affected. The obligations of each pledgor hereunder shall remain in full force and effect and shall not be impaired by:

                 (a)      any bankruptcy or insolvency of any other pledgor;

                 (b) any amendment to or modification of any instrument (other than this Agreement) securing any of the Secured Obligations;

                 (c) the taking of additional security for, or any guaranty of, any of the Secured Obligations or the release or discharge or termination of any security or guaranty for any of the Secured Obligations; or

                 (d) the lack of enforceability of any of the Secured Obligations against any pledgor or any other person.

         Section 10. Application of Proceeds. Except as otherwise expressly provided in Section 8 herein, the proceeds of any collection, sale or other realization of any or any part of the Pledged Collateral pursuant hereto shall be applied by the Trust: first, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Trust and the reasonable fees and expenses of its agents and counsel; second, to the payment in full of the Secured Obligations; and finally, to the payment to the pledgors (in accordance with their interests in the Pledged Collateral), or their heirs, executives, administrators, successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

         As used in this Section 10, "THE PROCEEDS" of the Pledged Collateral shall mean cash, securities and other property realized.

         Section 11. Perfection. Each Ramco Principal shall deliver to the Trust (i) to the extent that the Pledged Collateral are certificated securities, the certificates representing the Pledged Collateral accompanied by undated stock or other similar powers duly endorsed in blank, (ii) such Uniform Commercial Code financing statements, executed by the applicable pledgor and in a form ready for filing, as may be necessary or desirable to perfect the first priority security interests in the Pledged Collateral granted to the Trust pursuant to this Agreement and (iii) satisfactory evidence that all other filings, recordings, registrations and other actions the Trust deems necessary or desirable to establish, preserve and perfect the security interests granted to the Trust pursuant to this Agreement shall have been made.

         Section 12.  Transfer, Etc.

                 (a) So long as an Event of Default shall not have occurred and be continuing, each Ramco Principal shall have the right (i) at any time during the 12-month period following the date hereof, to pledge up to 25% of the OP Units and Shares issued to, or received by, such Ramco Principal at the Closing to a financial institution as collateral for any loan with respect to which such Ramco Principal is personally liable and (ii) at any time after the expiration of the 12-month period set forth in clause (i), to pledge up to 50% of the OP Units and Shares issued to, or received by, such Ramco Principal at the Closing inclusive of any OP Units or Shares pledged pursuant to clause
(i)) to a financial institution (a "PERMITTED TRANSFER"). Promptly following receipt of notice from a Ramco Principal that he or it intends to make a Permitted Transfer (which notice shall contain evidence that the proposed pledge satisfies the requirements for a Permitted Transfer), the Trust shall release its lien on the RP Pledged OP Units or the RP Pledged Shares that are the subject of the Permitted Transfer.

                 (b) Except as permitted by clause (a), without the prior written consent of the Trust, the pledgors will not sell, assign, transfer or otherwise dispose of, grant any option with respect to, or pledge or grant any security interest in or otherwise encumber any of the Pledged Collateral or any interest therein, except for the pledge provided for in this Agreement.

         Section 13. Termination. The security interest in the Pledged Collateral granted to the Trust as security for the Secured Obligations shall terminate on April 30, 1997 (the "TERMINATION DATE"), except as to Pledged Collateral having a value (as determined in good faith by the Trust) of not more than 110% of any amount claimed which the Trust gives written notice in accordance with Section 7.2 of the Master Agreement or Section 19 of the Ramco Agreements, as applicable (a "PENDING CLAIM"). If a Pending Claim exists on the Termination Date, the security interest in the remaining retained Pledged Collateral granted to the Trust as security for the Secured Obligations shall terminate on such date (the "PENDING CLAIM TERMINATION DATE") as when (a) the Ramco Principals' obligation relating to the Pending Claim has been satisfied or (b) the Pending Claim has been finally resolved (by agreement of the Trust and the Ramco Principals or a final judgment of a court of competent jurisdiction). On the applicable termination date provided for in this paragraph, the Trust shall forthwith cause to be assigned, transferred and delivered, against receipt, any remaining Pledged Collateral and any money received in respect of, to or in the order of the applicable pledges.

         Section 14. Further Assurances. The pledgors will from time to time execute and deliver to the Trust all such other and further instruments and documents and take or cause to be taken all such other and further actions as the Trust may reasonably request in order to effect and confirm more securely in the Trust all rights contemplated in this Agreement.

         Section 15. Expenses. The Ramco Principals agree to pay to the Trust all reasonable out-of-pocket expenses of the Trust (including reasonable expenses for legal services) of, or incident to the enforcement of, any provisions of this Agreement.

         Section 16.  Miscellaneous.

                 (a) Waiver, etc. No act, failure or delay by the Trust shall constitute a waiver of its rights, powers or remedies hereunder or otherwise. No single or partial waiver by the Trust or any of its agents of any default or right or remedy which it may have shall constitute a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion. The pledgors hereby waive presentment, notice of dishonor and protest of all instruments and any and all other notices and demands whatsoever (except as expressly provided herein). The remedies herein are cumulative and are not exclusive of any other remedies which may be provided by law.

                 (b) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

                 (c) All communications herein provided shall be in writing and shall be sufficient if sent by United States mail, registered or certified, delivered by messenger, overnight courier, telex or telefax, addressed as follows:

                 If to the Trust:

                 Ramco-Gershenson Properties Trust
                 [Address and Telecopier No. to come]
                 Attention:  Joel M. Pashcow

                 with a copy to:

                 Kaye, Scholer, Fierman, Hays & Handler
                 425 Park Avenue
                 New York, New York  10022
                 Telecopier No.: (212) 836-8689
                 Attention:  Peter M. Fass, Esq.

                 If to any pledgor:

                 Ramco-Gershenson Properties Trust
                 27600 Northwestern Hwy
                 Suite 200
                 Southfield, Michigan  48034
                 Telecopier No.:  (810) 350-9925
                 Attention:  Mr. Dennis Gershenson

                 with a copy to:

                 Honigman Miller Schwartz and Cohen
                 2290 First National Building
                 Detroit, Michigan  48226-3583
                 Telecopier No.:  (313) 962-0176
                 Attention:  Richard Burstein, Esq.

or such other addresses where any party may receive any such communication or
notice as may be designated by written notice to the other parties.   Any
notice given pursuant to this Section to effect a change of address shall be effective when received.

                 (d) Successors and Assigns. This Agreement and all obligations of the pledgors herein shall be binding upon the heirs, executives, successors and assigns of the pledgors and shall, together with the rights and remedies of the Trust, inure to the benefit of the Trust and its successors and assigns.

                 (e) Severability. If any term in this Agreement shall be held to be invalid or illegal or unenforceable in any respect, the validity of all other terms hereof shall be in no way affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein.

                 (f) Exclusive Agreement. This Agreement supersedes all prior agreements among the parties with respect to its subject matter, including, without limitation, Section 20 of any Ramco Agreement, and is intended as a complete and exclusive statement of the terms of the Agreement among the parties.

                 (g) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any other parties hereto may execute this Agreement by signing any such counterparts.

                 IN WITNESS WHEREOF, the Ramco Principals and the Trust have caused this Agreement to be duly executed as of the date first above written.

                                        RAMCO-GERSHENSON PROPERTIES TRUST


                                                   By:
                                                      --------------------------
                                                      Name:
                                                      Title:

                                                      --------------------------
                                                      Dennis Gershenson

                                                      --------------------------
                                                      Joel Gershenson

                                                      --------------------------
                                                      Bruce Gershenson

                                                      --------------------------
                                                      Richard Gershenson

                                                      --------------------------
                                                      Michael Gershenson


                                                   MICHAEL A. WARD U/T/A DATED
                                                   2/22/77, AS AMENDED


                                                   By:
                                                      -------------------------
                                                      Trustee

                                        RAMCO CONTRIBUTING PARTIES

                                        KM BLUE ASH DEVELOPMENT COMPANY,
                                                   an Ohio co-partnership


                                        By:_________________________
                                           Bruce Gershenson
                                           Partner


                                        LA II GROUP, an Ohio general partnership

                                        By:   RAMCO LEWIS ALEXIS ASSOCIATES,
                                              a Michigan general partnership,
                                              its Partner


                                              By:_________________________
                                                 Bruce Gershenson
                                                 Partner


                                        MICHIGAN SHOPPING CENTER VENTURES II
                                        LIMITED PARTNERSHIP, a Michigan
                                                   limited partnership

                                        By:   RAMCO L & W PARTNERS,
                                              a Michigan co-partnership,
                                              its General Partner

                                              By:   RAMCO CP, a Michigan
                                                    co-partnership, its Partner


                                        By:_________________________
                                           Bruce Gershenson
                                           Partner

                                        RAMCO CANTON CO.,
                                        a Delaware general partnership

                                        By:   FORD SHELDON PLAZA COMPANY,
                                        a Michigan limited partnership, its
                                        Partner


                                              By:_________________________
                                                 Bruce Gershenson
                                                 General Partner

                                        RAMCO FRASER DEVELOPMENT COMPANY,
                                        a Michigan co-partnership


                                        By:_________________________
                                           Bruce Gershenson
                                           Partner


                                        RAMCO JACKSON DELAWARE LIMITED
                                        PARTNERSHIP, a Delaware limited
                                        partnership

                                        By:   RAMCO JACKSON, INC.,
                                              a Michigan corporation,
                                              its General Partner


                                              By:_________________________
                                                 Bruce Gershenson
                                                 Vice President


                                        RAMCO KENTWOOD ASSOCIATES,
                                        a Michigan co-partnership


                                        By:_________________________
                                           Bruce Gershenson
                                           Partner

                                        RAMCO LANSING ASSOCIATES,
                                        a Michigan co-partnership


                                        By:_________________________
                                           Bruce Gershenson
                                           Partner


                                        RAMCO LAPEER ASSOCIATES LIMITED
                                        PARTNERSHIP, a Michigan limited
                                        partnership

                                        By:   RAMCO LAPEER, INC., a Michigan
                                              corporation, its General Partner


                                              By:_________________________
                                                 Bruce Gershenson
                                                 Partner


                                        RAMCO NOVI I CO., a Delaware general
                                        partnership,

                                        By:   WEST OAKS DEVELOPMENT COMPANY,
                                              a Michigan co-partnership, its
                                              Partner


                                              By:_________________________
                                                 Bruce Gershenson
                                                 Partner

                                        RAMCO NOVI II CO.,
                                        a Delaware general partnership

                                        By:  RAMCO NOVI DEVELOPMENT ASSOCIATES
                                             LIMITED PARTNERSHIP, a Michigan
                                             limited partnership, its Partner



                                        By:  RAMCO NOVI DEVELOPMENT COMPANY, a
                                             Michigan co-partnership, its
                                             General Partner


                                             By:_________________________
                                             Bruce Gershenson
                                             Partner



                                        RAMCO OAK BROOK SQUARE ASSOCIATES
                                        LIMITED PARTNERSHIP, a Michigan limited
                                        partnership

                                        By:  RAMCO OAK BROOK SQUARE, INC., a
                                             Michigan corporation, its General
                                             Partner


                                             By:_________________________
                                             Bruce Gershenson
                                             Vice President


                                        RAMCO ORION CO., a Delaware general
                                        partnership

                                        By:  W & G REALTY COMPANY, a
                                             Michigan co-partnership, its
                                             Partner


                                             By:_________________________
                                             Bruce Gershenson
                                             Partner

                                        RAMCO ROSEVILLE CO., a Delaware general
                                        partnership

                                        By:  ROSEVILLE PLAZA LIMITED
                                             PARTNERSHIP

                                             By:  RAMCO VENTURES, a Michigan
                                                  co-partnership, its General
                                                  Partner


                                                  By:_________________________
                                                     Bruce Gershenson
                                                     Partner



                                        RAMCO SINGER ASSOCIATES LIMITED
                                        PARTNERSHIP, an Ohio limited
                                        partnership

                                        By:  RAMCO TROY ASSOCIATES, a
                                             Michigan co-partnership, its
                                             General Partner


                                             By:_________________________
                                                Bruce Gershenson
                                                Partner



                                        RAMCO SOUTH NAPLES DEVELOPMENT, a
                                        Florida general partnership



                                        By:_________________________
                                           Bruce Gershenson
                                           Partner

                                        RAMCO SOUTHFIELD CO., a Delaware
                                        general partnership

                                        By:  SOUTHFIELD PLAZA LIMITED
                                             PARTNERSHIP, a Michigan limited
                                             partnership, its Partner

                                             By:  RAMCO VENTURES, a Michigan
                                                  co-partnership, its General
                                                  Partner


                                                  By:_________________________
                                                     Bruce Gershenson
                                                     Partner



                                        RAMCO STERLING MALL CO., a Delaware
                                        general partnership

                                        By:  STERLING MALL ASSOCIATES
                                             LIMITED PARTNERSHIP, a Michigan
                                             limited partnership, its Partner

                                             By:  RAMCO CONSUMER MALL ASSOCIATES
                                                  LIMITED PARTNERSHIP, a
                                                  Michigan limited partnership,
                                                  its General Partner


                                                  By:_________________________
                                                     Bruce Gershenson
                                                     General Partner

                                       RAMCO STERLING STRIP CO., a Delaware
                                       general partnership

                                       By:  KMW STERLING DEVELOPMENT
                                            COMPANY, a Michigan co-partnership,
                                            its Partner



                                            By:_________________________
                                            Bruce Gershenson
                                            Partner




                                        RAMCO TEL-TWELVE CO., a Delaware
                                        general partnership

                                        By:  TEL-TWELVE MALL ASSOCIATES
                                             LIMITED PARTNERSHIP, a Michigan
                                             limited partnership, its Partner


                                             By:_________________________
                                             Bruce Gershenson
                                             Partner



                                        SOUTHFIELD PLAZA LIMITED PARTNERSHIP, a
                                        Michigan limited partnership

                                        By:  RAMCO VENTURES, a Michigan
                                             general partnership, its General
                                             Partner


                                             By:_________________________
                                             Bruce Gershenson
                                             Partner

                                        SPRING MEADOWS SHOPPING CENTER
                                        ASSOCIATES, an Ohio general partnership

                                        By:  RAMCO SPRING MEADOWS
                                             ASSOCIATES, a Michigan co-
                                             partnership, its Partner



                                             By:_________________________
                                             Bruce Gershenson
                                             Partner



                                        WEST ALLIS SHOPPING CENTER ASSOCIATES,
                                        a Wisconsin general partnership

                                        By:  RAMCO ALLIS DEVELOPMENT COMPANY,
                                             a Michigan co-partnership, its
                                             Partner



                                             By:_________________________
                                             Bruce Gershenson
                                             Partner


                              and       By:    W-C TRUST



                                             By:_____________________________

                                                                       Exhibit K

                          REGISTRATION RIGHTS AGREEMENT

         This REGISTRATION RIGHTS AGREEMENT is made as of _______________, 1995 (this "AGREEMENT"), among RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland business trust (the "COMPANY"), DENNIS GERSHENSON, JOEL GERSHENSON, BRUCE GERSHENSON, RICHARD GERSHENSON, MICHAEL A. WARD, MICHAEL A. WARD U/T/A DATED 2/22/77, AS AMENDED (collectively, the "RAMCO PRINCIPALS") and each of the Persons (together with the Ramco Principals, collectively, the "HOLDERS") set forth on Exhibit A hereto (as it may be amended from time to time).

                                    RECITALS:

         A. The Holders are entering into this Agreement in connection with the transactions (the "RAMCO TRANSACTION") effectuated on this day by the Company and Ramco-Gershenson, Inc. and its affiliates pursuant to which the Company contributed cash and properties to Ramco-Gershenson Properties, L.P., a Delaware limited partnership (the "OPERATING PARTNERSHIP").

         B. Pursuant to the Ramco Transaction, the Holders have been issued units of limited partnership interest in the Operating Partnership ("OP UNITS"), which OP Units may be exchanged for shares of beneficial interest of the Company, par value $.10 per share (the "SHARES") pursuant to an Exchange Rights Agreement dated the date hereof and entered into among the Holders and the Company pursuant to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated the date hereof (as amended from time to time, the "OPERATING PARTNERSHIP AGREEMENT").

         C. The Company has agreed to provide each of the Holders with certain registration rights as set forth herein.

         Accordingly, the parties agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

         1.1. "AGREEMENT" has the meaning set forth in the introductory paragraph.

         1.2. "RAMCO TRANSACTION" has the meaning set forth in Recital A.

         1.3. "BUSINESS DAY" means any day on which the New York Stock Exchange is open for trading.

         1.4. "CLOSING DATE" means the date of the consummation of the Ramco Transaction.

         1.5. "COMPANY" has the meaning set forth in the introductory paragraph.

         1.6. "ELIGIBLE SECURITIES" means all or any portion of the Shares acquired by the Holders in connection with or upon exchange of the OP Units. As to any proposed offer or sale of Eligible Securities, such securities shall cease to be Eligible Securities with respect to such proposed offer or sale when
(i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement or (ii) such securities shall have been otherwise transferred pursuant to an applicable exemption under the Securities Act, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and such securities shall be freely transferable to the public without registration under the Securities Act.

         1.7. "LOCK-UP AGREEMENTS" means the Lock-Up Agreements executed in favor of the Company by each of the Holders.

         1.8. "LOCK-UP DATE" (a) with respect to the Ramco Principals means the date that is 30 months after the Closing Date and (b) with respect to Holders other than the Ramco Principals means the date that is one year after the Closing Date. If any such date is not a Business Day, the next succeeding date that is a Business Day shall be the Lock-Up Date.

         1.9. "OPERATING PARTNERSHIP" has the meaning set forth in Recital A.

         1.10. "OPERATING PARTNERSHIP AGREEMENT" has the meaning set forth in Recital B.

         1.11. "PERSON" means an individual, a partnership (general or limited), corporation, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

         1.12. "PERMITTED TRANSFEREES" with respect to each Holder means (i) with respect to OP Units, Persons which qualify as Permitted Transferees under the Operating Partnership Agreement, and (ii) with respect to Shares, any other Holder or an Affiliate of such Holder; provided, that no Person shall be deemed to be a Permitted Transferee until the Company receives the requisite notice and signature page pursuant to Section 7.1. As used herein, the term "AFFILIATE" shall mean any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person, and, with respect to an individual, shall include such Person's immediate family or a trust for the benefit thereof.

         1.13. "REGISTRATION EXPENSES" means all expenses incident to the Company's performance of or compliance with the registration requirements set forth in this Agreement including, without limitation, the following: (i) the fees, disbursements and expenses of the Company's counsel(s) (United States and foreign), accountants and experts in connection with the registration of Eligible Securities to be disposed of under the Securities Act; (ii) all expenses in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to the underwriters and dealers; (iii) the cost of printing or producing any agreement(s) among underwriters, underwriting agreement(s) and blue sky or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale or delivery of Eligible Securities to be disposed of; (iv) all expenses in connection with the qualification of Eligible Securities to be disposed of for offering and sale under state securities laws, including the fees and disbursements of counsel for the underwriters in connection with such qualification and in connection with any blue sky and legal investment surveys; (v) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of Eligible Securities to be disposed of; (vi) fees and expenses incurred in connection with the listing of Eligible Securities on each securities exchange or quotation system on which the Shares are then listed; and (vii) SEC or blue sky registration fees attributable to Eligible Securities or transfer taxes applicable to Eligible Securities; provided, that Registration Expenses with respect to any registration pursuant to this Agreement shall not include underwriting discounts or commissions attributable to Eligible Securities.

         1.14.   "SEC" means the Securities and Exchange Commission.

         1.15. "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

         1.16. "SELLING INVESTOR" means any Holder who has requested registration pursuant to Section 3.1.

                                   ARTICLE II
                      EFFECTIVENESS OF REGISTRATION RIGHTS

         2.1. EFFECTIVENESS OF REGISTRATION RIGHTS. This Agreement shall become effective on the date hereof, provided, that the exercise of any registration rights granted pursuant to Article 3 prior to the Lock-Up Date shall be subject to the prior receipt by the Company of the written consent of a majority of the Company's Board of Trustees (including a majority of the independent trustees) to the waiver of the restrictions on transfer of the Shares and securities convertible into or exchangeable or exercisable for Shares set forth in the Lock-Up Agreement applicable to the Holder exercising such registration rights.

                                   ARTICLE III
                             INCIDENTAL REGISTRATION

         3.1. NOTICE AND REGISTRATION. If the Company proposes to register any Shares, any equity securities exercisable for, convertible into or exchangeable for Shares, or other securities issued by it having terms substantially similar to Eligible Securities ("OTHER SECURITIES") for public sale under the Securities Act on a form and in a manner which would permit registration of Eligible Securities for sale to the public under the Securities Act, it will give written notice to each Holder of its intention to do so, and upon the written request of any Holder delivered to the Company within 15 Business Days after the giving of any such notice (which request shall specify the number of Eligible Securities intended to be disposed of by such Holder and the intended method of disposition thereof), the Company will use commercially reasonable efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Eligible Securities which the Company has been so requested to register by the Selling Investors, to the extent required to permit the disposition (in accordance with the intended method or methods thereof as aforesaid) of Eligible Securities so to be registered, provided, that:

              (a) if, at any time after giving such written notice of its intention to register any Other Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register the Other Securities, the Company may, at its election, give written notice of such determination to the Selling Investors and thereupon the Company shall be relieved of its obligation to register such Eligible Securities in connection with the registration of such Other Securities (but not from its obligation to pay Registration Expenses to the extent incurred in connection therewith as provided in
         Section 3.2);

              (b) The Company will not be required to effect any registration pursuant to this Article 3 if the Company shall have been advised in writing (with a copy to the Selling Investors) by a nationally recognized independent investment banking firm selected by the Company to act as lead underwriter in connection with the public offering of securities by the Company that, in such firm's opinion, a registration of Eligible Securities requested to be registered at that time would materially and adversely affect the Company's own scheduled offering of Other Securities; provided, that if an offering of some but not all of the Eligible Securities requested to be registered by the Selling Investors would not materially adversely affect the Company's offering of Other Securities, the Company shall register the Maximum Excess Amount (as defined below), and such Maximum Excess Amount shall be allocated pro rata among all Selling Investors based upon the number of shares for which registration was requested by each. For purposes of this paragraph, the "MAXIMUM EXCESS AMOUNT" shall mean the largest number of Eligible Securities (if any) that, in the opinion of the nationally recognized independent investment banking firm selected by the Company, could be offered to the public without materially adversely affecting the offering and sale of Other Securities as then contemplated by the Company;

              (c) The Company shall not be required to effect any registration of Eligible Securities under this Article 3 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock options or other employee benefit plans; and

              (d) Notwithstanding any request under Section 3.1(a), a Selling Investor may elect in writing prior to the effective date of a registration under this Article 3, not to register all or any portion of its Eligible Securities in connection with such registration.

         3.2. REGISTRATION EXPENSES. The Company shall be responsible for the payment of all Registration Expenses in connection with any registration pursuant to this Article 3.

                                   ARTICLE IV
                             REGISTRATION PROCEDURES

         4.1. REGISTRATION AND QUALIFICATION. If and whenever the Company is required to use all reasonable efforts to effect the registration of any Eligible Securities under the Securities Act as provided in Article 3, the Company will as promptly as is practicable:

              (a) prepare, file and use commercially reasonable efforts to cause to become effective a registration statement under the Securities Act regarding the Eligible Securities to be offered;

              (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Eligible Securities until the earlier of such time as all of such Eligible Securities have been disposed of in accordance with the intended methods of disposition by the Selling Investors set forth in such registration statement or the expiration of 90 days after such Registration Statement becomes effective;

              (c) furnish to the Selling Investors and to any underwriter of such Eligible Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents as the Selling Investors or such underwriter may reasonably request;

              (d) use commercially reasonable efforts to register or qualify all Eligible Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the Selling Investors or any underwriter of such Eligible Securities shall reasonably request, and do any and all other acts and things which may be reasonably requested by the Selling Investors or any underwriter to consummate the disposition in such jurisdictions of the Eligible Securities covered by such registration statement, except the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any jurisdiction where it is not then subject to taxation, or to consent to general service of process in any jurisdiction where it is not then subject to service of process;

              (e) use commercially reasonable efforts to list the Eligible Securities on each national securities exchange or quotation system on which the Shares are then listed, if the listing of such securities is then permitted under the rules of such exchange;

              (f) (i) use commercially reasonable efforts to furnish to the Selling Investors an opinion of counsel for the Company, addressed to them, dated the date of the closing under the underwriting agreement, and (ii) upon such Selling Investor's request, use commercially reasonable efforts to furnish to the Selling Investors a "comfort letter" signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, addressed to them; provided, that with respect to such opinion and "comfort letter," the following shall apply: (A) the opinion and "comfort letter" shall cover substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and such other matters as the Selling Investors may reasonably request; and (B) the "comfort letter" also shall cover events subsequent to the date of such financial statements; and

              (g) notify the Selling Investors immediately upon the happening of any event as a result of which a prospectus included in a registration statement, relating to a registration pursuant to Article 3, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, at the request of the Selling Investors, prepare and furnish to the Selling Investors as many copies of a supplement to or an amendment of such prospectus as the Selling Investors reasonably request so that, as thereafter delivered to the purchasers of such Eligible Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

The Company may require the Selling Investors to furnish the Company such information regarding the Selling Investors and the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required by law or by the SEC in connection with any registration.

         4.2. UNDERWRITING. (a) If requested by the underwriters for any underwritten offering of Eligible Securities pursuant to a registration described in this Agreement, the Company will enter into and perform its obligations under an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in Article 6 and the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 4.1(f). The holders of Eligible Securities on whose behalf Eligible Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Eligible Securities.

              (b) In the event that any registration pursuant to Article 3 shall involve, in whole or in part, an underwritten offering, the Company may require Eligible Securities requested to be registered pursuant to Article 3 to be included in such underwriting on the same terms and conditions as shall be applicable to the Other Securities being sold through underwriters under such registration. In such case, the holders of Eligible Securities on whose behalf Eligible Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement. Such agreement shall contain such representations and warranties by the Company and the Selling Investors and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in Article 6. The representations and warranties in such underwriting agreement by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Eligible Securities.

         4.3. QUALIFICATION FOR RULE 144 SALES. The Company will take all actions reasonably necessary to comply with the filing requirements described in Rule 144(c)(1) so as to enable the Holders to sell Eligible Securities without registration under the Securities Act and, upon the written request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such filing requirements.

                                    ARTICLE V
                      PREPARATION; REASONABLE INVESTIGATION

         5.1. PREPARATION; REASONABLE INVESTIGATION. In connection with the preparation and filing of each registration statement registering Eligible Securities under the Securities Act, the Company will give the Selling Investors and the underwriters, if any, and their respective counsel and accountants, drafts of such registration statement for their review and comment prior to filing and such reasonable and customary access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Selling Investors and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

                                   ARTICLE VI
                        INDEMNIFICATION AND CONTRIBUTION

         6.1. INDEMNIFICATION. (a) In the event of any registration of Eligible Securities hereunder, the Company will, and hereby does, indemnify and hold harmless, each Selling Investor, its respective directors, trustees, officers, partners, agents, employees and affiliates and each other person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls each such Selling Investor or any such underwriter within the meaning of the Securities Act, against any and all losses, claims, damages, expenses or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof, to which each such indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, and the Company will reimburse each such Selling Investor and each such director, trustee, officer, partner, agent, employee or affiliate, underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, expense, liability, action, or proceeding; provided, that (i) the Company shall not be liable in any such case to the extent that any such loss, claim, damage, expense or liability (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by or on behalf of such Selling Investor or underwriter specifically stating that it is for use in the preparation thereof, and (ii) the Company shall not be liable to any person who participates as an underwriter in the offering or sale of Eligible Securities or any other person, if any, who controls or is controlled by such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, expense or liability (or action or proceeding in respect thereof) arises out of such underwriter's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Eligible Securities to such person if such statement or omission was corrected in such final prospectus.

              (b) Each Selling Investor severally will indemnify, and hereby does, indemnify and hold harmless the Company, its trustees, its officers who sign the registration statement, each Person who participates as an underwriter in the offering or sale of such securities, and each Person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act against any and all losses, claims, damages, expenses or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof, to which each such indemnified party may become subject under the Securities Act or otherwise insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings, whether commenced or threatened in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact in or omission or alleged omission to state a material fact in such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, but only to the extent that such statement or omission was made in reliance upon and in conformity with written information furnished by such Selling Investor to the Company through an instrument duly executed by or on behalf of such Selling Investor specifically stating that it is for use in preparation thereof and provided, that no Selling Investor shall be liable to any person who participates as an underwriter in the offering or sale of Eligible Securities or any other person, if any, who controls or is controlled by such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, expense or liability (or action or proceeding in respect thereof) arises out of such underwriter's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Eligible Securities to such person if such statement or omission was corrected in such final prospectus..

              (c) Promptly after receipt by any indemnified party hereunder of notice of the commencement of any action or proceeding involving a claim referred to in paragraphs (a) or (b) of this Section 6.1, the indemnified party will notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under paragraphs (a) or (b) of this Section 6.1, except to the extent it is prejudiced thereby. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel selected by it and approved by the indemnified party (which approval shall not be unreasonably withheld or delayed), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under paragraph
(a) or (b) of this Section 6.1 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. In addition, the indemnifying party shall not be required to indemnify, reimburse or otherwise make any contribution to the amount paid or payable by the indemnified party for any losses, claims, damages, expenses or liabilities incurred by the indemnified party in settlement of any actions, proceedings or investigations otherwise covered hereunder unless such settlement has been previously approved by the indemnifying party, which approval shall not be unreasonably withheld or delayed.

              (d) If for any reason the indemnity under this Section 6.1 is unavailable or is insufficient to hold harmless any indemnified party under paragraph (a) or (b) of this Section 6.1, then the indemnifying parties shall contribute to the amount paid or payable to the indemnified party as a result of any loss, claim, expense, damage or liability (or actions or proceedings, whether commenced or threatened, in respect thereof), and legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending any such loss, claim, expense, damage, liability, action or proceeding, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Selling Investor and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, or if the allocation provided in the second preceding sentence provides a lesser sum to the indemnified party than the amount hereinafter calculated, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party in such proportion as is appropriate to reflect not only such relative fault but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph (d) of Section 6.1 were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this paragraph (d) of Section 6.1.

              (e) Indemnification and contribution similar to that specified in this Section 6.1 (with appropriate modifications) shall be given by the Company and the Selling Investors with respect to any required registration or other qualification of securities under any federal, state or blue sky law or regulation of any governmental authority other than the Securities Act.

              (f) Notwithstanding any other provision of this Section 6.1, to the extent that any director, trustee, officer, partner, agent, employee, affiliate, or other representative (current or former) of any indemnified party is a witness in any action or proceeding, the indemnifying party agrees to pay to the indemnified party all out-of-pocket expenses reasonably incurred by, or on the behalf of, the indemnified party and such witness in connection therewith.

              (g) All legal and other expenses incurred by or on behalf of any Selling Investor in connection with investigating or defending any loss, claim, expense, damage, liability, action or proceeding shall be paid by the Company in advance of the final disposition of such investigation, defense, action or proceeding within 30 days after the receipt by the Company of a statement or statements from the Selling Investor requesting from time to time such payment, advance or advances. The entitlement of each Selling Investor to such payment or advancement of expenses shall include those incurred in connection with any action or proceeding by the Selling Investor seeking an adjudication or award in arbitration pursuant to this Section 6.1. Such statement or statements shall reasonably evidence such expenses incurred by the Selling Investor in connection therewith.

              (h) The termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the rights of any indemnified party to indemnification hereunder or create a presumption that any indemnified party violated any federal or state securities laws.

              (i) (i) In the event that advances are not made pursuant to this
Section 6.1 or payment has not otherwise been timely made, each indemnified party shall be entitled to seek a final adjudication in an appropriate court of competent jurisdiction of the entitlement of the indemnified party to indemnification or advances hereunder.

                  (ii) The Company and the Selling Investors agree that they shall be precluded from asserting that the procedures and presumptions of this
Section 6.1 are not valid, binding and enforceable. The Company and the Selling Investors further agree to stipulate in any such court that the Company and the Selling Investors are bound by all the provisions of this Section 6.1 and are precluded from making any assertion to the contrary.

                  (iii) To the extent deemed appropriate by the court, interest shall be paid by the indemnifying party to the indemnified party at a reasonable interest rate for amounts which the indemnifying party has not timely paid as the result of its indemnification and contribution obligations hereunder.

              (j) In the event that any indemnified party is a party to or intervenes in any proceeding in which the validity or enforceability of this
Section 6.1 is at issue or seeks an adjudication to enforce the rights of any indemnified party under, or to recover damages for breach of, this Section 6.1, the indemnified party, if the indemnified party prevails in whole in such action, shall be entitled to recover from the indemnifying party and shall be indemnified by the indemnifying party against, any expenses incurred by the indemnified party. If it is determined that the indemnified party is entitled to indemnification for part (but not all) of the indemnification so requested, expenses incurred in seeking enforcement of such partial indemnification shall be reasonably prorated among the claims, issues or matters for which the indemnified party is entitled to indemnification and for such claims, issues or matters for which the indemnified party is not so entitled.

              (k) The indemnity agreements contained in this Section 6.1 shall be in addition to any other rights (to indemnification, contribution or otherwise) which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of any Eligible Securities by any Investor.

                                   ARTICLE VII
                         BENEFITS OF REGISTRATION RIGHTS

         7.1. BENEFITS OF REGISTRATION RIGHTS. Each Holder shall give notice to the Company of any transfer by it of Eligible Securities to a Permitted Transferee, identifying the name and address of such Permitted Transferee and the Eligible Securities so transferred, and accompanied by a signature page to this Agreement pursuant to which such Permitted Transferee agrees to be bound by the terms and conditions hereof.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1. CAPTIONS. The captions or headings in this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope or intent of this Agreement.

         8.2. SEVERABILITY. If any clause, provision or section of this Agreement shall be invalid or unenforceable, the invalidity or unenforceability of such clause, provision or section shall not affect the enforceability or validity of any of the remaining clauses, provisions or sections hereof to the extent permitted by applicable law.

         8.3. GOVERNING LAW. This Agreement, shall be construed and enforced in accordance with the internal laws of the State of New York, without reference to its rules as to conflicts or choice of laws.

         8.4. MODIFICATION AND AMENDMENT. This Agreement may not be changed, modified, discharged or amended, except by an instrument signed by all of the parties hereto.

         8.5. TERMINATION OF AGREEMENT. This Agreement and the rights granted hereunder shall terminate on December 31, 2094, or such earlier date on which the Operating Partnership may be dissolved in accordance with the Operating Partnership Agreement.

         8.6. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         8.7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding among the parties and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter herein.

         8.8. NOTICES. All notices, requests, demands, consents and other communications required or permitted to be given pursuant to this Agreement shall be in writing and delivered by hand, by overnight courier delivery service or by certified mail, return receipt requested, postage prepaid. Notices shall be deemed given when actually received, which shall be deemed to be not later than the next Business Day if sent by overnight courier or after five Business Days if sent by mail. Notice to the Company shall be made to such party at 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034, Attn: Chairman. Notice to each Holder shall be made to such party at the address set forth under each such Holder's signature hereto, with a copy to Honigman Miller Schwartz and Cohen, 2290 First National Building, Detroit, Michigan 48226-3583, Attn: Richard Burstein, Esq.

         8.9. JURISDICTION; VENUE. The parties to this Agreement hereby irrevocably submit to the jurisdiction of any Michigan State or Federal court and any appellate court from any thereof over any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such Michigan State court or in such Federal Court. The parties to this Agreement hereby irrevocably waive, to the fullest permitted under law, the defense of an inconvenient forum or improper venue to the maintenance of such action or proceeding.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

                                    RAMCO-GERSHENSON PROPERTIES TRUST

                                    By:______________________________
                                       Name:
                                       Title:


                                    _________________________________
                                    Dennis Gershenson
                                    (Address)

                                      ______________________________
                                      Joel Gershenson
                                      (Address)


                                      ______________________________
                                      Bruce Gershenson
                                      (Address)


                                      ______________________________
                                      Richard Gershenson
                                      (Address)


                                      ______________________________
                                      Michael A. Ward
                                      (Address)


                                      MICHAEL A. WARD U/T/A, DATED
                                      2/22/77, AS AMENDED


                                      By:______________________
                                         Trustee

                                      (Other Holders - to Come)

                                                                       Exhibit L

                            FORM OF LOCK-UP AGREEMENT

                               _____________, 1995

Ramco-Gershenson Properties Trust
27600 Northwestern Highway
Suite 200
Southfield, Michigan  48034

Gentlemen:

                 Reference is made to the Master Agreement, dated as of
            , 1995 (the "AGREEMENT"), among RPS Realty Trust, a Massachusetts business trust, Ramco-Gershenson, Inc., a Delaware corporation ("RAMCO"), Dennis Gershenson, Joel Gershenson, Bruce Gershenson, Richard Gershenson, Michael A. Ward, Michael A. Ward U/T/A dated 2/22/77, as amended, Ramco-Gershenson Properties, L.P., a Delaware limited partnership (the "OPERATING PARTNERSHIP"), and the Ramco affiliates listed on Schedule A to the Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

                 This letter agreement is entered into pursuant to Section 3.3(c) of the Agreement. As used herein, the term "COMPANY" shall mean Ramco-Gershenson Properties Trust, a Maryland business trust.

                 In order to induce the Company to consummate the Contemplated Transactions, the undersigned, intending to be legally bound, hereby agrees that, without the prior written consent of a majority of the Board of Trustees of the Company (including a majority of the independent trustees of the Company), for a (30-month period)* commencing on the date hereof (the "LOCK-UP PERIOD") the undersigned will not, directly or indirectly, offer to sell,


- --------------------
* Lock-up agreements with Persons other than the Ramco Principals will provide for a 12-month Lock-up Period.

sell, grant any option for the sale of, or otherwise dispose of, any units of limited partnership interest ("OP UNITS") in the Operating Partnership or any shares of beneficial interest of the Company, par value $.10 per share (the "SHARES"), issuable upon exchange of the OP Units in accordance with the Exchange Rights Agreement dated the date hereof among the undersigned, the Company and the other holders of OP Units pursuant to the Agreement of Limited Partnership of the Operating Partnership.

                 The undersigned acknowledges that any sale or transfer of any OP Units or Shares in violation of this letter will be null and void. The undersigned acknowledges that it is impossible to measure the damages that will accrue to the Company by reason of a failure of the undersigned to comply with the provisions of this letter. Therefore, if the Company shall institute any action or proceeding to enforce the provisions hereof, the undersigned agrees that the Company shall be entitled to injunctive relief, and the undersigned waives, and shall not allege, any claim or defense to such action or proceeding, including, without limitation, any claim or defense that the undersigned has an adequate remedy at law.

                 This letter shall not prohibit the undersigned from (i) exercising any options to purchase Shares issued to the undersigned under the New Option Plan, (ii) in connection with an exercise permitted by the preceding clause (i), delivering to the Company Shares in payment of the exercise price of such options or the withholding taxes payable in connection with such exercise,
(iii) transferring OP Units, or Shares to Permitted Transferees (as defined in the Limited Partnership Agreement of the Operating Partnership as in effect on the date hereof) of the undersigned and any Affiliate (as defined below) of the undersigned or of such Permitted Transferees, provided that such transferee agrees in writing to the transfer restrictions described above, ((iv) during the 12-month period following the date hereof, pledging up to 25% of the OP Units and Shares received by the undersigned at the Closing to a financial institution as collateral for any loan with respect to which the undersigned is personally liable, or (v) after the expiration of the 12-month period set forth in clause
(iv) until the expiration of the Lock-Up Period, pledging up to 50% of the OP Units and Shares received by the undersigned at the Closing (inclusive of any OP Units or Shares pledged pursuant to clause (iv)) to a federally or state chartered financial institution as collateral for any loan with respect to which the undersigned in personally liable.)** As used herein, the term "AFFILIATE" shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a specified Person, and, with respect to an individual, shall include such Person's immediate family or a trust for the benefit thereof.


- ---------------------
** Clauses (iv) and (v) will be included in the Lock-Up Agreements with the Ramco Principals only.

                 In the event of the undersigned's death prior to the expiration of the Lock-Up Period, the undersigned's estate shall not be prohibited from selling OP Units and/or Shares held by the undersigned to the minimum extent necessary to fund the payment of estate taxes due upon the death of the undersigned.

                                           Very truly yours,

                                           _______________________________
                                           Signature

                                           _______________________________
                                           Name (Please Print or Type)

                                                                       Exhibit M

                            NONCOMPETITION AGREEMENT

                 This NONCOMPETITION AGREEMENT (this "AGREEMENT") is entered into as of , 1995 by and between ("EXECUTIVE") and Ramco-Gershenson Properties Trust, a Maryland business trust (the "TRUST").

                                R E C I T A L S :

                 A. On the date hereof, the Company (as defined below) and Ramco-Gershenson, Inc. and its affiliates (collectively "RAMCO") have consummated a transaction (the "RAMCO TRANSACTION") pursuant to which the Company and Ramco have contributed cash and properties to Ramco-Gershenson Properties, L.P., a Delaware limited partnership.

                 B. It was a condition to the consummation of the Ramco Transaction that the Trust and Executive enter into an agreement restricting the activities of Executive that would eliminate potential conflicts of interest that may arise in the future and would otherwise protect the Company's legitimate business interests.

                 Accordingly, the parties hereto hereby agree as follows:

                 1. Definitions. Capitalized terms used herein shall have the meanings set forth below:

                 "AFFILIATE" means (i) any entity directly or indirectly controlling (including without limitation an entity for which Executive serves as an officer, director, employee, consultant or other agent), controlled by, or under common control with Executive, and (ii) each other entity in which Executive, directly or indirectly, owns any controlling interest or of which Executive serves as a general partner.

                 "AGREEMENT" shall have the meaning set forth in the heading of this Agreement.

                 "COMPANY" means (i) Ramco-Gershenson Properties Trust, (ii) Ramco-Gershenson, Inc., a Michigan corporation, (iii) any corporation, partnership or other business entity that is, directly or indirectly, controlled by or under common control with Ramco-Gershenson Properties Trust and (iv) their respective successors.

                 "COMPANY PROJECT" means any properties, development land and development out parcels that the Company owns, operates or manages as of the date of Executive's termination of employment with the Company or that the Company has in any manner taken steps to acquire, develop, construct, operate, manage or lease (including without limitation making market surveys of a site, talking to the owner or his agent concerning the purchase or joint venture of a site, optioning or contracting to buy a site or discussions with the owner or his agent regarding managing or leasing a property) during the twelve (12) month period immediately preceding Executive's termination of employment with the Company.

                 ["COVENANT PERIOD" means the period commencing on the Effective Date and ending on the later of the following:

                 (i) the date Executive is no longer an officer or trustee of the Company and

                 (ii)     three (3) years following the Effective Date;

provided, that if at any time during Covenant Period Executive becomes Chairman, Vice Chairman, President or Chief Executive Officer of the Company (or holds any other office in the Company that is vested with powers and duties substantially similar to those powers and duties typically vested by corporations or business trusts in the office of Chairman and President, the Covenant Period shall expire on the later of the following:

                 (x) one year after the date Executive is no longer an officer or trustee of the Company and

                 (y)      four years following the Effective Date.]1

                 ["COVENANT PERIOD" means the period commencing on the Effective Date and ending on the later of the following:

                 (i) one year after Executive is no longer an officer or trustee of the Company and (ii) four years following the Effective Date.]2

                 "EFFECTIVE DATE" means the date of the closing of the Ramco Transaction.

                 "EMPLOYMENT AGREEMENT" shall mean the Employment Agreement dated the date hereof between the Trust and Executive.

                 "EXECUTIVE" shall have the meaning set forth in the heading of this Agreement.


- -----------------
1 Note: This definition of Covenant Period will be utilized in the agreements with Bruce Gershenson, Richard Gershenson and Michael A. Ward.

2 Note: This definition of the Covenant Period will be utilized in the agreements with Joel Gershenson and Dennis Gershenson.

                 "OPERATING PARTNERSHIP" shall have the meaning set forth in Recital A.

                 "RAMCO" shall have the meaning set forth in Recital A.

                 "RAMCO TRANSACTION" shall have the meaning set forth in Recital A.

                 "PROPERTY" means any real property on which shopping center or retail use (or any combination of the foregoing) development has been constructed or is now or hereafter proposed to be constructed or any other type of real property which hereafter the Company may acquire, develop, own, construct, manage or may disclose or authorize any intention, plan or arrangement to acquire, develop, own, construct or manage.

                 2. Executive's Obligations While Employed by the Company.

                    (a) Sole Employment. Subject to the provisions of paragraph 2(b) below, Executive agrees to devote substantially his full time during the customary business hours of the Company and give his best efforts to the business of the Company and, during the period of his employment by the Company, Executive shall not engage in any manner, whether as an officer, employee, owner, partner, stockholder, trustee, director, consultant or otherwise, directly or indirectly, in any business other than on behalf of the Company without the prior written approval of the Board of Trustees of the Company, and Executive shall not accept any other employment whatsoever from any other person, firm, corporation or entity.

                    (b) Exceptions. Notwithstanding the provisions of paragraph 2(a) above and of paragraph 3, Executive may during the term of his employment by the Company and at any time thereafter (i) acquire an interest in any corporation, partnership, venture or other business entity so long as (A) any such interest is a passive investment of Executive, provided such interest does not represent a direct or indirect interest in any Property, (B) such interest does not afford Executive the power to influence in any material fashion the decision making processes of the entity in which such interest is held and (C) Executive is not the sponsor, promoter or similar initiator of such entity, (ii) continue (W) to serve as a general or limited partner of each of the partnerships which own the Properties identified on Schedule 1, attached hereto and incorporated by this reference, as an officer, director and shareholder of each of the corporations identified on such Schedule 1, and as a beneficiary of the estate properties listed on Schedule 1, (X) to discharge Executive's fiduciary and contractual duties and obligations with respect thereto, even though such limited partnerships and corporations (or any partnership of which any such limited partnership or corporation is a general or limited partner) may directly compete with the Company, (Y) to serve on not more than three (3) Boards of Directors of publicly traded entities and (Z) to serve on the Board of Directors of any charitable institution, and (iii) continue to engage in Executive's existing video arcade and fast food businesses, as those businesses may be expanded in the ordinary course.

                 3. Executive's Obligations Following Termination of Employment with the Company.

                    (a) Anti-Pirating of Employees. During the Covenant Period, Executive agrees not to hire, directly or indirectly, or entice or participate in any efforts to entice to leave the Company's employ, any person who was or is a "key employee" (as hereinafter defined) of the Company at any time during the twelve (12) month period immediately preceding the termination date of Executive's employment with the Company. For purposes of this Agreement, "key employee" means an employee who has an annualized rate of base salary equaling or exceeding sixty thousand dollars ($60,000).

                    (b) Anti-Pirating of Company Projects. During the Covenant Period, Executive agrees not to, directly or indirectly, own, manage, join or control, or participate in the ownership, operation or control of, or be an officer of, director, employee or owner of, or a consultant to, or otherwise authorize the use of his name by, or be connected in any manner with, any business, firm or corporation which engages or attempts to engage, directly or indirectly, in the acquisition, development, construction, operation, management or leasing of any Company Project, other than on behalf of the Company.

                    (c) Noncompetition. During the Covenant Period, Executive agrees not to, directly or indirectly, own, manage, join or control, or participate in the ownership, operation or control of, or be an officer, director, employee or owner of, or a consultant to, or otherwise authorize the use of his name by, or be connected in any manner with, any business, firm or corporation which at the time or at any time during the Covenant Period is involved in the acquisition, development, construction, operation, management or leasing of any Property within a 200 mile radius of any Company Project that existed at any time during the twelve (12) month period immediately preceding the termination date of Executive's employment with the Company.

                    (d) Trade Secrets and Confidential Information. Executive hereby agrees that he will hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose any Trade Secret (as hereinafter defined), that Executive may have acquired during the term of his employment by the Company for so long as such information remains a Trade Secret. The term "Trade Secret" as used in this Agreement shall mean information including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which:

                    derives economic value, actual or potential from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of reasonable efforts by the Company to maintain its secrecy.

                    In addition to the foregoing and not in limitation thereof, Executive agrees that during the period of his employment by the Company and the Covenant Period, he will hold in a fiduciary capacity for the benefit of the Company and shall not directly or indirectly use or disclose, any Confidential or Proprietary Information (as hereinafter defined), that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive was authorized to have access to such Information) during the term of, in the course of or as a result of his employment by the Company and Ramco. The term "Confidential or Proprietary Information" as used in this Agreement means any secret, confidential or proprietary information of the Company and Ramco not otherwise included in the definition of "Trade Secret" above. The term "Confidential and Proprietary Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company.

                    (e) Exceptions. Notwithstanding any provision of paragraph 3(c) to the contrary, Executive shall not be restricted at any time after his termination of employment with the Company from engaging in any activities for which Executive would not be restricted from performing during the term of his employment with the Company as set forth in paragraph 2(b) above.

                 4. Reasonable and Necessary Restrictions. Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including without limitation the 200-mile radius set forth in paragraph 3(c) and the Covenant Period, are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company, and are a material inducement to the Company to enter into the Ramco Transaction. Executive hereby waives, and covenants not to assert in any action or proceeding relating to this Agreement, any claim or defense that there exists an adequate remedy at law for breach of this Agreement.

                 5. Restrictions In Addition to Employment Agreement. Executive acknowledges that the restrictions, prohibitions and other provisions hereof shall be in addition to and not in substitution of the restrictions, prohibitions and other provisions of the Employment Agreement, as such agreement shall be amended and supplemented from time to time.

                 6. Specific Performance. Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that the Company likely will have no adequate remedy at law if Executive shall fail to perform any of his obligations hereunder, and Executive therefore confirms that the Company's right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by Executive, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Executive, and Executive submits to the jurisdiction of the courts of the State of Michigan for this purpose.

                 7. Operations of Affiliates. Executive agrees that he will refrain from (i) authorizing any Affiliate to perform or (ii) assisting in any manner any Affiliate in performing any activities that would be prohibited by the terms of this Agreement if they were performed by Executive. Notwithstanding anything to the contrary contained in this paragraph 7 (or in any other paragraph of this Agreement), Executive shall not be required by the terms of this Agreement to violate any fiduciary or contractual duty he owes as a director or officer of a corporation, as a partner of a partnership or as a trustee of a trust, which position he holds not in violation of this Agreement or the Employment Agreement.

                 8. Miscellaneous Provisions.

                    (a) Binding Effect. Subject to any provisions hereof restricting assignment, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, assigns, heirs, and personal representatives. None of the parties hereto may assign any of its rights under this Agreement or attempt to have any other person or entity assume any of its obligations hereunder.

                    (b) Severability. If any clause, provision or section of this Agreement shall be invalid or unenforceable, the invalidity or unenforceability of such clause, provision or section shall not affect the enforceability or validity of any of the remaining clauses, provisions or sections hereof to the extent permitted by applicable law.

                    (c) Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without reference to its rules as to conflicts or choice of laws.

                    (d) Amendment. This Agreement may not be changed, modified, discharged or amended, except by an instrument signed by all of the parties hereto.

                    (e) Headings. Paragraph and subparagraph headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

                    (f) Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

                    (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

                    (h) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter herein.

                    (i) Notices. All notices, requests, demands, consents and other communications required or permitted to be given pursuant to this Agreement shall be in writing and delivered by hand, by overnight courier delivery service or by certified mail, return receipt requested, postage prepaid. Notices shall be deemed given when actually received, which shall be deemed to be no later than the next business day if sent by overnight courier or after five business days if sent by mail. Notice to the Company shall be made at 27600 Northwestern Highway, Suite 200, Southhold, Michigan 48034; Attn:
Chairman. Notice to Executive shall be made at the address set forth on the books of the Company.

         IN WITNESS WHEREOF, each of the undersigned has executed this Agreement, or caused this Agreement to be duly executed on its behalf, as of the date first set forth above.

                                    RAMCO-GERSHENSON PROPERTIES TRUST

                                    By: _____________________________
                                        Name:
                                        Title:



                                    _________________________________
                                    (Name of Executive)

                                   Schedule 1

River's Edge Office Building                            Southfield, Michigan
Summit Complex (Summit Place, Summit
 Crossing, Summit North)                                Waterford, Michigan
Livonia Towne Square                                    Livonia, Michigan
Bay Towne Plaza                                         Saginaw, Michigan
Builders Square (vacant)                                Sterling Heights, Michigan
Park Place Shopping Center                              Sandusky, Ohio
North Towne Commons                                     Toledo, Ohio

Estate Properties

Land Contracts
- --------------

Southfield Properties - GGJ Associates
Melvindale Plaza
Gershenson-Wittbold Mt. Clemens
Nine Mile & Harper
Southfield Properties - Plymouth/
Southfield
Southfield Properties - Van Born
Southfield Properties - Ypsilanti

Partnership Interest in Sale/Leaseback
Assets
- --------------------------------------

Southfield Properties - Southgate
Southfield Properties - Westland

Partnership Interest in Real Estate Owned
in Fee
- -----------------------------------------

Southfield Properties - Cedar/Jolly
Maple & Livernois Plaza
G & R Development
G & S Realty Company
Southfield Properties - Lansing Mart
Gershenson-Wittbold Louisville
Michigan Mart Associates

Following is a list of businesses in which the Ramco Principals are involved which are not included as part of the transaction and are not a part of excluded properties. This following list is for informational purposes only.

Ponmalrest Associates, Inc.                        Burger King Franchise
R G Partnership                                    Burger King Property Landlord

Video arcade businesses as of May 12, 1994:

Ramco Video - Tel-Twelve Mall                      Video Arcade
Main Street Video                                  Video Arcade
Summit Video                                       Video Arcade
Gershenson Industries, Inc.                        Fastener Systems Licensing
The Ward Group, Inc.                               Card Shops

Vacant Land
- -----------
                                                   Acres
                                                   -----
Sterling Heights, Michigan                         5.4
Waterford, Michigan                                5.0, 1.15, 2.6, 1.2
Saginaw, Michigan                                  3.77, 25.54
Sandusky, Ohio                                     1.1, 1.6, .96, 8.63, 6.92
Troy, Ohio                                         .92, 18.745
Commerce Township, Michigan                        1.55, 24.55

                                                                       Exhibit N

                OPTION AGREEMENT AND RIGHT OF FIRST OFFER/REFUSAL

         THIS AGREEMENT made this ____ day of ___________, 1995, by and among the entities set forth on Schedule 1 attached hereto (each of which is hereinafter individually referred to as a "Seller" and all of which are collectively referred to as "Sellers"), and RAMCO-GERSHENSON PROPERTIES, L.P., a (Delaware limited partnership) (hereinafter referred to as "Buyer").

                               W I T N E S E T H :

         WHEREAS, certain Affiliates of Sellers and Buyer are parties to a certain Master Agreement dated as of April ___, 1995 (the "Master Agreement") and the parties hereto are entering into this Agreement as contemplated under the Master Agreement; capitalized terms used in this Agreement and not defined shall have the meanings ascribed to them under the Master Agreement;

         WHEREAS, each Seller owns either (i) the parcel or parcels of land set forth opposite its respective name on Schedule 1 (each of which is individually referred to as a "Fee Property" and all of which are collectively referred to as the "Fee Properties") or (ii) the percentage interest set forth opposite its respective name on Schedule 1 in a partnership (the "PI Property Partnership") which owns the parcel or parcels of land set forth on Schedule 1 (each of which partnership interest and any reductions or increases in the partnership interest hereafter owned directly or indirectly by the Ramco Principals or any of their Affiliates is individually referred to as a "PI Property" and all of which are collectively referred to as the "PI Properties") (the Fee Properties and the "PI Properties" are collectively referred to as the "Properties");

         WHEREAS, Sellers desire to grant and Buyer desires to accept certain options and rights of first offer and refusal regarding the Properties on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the payment of One Dollar ($1.00) to each other, and of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer covenant and agree, intending to be legally bound, as follows:

       1.        Purchase Option.

                 (a) Each Seller hereby grants to Buyer the option to purchase each Property of such Seller (other than the Summit Complex, as defined in and as to which an option may hereafter arise pursuant to, subparagraph (b) below) set forth on Schedule 1 opposite such Seller's name (such option, together with such option as may hereafter arise with respect to the Summit Complex is herein called the "Purchase Option"). Except for the interest of Seller in the Summit Complex, the price for each Property shall be the lesser of such Seller's "Net Cash

Investment" in such Property or the "Fair Market Value" of such Property, all as determined according to the Option Terms and Conditions set forth in Exhibit "A". The Purchase Option may be exercised only by written notice of exercise (an "Exercise Notice") sent to a Seller not later than ten (10) years from the date of this Agreement (the "Option Term"). If Buyer shall timely exercise such option, then the Exercise Notice shall constitute an agreement of sale for the Property in question on the terms and conditions of Exhibit "A" hereto, except to the extent such terms and conditions are altered by agreement of the parties.

                 (b) If at any time during the Option Term any of the Ramco Principals and any Affiliate of the Ramco Principals together directly or indirectly own in the aggregate a twenty-five percent (25%) or greater interest, direct or indirect, in the shopping centers commonly known as Summit Place Complex located in Waterford Township, Michigan, ("Summit Complex"), Buyer shall have an automatic option to purchase all of the interests directly or indirectly owned by the Ramco Principals and any Affiliate of the Ramco Principals in the Summit Complex (such interests directly or indirectly owned by the Ramco Principals and any Affiliate of the Ramco Principals are herein collectively called the "Summit Interests"). The Ramco Principals covenant and agree that Buyer shall receive written notice promptly after the Ramco Principals or their Affiliates individually or collectively own in the aggregate, directly or indirectly, a twenty-five percent (25%) or greater interest, direct or indirect, in the Summit Complex. The term "Affiliate of the Ramco Principals" shall mean the spouse, sibling, parent or child of any Ramco Principal, the spouse of any sibling, parent or child of any Ramco Principal, any entity controlled by the Ramco Principals or any of them and any employee of any such entity. The holders of all of the Summit Interests shall grant to Buyer the option to purchase the Summit Interests (the "Summit Purchase Option"), subject to the receipt of any necessary consents required under the Summit Partnership's partnership agreement which the Ramco Principals covenant to use commercially reasonable efforts to obtain, but the Ramco Principals shall not be required to pay money or other consideration to obtain such approvals except that the Ramco Principals will pay normal fees and expenses of counsel and such normal overhead costs as may be necessary. The purchase price for the Summit Interests shall be ninety percent (90%) of the "FMV" of the Summit Interests as determined according to the Option Terms and Conditions attached hereto as Exhibit "A". The
Summit Purchase Option may be exercised only by Buyer's written notice (the "Summit Exercise Notice") sent to the holders of the Summit Interests prior to the expiration of the Option Term. If Buyer shall timely exercise such option, then the Summit Exercise Notice shall constitute an agreement of sale for the Summit Interests on the terms and conditions of Exhibit "A" hereto, except to the extent such terms and conditions are altered by the agreement of the parties.

       2.        Right of First Offer/Refusal for Property.

                 (a) If during the Option Term (i) any Seller desires to Transfer (as hereinafter defined) its Property or (ii) any Seller receives a bona fide offer to Transfer such Property, then prior to offering such Offered Property (as hereinafter defined) for Transfer, or accepting an offer for such Offered Property (as hereinafter defined) for Transfer, such Seller shall give Buyer notice (the "Offer Notice") specifying the purchase price and the other material terms and conditions pursuant to which such Seller is willing to Transfer the Offered Property. As used herein, a "Transfer" is to sell, convey, assign, exchange or otherwise transfer to an unrelated third-party all or any part of such Property or interest therein (other than (i) a bona fide arm's length space lease for actual occupancy by the tenant thereunder, (ii) a space lease other than at arm's length for actual occupancy by the tenant thereunder provided Buyer shall have approved such lease in advance of its execution and delivery by Seller, which approval will not be unreasonably withheld provided such lease is with a party and on terms Buyer, in its sole discretion, deems to be commercially reasonable in the circumstances (collectively, a "Permitted Lease")), including any lease other than a Permitted Lease, any option or any transfer of air rights or of zoning rights, (such Property or interest therein or part of a Property or all Property intended to be owned as of the closing of transfer of partnership interests is herein called an "Offered Property").

                 (b) Upon the giving of the Offer Notice, Buyer shall have the right (the "Right of First Offer"), exercisable by notice (the "Acceptance Notice") delivered to the Seller no later than thirty (30) days after the giving of the Offer Notice together with copies of all of the Development Related Agreements (defined in Exhibit "A"), Leases (defined in Exhibit "A") and Service Agreements (defined in Exhibit "A") pertaining to the Offered Property and other requested materials (including in the case where the Offered Property is PI Property, a true and correct copy of the applicable PI Property Partnership agreement and its recent tax returns for the three year period prior to the Offer Notice), to acquire the Offered Property in accordance with the terms and conditions of the Offer Notice.

                 (c) If Buyer delivers an Acceptance Notice within the prescribed time period, then the Acceptance Notice, together with the Offer Notice, shall be deemed to be an agreement of sale and purchase, on the terms and conditions of the Offer Notice.

                 (d) If Buyer does not deliver an Acceptance or an Exercise Notice with respect to the Offered Property to Seller within the prescribed thirty (30) day period, the Seller shall be entitled to Transfer the Offered Property to an unrelated third party free of any rights of Buyer under this Agreement on terms no less favorable to Seller than those specified in the Offer Notice, and upon such Transfer, Buyer's rights under this Agreement with respect to the Offered Property shall automatically terminate. If the Seller does not enter into a binding agreement to consummate such Transfer (which agreement will be deemed binding notwithstanding customary conditions to the obligations of parties thereunder) within six (6) months after the expiration of the time for Buyer to give an Acceptance Notice or if the Seller does not complete such Transfer within three (3) months after the expiration of the time for consummating the offer set forth in the Offer Notice (or, if no such time is specified in the Offer Notice then within nine (9) months after the expiration of the time for Buyer to give an Acceptance Notice), then Buyer's rights hereunder with respect to such Offered Property shall be deemed reinstated.

                 (e) The term "Transfer" as used in this Agreement shall not include (i) the grant of any commercially reasonable easement or right of way,
(ii) the grant or imposition of any commercially reasonable covenant, condition or restriction, (iii) the grant of a mortgage or deed of trust or the creation of any security interest to secure a bona fide loan, (iv) dedication to a governmental body or public utility, (v) any execution upon any mortgage, deed of trust, pledge agreement or security interest, (vi) any conveyance in-lieu-of foreclosure, (vii) any conveyance of a Fee Property in-lieu-of condemnation, or
(viii) any transfer, lease, encumbrance or any matter described in the preceding clauses (i) through (vii) carried out by a PI Property

Partnership with respect to its property. Nor shall "Transfer" include any transfer by a Seller to a party other than an unrelated third party, provided, however, that any such transfer to a party other than an unrelated third party shall be under and subject to the rights of Buyer hereunder and the transferee shall assume and promise to observe and perform the covenants and obligations of its transferror hereunder. A Seller shall give Buyer not less than forty-five
(45) days prior written notice of a conveyance in- lieu-of foreclosure or a conveyance in-lieu-of condemnation.

       3.        Access to Properties and Documents.

                 Each Seller shall from time to time, upon the request of Buyer, furnish to Buyer, at Buyer's expense, copies of all Development Related Agreements, Leases, Service Agreements (all as defined in Exhibit "A") and such other documents, instruments and records in such Seller's possession as Buyer may reasonably request, and each Seller shall afford Buyer access to the Fee Properties and the PI Property Partnership Real Estate (as defined in Paragraph 9 below) and to Seller's books and records pertaining thereto, for purposes of inspecting same and causing surveys and audits to be performed, all at Buyer's expense. Except for permitting access to the foregoing by its trustees, employees, partners, attorneys, accountants and advisors, Buyer will use reasonable efforts to preserve the confidentiality of any of the foregoing which have not been made public by a Seller.

       4.        Merger into Agreement of Sale.

                 If Buyer gives an Exercise Notice or an Acceptance Notice then Buyer's rights under this Agreement with respect to the Property which is the subject of the Agreement of Sale resulting from such Exercise Notice or Acceptance Notice shall be deemed merged into such Agreement of Sale and shall be extinguished, but shall retain the priority of this Agreement.

       5.        Continuing Rights.

                 The exercise or the non-exercise by Buyer of the Right of First Offer/Refusal to acquire any Property or Properties pursuant to the terms of this Agreement shall not affect Buyer's continuing rights under this Agreement as to Properties which were not the subject matter of a prior Offer Notice.

       6.        Notices.

                 (a) Each notice to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given or served by deposit of such with the United States Postal Service certified mail, return receipt requested, postage prepaid or with a nationally recognized overnight courier for next business day delivery and addressed as hereinafter provided.

                 (b) Any such notice shall be effective upon the earlier of (i) actual receipt or refusal to accept delivery by addressee or (ii) two business days after deposit thereof at any main or branch of the United States Postal Service or (iii) the first business day after deposit with nationally recognized overnight courier. Rejection or other refusal to accept or the inability to deliver because of a changed address or status of which no written notice was given shall be deemed to be receipt of the particular notice sent. By giving to the other party entitled to notice hereunder a notice pursuant to the provisions of this Section, the party entitled to notice shall have the right from time to time during the term of this Agreement to change the address(es) thereof and to specify as the address(es) thereof any other address(es) within the United States of America.

         Each notice to Buyer or Sellers shall, in the case of a notice to Buyer, specify the name of the Independent Trustees of Buyer, or in the case of a notice to a Seller, specify the applicable Seller, and shall be addressed as follows:

                 27600 Northwestern Highway
                 Suite 200
                 Southfield, MI 48034-2137

       7.        Subordination.

                 This Agreement is and shall be subject and subordinate at all times to the lien of any mortgage, deed of trust and/or other encumbrance affecting the Properties, or any part thereof permitted under Paragraph 2(e), to any Permitted Leases, and to the effect of any covenants, conditions, restrictions, easements or other matters of record heretofore or hereafter placed upon the Property or any part thereof permitted under Paragraph 2(e) (such liens and matters of record are collectively referred to as a "Prior Interest"), all automatically and without the necessity of any further action on the part of Buyer to effectuate such subordination. Buyer shall, at Seller's request, execute, acknowledge and deliver such further instruments evidencing such subordination as shall be desired by Seller or the holder of a Prior Interest.

                 8. Term. This Agreement shall expire ten (10) years from the date hereof.

                 9. Consequences of a Sale of PI Property Partnership Real Estate. If any PI Property Partnership shall wish to sell any real estate owned by it (the "PI Property Partnership Real Estate") to a third party unrelated to the Seller or Sellers which own PI Property in the PI Property Partnership (whether or not such Transfer may be to a party related to one or more other partners in such PI Property Partnership), the Seller or Sellers which own PI Property in the PI Property Partnership may, but need not, cause the PI Property Partnership to issue to Buyer an Offer Notice under paragraph 2 hereof, as if such PI Property Partnership Real Estate was a Fee Property hereunder, and, in that event, Buyer may isue an Acceptance Notice within the time and in accordance with the provisions of paragraph 2. If a PI Property Partnership shall have issued an Offer Notice hereunder, Buyer shall not timely issue an Acceptance Notice, and the PI Property Partnership shall enter into a binding agreement and complete a Transfer such that if the PI Partnership Real Estate were Fee Property hereunder, Buyer's rights thereto would terminate and would not be reinstated pursuant to subparagraph 2(d) hereof, then Buyer will have no further right or option with respect to the PI Property in such PI Property Partnership, but otherwise all rights of Buyer hereunder shall remain in effect. In the event of any Transfer by a PI Property Partnership of its PI Property Partnership Real Estate which is not the subject of an Offer Notice under this paragraph, the Seller or Sellers who own PI Property in such PI Property Partnership shall be obligated to pay to Buyer, contemporaneous with their receipt of their pro rata share of the net sales proceeds of such sale (as determined under the terms of the

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
partnership agreement of the PI Property Partnership), the amount by which the pro rata share of the net sales proceeds exceeds such Seller's "Net Cash Investment" (as defined in Exhibit "A" attached hereto) in such PI Property.

     10.         Successors and Assigns.

                 (a) The terms and provisions of this Agreement shall be binding upon the Sellers, and their successors and assigns, and shall inure to the benefit of Buyer and its successors.

                 (b) Buyer shall have no right to assign or pledge its rights under this Agreement, but Buyer may direct that the conveyance of the Property at Closing be made to an Affiliate of Buyer.

     11.         Miscellaneous.

                 (a) This Agreement and the obligations of the parties shall be interpreted, construed and enforced in accordance with the internal law of the State of Michigan, without regard to the conflicts of law principles thereof.

                 (b) If any provision of this Agreement shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to any other circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                 (c) This Agreement constitutes the entire Agreement of Seller and Buyer with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

                 (d) All personal pronouns used in this Agreement, with the use in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural; and the plural shall include the singular. Titles of Paragraphs in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

                 (e) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument.

                 (f) All exhibits and schedules attached to this Agreement are incorporated by reference into and made a part of this Agreement.

                 (g) The obligation of each Seller hereunder is several and no Seller shall have any liability for the actions or failure to act of any other Seller.

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
     12.         PI Property Partnership - Consent of Other Partners.

                 Buyer hereby acknowledges that the exercise by Buyer of its rights hereunder as to PI Property may, in the case of some or all PI Property Partnerships, require approval of one or more other partners of such PI Property Partnership. Seller(s) will not seek such approval until receipt of an Exercise Notice or an Acceptance Notice, but thereafter each Seller of PI Property promises to use commercially reasonable efforts to obtain such approvals, but Seller shall not be required to pay money or other consideration to obtain such approvals except that Seller will pay normal fees and expenses of counsel and such normal overhead costs as may be necessary. The obligations of Seller and Buyer to consummate Closing as to each PI Property shall be conditioned upon the grant of such approvals of other partners of the PI Property Partnership in question as may be necessary under the agreements governing such PI Property Partnership.

     13. Recording Memorandum of Option For Fee Properties; Security Interest in PI Properties.

                 (a) Seller will execute, acknowledge and deliver to Buyer for recording at Buyer's expense, a memorandum in recordable form for each Fee Property of Seller, confirming the existence and term of this Agreement, and incorporating by reference the complete legal description of such Fee Property. Each such memorandum shall provide that, if any Seller shall wish to undertake any mortgage financing, lease, transfer of any interest in a Fee Property or similar transaction, and provided such transaction is one which the Seller in question is entitled to undertake hereunder free and clear of, or senior to, the option and rights granted to Buyer hereunder, then this Agreement and all options and rights of Buyer hereunder shall be automatically subject and subordinate thereto, without the need of any further act or writing. Further, if any Seller shall wish to enter into any transaction described in the preceding sentence or any transaction permitted hereunder by reason of the approval of Buyer of such transaction, then Buyer will, upon request of such Seller, execute, acknowledge and deliver to such Seller, for recording at such Seller's expense, appropriate instruments of release or subordination of this Agreement and the options and rights of Buyer hereunder.

                 (b) Contemporaneous with the execution of this Agreement, each Seller which is the holder of a PI Property is executing and delivering to Buyer UCC Financing Statements, form 1, to perfect Buyer's security interest in such Seller's obligation to remit to Buyer the proceeds of sale described in Paragraph 9 of this Agreement above. This Agreement constitutes a security agreement under the terms of the Uniform Commercial Code and Sellers acknowledge and agree that Sellers are receiving value under the terms of the Master Agreement. Each Seller shall execute, deliver, file and refile any financing statements or continuation statements which Buyer may require from time to time to confirm the lien of Buyer's security interest and upon default of a Seller to remit to Buyer the proceeds of sale, as required under Paragraph 9 above, Buyer shall have all of the rights and remedies granted to a secured party under the Uniform Commercial Code. The security interest granted hereby shall be subordinate to any security interest in any PI Property granted by a Seller in accordance with clause (iii) of Paragraph 2(e) hereof, automatically and without the need of any further act or writing, and Buyer, notwithstanding that such subordination is automatic, will execute and deliver upon request forms UCC-3 or other documents which may be necessary or desirable to evidence or confirm such subordination.

         IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be executed on the day and year first above written.

                            BUYER:

                            RAMCO GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, by its general partner

                            By: Ramco Gershenson Properties Trust, a Maryland Trust

                                 By: ________________________

                            SELLERS:

                           Joinder of Ramco Principals

                                    EXHIBIT A

                           OPTION TERMS AND CONDITIONS

     1.       Sale and Premises.

              (a) In the case of a Fee Property, Seller shall sell and convey to Buyer and Buyer shall purchase from Seller, upon the terms and conditions hereinafter set forth:

                  (i) The land identified in the Acceptance Notice or the Exercise Notice and the buildings and improvements located thereon together with
(A) all easements, rights-of-way or use, privileges, licenses, appurtenances, interests and other rights of Seller appurtenant to or benefitting the land; (B) all right, title and interest of Seller in and to any land lying in the bed of any streets, roads, or avenues opened or unopened, existing or proposed, vacated or hereafter to be vacated, public or private in front of, behind or adjoining the land and also as they extend beyond the land for ingress, egress and regress to or from the Premises or any part thereof and for the installation, replacement, maintenance and use of utility facilities; (C) all right, title and interest of Seller in and to any award made or to be made and in and to any unpaid award for taking of or damage to the land, buildings or improvements occurring after the date of Buyer's Exercise Notice by reason of change of grade of any street, road, highway, avenue or alley, and Seller agrees to execute and deliver to Buyer, at Closing (defined below), or thereafter, on demand, all proper instruments for the conveyance of such title and the assignment and collection of any such award; (D) all of Seller's rights to connect with and to utilize, for service to the land, buildings or improvements or any part thereof, any private or public utility facilities as may now or hereafter be within or without the boundaries of the land; as well as all and singular the waters, water courses, rights, liberties, privileges, hereditaments and appurtenances whatsoever belonging to the land or in any way appertaining and the reversions and remainders, rents, issues and profits thereof; and (E) all plans, specifications, permits and approvals, financing commitments, leases or agreements to lease, architects' contracts, construction contracts and all other rights and property of such Seller related to such Property or the proposed development (collectively, the "Development Related Agreements") (items (A)-(E) above are collectively defined as, the "Premises"); and

                  (ii) The fixtures, furnishings, equipment and other items of personal property owned by Seller on the date of the Offer Notice, if any, and otherwise on the date of the Exercise Notice and located on and used in connection with the operation of the Premises (the "Personal Property").

              (b) In case of a PI Property, Seller shall sell and convey to Buyer and Buyer shall purchase from Seller, upon the terms and conditions hereinafter set forth all of Seller's right and interest in the PI Property Partnership, including, without limitation, all right, title and interest of Seller in (i) all distributions by the PI Property Partnership after the Closing Date of cash or other assets from operations, capital transactions, sales, refinancings, liquidation or any other source, which interest in such distributions shall not be subordinate to any superior right to distributions or payments of any type to any partners of a Seller or Affiliates of a Seller or partners of a Seller, including return of capital (but excluding repayment of bona fide loans not included in equity for purposes of determining Net Cash Investment); (ii) all profits and losses incurred by the PI Property Partnership after the Closing Date; and, (iii) all capital of the PI Property Partnership. At Closing, Seller shall deliver to Buyer duly executed originals of such Amendment (the "Partnership Amendments") to the Partnership Agreement of the PI Property Partnership and (Certificate of Limited Partnership) (Articles of Co-Partnership) of the PI Property Partnership as are necessary to make the provisions of this Agreement a part thereof. Buyer will, at Closing, assume the obligation of Seller as a partner in the PI Property Partnership pursuant to the partnership agreement and Partnership Amendments affecting such PI Partnership disclosed to Buyer, and Buyer will agree to defend, indemnify and hold harmless Seller from and against any and every manner of loss, cost, damage or expense arising by reason of any failure of Buyer to observe or perform any covenant or obligation assumed by Buyer at Closing.

    2.        Purchase Price.

              The purchase price (the " Purchase Price") to be paid by Buyer to Seller for a Property shall be the lesser of (i) a Seller's Net Cash Investment in such Property determined as described below as of the Closing Date and (ii) the fair market value of the Seller's interest in such Fee Property or PI Property determined as described below as of the Closing Date.

              (a) The "Net Cash Investment" is defined as the difference between
(i) the sum of (A) the federal and state income taxes payable by a Seller as a direct consequence of the Transfer to Buyer and (B) the aggregate equity including closing costs contributed by such Seller in the Fee Property or, in the case of a PI Property, to the PI Property Partnership and (ii) the aggregate net refinancing proceeds or distributions from other capital transactions received or distributed to such Seller, and the proceeds of any condemnation awards or insurance policy recoveries received by a Seller and not used for restoration or to reduce a loan secured on the property to which the award relates. In no event shall the Net Cash Investment be less than $10.00. If the parties cannot agree to the amount of the Net Cash Investment, it shall be determined conclusively by the "Big Six" accounting firm engaged by Buyer at the time of Buyer's Exercise Notice (or if Buyer is not then engaging a "Big Six" accounting firm, such other accounting firm reasonably acceptable to the Seller) and the costs of such determination shall be split between Seller and Buyer.

              (b) The fair market value of a Property ("FMV") shall be determined by agreement of Buyer and Seller. If Buyer and Seller cannot agree to the FMV, the FMV shall be determined as follows: within forty-five (45) days after the date of the Exercise Notice, Buyer and Seller shall each submit to the other the written appraisal of a professional M.A.I. appraiser who shall have been engaged in the practice of commercial real estate appraisal in the area where the property is located for at least five (5) years ("Qualified Appraiser") certifying the fair market value, as of the Closing Date, of a 100% undivided interest in fee simple title to the Fee Property or the PI Property Partnership Real Estate, as the case may be. The two appraisers shall use their best efforts to resolve in good faith any difference between the two appraised values. If they are able to resolve all differences, the value they mutually agree upon shall constitute the FMV. If the two appraisers are unable to resolve all differences within sixty (60) days after the date of the Exercise Notice, the two Qualified Appraisers shall mutually appoint a third Qualified Appraiser who shall not prepare a written appraisal but shall choose one of the other appraisals and the FMV shall be the appraised value set forth in the chosen appraisal. If the two Qualified Appraisers cannot agree on a third Qualified Appraiser within seventy (70) days after the date of the Exercise Notice, Buyer and Seller shall immediately submit the dispute on the selection of the third Qualified Appraiser for binding arbitration in the county of Michigan in which the Fee Property or the PI Property Partnership Real Estate (as applicable) is located or such other place as Buyer and Seller may mutually agree upon by the American Arbitration Association (or its successor or most newly analogous organization if it is not then in existence) for resolution, each party agreeing to act with diligence and cooperation to arrive at a prompt solution by that body. Buyer and Seller shall pay the cost of their own Qualified Appraiser, and Buyer and Seller will each pay one-half of the costs of the third Qualified Appraiser and any arbitration proceedings in the event of the failure to select a third Qualified Appraiser. In the case of a PI Property, the FMV shall be the product of the FMV of the PI Property Partnership Real Estate multiplied by the Seller's percentage interest in such PI Partnership, and then multiplied by the PI Property Partnership's percentage ownership in the PI Property.

              (c) The Purchase Price shall be paid by Buyer to a Seller at Closing by any of the following methods designated by the Seller:

                  (i) The delivery to the Seller of a Bank treasurer's check of a member Bank of The New York Clearing House, payable to the order of the Seller or, at Seller's option, the Title Insurance Company check or by wire or debit and credit transfer of immediately available same day United States Federal Funds to one or more accounts to be designated by Seller, or

                  (ii) Subject to any securities laws limitations, by the issuance of OP Units convertible into the number of Shares with a value equal to the Purchase Price as of the Closing Date.

    3.        Closing.

              (a) Closing shall be held on the date ("Closing Date") which is ten (10) business days after the FMV of the Property is determined pursuant to Paragraph 2 above at the principal place of business of Buyer.

              (b) Closing is the event ("Closing") during which, among other things, the Buyer shall pay the Purchase Price to the Seller for the Property and the Seller shall deliver to the Buyer the Deed and Bill of Sale (both defined below), in the case of a Fee Property, and the PI Assignment and Assumption (defined below), in the case of a PI Property, and such other documents or instruments as may be required pursuant to this Agreement.

    4.        Condition of Title.

              (a) In the case of a Fee Property, fee simple title to the Premises shall be conveyed by Seller to Buyer at the completion of Closing by a deed (the "Deed") containing Seller's special warranty, excluding the Permitted Encumbrances from such warranty. Title to the Personal Property shall be conveyed by Seller to Buyer at the completion of Closing by a bill of sale ("Bill of Sale") containing Seller's warranty, excluding the Permitted Encumbrances from such warranty. In the case of a PI Property, title shall be conveyed by an Assignment and Assumption Agreement signed by Seller and Buyer ("PI
Assignment and Assumption") which shall include customary indemnifications for matters arising before and after the Closing Date exchanged between Buyer and Seller and attach as an exhibit the executed Partnership Amendments described in subparagraph 1(b) above under which Buyer shall be admitted as a partner of the PI Property Partnership.

              (b) Title to a Fee Property shall be such as will be insured as good and marketable (at Buyer's expense) by a title insurance company of Buyer's choice (the "Title Insurance Company") at regular rates pursuant to the standard stipulations and conditions of the then current ALTA Policy of Owner's Title Insurance, free and clear of all liens (including any then existing environmental liens) and encumbrances, except for the Permitted Encumbrances. Title to a PI Property shall be good title by which the Seller shall Transfer the full and legal beneficial ownership of the PI Property free and clear of all pledges, liens, claims, restrictions and encumbrances. In the case of a PI Property, Buyer shall obtain at Buyer's expense a Fairways Endorsement and Non-imputation Endorsement to the existing PI Property Partnership owner's title policy. Sellers agree to execute such affidavits as the Title Insurance Company may require to issue those endorsements. Title to the PI Property Partnership Real Estate shall be good and marketable and free and clear of all liens except for Permitted Encumbrances and except for mortgage debt, which may encumber the PI Property Partnership Real Estate.

              (c) The term "Permitted Encumbrances" shall mean the following, but shall not include any matter or thing created, permitted or suffered by Seller in violation of this Agreement:

                  (1) All liens for unpaid real estate taxes and water and sewer charges to be apportioned at Closing, all special assessments payable by Buyer pursuant to subparagraph 5(e) below and all installments of any special assessment, in each case, not yet due and payable.

                  (2) All present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Premises and any municipal land development agreements or conditions, zoning variances and special exceptions.

                  (3) All rights, easements and agreements, whether or not of record, for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Premises and all other matters of record other than monetary liens (unless such monetary lien encumbers PI Property Partnership Real Estate as described in subparagraph 4(b) or is otherwise described in subparagraph 4(c)(1) above).

                  (4) Any state of facts which would be shown on or by an accurate current survey of the Premises and/or a physical inspection thereof.

                  (5) Rights of tenants as tenants only under the terms and conditions of all Permitted Leases in effect at the date of Closing.

                  (6) Any outstanding violations of building, fire, sanitary, environmental, housing and similar laws, ordinances, rules, regulations and orders of governmental authorities having jurisdiction over the Premises.

                  (7) All other matters of record provided they do not constitute a "Transfer" under the Option Agreement to which this Exhibit is attached.

    5.        Possession, Assignment of Agreements and Leases For Fee Property
Transfer.

              (a) In the case of a Fee Property, possession of the Premises and the Personal Property is to be given by Seller to Buyer at the completion of Closing by delivery of the Deed and the Bill of Sale and by assignment of the then existing Permitted Leases for the Premises, subject to the rights of any third-party brokers to be paid leasing brokerage commissions out of the installments of rentals paid after Closing or in connection with exercise by the tenant after Closing of any renewal or expansion options ("Permitted Leasing Commissions"). Seller shall, following delivery of the Exercise Notice or Acceptance Notice and prior to Closing, not enter into new leases for portions of the Premises then vacant and for portions of the Premises which may, pursuant to notice given by any tenant, by reason of any tenant's default, or by reason of the expiration of the term of any existing lease become vacant, without Buyer's prior approval. All such new leases approved by Buyer, leases existing prior to the date of the Option Agreement and Right of First Offer/Refusal to which this Exhibit "A" is attached and then still existing and the then existing Permitted Leases are herein called the "Leases". Seller shall represent and warrant that following the Offer Notice, if any, and otherwise following receipt by Seller of the Exercise Notice, (i) at the time of Closing, Seller shall have accepted no prepayment of rent under any of the Leases without Buyer's consent, except for those indicated on a rent roll (the "Rent Roll") which Seller will deliver to Buyer ten (10) days before Closing, (ii) Seller shall not have terminated any of the Leases by agreement with the tenant (except by reason of a default by the tenant thereunder or except for notices given to indicate the landlord's intention not to permit the term of the lease to continue or be renewed for an additional term), (iii) there are no material inaccuracies in the Rent Roll and (iv) the copies of the Leases, which shall be delivered by Seller to Buyer within fifteen (15) days following the Acceptance Notice or the Exercise Notice, are true, correct and complete copies thereof.

              (b) In the case of a Fee Property, Seller shall also assign to Buyer at the Closing, all then existing assignable service agreements affecting the Premises (hereinafter collectively called the "Service Agreements") and Buyer shall assume the obligations under the Service Agreements arising after Closing.

              (c) In the case of a Fee Property, at Closing, Buyer shall execute and acknowledge an agreement (the "Development Assumption Agreement") wherein Buyer shall assume all of the obligations of Seller thereafter accruing under those Development Related Agreements that have been forwarded to Buyer by Seller.

              (d) In the case of a Fee Property, at Closing, Buyer shall also execute and acknowledge an agreement (the "Assumption Agreement") wherein Buyer shall assume all of the obligations of Seller thereafter accruing under the Leases (including, without limit thereto, obligations for the return of any security deposits and the payment of brokerage commissions) and the Service Agreements, and shall agree to indemnify, defend and save Seller harmless from and against all claims, liability, costs and expenses arising after Closing which may be asserted against Seller or which Seller may reasonably incur or suffer, arising out of or with respect to the Leases or the Service Agreements. The Assumption Agreement shall also provide that Buyer shall not agree to any extension or renewal of any of the Leases not provided for therein, but shall, instead, if it chooses to continue the occupancy rights of a tenant, provide for any extensions of existing tenancies by means of new leases which will contain no reference to Seller.

              (e) Except as provided in subparagraph 6(a)(x) below, each Seller shall pay all assessments against the Premises or any part thereof for improvements or other work assessed, commenced or completed prior to the Closing Date and shall indemnify, defend and save Buyer harmless from and against any claims therefor or any liability, loss, cost or expense arising therefrom.

         6. Fee Property Apportionments. The following apportionments shall be made with respect to the Fee Property:

              (a) (i) Taxes, Rents, etc. Real estate taxes (on the basis of the due dates of the tax bills for the period for which such taxes are assessed) on the Fee Property, personal property taxes on the Personal Property, minimum water and sewer rentals, rents, including without limitation expense pass throughs, percentage rents, income from and expenses for electricity and other sums paid by tenants, licensees and concessionaires and collected by Seller prior to Closing under the Leases, payments due under the Service Agreements which are to be assigned to Buyer, prepaid license fees and other charges for licenses and permits for the Fee Property which will remain in effect for Buyer's benefit after Closing, rental under any ground lease, municipal rubbish removal charges, lease rejection awards made in any bankruptcy proceedings of a tenant, and prepaid insurance premiums for insurance which will remain in effect for Buyer's benefit after Closing, if any, shall be apportioned pro rata between Seller and Buyer on a per diem basis as of midnight on the day before the Closing Date, so that Seller shall bear all expenses with respect to the Fee Property and benefit from all items of income with respect to the Fee Property through the day before the Closing Date. To the extent that the amounts of the items to be adjusted are not reasonably ascertainable as of the Closing Date, they shall be adjusted as promptly after the Closing Date as the amounts thereof are ascertained.

                  (ii) All rents and other sums collected by Buyer after the Closing Date, up to the respective amounts currently due Buyer from time to time, will be retained by Buyer and applied on account of the rents and other sums due to Buyer. At Closing, Seller shall identify all tenants which are in arrears in the payment of rent or other sums due under the Leases on the Closing Date. If any tenant shall pay to Buyer after the Closing Date a sum in excess of all rents and other sums which have accrued to Buyer, and which excess sum is on account of arrearages which became due prior to Closing, Buyer will remit to Seller such excess net of a proportionate share of the cost of collection based on the relative amounts recovered by each of Seller and Buyer, to be applied on account of the arrearages due to Seller. Seller shall not bring any suit or other proceeding, on behalf of Seller, against any tenant currently in occupancy under the Leases after the Closing Date on account of rental delinquencies. Buyer assumes no obligation to collect or enforce the payment of any such moneys which may be owing to Seller. If Buyer employs an agent to collect rent under the Leases after Closing, such agent shall have the right to deduct and retain from Seller's share of any rent or other payments received by Buyer after the Closing Date a pro rata share of the compensation payable to such agent by Buyer, based on the relative amounts recovered by each party.

                 (iii) Any refunds received by Buyer under any of the Service Agreements on account of payments which are applicable to periods prior to the Closing Date shall be apportioned by Buyer when received and the portion thereof attributable to periods prior to the Closing Date shall be paid by Buyer to Seller.

                  (iv) All amounts collected from tenants pursuant to provisions in the Leases (or in any reciprocal easement agreements) on account of real estate taxes shall be transferred to Buyer on the Closing Date. Seller shall be responsible for the collection of all such amounts up to the Closing Date and Buyer shall be responsible for the collection of all such amounts from and after the Closing Date. At Closing, the difference between the aggregate amount collectable by Seller under the Leases and reciprocal easement agreements on account of real estate taxes for the tax period in which the prorated taxes are due, and the amount of real estate taxes for the Fee Property for the tax period in which the Closing Date occurs, shall be credited through a cash adjustment to Seller or Buyer, as applicable.

                  (v) Common area maintenance expenses which by the terms of the Leases (or any reciprocal easement agreements) are recoverable in whole or in part from tenants of the Fee Property (or parties to reciprocal easement agreements) shall be calculated on the basis of the actual expenses incurred by the parties as of the Closing Date. Seller shall be responsible for the collection of all such amounts up to the Closing Date and Buyer shall be responsible for the collection of all such amounts from and after the Closing Date. Seller and Buyer recognize that the common area maintenance expense contributions made by tenants or parties to reciprocal easement agreements during the month in which Closing occurs will be applied by Seller for the common area maintenance expenses incurred for the Fee Property during the month which precedes the month in which Closing occurs (the "Pre-Closing Month"). Notwithstanding such application, items of common area maintenance expense and income shall be prorated as of the Closing Date, except that the parties shall defer the cash adjustment to be made to Buyer which arises from Seller's application of the common area maintenance expense contributions made during the month in which Closing occurs to the expenses incurred during the Pre-Closing Month until the year-end common area maintenance reconciliation is made under the Leases. If Seller shall have failed to have paid common area maintenance expenses incurred for any period prior to the Pre-Closing Month, or if Seller shall have collected payments for such expenses for periods beyond Closing, then there shall be a credit to Buyer in the form of a cash adjustment for the amount of such expense or excess.

                  (vi) If the apportionment of any percentage rents, "escalation" payments relating to operating expenses, merchant's association dues or fees for promotion, income and expenses for electricity or other payments received by Buyer after the Closing Date from a tenant under any of the Leases on account of periods prior to the Closing Date or on account of sums which are attributable to expenses incurred by the landlord for periods of time prior to the Closing Date, cannot be precisely determined at the Closing Date, Seller and Buyer shall reasonably estimate the apportionment of such sums pro rata between Buyer and Seller on a per diem basis as of the Closing Date. A post-closing adjustment shall be made, if necessary, between Buyer and Seller for such apportioned items when the amounts thereof can be ascertained.

                 (vii) The apportionment of "percentage rent", and the amounts due by Buyer to Seller, respectively, under each of the Leases for "percentage rent", shall be made or paid with respect to the lease year (as defined in such Lease) in which the Closing Date falls and the post-Closing adjustment shall be made at the time that the accounting for the tenant's percentage rent obligation for the lease year is determined under the Lease. The amount to be apportioned shall be the total of the amounts collected by both Buyer and Seller as percentage rent for such percentage rent lease year. Seller's portion thereof shall be an amount which bears the same ratio to the total percentage rent for the applicable percentage rent lease year as the number of days up to but excluding the Closing Date in such percentage rent lease year shall bear to the full number of days in such percentage rent lease year; and Buyer shall be entitled to retain the remaining portion.

                (viii) If the Fee Property is not separately assessed for real estate tax purposes as of the Closing Date, the real estate tax assessment attributable to the Fee Property shall be deemed to be that portion of the total assessment of the buildings on the larger parcel with which the Fee Property is assessed, which bears the same ratio to such total assessment of buildings as the ground floor area of buildings on the Fee Property bears to the total ground floor area of buildings on the larger parcel; and that portion of the total assessment of the land constituting the larger parcel with which the Real Property is assessed, which bears the same ratio to such total assessment of land as the land area in the Fee Property bears to the total land area in the larger parcel.

                  (ix) If bills for real estate taxes on the Fee Property have not been issued as of the Closing Date, and if the amount of real estate taxes for the then current tax fiscal year is not then known, the apportionment of real estate taxes shall be made at Closing on the basis of the prior year's real estate taxes and a post-Closing adjustment shall be made when the actual amounts are ascertained.

                   (x) If, at Closing, the Fee Property or any part thereof is affected by an assessment which is payable in installments of which the first installment is then a charge or lien, or has been paid, then all unpaid installments of such assessments shall be prorated between the parties as of the date of Closing as follows: Seller shall be responsible for those installments thereof for years prior to the year in which Closing occurs and Buyer shall be responsible for those installments thereof for years following the year in which Closing occurs; the installment due for the year in which Closing occurs shall be prorated between the parties on a per diem basis.

                  (xi) Any credit due to Buyer pursuant to this Paragraph 7(a) shall be paid in cash to Buyer at Closing and not applied as a credit against the Contribution Price, and any credit due to Seller pursuant to this Paragraph 7(a) shall be paid by Buyer in cash to Seller at Closing as an addition to the Contribution Price.

               (b) Security Deposits. The total sum of all tenant security deposits listed on Exhibit "E", as updated at Closing, together with all interest earned thereon as of the Closing Date which Seller is obligated to pay to tenants, shall be given to Buyer or its designee at Closing and not as a credit against the Contribution Price.

               (c) Utility Meter Readings. At Closing, Seller shall pay all charges for the water, electric, gas and other utility meters servicing the Fee Property (other than meters measuring exclusively utility consumption which is to be paid in full by tenants under Leases) apportioned on the basis of the prior month's readings. When the charges for the month during which Closing occurs are ascertained, the parties shall make any necessary post-Closing adjustments. The apportionment of items of expense and income for tenant contributions on account of utilities shall be handled in the same manner as items of expense and income for tenant contributions for common area maintenance are handled as described in subparagraph 7(a)(v) above.

               (d) Transfer and Sales Taxes. Buyer shall pay at Closing all realty transfer documentary fees, stamps and taxes imposed on the Deed, the conveyance of the Fee Property or the transaction contemplated by this Agreement. Buyer shall indemnify, defend and hold Seller harmless from and against any and all liabilities arising from such taxes imposed in connection with the conveyance of the Fee Property or the transaction contemplated by this Agreement. Ordinary charges for recording instruments shall be paid at Closing by Buyer. Seller and Buyer acknowledge and agree that the Personal Property to be transferred hereunder is not being sold in the normal course of Seller's trade or business, and agree to execute the appropriate exemption certificates for the purpose of obtaining sales tax exemptions with respect to the transfer of the Personal Property. Buyer shall be obligated to pay any sales tax which may be payable in connection with the sale of the Personal Property if such sale is not exempt from taxation.

               (e) Tenant Improvement Costs. Unless otherwise provided in an Offer Notice (in which case such Offer Notice shall control) Seller shall pay at or prior to Closing all tenant improvement costs, tenant allowances and other bona fide third party costs and expenses actually incurred for Leases entered into on or before Seller's receipt of an Exercise Notice. Seller agrees to indemnify, defend and hold Buyer harmless from and against any liability associated with such costs. If Closing occurs, Buyer shall pay the unamortized portion (amortized over the period rent is due under the Lease) of all tenant improvement costs, tenant allowances, and other bona fide third-party costs and expenses actually incurred in connection with procuring the tenant for those Leases entered into after Seller's receipt of an Exercise Notice with Buyer's approval.

         6.1 PI Property Apportionments. Distributions to partners of a PI Property Partnership with respect to the PI Property Partnership's fiscal year in which Closing occurs will be pro-rated between Sellers and Buyer on a per diem basis promptly following the close of such fiscal year and the making of the final distribution with respect to such fiscal year by the PI Property Partnership. Buyer will be credited with the day of Closing, and will be entitled to receive from the PI Property Partnership all distributions made by it on and after the day of Closing with respect to the PI Property acquired by Buyer at Closing. If either party has received distributions with respect to such fiscal year in excess of such party's share determined on a per diem basis, such party will pay such excess to the other promptly following the close of such fiscal year and the determination of such excess.

         7.       Seller's Obligations With Respect to a PI Property Closing.

                  (a) In the case of PI Property, at the Closing each Seller shall deliver to Buyer an opinion of counsel reasonably satisfactory to Buyer, opining that:

                          (i)    The PI Property Partnership is a partnership
duly organized, validly existing, and in good standing under the laws of its state of formation, with full power, authority and legal right to own the PI Property Partnership Real Estate and to carry on the business in the manner and in the location which it is then in its business;

                         (ii)    The PI Assignment and Assumption has been duly
authorized by and duly executed on behalf of the Seller and is binding upon and enforceable against the Seller and the PI Property Partnership, subject only to applicable laws regarding bankruptcy, insolvency and creditors rights;

                        (iii) To such counsel's knowledge, the Transfer of the PI Property to Buyer will not result in any breaches of or defaults under any agreement, document or obligation known to such counsel, to which Seller is a party or by which Seller or the PI Property Partnership is subject or bound, or result in any lien, claim or encumbrance upon or against the Seller or the PI Property Partnership Real Estate;

                         (iv)    To such counsel's knowledge, the consent of all
persons, if any, whose consent is required to the Transfer of the PI Property has been obtained; and

                          (v)    To such counsel's knowledge, there is no
action, suit, investigation or other proceeding pending or threatened which involves any matter for which the PI Property might be subject or bound.

                  (b) As to clauses (iii), (iv) and (v) of the opinion letter described in (a) above, if counsel shall set forth exceptions to the opinion rendered, Seller will not by reason thereof be in default of its obligation to deliver such opinion (although this is not intended to excuse any other default hereunder which such exceptions may represent or reflect), and Buyer will have the option to accept such opinion and to consummate Closing or to refrain from doing so, and in the latter event the rights and options granted to Buyer under the Option Agreement And Right of First Offer/Refusal to which this Exhibit "A" is attached shall remain in effect as to the Property in question for the remainder of the Option Term.

                  (c) Each Seller shall covenant, represent and warrant to Buyer (with survival after Closing) in the PI Assignment and Assumption that:

                          (i)      Seller has good title to the PI Property with
full right, power and authority to transfer and assign to Buyer the full and legal beneficial ownership of the PI Property, free and clear of all pledges, liens, claims and encumbrances;

                         (ii)      Seller has not pledged, hypothecated,
encumbered, assigned or transferred Seller's PI Property;

                        (iii) Seller has no claims of any nature against the PI Property Partnership or the interest of any partner therein;

                         (iv)      Seller has not incurred any debts or
obligations on behalf of the PI Property Partnership which will remain after Closing and the PI Property Partnership Real Estate is not encumbered by any debt not disclosed to Buyer; and

                          (v)      All federal and state income tax liability
resulting from Seller's interest in the PI Property has been paid by Seller or otherwise escrowed from the sales proceeds payable to the Seller.

                 8.       Transfer Taxes.

                          Buyer shall pay all realty transfer taxes payable
regarding this transaction.

                 9.       Buyer's Default.

                          If Buyer defaults under this Agreement at or prior to
Closing by failing to complete Closing in accordance with the terms of this Agreement or in any other respect, then on the date specified for Closing (or sooner in the event of an anticipatory breach) Buyer's Purchase Option and Right of First offer with respect to the Premises shall terminate and the Seller shall have no further recourse against Buyer, provided, however, that if this Agreement shall have resulted from the issuance by Seller of an Offer Notice and the issuance by Buyer of an Acceptance Notice, then in addition to the termination of Buyer's Purchase Option and Right of First Offer as to the Premises, the liability of Buyer for default shall be the liability, if any, specified in the Offer Notice.

                 10.      Seller Default.

                          If a Seller shall fail or be unable to perform in
accordance with this Agreement, then Buyer, shall have the right as its sole and exclusive remedies to revoke the Exercise Notice or Acceptance Notice, or to obtain specific performance of such Seller's obligations hereunder and each Seller expressly acknowledges that its Property is unique and that specific performance is an appropriate remedy for such Seller's default hereunder.

                 11.      Fire or Other Casualty.

                          In the event that the Premises or the Personal
Property, in the case of a Fee Property, or the PI Property Partnership Real Estate, in the case of a PI Property, shall be damaged or destroyed by fire, vandalism or other casualty prior to the completion of Closing, Buyer may choose to complete Closing hereunder and, in the case of a Fee Property, receive an assignment of the proceeds of any insurance (or, if such proceeds have already been received by Seller, Seller shall pay over to Buyer such proceeds at Closing, net of the reasonable costs incurred by Seller to recover such proceeds and net of sums expended with the approval of Buyer, not to be unreasonably withheld, to protect or restore the Property) or Buyer may withdraw its Acceptance Notice or Exercise Notice. Following Buyer's Acceptance Notice or Exercise Notice, Seller or the PI Property Partnership, as applicable, will maintain in effect through Closing its policies of property insurance with respect to the Fee Property or PI Property Partnership Real Estate, as applicable.

                 12.      Preparation of Deed and Assignment and Assumption.

                          The Deed and Bill of Sale, in the case of a Fee
Property, and the PI Assignment and Assumption, in the case of a PI Property, shall be prepared and, if necessary, recorded at the expense of Buyer. At least ten (10) days prior to the Closing Date, Buyer shall submit to Seller the Deed and the Bill of Sale, in the case of a Fee Property, and the PI Assignment and Assumption in the case of a PI Property, and a title insurance commitment issued by the Title Insurance Company.

                 13.      Buyer's Right of Entry; Due Diligence Period.

                          (a)     Buyer and Buyer's agents, consultants and
representatives, shall have the right, from time to time, after giving the Acceptance Notice or the Exercise Notice, during usual business hours, to enter upon the Premises or (with the approval of the PI Property Partnership, which approval the Seller(s) in question will use commercially reasonable efforts to obtain, but Seller shall not be required to pay money or other consideration to obtain such approvals except that Seller will pay normal fees and expenses of counsel and such normal overhead costs as may be necessary) the PI Property Partnership Real Estate, as applicable, for the purpose of inspection, preparation of plans, making of test borings, taking of measurements, making of surveys and generally for the reasonable ascertainment of the condition of the Premises or the PI Property Partnership Real Estate, as applicable; provided, however, that Buyer shall (i) give Seller prior written notice of the time and place of such entry and permit a representative of Seller to accompany Buyer;
(ii) restore any or replace with appropriate material any soil or other material removed during, such test borings; (iii) indemnify, defend and save Seller harmless from and against any and all liabilities which Seller may suffer by reason of such entry prior to Closing; and (iv) not enter into any space leased to third parties or communicate with any tenant without Seller's prior written consent.

                          (b)     With respect to environmental matters, Buyer
and Buyer's agents, consultants and representatives shall have the right, from time to time, after giving Acceptance Notice or the Exercise Notice, during usual business hours, to full access to the Premises or (with the approval of the PI Property Partnership, which approval the Seller(s) in question will use commercially reasonable efforts to obtain, but Seller shall not be required to pay money or other consideration to obtain such approvals except that Seller will pay normal fees and expenses of counsel and such normal overhead costs as may be necessary) the PI Property Partnership Real Estate, as applicable, and the operations conducted thereon for purposes of independent investigation; provided, however, that Buyer shall (i) give Seller prior written notice of the time and place of such entry and permit a representative of Seller to accompany Buyer; and (ii) restore or replace with appropriate material any soil or other material removed during any test borings. At Buyer's sole option, such investigation may include, without limitation, such testing of the soil, groundwater, building components, tanks, containers and equipment on the Premises or the PI Property Partnership Real Estate, as applicable, as Buyer or Buyer's agents, consultants or representatives shall deem necessary or appropriate to confirm the condition of the Premises or the PI Property Partnership Real Estate, as applicable, and the compliance of the operations conducted thereon. Buyer shall indemnify, defend and save Seller harmless from and against any and all liabilities which Seller may suffer by reason of the acts, or negligence or violation of law committed by Buyer or Buyer's agents, consultants or representatives during the course of such testing.

                          (c)     Prior to permitting any party to enter the
Premises or the PI Property Partnership Real Estate, as applicable, prior to Closing for the purpose of performing any services or supplying any materials for which such party could claim a mechanic's lien against the Premises or the PI Property Partnership Real Estate, as applicable, or any part thereof, Buyer shall cause to be delivered releases of mechanic's liens in form reasonably satisfactory to Seller.

                          (d)     At any time prior to sixty (60) days following
the Exercise Notice (the "Due Diligence Period"), Buyer may revoke its Exercise Notice by written notice to Seller, whereupon the Purchase Option and the Right of First Offer/ Refusal will terminate as to the Premises or the PI Property, as applicable. If this Agreement shall have resulted from the issuance by Seller of an Offer Notice and the issuance by Buyer of an Acceptance Notice, then the due diligence period, if any, and Buyer's termination right, if any, shall be as set forth in the Offer Notice. Within fifteen (15) days following the Acceptance Notice or the Exercise Notice (or such shorter time, if any, as may have been provided for in the Offer Notice), Seller will furnish to Buyer the Rent Roll and copies of all of the Leases and Service Agreements for the Fee Property or PI Property Partnership Real Estate, as applicable, as of the date of the Acceptance Notice or the Exercise Notice, together with a certificate containing the representations and warranties set forth in clauses (iii) and (iv) of subparagraph 5(a).

                 14.      Condemnation.

                          If any part or parts of the Premises or the PI
Property Partnership Real Estate, as applicable, shall be taken by the exercise of the power of eminent domain, this Agreement shall continue in full force and effect and there shall be no abatement of the Purchase Price. In the case of a Fee Property, Seller shall be relieved of its duty to convey title to the portion so taken, but Seller shall, at Closing, assign to Buyer all of Seller's rights and claims to any awards arising therefrom as well as credit the cash portion of the Purchase Price with the amount of any money theretofore received by Seller on account thereof, net of any expenses incurred by Seller, including, without limit thereto, reasonable counsel fees, in collecting the award. If the amount of the cash award collected by Seller prior to Closing net of such expenses exceeds the amount payable by Buyer at Closing, Seller will pay the excess to Buyer at Closing. With respect to any such taking after the date of this Agreement, Seller shall furnish to Buyer a copy of the declaration of taking promptly after Seller's receipt thereof.

                 15.      Brokers.

                          Buyer and Sellers each represent and warrant to the
other that it has dealt with no broker or other intermediary in connection with this transaction or the Premises. The party in breach of the foregoing representation and warranty shall indemnify, defend and save the other harmless from and against any claim for commission or compensation by such broker or other intermediary, as well as all costs and liabilities incurred by the other by reason thereof.

                 16.      Condition of Property.

                          The entire agreement between the Seller and Buyer with
respect to the Properties and the sale thereof is expressly set forth in this Agreement, and the parties are not bound by any agreement, understandings, provisions, conditions, representations or warranties other than as are expressly set forth in this Agreement. Without in any manner limiting the generality of the foregoing, Buyer acknowledges that at the expiration of the Due Diligence Period, it and its representatives will have fully inspected the Fee Property or the PI Property Partnership Real Estate, as applicable, and the Development Agreements, the Service Agreements and the Leases, will then be fully familiar with the physical and financial condition thereof, and that the Premises, the Personal Property, or the PI Property Partnership Real Estate, as applicable, the Development Agreements, the Service Agreements, and the Leases, shall have been purchased by Buyer in an "as is" and "where is" condition as a result of such inspection and investigations and not in reliance on any agreement, understanding, condition, warranty or representation made by Seller or any agent or employee of Seller (except as expressly elsewhere provided in this Agreement) as to the condition thereof, as to any permitted use thereof, or as to the income or expense in connection therewith, or as to any other matter in connection therewith; and Buyer further acknowledges that no Seller nor any party acting on behalf of a Seller has made or shall be deemed to have made any such agreement, condition, representation or warranty, except as expressly set forth in this Agreement.

                          (b)     Between the date of the Exercise Notice or the
Acceptance Notice and the Closing, Seller shall perform all repairs to the Premises and the Personal Property (and in the case of PI Property Partnership Real Estate, cause such repairs to be made) required to maintain them in the same condition as they are as of the date of the Acceptance Notice or the Exercise Notice, as said condition shall be changed by wear and tear, eminent domain, damage by fire or other casualty, or vandalism.

                 17.      FIRPTA.

                          To inform Buyer that withholding of tax is not
required upon the disposition by Sellers of a United States real property interest or partnership interest, the Sellers at Closing shall certify:

                                       (i)   Seller is not a foreign
corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

                                      (ii)   Seller's U.S. employer
identification number/social security number is                  ; and

                                     (iii)   Seller's office address is:
                                                                        -----

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

Seller, understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement made here could be punished by fine, imprisonment or both.

              18.         General Representations and Warranties.

                          To induce Buyer to enter into this Agreement, each
Seller hereby represents and warrants as follows:

                          (a)     Organization

                          Each Seller that is a partnership is a partnership
duly organized, validly existing and in good standing under the laws of the State of its formation with full power, authority and legal right to own its property and assets and to carry on the business in the manner and in the locations in which it has been and is now being conducted by it, and to engage in the transactions contemplated by this Agreement. The Partnership Agreement of the PI Property Partnership, in the case of a Seller that owns a PI Property, or of the title holding partnership, in the case of a Fee Property (copies of which have been certified and delivered to Buyer on the date hereof) is true, complete and accurate, in full force and effect, represents the entire agreement of the parties thereto and has not been modified or amended except as specified.

                          (b)     Authority; Binding Obligation

                                  Each Seller has taken all action which may be
required by the Partnership Agreement, the laws of the State of its formation, and all other applicable laws to authorize the execution, delivery and performance of this Agreement, except that the partnership agreements of the PI Property Partnerships may require the approval of other partners for the sale or transfer of partnership interests by Sellers, which approvals may not yet have been obtained, in which case the Seller(s) in question, promptly following the exercise of an Option the Closing of which requires such approval, will use commercially reasonable efforts to obtain such approvals but such Seller(s) shall not be required to pay money or other consideration to obtain such approvals except that such Seller(s) will pay normal fees and expenses of counsel and such normal overhead costs as may be necessary. This Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms.

                          (c)     Payment of Taxes

                                  Sellers and each of the PI Property
Partnerships, have filed all federal and state tax returns required to be filed, and all taxes shown to be owing on such returns have been paid. Sellers and each of the respective PI Property Partnerships have no knowledge of any deficiency or assessment which may become due in connection with such taxes. All other taxes, governmental levies or assessments affecting the premises or any portion thereof to the extent due and payable have been paid.

                                   SCHEDULE 1

                             SCHEDULE OF PROPERTIES

I.       Fee Properties

RIVER'S EDGE OFFICE BUILDING                       SOUTHFIELD, MICHIGAN

II. PI Properties

SUMMIT COMPLEX (SUMMIT NORTH                       WATERFORD, MICHIGAN
SUMMIT PLACE AND SUMMIT CROSSING)
LIVONIA TOWNE SQUARE                               LIVONIA MICHIGAN
BAY TOWNE PLAZA                                    SAGINAW, MICHIGAN
PARK PLACE SHOPPING CENTER                         SANDUSKY, OHIO

                                                                       Exhibit O

                                  NORTH TOWNE
               OPTION AGREEMENT AND RIGHT OF FIRST OFFER/REFUSAL


         THIS AGREEMENT made this ____ day of _________, 1995, by and between RAMCO LEWIS-ALEXIS ASSOCIATES, an Ohio general partnership hereinafter individually referred to as "Seller"), and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership (hereinafter referred to as "Buyer").

                              W I T N E S E T H :

         WHEREAS, certain Affiliates of Seller and Buyer are parties to a certain Master Agreement dated as of April ___, 1995 (the "Master Agreement") and the parties hereto are entering into this Agreement as contemplated under the Master Agreement; capitalized terms used in this Agreement and not defined shall have the meanings ascribed to them under the Master Agreement;

         WHEREAS, Seller owns the percentage interest set forth opposite its name on Schedule 1 in Lewis-Alexis Group, an Ohio general partnership ("Lewis-Alexis") which owns the parcel or parcels of land set forth on Schedule 1 (each of which partnership interest and any reductions or increases in the partnership interest hereafter owned directly or indirectly by the Ramco Principals or any Affiliate of the Ramco Principals in Seller or directly or indirectly in Lewis-Alexis is individually referred to as a "Partnership Interest" and all of which are collectively referred to as the "Partnership Interests"). The term "Affiliate of the Ramco Principals" shall mean the spouse, sibling, parent or child of any Ramco Principal, the spouse of any sibling, parent or child of any Ramco Principal, any entity controlled by the Ramco Principals or any of them and any employee of any such entity;

         WHEREAS, Sellers desire to grant and Buyer desires to accept certain options and rights of first offer and refusal regarding the Partnership Interests on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the payment of One Dollar ($1.00) to each other, and of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer covenant and agree, intending to be legally bound, as follows:

       1.        Purchase Option.

                 Seller hereby grants to Buyer the option to purchase the Partnership Interests of Seller set forth on Schedule 1 opposite Seller's name (the "Purchase Option"), for the price and otherwise on the terms and conditions set forth in Exhibit "A". The Purchase Option may be exercised only by written notice of exercise (an "Exercise Notice") sent to Seller not later than ten (10) years from the date of this Agreement (the "Option Term"). If Buyer shall timely exercise such option, then the Exercise Notice shall constitute an agreement of sale for the Partnership Interests in question on the terms and conditions of Exhibit "A" hereto, except to the extent such terms and conditions are altered by agreement of the parties.

         2.      Right of First Offer/Refusal for Partnership Interests.

                 (a) If during the Option Term (i) Seller desires to Transfer (as hereinafter defined) its Partnership Interest or (ii) Seller receives a bona fide offer to Transfer such Partnership Interest, then prior to offering such Offered Property (as hereinafter defined) for Transfer, or accepting an offer for such Offered Property (as hereinafter defined) for Transfer, Seller shall give Buyer notice (the "Offer Notice") specifying the purchase price and the other material terms and conditions pursuant to which Seller is willing to Transfer the Offered Property. As used herein, a "Transfer" is to sell, convey, assign, exchange or otherwise transfer to an unrelated third-party all or any part of such Partnership Interest or interest therein (such Partnership Interest or interest therein intended to be transferred is herein called an "Offered Property").

                 (b) Upon the giving of the Offer Notice, Buyer shall have the right (the "Right of First Offer"), exercisable by notice (the "Acceptance Notice") delivered to the Seller no later than thirty (30) days after the giving of the Offer Notice together with copies of all of the Development Related Agreements (defined in Exhibit "A"), Leases (defined in Exhibit "A") and Service Agreements (defined in Exhibit "A") pertaining to the Offered Property and other requested materials (including a true and correct copy of the partnership agreement and tax returns for the three year period prior to the Offer Notice for Seller and for Lewis-Alexis), to acquire the Offered Property in accordance with the terms and conditions of the Offer Notice.

                 (c) If Buyer delivers an Acceptance Notice within the prescribed time period, then the Acceptance Notice, together with the Offer Notice, shall be deemed to be an agreement of sale and purchase, on the terms and conditions of the Offer Notice.

                 (d) If Buyer does not deliver an Acceptance or an Exercise Notice with respect to the Offered Property to Seller within the prescribed thirty (30) day period, the Seller shall be entitled to Transfer the Offered Property to an unrelated third party free of any rights of Buyer under this Agreement on terms no less favorable to Seller than those specified in the Offer Notice, and upon such Transfer, Buyer's rights under this Agreement with respect to the Offered Property shall automatically terminate. If the Seller does not enter into a binding agreement to consummate such Transfer (which agreement will be deemed binding notwithstanding customary conditions to the obligations of parties thereunder) within six (6) months after the expiration of the time for Buyer to give an Acceptance Notice or if the Seller does not complete such Transfer within three (3) months after the expiration of the time for consummating the offer set forth in the Offer Notice (or, if no such time is specified in the Offer Notice then within nine (9) months after the expiration of the time for Buyer to give an Acceptance Notice), then Buyer's rights hereunder with respect to such Offered Property shall be deemed reinstated.

                 (e) The term "Transfer" as used in this Agreement shall not include the grant of a mortgage or deed of trust or the creation of any security interest to secure a bona fide loan, dedication to a governmental body or public utility or any execution upon any mortgage, deed of trust, pledge agreement or security interest, nor shall "Transfer" include any transfer by a Seller to a party other than an unrelated third party, provided, however, that any such transfer to a party other than an unrelated third party shall be under and subject to the rights of Buyer hereunder and the transferee shall assume and promise to observe and perform the covenants and obligations of its transferror hereunder.

       3.        Access to Properties and Documents.

                 Seller shall from time to time, upon the request of Buyer, furnish to Buyer, at Buyer's expense, copies of all Development Related Agreements, Leases, Service Agreements (all as defined in Exhibit "A") and such other documents, instruments and records in Seller's possession as Buyer may reasonably request, and Seller shall afford Buyer access to the Real Estate (as defined in Paragraph 9 below) and to Seller's books and records pertaining thereto, for purposes of inspecting same and causing surveys and audits to be performed, all at Buyer's expense. Except for permitting access to the foregoing by its trustees, employees, partners, attorneys, accountants and advisors, Buyer will use reasonable efforts to preserve the confidentiality of any of the foregoing which have not been made public by Seller.

       4.        Merger into Agreement of Sale.

                 If Buyer gives an Exercise Notice or an Acceptance Notice then Buyer's rights under this Agreement with respect to the Partnership Interests which are the subject of the Agreement of Sale resulting from such Exercise Notice or Acceptance Notice shall be deemed merged into such Agreement of Sale and shall be extinguished, but shall retain the priority of this Agreement.

       5.        Continuing Rights.

                 The exercise or the non-exercise by Buyer of the Right of First Offer/Refusal to acquire any Partnership Interests pursuant to the terms of this Agreement shall not affect Buyer's continuing rights under this Agreement as to Partnership Interests which were not the subject matter of a prior Offer Notice.

       6.        Notices.

                 (a) Each notice to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given or served by deposit of such with the United States Postal Service certified mail, return receipt requested, postage prepaid or with a nationally recognized overnight courier for next business day delivery and addressed as hereinafter provided.

                 (b) Any such notice shall be effective upon the earlier of (i) actual receipt or refusal to accept delivery by addressee or (ii) two business days after deposit thereof at any main or branch of the United States Postal Service or (iii) the first business day after deposit with nationally recognized overnight courier. Rejection or other refusal to accept or the inability to deliver because of a changed address or status of which no written notice was given shall be deemed to be receipt of the particular notice sent. By giving to the other party entitled to notice hereunder a notice pursuant to the provisions of this Section, the party entitled to notice shall have the right from time to time during the term of this Agreement to change the address(es) thereof and to specify as the address(es) thereof any other address(es) within the United States of America.

         Each notice to Buyer or Sellers shall, in the case of a notice to Buyer, specify the name of the Independent Trustees of Buyer, or in the case of a notice to a Seller, specify the applicable Seller, and shall be addressed as follows:

                 27600 Northwestern Highway
                 Suite 200
                 Southfield, MI 48034-2137

       7.        Subordination.

                 This Agreement is and shall be subject and subordinate at all times to the lien of any mortgage, deed of trust and/or other encumbrance affecting the Partnership Interests, or any part thereof permitted under Paragraph 2(e) (such liens and matters of record are collectively referred to as a "Prior Interest"), all automatically and without the necessity of any further action on the part of Buyer to effectuate such subordination. Buyer shall, at Seller's request, execute, acknowledge and deliver such further instruments evidencing such subordination as shall be desired by Seller or the holder of a Prior Interest.

       8. Term. This Agreement shall expire ten (10) years from the date hereof.

       9.        Consequences of a Sale of Real Estate.   Not less than
forty-five (45) days prior to any Transfer by Lewis-Alexis of the real estate owned by it (the "Real Estate") to a third party unrelated to the Seller (whether or not such Transfer may be to a party related to one or more other partners in Lewis-Alexis), the Seller shall give notice to Buyer ("Pending Sale Notice") of the proposed Transfer and all material terms and conditions of the proposed Transfer, and, unless Buyer shall issue an Exercise Notice within thirty (30) days following receipt by Buyer of the Pending Sale Notice, the proceeds of such Transfer distributable to Seller will be retained by it; provided, however, that if such Transfer is of less than all or substantially all Real Estate, then the options and rights of Buyer hereunder shall remain in effect; and provided further that if Seller shall fail to give a Pending Sale Notice required hereunder, then Seller shall be obligated to pay to Buyer, contemporaneous with its receipt of its pro rata share of the net sales proceeds of such sale (as determined under the terms of the partnership agreement of Lewis-Alexis), the amount by which the pro rata share of the net sales proceeds exceeds the amount which would have been the Purchase Price if the Option had been exercised and Closing had occurred.

     10.         Successors and Assigns.

                 (a) The terms and provisions of this Agreement shall be binding upon the Seller, and its successors and assigns, and shall inure to the benefit of Buyer and its successors.

                 (b) Buyer shall have no right to assign or pledge its rights under this Agreement, but Buyer may direct that the conveyance of the Property at Closing be made to an Affiliate of Buyer.

     11.         Miscellaneous.

                 (a) This Agreement and the obligations of the parties shall be interpreted, construed and enforced in accordance with the internal law of Ohio, without regard to the conflicts of law principles thereof.

                 (b) If any provision of this Agreement shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to any other circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                 (c) This Agreement constitutes the entire Agreement of Seller and Buyer with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

                 (d) All personal pronouns used in this Agreement, with the use in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural; and the plural shall include the singular. Titles of Paragraphs in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

                 (e) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument.

                 (f) All exhibits and schedules attached to this Agreement are incorporated by reference into and made a part of this Agreement.

         12.     Consent of Other Partners of Lewis-Alexis.

                 Buyer hereby acknowledges that the exercise by Buyer of its rights hereunder may require approval of one or more partners of Lewis-Alexis other than Seller. Seller will not seek such approval until receipt of an Exercise Notice or an Acceptance Notice, but thereafter Seller promises to use commercially reasonable efforts to obtain such approvals, but Seller shall not be required to pay money or other consideration to obtain such approvals except that Seller will pay normal fees and expenses of counsel and such normal overhead costs as may be necessary. The obligations of Seller and Buyer to consummate Closing shall be conditioned upon the grant of such approvals of other partners of Lewis-Alexis as may be necessary under the agreements governing Lewis-Alexis.

     13.          Security Interest.

                 Contemporaneous with the execution of this Agreement, Seller is executing and delivering to Buyer UCC Financing Statements, form 1, to perfect Buyer's security interest in Seller's obligation to remit to Buyer the proceeds of sale described in Paragraph 9 of this Agreement above. This Agreement constitutes a security agreement under the terms of the Uniform Commercial Code and Seller acknowledges and agrees that Seller is receiving value under the terms of the Master Agreement. Seller shall execute, deliver, file and refile any financing statements or continuation statements which Buyer may require from time to time to confirm the lien of Buyer's security interest and upon default of Seller to remit to Buyer the proceeds of sale, as required under Paragraph 9 above, Buyer shall have all of the rights and remedies granted to a secured party under the Uniform Commercial Code. The security interest granted hereby shall be subordinate to any security interest in any Partnership Interests granted by a Seller in accordance with Paragraph 2(e) hereof, automatically and without the need of any further act or writing, and Buyer, notwithstanding that such subordination is automatic, will execute and deliver upon request forms UCC-3 or other documents which may be necessary or desirable to evidence or confirm such subordination.

         IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be executed on the day and year first above written.


                                  BUYER:

                                  RAMCO GERSHENSON PROPERTIES, L.P., a Delaware limited partnership, by its general partner

                                  By: Ramco Gershenson Properties Trust, a Maryland Trust


                                        By:
                                               ------------------------------



                                  SELLER:


                                  RAMCO LEWIS-ALEXIS ASSOCIATES,
                                  an Ohio general partnership, by its
                                  general partners


                                  ---------------------------------

                                  ---------------------------------

                                  ---------------------------------

                                  ---------------------------------

                                  ---------------------------------

                                   EXHIBIT A

                          OPTION TERMS AND CONDITIONS



                 1.       Sale and Premises.

                          Seller shall sell and convey to Buyer and Buyer shall
purchase from Seller, upon the terms and conditions hereinafter set forth all of Seller's right and interest in Lewis-Alexis, including, without limitation, all right, title and interest of Seller in (i) all distributions by Lewis-Alexis after the Closing Date of cash or other assets from operations, capital transactions, sales, refinancings, liquidation or any other source, which interest in such distributions shall not be subordinate to any superior right to distributions or payments of any type to any partners of a Seller or Affiliates of a Seller or partners of a Seller, including return of capital or
(ii) all profits and losses incurred by Lewis-Alexis after the Closing Date; and, (iii) all capital of Lewis Alexis. At Closing, Seller shall deliver to Buyer duly executed originals of such Amendment (the "Partnership Amendments") to the Partnership Agreement of Lewis-Alexis as are necessary to make the provisions of this Agreement a part thereof. Buyer will, at Closing, assume the obligation of Seller as a partner in the PI Property Partnership pursuant to the partnership agreement and Partnership Amendments affecting such PI Partnership disclosed to Buyer, and Buyer will agree to defend, indemnify and hold harmless Seller from and against any and every manner of loss, cost, damage or expense arising by reason of any failure of Buyer to observe or perform any covenant or obligation assumed by Buyer at Closing.

                 2.       Purchase Price.

                          (a)     The purchase price (the "Purchase Price") to
be paid by Buyer to Seller for such Seller's Partnership Interest shall be Seller's Share (hereafter defined) of the Agreed Value. The Agreed Value shall be that amount equal to ten percent (10%) of the principal amount of the Existing Mortgage as of December 31, 1994 [$13 million] (a) plus, costs of Tenant improvements, allowances to Tenants and capital expenditures incurred by Lewis-Alexis after the date hereof and the amount, if any, by which the principal of the Existing Mortgage has been reduced below $13 million other than by application of proceeds of sale of any portion of the Real Estate or by application of insurance proceeds or condemnation awards not applied to restoration, and (b) less the amount, if any, by which the principal amount secured by the Existing Mortgage as of Closing exceeds $13 million and the sum of all amounts distributed to partners of Lewis-Alexis from and after the date hereof through and including the Closing Date in excess of Operating Cash Flow (hereafter defined).

                          (b)     The Purchase Price shall be paid by Buyer to
Seller at Closing by any of the following methods designated by the Seller:

                                  (i)      The delivery to the Seller of a Bank
treasurer's check of a member Bank of The New York Clearing House, payable to the order of the Seller or, at Seller's option, the Title Insurance Company check or by wire or debit and credit transfer of immediately available same day United States Federal Funds to one or more accounts to be designated by Seller, or

                              (ii)         Subject to any securities laws
limitations, by the issuance of limited partnership interests in Buyer (the "Operating Partnership Interests"), which shall be exchangeable for common shares of beneficial interest ("Shares") of Ramco-Gershenson Properties Trust, a Maryland business trust (the "REIT"), subject to the restrictions and on the basis to be established in the limited partnership agreement of Buyer. The Operating Partnership Interests will be divided into units ("OP Units") in the manner determined by the general partner of Buyer.

                          (c)     The number of Operating Partnership Interests
to be issued to Seller shall be that number of Operating Partnership Interests convertible into Shares having a Share Value as of the day preceding the Closing Date equal to the Purchase Price. For purposes of this Agreement,

                                  (i)      the term "Share Value" as of a
particular day shall mean the average of the closing prices that a Share has traded for the five (5) trading days immediately preceding that particular day on the New York Stock Exchange (or, if Shares are not then traded on the New York Stock Exchange, then on the principal stock exchange on which Shares are then traded).

                              (ii)         the term "Operating Cash Flow" shall
mean the net income of Lewis-Alexis in the relevant period reduced by the entire amount (including any portion thereof expensed in the relevant period) of expenditures of cash made in such period which were not deducted from gross income in the computation of net income (such as, for purposes of illustration, capital expenditures and payments of principal, but not including distributions of profits or capital to partners) and increased by the amount of depreciation, amortization and other non-cash items deducted from gross income in the computation of net income.

                                     (iii)   the term "Seller's Share" shall
mean the percentage interest in Lewis-Alexis transferred by the Seller to Buyer at Closing hereunder.

                          (d)     Seller acknowledges and confirms that (i)
neither the Operating Partnership Interests nor the Shares have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws; and (ii) neither the Operating Partnership Interests nor the Shares may be sold or otherwise transferred by Seller except in accordance
with law.   Seller by execution of this Agreement hereby acknowledges, represents and warrants that the Operating Partnership Interests being acquired hereunder are being acquired for Seller's account (or for the account of the partners of Seller) and not for the account of any other person or persons, for investment and not with a view to the disposition thereof in violation of the Securities Act.

                          (e)  Title to the Real Estate shall be subject to
that certain Mortgage (the "Nationwide Mortgage") in favor of First Nationwide Life Insurance Company and Financial Horizons Life Insurance Company in the original principal amount of $13 million dated January 28, 1991 and recorded in the office of the recorder for Lucas County, Ohio in Mortgage Book 91-0107-A03 (the Nationwide Mortgage, the indebtedness secured thereby and any

Permitted Refinancing Mortgage (defined below) is herein called the "Existing Mortgage"). The term "Permitted Refinancing Mortgage" shall mean any mortgage lien (and the debt secured thereby) securing debt the proceeds of which were used to pay the principal outstanding under the Nationwide Mortgage or under any prior Permitted Refinancing Mortgage, provided (i) the principal amount secured thereby shall not exceed $13 million plus costs of Tenant improvements, allowances to Tenants and capital expenditures incurred by Lewis-Alexis after the date hereof, (ii) the indebtedness secured by such mortgage lien will provide for the payment of all accrued interest not less often than quarterly,
(iii) liability for the repayment of such indebtedness shall be limited to the Real Estate, and (iv) such mortgage shall not confer on the holder thereof any right to share in the income from or the value of the Real Estate.

                 3.       Closing.

                          (a)     Closing shall be held on the date designated
by Buyer by at least twenty (20) days prior written notice to Seller ("Closing Date") which shall be not less than thirty (30) days and not more than ninety
(90) days following the Exercise Notice or the Acceptance Notice, except that in the case of an Acceptance Notice, if the Offer Notice shall have specified a date for Closing then the Closing Date shall be the date specified in the Offer Notice.

                          (b)     Closing is the event ("Closing") during
which, among other things, the Buyer shall pay the Purchase Price to the Seller for the Property and the Seller shall deliver to the PI Assignment and Assumption (defined below) and such other documents or instruments as may be required pursuant to this Agreement.

                 4.       Condition of Title.

                          (a)     Title shall be conveyed by an Assignment and
Assumption Agreement signed by Seller and Buyer ("PI Assignment and Assumption") which shall include customary indemnifications for matters arising before and after the Closing Date exchanged between Buyer and Seller and attach as an exhibit the executed Partnership Amendments described in subparagraph 1(b) above under which Buyer shall be admitted as a partner in Lewis-Alexis.

                          (b)     Title to the Partnership Interests shall be
good title by which the Seller shall Transfer the full and legal beneficial ownership of the Partnership Interests free and clear of all pledges, liens, claims, restrictions and encumbrances. Buyer shall obtain at Buyer's expense a Fairways Endorsement and Non-imputation Endorsement to the existing owner's title policy held by Lewis-Alexis. Sellers agree to execute such affidavits as the Title Insurance Company may require to issue those endorsements. Title held by Lewis-Alexis to the Real Estate shall be good and marketable and free and clear of all liens except for Permitted Encumbrances and except for the Existing Mortgage, which may encumber the Real Estate.

                          (c)     The term "Permitted Encumbrances" shall mean
the following, but shall not include any matter or thing created, permitted or suffered by Seller in violation of this Agreement:

                                  (1)      All liens for unpaid real estate
taxes and water and sewer charges to be apportioned at Closing, all special assessments below and all installments of any special assessment, in each case, not yet due and payable.

                                  (2)      All present and future zoning,
building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Real Estate and any municipal land development agreements or conditions, zoning variances and special exceptions.

                                  (3)      All rights, easements and
agreements, whether or not of record, for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Premises and all other matters of record other than monetary liens (except the Existing Mortgage and any monetary lien described in subparagraph 4(c)(1) above).

                                  (4)      Any state of facts which would be
shown on or by an accurate current survey of the Real Estate and/or a physical inspection thereof.

                                  (5)      Rights of tenants as tenants only
under the terms and conditions of all leases in effect at the date of Closing.

                                  (6)      Any outstanding violations of
building, fire, sanitary, environmental, housing and similar laws, ordinances, rules, regulations and orders of governmental authorities having jurisdiction over the Real Estate.

                                  (7)      All other matters of record provided
they do not constitute a "Transfer" under the Option Agreement to which this
Exhibit is attached.

                 5.       Intentionally Omitted.

                 6.       Apportionments.

                          Distributions to partners of a Lewis-Alexis with
respect to the fiscal year of Lewis-Alexis in which Closing occurs will be pro-rated between Seller and Buyer on a per diem basis promptly following the close of such fiscal year and the making of the final distribution with respect to such fiscal year by Lewis-Alexis. Buyer will be credited with the day of Closing, and will be entitled to receive from the Lewis-Alexis all distributions made by it on and after the day of Closing with respect to the Partnership Interests acquired by Buyer at Closing. If either party has received distributions with respect to such fiscal year in excess of such party's share determined on a per diem basis, such party will pay such excess to the other promptly following the close of such fiscal year and the determination of such excess.

                 7.       Seller's Obligations With Respect To Closing.

                          (a)     At the Closing, each Seller shall deliver to
Buyer an opinion of counsel reasonably satisfactory to Buyer, opining that:

                                  (i)      Each of Lewis-Alexis and the Seller
is a partnership duly organized, validly existing, and in good standing under the laws of its state of formation, with full power, authority and legal right to carry on the business in the manner and in the location in which it is then in business and, as to Lewis-Alexis, to own the Real Estate and, as to the Seller, to own its partnership interest in Lewis-Alexis;

                              (ii)         The PI Assignment and Assumption has
been duly authorized by and duly executed on behalf of the Seller and is binding upon and enforceable against the Seller and, subject only to applicable laws regarding bankruptcy, insolvency and creditors rights;

                             (iii)         To such counsel's knowledge, the
Transfer of the Partnership Interests to Buyer will not result in any breaches of or defaults under any agreement, document or obligation known to such counsel, to which Seller is a party or by which Seller, or Lewis-Alexis is subject or bound, or result in any lien, claim or encumbrance upon or against the Seller or the Real Estate;

                              (iv)         To such counsel's knowledge, the
consent of all persons, if any, whose consent is required to the Transfer of the Partnership Interests has been obtained; and

                                  (v)      To such counsel's knowledge, there
is no action, suit, investigation or other proceeding pending or threatened which involves any matter for which the Partnership Interests might be subject or bound.

                          (b)     As to clauses (iii), (iv) and (v) of the
opinion letter described in (a) above, if counsel shall set forth exceptions to the opinion rendered, Seller will not by reason thereof be in default of its obligation to deliver such opinion (although this is not intended to excuse any other default hereunder which such exceptions may represent or reflect), and Buyer will have the option to accept such opinion and to consummate Closing or to refrain from doing so, and in the latter event the rights and options granted to Buyer under the Option Agreement And Right of First Offer/Refusal to which this Exhibit "A" is attached shall remain in effect as to the Partnership Interests in question for the remainder of the Option Term.

                          (c)     Seller shall covenant, represent and warrant
to Buyer (with survival after Closing) in the PI Assignment and Assumption that:

                                  (i)      Seller has good title to the
Partnership Interests with full right, power and authority to transfer and assign to Buyer the full and legal beneficial ownership of the Partnership Interests, free and clear of all pledges, liens, claims and encumbrances;

                              (ii)         Seller has not pledged,
hypothecated, encumbered, assigned or transferred Seller's Partnership
Interests;

                             (iii)         Seller has no claims of any nature
against Lewis-Alexis or the interest of any partner therein;

                              (iv)         Seller has not incurred any debts or
obligations on behalf of the PI Property Partnership which will remain after Closing and the Real Estate is not encumbered by any debt not disclosed to Buyer; and

                                  (v)      All federal and state income tax
liability resulting from Seller's interest in the Partnership Interests has been paid by Seller or otherwise escrowed from the sales proceeds payable to the Seller.

                 8.       Transfer Taxes.

                          Buyer shall pay all realty transfer taxes payable
regarding this transaction.

                 9.       Buyer's Default.

                          If Buyer defaults under this Agreement at or prior to
Closing by failing to complete Closing in accordance with the terms of this Agreement or in any other respect, then on the date specified for Closing (or sooner in the event of an anticipatory breach) Buyer's Purchase Option and Right of First offer with respect to the Partnership Interests shall terminate and the Seller shall have no further recourse against Buyer, provided, however, that if this Agreement shall have resulted from the issuance by Seller of an Offer Notice and the issuance by Buyer of an Acceptance Notice, then in addition to the termination of Buyer's Purchase Option and Right of First Offer as to the Partnership Interests, the liability of Buyer for default shall be the liability, if any, specified in the Offer Notice.

                 10.      Seller Default.

                          If Seller shall fail or be unable to perform in
accordance with this Agreement, then Buyer, shall have the right as its sole and exclusive remedies to revoke the Exercise Notice or Acceptance Notice, or to obtain specific performance of Seller's obligations hereunder and Seller expressly acknowledges that its Partnership Interests are unique and that specific performance is an appropriate remedy for Seller's default hereunder.

                 11.      Fire or Other Casualty.

                          In the event that the Real Estate shall be damaged or
destroyed by fire, vandalism or other casualty prior to the completion of Closing, Buyer may choose to complete Closing hereunder or Buyer may withdraw its Acceptance Notice or Exercise Notice. Following Buyer's Acceptance Notice or Exercise Notice, Seller will cause Lewis-Alexis to maintain in effect through Closing its policies of property insurance with respect to the Real Estate.

                 12.      Preparation of Assignment and Assumption.

                          The PI Assignment and Assumption shall be prepared
and, if necessary, recorded at the expense of Buyer. At least ten (10) days prior to the Closing Date, Buyer shall submit to Seller the PI Assignment and Assumption.

                 13.      Buyer's Right of Entry; Due Diligence Period.

                          (a)     Buyer and Buyer's agents, consultants and
representatives, shall have the right, from time to time, after giving the Acceptance Notice or the Exercise Notice, during usual business hours, to enter upon (with the approval of Lewis-Alexis, which approval the Seller will use commercially reasonable efforts to obtain, but Seller shall not be required to pay money or other consideration to obtain such approvals except that Seller will pay normal fees and expenses of counsel and such normal overhead costs as may be necessary) the Real Estate for the purpose of inspection, preparation of plans, making of test borings, taking of measurements, making of surveys and generally for the reasonable ascertainment of the condition of the Real Estate; provided, however, that Buyer shall (i) give Seller prior written notice of the time and place of such entry and permit a representative of Seller to accompany Buyer; (ii) restore any or replace with appropriate material any soil or other material removed during, such test borings; (iii) indemnify, defend and save Seller harmless from and against any and all liabilities which Seller may suffer by reason of such entry prior to Closing; and (iv) not enter into any space leased to third parties or communicate with any tenant without Seller's prior written consent.

                          (b)     With respect to environmental matters, Buyer
and Buyer's agents, consultants and representatives shall have the right, from time to time, after giving Acceptance Notice or the Exercise Notice, during usual business hours, to full access or (with the approval of Lewis Alexis, which approval the Seller will use commercially reasonable efforts to obtain, but Seller shall not be required to pay money or other consideration to obtain such approvals except that Seller will pay normal fees and expenses of counsel and such normal overhead costs as may be necessary) to the Real Estate and the operations conducted thereon for purposes of independent investigation; provided, however, that Buyer shall (i) give Seller prior written notice of the time and place of such entry and permit a representative of Seller to accompany Buyer; and (ii) restore or replace with appropriate material any soil or other material removed during any test borings. At Buyer's sole option, such investigation may include, without limitation, such testing of the soil, groundwater, building components, tanks, containers and equipment on the Real Estate, as applicable, as Buyer or Buyer's agents, consultants or representatives shall deem necessary or appropriate to confirm the condition of the Real Estate and the compliance of the operations conducted thereon. Buyer shall indemnify, defend and save Seller harmless from and against any and all liabilities which Seller may suffer by reason of the acts, or negligence or violation of law committed by Buyer or Buyer's agents, consultants or representatives during the course of such testing.

                          (c)     Prior to permitting any party to enter the
Real Estate prior to Closing for the purpose of performing any services or supplying any materials for which such party could claim a mechanic's lien against the Real Estate or any part thereof, Buyer shall cause to be delivered releases of mechanic's liens in form reasonably satisfactory to Seller.

                          (d)     At any time prior to sixty (60) days
following the Exercise Notice (the "Due Diligence Period"), Buyer may revoke its Exercise Notice by written notice to Seller, whereupon the Purchase Option and the Right of First Offer/Refusal will terminate as to the Partnership Interests. If this Agreement shall have resulted from the issuance by Seller of an Offer Notice and the issuance by Buyer of an Acceptance Notice, then the due diligence period, if any, and Buyer's termination right, if any, shall be as set forth in the Offer Notice. Within fifteen (15) days following the Acceptance Notice or the Exercise Notice (or such shorter time, if any, as may have been provided for in the Offer Notice), Seller will furnish to Buyer the Rent Roll and copies of all of the leases and agreements to lease (the "Leases"), service agreements (the "Service Agreements") and all plans, specifications, permits and approvals, architects' contracts, construction contracts (collectively, the "Development Related Agreements") then in effect with respect to the Real Estate as of the date of the Acceptance Notice or the Exercise Notice, together with a certificate representing and warranting that there are no material inaccuracies in the Rent Roll and that the copies of the Leases, Service Agreements and Development Related Agreements are true, correct and complete.

                 14.      Condemnation.

                          If any part or parts of the Real Estate shall be
taken by the exercise of the power of eminent domain, this Agreement shall continue in full force and effect and there shall be no adjustment of the Purchase Price (except if and to the extent such taking results in an adjustment pursuant to Paragraph 2 by reason of distribution of money to Seller
in excess of Operating Cash Flow).   With respect to any such taking after the
date of this Agreement, Seller shall furnish to Buyer a copy of the declaration of taking promptly after Seller's receipt thereof.

                 15.      Brokers.

                          Buyer and Seller each represent and warrant to the
other that it has dealt with no broker or other intermediary in connection with this transaction or the Premises. The party in breach of the foregoing representation and warranty shall indemnify, defend and save the other harmless from and against any claim for commission or compensation by such broker or other intermediary, as well as all costs and liabilities incurred by the other by reason thereof.

                 16.      Condition of Property.

                          The entire agreement between the Seller and Buyer
with respect to the Partnership Interests and the sale thereof is expressly set forth in this Agreement, and the parties are not bound by any agreement, understandings, provisions, conditions, representations or warranties other than as are expressly set forth in this Agreement. Without in any manner limiting the generality of the foregoing, Buyer acknowledges that at the expiration of the Due Diligence Period, it and its representatives will have fully inspected the Real Estate and the Service Agreements and the Leases, will then be fully familiar with the physical and financial condition thereof, and that the Partnership Interests shall have been purchased by Buyer in an "as is" and "where is" condition as a result of such inspection and investigations and not in reliance on any agreement, understanding, condition, warranty or representation made by Seller or any agent or employee of Seller (except as expressly elsewhere provided in this Agreement) as to the condition thereof, as to any permitted use thereof, or as to the income or expense in connection therewith, or as to any other matter in connection therewith; and Buyer further acknowledges that no Seller nor any party acting on behalf of a Seller has made or shall be deemed to have made any such agreement, condition, representation or warranty, except as expressly set forth in this Agreement.

                          (b)     Between the date of the Exercise Notice or
the Acceptance Notice and the Closing, Seller shall cause Lewis-Alexis to make all repairs to the Real Estate) required to maintain them in the same condition as they are as of the date of the Acceptance Notice or the Exercise Notice, as said condition shall be changed by wear and tear, eminent domain, damage by fire or other casualty, or vandalism.

                 17.      FIRPTA.

                          To inform Buyer that withholding of tax is not
required upon the disposition by Seller of a United States real property interest or partnership interest, the Seller at Closing shall certify:

                                       (i)   Seller is not a foreign
corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

                                       (ii)  Seller's U.S. employer
identification number/social security number is                     ; and
                                                --------------------

                                       (iii)   Seller's office address is:

- -----------------------------------------------------------------

- -----------------------------------------------------------------

- -----------------------------------------------.

Seller, understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement made here could be punished by fine, imprisonment or both.

              18.         General Representations and Warranties.

                          To induce Buyer to enter into this Agreement, Seller
hereby represents and warrants as follows:

                          (a)     Organization

                          Seller is a partnership duly organized, validly
existing and in good standing under the laws of the State of its formation with full power, authority and legal right to own its property and assets and to carry on the business in the manner and in the locations in which it has been and is now being conducted by it, and to engage in the transactions contemplated by this Agreement. The Partnership Agreement of Seller and of Lewis-Alexis (copies of which have been certified and delivered to Buyer on the date hereof) are each true, complete and accurate, in full force and effect, represent the entire agreement of the parties thereto and have not been modified or amended except as specified.

                          (b)     Authority; Binding Obligation

                                  Seller has taken all action which may be
required by its partnership agreement, the laws of the State of its formation, and all other applicable laws to authorize the execution, delivery and performance of this Agreement, except that the partnership agreement of

Lewis-Alexis may require the approval of other partners for the sale or transfer of partnership interests by Sellers, which approvals may not yet have been obtained, in which case the Seller, promptly following the receipt of an Exercise Notice, will use commercially reasonable efforts to obtain such approvals but Seller shall not be required to pay money or other consideration to obtain such approvals except that such Seller will pay normal fees and expenses of counsel and such normal overhead costs as may be necessary. This Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms.

                          (c)     Payment of Taxes

                                  Seller and Lewis-Alexis, have filed all
federal and state tax returns required to be filed, and all taxes shown to be owing on such returns have been paid. Seller has no knowledge of any deficiency or assessment which may become due in connection with such taxes. All other taxes, governmental levies or assessments affecting the Partnership Interests or any portion thereof to the extent due and payable have been paid.

                                   Schedule 1
                                   ----------

Name of Seller                                        Partnership Interest
- --------------                                        --------------------

RAMCO LEWIS-ALEXIS ASSOCIATES                               [     %]
                                                             -----

Property
- --------
North Towne Commons Shopping Center
  Toledo, Ohio

                                                                       Exhibit P


                       RAMCO STOCK CONTRIBUTION AGREEMENT

                           DATED AS OF APRIL __, 1995

                                      AMONG

                               DENNIS GERSHENSON,

                                JOEL GERSHENSON,

                                BRUCE GERSHENSON,

                               RICHARD GERSHENSON,

                                MICHAEL A. WARD,

                             MICHAEL A. WARD U/T/A,

                           DATED 2/22/77, AS AMENDED,

                                       AND

                        RAMCO-GERSHENSON PROPERTIES, L.P.


                                                          TABLE OF CONTENTS

                                                                                                                                Page
1.       The Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.       The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.1     Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.2     Deliveries by the Ramco Principals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

3.       Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         3.1     Conditions to Obligations of All Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         3.2     Conditions to Obligations of the Ramco Principals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         3.3     Conditions to the Operating Partnership's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

4.       Representations and Warranties of the Ramco Principals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         4.1     Organization of Ramco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         4.2     Ownership of Ramco Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.3     No Conflict as to the Ramco Principals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.4     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.5     No Conflict as to Ramco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.6     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.7     Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.8     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.9     No Shareholders Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.10    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

5.       Representations and Warranties of the Operating Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         5.1     Organization of the Operating Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         5.2     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

6.       Covenants          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         6.1     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         6.2     Operation in Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         6.3     Conduct of Business by Ramco and the Operating Partnership Prior to the Closing  . . . . . . . . . . . . . .    7
         6.4     Adoption of Amended and Restated Articles of Incorporation and Amended and Restated By-Laws;
                 Recapitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         6.5     Management Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

7.       Survival of Representations and Warranties; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         7.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         7.2     Time Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

         7.3     Indemnification and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

8.       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         8.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

9.       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

10.      Jurisdiction; Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         10.1    Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         10.2    Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

11.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         11.1    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         11.2    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         11.3    No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         11.4    Exclusive Agreement; Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         11.5    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         11.6    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

                       RAMCO STOCK CONTRIBUTION AGREEMENT

                 RAMCO STOCK CONTRIBUTION AGREEMENT, dated as of April __, 1995, among Dennis Gershenson, Joel Gershenson, Bruce Gershenson, Richard Gershenson, Michael A. Ward, Michael A. Ward U/T/A, dated 2/22/77, as amended (collectively, the "RAMCO PRINCIPALS"), being all of the stockholders of Ramco-Gershenson, Inc., a Michigan corporation ("RAMCO"), and Ramco-Gershenson Properties, L.P., a Delaware limited partnership (the "OPERATING PARTNERSHIP").

                 Reference is made to the Master Agreement dated the date hereof (the "MASTER AGREEMENT") among RPS Realty Trust, a Massachusetts business trust (the "TRUST"), Ramco, the Ramco Principals, the Operating Partnership and the Ramco affiliates listed on Schedule A thereto. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Master Agreement.

                 This Agreement is entered into pursuant to and in accordance with the Master Agreement.

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions and promises hereinafter set forth, the parties agree as follows:

         1.      THE TRANSACTION.

                 1.1 Contribution by Ramco Principals. Pursuant to
Section 1.1 of the Master Agreement, and subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, at the Closing, the Ramco Principals shall contribute to the Operating Partnership 1,000 shares of non-voting common stock, $.01 par value, and 50 shares of voting common stock, $.01 par value (collectively, the "RAMCO STOCK") of Ramco, free and clear of any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (collectively, "ENCUMBRANCES").

                 1.2 Ramco Closing Date Balance Sheet. Not more than 45 days after the Closing, Ramco shall prepare and deliver to the Trust a balance sheet (certified by Ramco's chief financial officer and prepared in accordance with generally accepted United States accounting principles) as of the close of business on the Closing Date (the "RAMCO CLOSING DATE BALANCE SHEET"). To the extent that the Ramco Closing Date Balance Sheet reflects an excess of liabilities over assets applicable to operations prior to the Closing Date (other than attributable to properties and long-term debt), as soon as practicable after the preparation of the Ramco Closing Date Balance Sheet, the Ramco Principals shall contribute to Ramco an amount of cash equal to such shortfall. To the extent the Ramco Closing Date Balance Sheet reflects an excess of assets over liabilities applicable to operations prior to the closing (other than attributable to properties and long-term debt), Ramco shall, as soon as practicable after the preparation of the Ramco Closing Date Balance Sheet, distribute such excess to the Ramco Principals.

         2.      THE CLOSING; DELIVERIES.

                 2.1 Time and Place. The closing of the transactions contemplated hereby (the "CLOSING") shall take place simultaneous with the Closing of the Business Combination Transaction.

                 2.2 Deliveries by the Ramco Principals. At the Closing the Ramco Principals shall deliver to the Operating Partnership stock certificates representing the Ramco Stock, together with stock powers executed in blank.

         3.      CONDITIONS TO CLOSING.

                 3.1 Conditions to Obligations of All Parties. The obligations of the parties to this Agreement to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by any party:

                          (a) Consummation of the Business Combination
Transaction. The conditions precedent under the Master Agreement dated the date hereof shall have been satisfied or waived and, simultaneous with the Closing, the transactions contemplated by such agreement shall have been consummated.

                          (b) No Injunction. No permanent or preliminary
injunction or restraining order or other order by any court or other Governmental Body of competent jurisdiction or other legal restraint or prohibition preventing consummation of the transactions contemplated hereby shall be in effect.

                          (c) Approvals and Consents. All material licenses,
authorizations, consents, orders and regulatory approvals of Governmental Bodies and any other Persons necessary for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

                          (d) Execution of Reimbursement Agreement. Ramco and
the Operating Partnership shall have entered into a reimbursement agreement (the "REIMBURSEMENT AGREEMENT"), effective as of the Closing Date, in form and substance reasonably satisfactory to the parties, with respect to the actual costs (including, without limitation, overhead) that are attributable to the management of the Ramco Properties referred to in clause (f) below. The Reimbursement Agreement shall be in full force and effect and no cause for termination shall exist.

                          (e) Adoption of Articles of Incorporation and By-Laws.
The Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of Ramco, substantially in the forms of Exhibit A and B, respectively, shall have been adopted by the stockholders of Ramco.

                          (f) Cancellation of Management Contracts. Ramco shall
have cancelled, effective as of the Closing Date, all of the property management contracts relating to the Ramco Properties which, as of the Closing Date, have been acquired by the Operating Partnership in fee, and such agreements shall be of no further force and effect.

                          (g) Execution of Management Contracts. Ramco shall
have entered into property management contracts, effective as of the Closing Date, relating to each property managed by Ramco as of the date hereof, including the 28th Street Kentwood Associates property and the S-12 Associates property but excluding the properties referred to in clause (f) above, in conformity with the terms upon which Ramco is managing each such property as of the date hereof, such agreements shall be in full force and effect and no cause for termination of such agreements shall exist.

                 3.2 Conditions to Obligations of the Ramco Principals.
The obligations of the Ramco Principals to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Ramco Principals:

                          (a) Representations, Warranties and Agreements. (i)
The representations and warranties of the Operating Partnership set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time, except for such changes permitted or contemplated by the terms of this Agreement and except insofar as any such representations and warranties relate solely to a particular date or period, in which case they shall be true and correct in all material respects on the Closing Date with respect to such date and period, (ii) the Operating Partnership shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing and (iii) the Ramco Principals shall have received a certificate, dated the Closing Date, to that effect signed by an officer of the general partner of the Operating Partnership.

                          (b) Performance of Agreements. The Operating
Partnership shall have performed in all material respects all obligations and agreements and complied or caused to be complied with all covenants and conditions required by this Agreement to be performed or complied with by the Operating Partnership at or prior to the Closing Date.

                          (c) Additional Documents. The Operating Partnership
shall have delivered or caused to be delivered to the Ramco Principals all other documents required to be delivered pursuant to this Agreement.

                          (d) No Material Adverse Change. Since the date hereof
nothing shall have occurred which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Operating Partnership.

                3.3 Conditions to the Operating Partnership's Obligations. The obligations of the Operating Partnership to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Operating Partnership:

                          (a) Representations, Warranties and Agreements. (i)
The representations and warranties of the Ramco Principals set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time, except for such changes permitted or contemplated by the terms of this Agreement and except insofar as any such representations and warranties relate solely to a particular date or period, in which case they shall be true and correct in all material respects on the Closing Date with respect to such date and period, (ii) the Ramco Principals shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them prior to or at the Closing and (iii) the Operating Partnership shall have received certificates, dated the Closing Date, to that effect signed by each of the Ramco Principals.

                          (b) Performance of Agreements. The Ramco Principals
shall have performed in all material respects all obligations and agreements and complied or caused to be complied with all covenants and conditions required by this Agreement to be performed or complied with by the Ramco Principals at or prior to the Closing Date.

                          (c) Additional Documents. The Ramco Principals shall
have delivered or caused to be delivered to the Operating Partnership all other documents required to be delivered pursuant to this Agreement.

                          (d) No Material Adverse Change. Since the date hereof
nothing shall have occurred which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Ramco or the ability of any Ramco Principal to fulfill his obligations hereunder.

         4.      REPRESENTATIONS AND WARRANTIES OF THE RAMCO PRINCIPALS.

                 The Ramco Principals, jointly and severally, represent and warrant to, and agree with, the Operating Partnership as follows:

                 4.1 Organization of Ramco. Ramco is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, with full corporate power and authority to own its properties and to engage in its business as presently conducted or contemplated, is, or will be prior to Closing, duly qualified and in good standing as a foreign corporation under the laws of each other jurisdiction in which it is authorized to do business as set forth on Schedule 4.1 and is not required to qualify as a foreign corporation in any other jurisdiction. All of the outstanding capital stock of Ramco is owned of record and beneficially by the Ramco Principals free and clear of Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing capital stock of Ramco. All of the outstanding capital stock of Ramco has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any capital stock of Ramco. None of the outstanding capital stock of Ramco was issued in violation of the Securities Act or the securities or blue sky laws of any state or other jurisdiction. Ramco does not own, or have any option, right, agreement or commitment of any kind to acquire any capital stock or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Ramco is not an "investment company" within the meaning of the Investment Company Act of 1940. The Ramco Principals have delivered to the Operating Partnership a copy of the Certificate of Incorporation and By-Laws of Ramco, as currently in effect.

                 4.2 Ownership of Ramco Stock. Prior to Closing the authorized capital stock of Ramco will consist of 2,000 shares of non-voting common stock, $.01 par value, of which 1,000 shares will be outstanding, and 2,000 shares of voting common stock, $.01 par value, of which 1,000 shares will be outstanding. All of the outstanding shares of non-voting common stock and 5% of the outstanding shares of voting common stock constitute the Ramco Stock. The Ramco Principals own the Ramco Stock, of record and beneficially, free and clear of all Encumbrances. At least 10 days prior to Closing, Ramco shall deliver to the Trust Schedule 4.2, which Schedule shall set forth the number and class of shares held by each Ramco Principal. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Ramco Stock. The delivery of certificates to the Operating Partnership provided in Section
2.2 will result in the Operating Partnership's immediate acquisition of record and beneficial ownership of the Ramco Stock, free and clear of all Encumbrances.

                 4.3 No Conflict as to the Ramco Principals. Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will (a) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material contract to which any Ramco Principal is party or (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to any Ramco Principal.

                 4.4 Authorization. Each Ramco Principal has all requisite power and authority to execute, deliver and perform his obligations under this Agreement and each agreement, document or instrument required to be delivered by him hereby or in connection herewith, and this Agreement constitutes a valid and binding obligation of each Ramco Principal, enforceable against each such person in accordance with its terms.

                 4.5 No Conflict as to Ramco. Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation or By-Laws of Ramco or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of Ramco under, any agreement or commitment to which Ramco is a party or by which any of its property or assets is bound, or to which any of the property or assets of Ramco is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Ramco.

                 4.6 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body or any other Person is required in connection with the execution, delivery and performance of this Agreement.

                 4.7 Material Contracts. Schedule 4.7 sets forth all of the material contracts to which Ramco is a party. Each such contract is in full force and effect and is a valid and binding obligation of Ramco. There does not exist under any such contract any event of default or event which, after notice or lapse of time or both, would constitute a default thereunder on the part of Ramco.

                 4.8 Books and Records. The minute books, stock record books and other records of Ramco, all of which have been or will be made available to the Operating Partnership, are complete and correct and have been maintained in accordance with sound business practices.

                 4.9 No Shareholders Agreements. No Ramco Principal is party to any agreement or arrangement among shareholders which affects or relates to the Ramco Stock.

                 4.10 Insurance. Ramco is not currently receiving, and did not at any time in 1994 receive, any income that relates to Ramco's agreement or obligation to insure or act as a primary or co-insurer of the property of any other Person.

         5.      REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP.

                 The Operating Partnership represents and warrants to, and agrees with, the Ramco Principals as follows:

                 5.1 Organization of the Operating Partnership. The
Operating Partnership is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Operating Partnership has full partnership power and authority to own its properties and to engage in its business as presently conducted or contemplated and to execute this Agreement and any other agreements contemplated hereby, and to perform its obligations hereunder and thereunder. The Operating Partnership is, or will be prior to the Closing, duly qualified and in good standing as a foreign limited partnership under the laws of each jurisdiction in which the property to be owned, leased or operated by it or the nature of the business to be conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Operating Partnership. The execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership action (including, but not limited to, approval by the Board of Trustees of the Trust, in its capacity as general partner of the Operating Partnership) of the Operating Partnership and this Agreement constitutes a valid and binding obligation of the Operating Partnership, enforceable against it in accordance with its terms.

                 5.2 Consents and Approvals. Except for the filing with, and clearance by, the Commission of the Proxy Statement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body or any other Person is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         6.      COVENANTS.

                 6.1 Notification of Certain Matters. (a) Between the date of this Agreement and the Closing Date, the Operating Partnership will give prompt notice to the Ramco Principals, and the Ramco Principals will give prompt notice to the Operating Partnership, of: (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date (except for changes permitted or contemplated by this Agreement), (ii) any failure of the Ramco Principals or the Operating Partnership, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with by it under this Agreement, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with this Agreement and the transactions contemplated hereby or that such transactions otherwise may violate the rights of or confer remedies upon such third party and (iv) any notice of, or other communication relating to, any litigation or any order or judgment entered or rendered therein.

                 6.2 Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, Ramco and the Operating Partnership shall conduct its business only in the ordinary course and consistent with past practice.

                 6.3 Conduct of Business by Ramco and the Operating
Partnership Prior to the Closing. Between the date of this Agreement and the Closing Date, each of Ramco and the Operating Partnership shall not, without the consent of the other party (which consent shall not be unreasonably withheld) except as specifically contemplated by this Agreement or as set forth on
Schedule 6.3:

                          (a) make any changes or amendment of its limited
partnership agreement, certificate of incorporation or by-laws (or other governing instrument), except, in the case of Ramco, the amendments to the Articles of Incorporation and Bylaws contemplated in Section 3.1(e) of this Agreement;

                          (b) issue, sell or otherwise dispose of any of its
Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;

                          (c) declare or pay any dividends in cash, securities
or other property, make any other distribution with respect to its Equity Securities or acquire, directly or indirectly, by redemption or otherwise, any of its Equity Securities;

                          (d) reclassify, split up or otherwise change any of
its Equity Securities, except, in the case of Ramco, the recapitalization contemplated by Section 6.4(b);

                          (e) be party to any merger, consolidation or other
business combination;

                          (f) organize any new Subsidiary or acquire any Equity
Securities of any Person or any equity or ownership interest in any business;

                          (g) borrow any funds or otherwise become subject to,
whether directly or by way of guarantee or otherwise, any indebtedness for borrowing money;

                          (h) prepay any obligation having a maturity of more
than 90 days from the date it was issued and incurred;

                          (i) enter into any agreement or commitment that
restricts it from carrying on any business anywhere in the world;

                          (j) waive any claims or rights of substantial value;
or

                          (k) agree or otherwise commit, whether in writing or
otherwise, to do any of the foregoing.

                 6.4 Adoption of Amended and Restated Articles of Incorporation and Amended and Restated By-Laws; Recapitalization.

                          (a) Between the date of this Agreement and the Closing
Date, Ramco shall take any and all corporate action necessary to adopt the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws.

                          (b) Between the date of this Agreement and the Closing
Date, Ramco shall take any and all action necessary to recapitalize its capital stock so as to create a class of voting common stock and a class of non-voting common stock and shall issue to the Ramco Principals the number of shares of voting common stock and non-voting common stock set forth next to each such Ramco Principal's name on Schedule 4.2.

                 6.5 Management Contracts. Within 30 days of the date hereof, Ramco shall prepare and deliver to the Trust the form of management contract to be entered into pursuant to Section 3.1(g) hereof. Ramco shall consider in good faith any comments the Trust may have with respect to such form contract.

         7.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                 7.1 Survival. All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing.

                 7.2 Time Limitations. If the Closing occurs, the Ramco Principals shall have no liability (for indemnification or otherwise) with respect to any representation or warranty or any agreement to be performed and complied with prior to the Closing Date, unless on or before April 30, 1997 Ramco is given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by the Operating Partnership. If the Closing occurs, the Operating Partnership shall have no liability (for indemnification or otherwise) with respect to any representation, warranty or agreement to be performed and complied with prior to the Closing Date, unless on or before April 30, 1997 (the "SURVIVAL PERIOD") the Trust is given notice of a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by the Ramco Principals.

                 7.3      Indemnification and Remedies.

                          (a) After Closing, as Recipient's sole remedy as a
result of or arising out of any inaccuracy in or breach of any representation, warranty or covenant of the Ramco Principals in this Agreement (the "INDEMNIFIED MATTERS"), the Ramco Principals agree to indemnify and hold harmless the Operating Partnership, the Trust, each subsidiary of the Operating Partnership or the Trust, and any of their officers, directors, trustees, employees, agents or other affiliates (each, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") from and against all demands, claims, actions or causes of action, assessments, losses, fines, penalties, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of counsel chosen by the Indemnified Parties and costs of litigation and reasonable fees and expenses of accountants chosen by the Indemnified Parties) and charges sustained or incurred by any of the Indemnified Parties; provided that, no claim for indemnity may be maintained hereunder unless an Indemnified Party shall have delivered a written notice identifying such claims to the Ramco Principals within the Survival Period.

                          (b) Recourse for the indemnity obligation of the Ramco
Principals set forth in subparagraph (a) above shall be limited to the Pledged Collateral (as defined in the Pledge Agreement to be entered into by the Operating Partnership and the Ramco Principals).

                          (c) If a claim for indemnification is or may be
asserted under this Section 7.3, the person or entity against whom or which such claim is or may be asserted shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding asserted which resulted in the claim for indemnification, and if such right is exercised, the parties shall cooperate in the defense of such action or proceeding. If a claim is asserted which is subject to possible indemnification under this Section 7.3, the person against whom such claim is asserted shall give prompt notice thereof to the Ramco Principals; provided, however, that the failure to so provide prompt notice shall not relieve the Ramco Principals from the indemnification obligations hereunder, unless and to the extent such failure prejudices the Ramco Principals' defense with regard to such claim.

                          (d) Indemnification of the Indemnified Parties
pursuant to this Section 7.3 shall be the exclusive remedy of the Indemnified Parties for any breach of any representation, obligation, warranty or covenant of the Ramco Principals under this Agreement and the liability of such parties shall be limited as provided in this Section 7.3.

                          (e) Notwithstanding anything to the contrary contained
in this Section 7.3, the Ramco Principals shall not be liable with respect to any settlement which is made of any claim or any amounts payable under any such settlement without the prior written consent of the Ramco Principals.

         8.      TERMINATION.

                 8.1 Termination. This Agreement may be terminated before the Closing occurs only as follows:

                          (a) By written agreement of the Ramco Principals and
the Operating Partnership at any time.

                          (b) By the Operating Partnership:

                                  (i) if any representation or warranty of the
                          Ramco Principals made herein is untrue in any material respect (other than a change permitted or contemplated by this Agreement) and such breach is not cured within ten days of the Ramco Principals' receipt of a notice from the Operating Partnership that such breach exists or has occurred; or

                                  (ii) if the conditions to the Operating
                          Partnership's obligations to consummate the Closing as set forth in Sections 3.1 and 3.3 cannot reasonably be satisfied on or before the Termination Date.

                          (c)     by the Ramco Principals:

                                  (i) if any representation or warranty of the
                          Operating Partnership made herein is untrue in any material respect (other than due to a change permitted or contemplated by the terms of this Agreement) and such breach is not cured within ten days of the Operating Partnership's receipt of a notice from Ramco that such breach exists or has occurred; or

                                  (ii) if the conditions to the Ramco
                          Principals' obligations to consummate the Closing as set forth in Sections 3.2 and 3.3 cannot reasonably be satisfied on or before the Termination Date.

                          (d)     Unless the Closing shall have theretofore
taken place, by either the Operating Partnership or the Ramco Principals after the Termination Date, provided that the terminating party is not otherwise in default or breach of this Agreement.

                 8.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 8.1, this Agreement shall terminate without any liability or further obligation of any party to another. However, a termination under Section 8.1 shall not relieve a defaulting or breaching party from any liability to the other party or parties hereto for or in respect of such default or breach.

         9.      NOTICES.

                 All notices, consents and other communications under this agreement shall be in writing and shall be deemed to have been duly given when
(a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses, and telecopier numbers set forth below (or to such other addresses, and telecopier numbers as a party may designate as to itself by notice to the other parties):

                 To the Ramco Principals:

                          Ramco-Gershenson, Inc.
                          27600 Northwestern Hwy
                          Suite 200
                          Southfield, Michigan  48034
                          Telecopier No.:  (810) 350-9925
                          Attention:  Mr. Dennis Gershenson
                 with a copy to:

                          Honigman Miller Schwartz and Cohn
                          2290 First National Building
                          Detroit, Michigan  48226-3583
                          Telecopier No.:  (313) 962-0176
                          Attention:  Richard Burstein, Esq.

                 To the Operating Partnership:

                          Ramco REIT, Inc.
                          27600 Northwestern Hwy
                          Suite 200
                          Southfield, Michigan  48034
                          Telecopier No.:  (810) 350-9925
                          Attention:  Dennis Gershenson

                 with a copy to:

                          Kaye, Scholer, Fierman, Hays & Handler
                          425 Park Avenue
                          New York, New York  10022
                          Telecopier No.:  (212) 836-8689
                          Attention:  Peter M. Fass, Esq.

                          and

                          RPS Realty Trust
                          747 Third Avenue
                          New York, New York  10017
                          Telecopier No.:  (212) 355-2552
                          Attention:  Mr. Joel M. Pashcow

         10.     JURISDICTION; SERVICE OF PROCESS.

                 10.1 Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this agreement may be brought against any of the parties in the courts of the State of Michigan, or, if it has or can acquire jurisdiction, in the Eastern District of Michigan, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

                 10.2 Service of Process. Process in any action or proceeding referred to in Section 10.1 may be served on any party anywhere in the world, whether within or without the State of Michigan and may also be served upon any party in the manner provided for giving of notices to it in Section 9.

         11.     MISCELLANEOUS.

                 11.1 Specific Performance. The parties acknowledge that the subject matter of this Agreement is unique and that no adequate remedy of law would be available for breach of this Agreement. Accordingly, each party agrees that the other parties will be entitled to an appropriate decree of specific performance or other equitable remedies to enforce this Agreement (without any bond or other security being required) and each party waives the defense in any action or proceeding brought to enforce this Agreement that there exists an adequate remedy at law.

                 11.2 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

                 11.3 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

                 11.4 Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter, is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated except by a written instrument executed by the party or parties against whom enforcement thereof is sought.

                 11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

                 11.6 Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of New York, without regard to the conflicts of law principles thereof.

                 IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement as of the first date written above.



                                       -----------------------------------------
                                       Dennis Gershenson


                                       -----------------------------------------
                                       Richard Gershenson


                                       -----------------------------------------
                                       Bruce Gershenson


                                       -----------------------------------------
                                       Joel Gershenson



                                       -----------------------------------------
                                       Michael A. Ward


                                       MICHAEL A. WARD, U/T/A,
                                       DATED 2/22/77, AS AMENDED

                                       By:
                                          --------------------------------------
                                                   Trustee

                                       RAMCO-GERSHENSON PROPERTIES, L.

                                       By:  RAMCO REIT, INC., its
                                            General Partner

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                                              Exhibit A to Ramco
                                                              Stock Contribution
                                                              Agreement






                             RAMCO-GERSHENSON, INC.

                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION





                           Dated:  ________ __, 1995

                               TABLE OF CONTENTS


                                                                                                                             PAGE
                                                                                                                             ----
ARTICLE I

THE COMPANY; DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.1  Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2  Principal Office and Resident Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.3  Purpose and Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.4  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II

DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 2.1  Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 2.2  Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 2.3  Resignation, Removal or Death . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 2.4  Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE III

STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 3.1  Authorized Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 3.2  Voting and Non-Voting Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 3.3  Classification of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 3.4  Dividend Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 3.5  Rights Upon Liquidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 3.6  Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 3.7  Repurchase of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 3.8  Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE IV

RESTRICTIONS ON TRANSFER AND OWNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 4.1  Restrictions on Transfer and Ownership on Non-Voting Common Stock . . . . . . . . . . . . . . . . . . .   4
         Section 4.2  Restrictions on Transfer and Ownership on Voting Common Stock . . . . . . . . . . . . . . . . . . . . .   4
         Section 4.3  Transfers and Acquisitions Which Would Disqualify Ramco-Gershenson Properties Trust's REIT Status . . .   5

ARTICLE V

CONFLICTS OF INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 5.1  Conflicts of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5


                                                                                                                             PAGE
                                                                                                                             ----
ARTICLE VI

LIMITATION OF LIABILITY AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 6.1  Limitation of Director and Officer Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 6.2  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE VII

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 7.1  Amendment of Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 7.2  Amendment of Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 7.3  Provisions in Conflict with Law or Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                             RAMCO-GERSHENSON,INC.


                 The Company originally filed its Articles of Incorporation with the Secretary of State of the State of Michigan on June 5, 1975.


                                   ARTICLE I

                            THE COMPANY; DEFINITIONS

                 Section 1.1  Name.  The name of the Company is
Ramco-Gershenson, Inc.

                 Section 1.2 Principal Office and Resident Agent. The name and address of the Company's resident agent for service of process in the State of Michigan is ________________________. The Company's principal office in the State of Michigan is located at the same address. The Company may have such offices or places of business within or without the State of Michigan as the Directors may from time to time determine.

                 Section 1.3 Purpose and Powers. The purpose for which the Company is formed and the business or objects to be carried on and promoted by it, within the State of Michigan or elsewhere, is to engage in any lawful act or activity for which corporations may be formed under the Business Corporation Act of Michigan. Without limiting the foregoing, the purposes for which the Company is formed include the following:

                 A. To engage in the business of managing retail and shopping center properties; and

                 B. To enter into any lawful transaction and engage in any lawful activity incidental to or in furtherance of the foregoing purposes.

                 Section 1.4 Definitions. As used in this Charter, the following terms shall have the following meanings unless the context otherwise requires:

                 "Bylaws" means the Bylaws of the Company adopted by the Board of Directors.

                 "Charter" means these Articles of Incorporation, as amended or supplemented from time to time.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Stock" means transferable shares of capital stock of the Company of any class or series.

                 "Stockholders" means holders of record of outstanding Stock.


                                   ARTICLE II

                                   DIRECTORS

                 Section 2.1 Number. The Company shall have a Board of Directors initially consisting of five (5) Directors, which number may be increased or decreased from time to time by the unanimous vote of the Directors then in office or by a majority vote of the Stockholders entitled to vote thereon; provided, however, that the total number of Directors shall be not fewer than three (3) (but in no event less than the minimum number permitted by the Business Corporation Act of Michigan) and not more than thirteen (13). No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term.

                 Section 2.2 Election. Directors will be elected to hold office at each annual meeting of Stockholders for a term expiring at the next succeeding annual meeting by a vote of a plurality of Stockholders entitled to vote thereon. Each Director will hold office for the term for which he is elected and until his successor is duly elected and qualified. Newly created directorships resulting from any increase in the authorized number of directors shall be filled by a vote of the Stockholders entitled to vote thereon or a vote of a majority of the entire Board of Directors (as increased) and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of the Stockholders entitled to vote thereon or a majority of the Directors then in office.

                 Section 2.3 Resignation, Removal or Death. Any Director may resign from the Board of Directors or any committee thereof at any time by written notice to the Board of Directors, effective upon execution and delivery to the Company of such notice or upon any future date specified in the notice. A Director may be removed from office, but only for cause and only at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the Stock then outstanding and entitled to vote in the election of Directors, voting together as a single class.

                 Section 2.4 Powers. Subject to the express limitations herein or in the Bylaws, the business and affairs of the Company shall be managed under the direction of the Board of Directors. This Charter shall be construed with a presumption in favor of the grant of power and authority to the Directors.


                                  ARTICLE III

                                     STOCK

                 Section 3.1 Authorized Stock. The total number of shares of Stock of all classes which the Company has authority to issue is one thousand (1,000) shares, par value $.01 per share, consisting of five hundred (500) shares of Voting Common Stock and five hundred (500) shares of Non-Voting Common Stock.

                 Section 3.2 Voting and Non-Voting Common Stock. The powers, preferences and rights of, and the qualifications of, and limitations and restrictions upon, the Voting and Non-Voting Common Stock shall be identical except (unless and to the extent otherwise made mandatory by law): (i) the holders of Non-Voting Common Stock shall have no right to vote for the election of Directors or for any other purpose, except as set forth in Section 7.1 hereof; (ii) the holders of Voting Common Stock shall have no right to share in any dividend declared or distribution made by the Company; and (iii) the holders of Voting Common Stock are subject to the transfer and ownership restrictions provided in Article IV. The aggregate par value of all the authorized shares is $10.00.

                 Section 3.3  Classification of Stock.  (a)  Subject to clauses
(b) and (c) below, the Board of Directors may classify or reclassify any unissued Shares of Stock from time to time by setting or changing the rights, powers and preferences of such shares of Stock.

                          (b)  The Board of Directors may not issue any shares
of Stock that have a preference over the Non-Voting Common Stock with respect to either (i) dividends or (ii) distributions in the liquidation, dissolution or winding up of the Company.

                          (c)  The Shares shall not be subject to redemption.

                 Section 3.4 Dividend Rights. As provided in Section 3.1 above, only the holders of shares of Non-Voting Common Stock shall be entitled to receive any dividends declared by the Board of Directors out of funds legally available therefor. The Company shall declare a dividend within 45 days of the end of each fiscal quarter out of net cash available for distribution, after establishing a reasonable reserve fund to meet contingencies and existing liabilities of the Company.

                 Section 3.5 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Company, each holder of shares of Non-Voting Common Stock shall be entitled (after payment or provision for payment of the debts and other liabilities of the Company and to the holders of any class of Stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Company) to share ratably in the remaining net assets of the Company, together with the holders of any other class of Stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Company. As provided in Section 3.1 above, holders of Voting Common Stock shall not be entitled to share in any distribution of assets of the Company upon its voluntary or involuntary liquidation, dissolution or winding up, or otherwise.

                 Section 3.6  Voting Rights.  Except as set forth in Section
7.1 hereof, each share of Voting Common Stock shall have one vote, and except as otherwise provided in respect of any class of Stock hereafter classified or reclassified, the exclusive voting power of all Stock of the company for all purposes shall be vested in the holders of Voting Common Stock.

                 Section 3.7 Repurchases of Stock. The Board of Directors shall not authorize the repurchase of any shares of Stock other than Non-Voting Common Stock.

                 Section 3.8 Preemptive Rights. No holder of any Stock or any other securities of the Company, whether now or hereafter authorized, shall have any preemptive rights to subscribe for or purchase any Stock or any other securities of the Company other than such rights, if any, as the Board of Directors, in its sole discretion, may fix; and any Stock or other securities which the Board of Directors may determine to offer for subscription may, within the Board of Directors' sole discretion, be offered to the holders of any class, series or type of Stock or other securities at the time outstanding to the exclusion of holders of any or all other classes, series or types of Stock or other securities at the time outstanding.


                                   ARTICLE IV

                     RESTRICTIONS ON TRANSFER AND OWNERSHIP

                 Section 4.1 Restrictions on Transfer and Ownership on Non-Voting Common Stock. Except as otherwise provided herein, shares of Non-Voting Common Stock shall be freely transferable by the record owner thereof, and shall bear no restrictions on ownership.

                 Section 4.2 Restrictions on Transfer and Ownership on Voting Common Stock. Shares of Voting Common Stock shall be subject to the following restrictions on transfer and ownership. For purposes of this Article IV, a "transfer" of shares of Stock shall mean any sale, transfer, gift, hypothecation, pledge, assignment, or other disposition, whether voluntary or involuntary, by operation of law or otherwise.

                                  4.2.1  Restrictions on Transfer.  Except in
         the case of any issuance or exchange of any other Stock, securities or property pursuant to any recapitalization, reorganization, merger or consolidation, no holder of Voting Common Stock shall transfer any shares of Voting Common Stock of the Company to any person, trust, association, partnership, firm, corporation or other legal entity, without first giving written notice to the Offeree (as hereinafter defined) of (i) the number of shares of Voting Common Stock which such holder proposes to dispose, (ii) the proposed transferee thereof, and
         (iii) the bona fide terms of the proposed transfer. Such notice shall constitute an offer to sell or transfer to the Offeree all, but not less than all, of the shares of Voting Common Stock which such holder proposes to dispose, at the price (net of any commissions or discounts that would have been deducted from the proceeds of the proposed transfer) and on the bona fide terms set forth in the notice; provided, that the Offeree shall have the right to substitute cash, shares of beneficial interest of Ramco-Gershenson Properties Trust, limited partnership interests in Ramco-Gershenson Properties, L.P. or other consideration of a similar type and substantially equivalent value if the Offeree determines in good faith that it cannot practicably pay the consideration offered in the bona fide offer. As used herein, the term "Offeree" shall mean (i) Ramco-Gershenson Properties, L.P. or the Company (who shall each have sixty (60) days from the date of receipt of the notice to accept the offer), (ii) if neither Ramco-Gershenson Properties, L.P. nor the Company purchases the shares offered, any Successor to the holder (as defined below) (who shall have an additional sixty (60) days to accept such offer), or (iii) if there is no Successor at such time, the Secretary of the Company (who shall have the same time to accept the offer as would have a Successor). If such offer is not accepted by the Offeree, then such holder of the Voting Common Stock shall be free to dispose of all, but not less than all, of the shares of Voting Common Stock he or it has proposed to dispose; provided, however, that any such disposition must be consummated within sixty (60) days from the expiration of the longest period during which an Offeree could have accepted such offer, and such disposition must be strictly in accordance with the bona fide terms of the proposed disposition described in the written notice to the Offeree. If such disposition is not completed within the sixty
         (60) day period, the offer described above shall be considered as not having been made. Any change in the price or terms of the disposition of the shares of Voting Common Stock from the price and terms described in the written notice shall constitute a new offer for which a new notice and sixty (60) day offering period must be given.

                                  4.2.2  Restrictions on Ownership.  Upon the
         termination of the employment with the Company of a holder of Voting Common Stock for any reason (including, but not limited to, death, disability or voluntary separation), Ramco-Gershenson Properties, L.P. and the Company shall have the option to purchase all shares of Voting Common Stock of the Company owned by such holder for cash within sixty
         (60) days after the date of such termination (the "Termination Date"). If neither Ramco-Gershenson Properties, L.P. nor the Company purchases the shares subject to such option, then the holder's successor as an officer of the Company (the "Successor") will have the option to purchase the shares owned by the holder for cash within the later of
         (i) sixty (60) days after the Termination Date, and (ii) thirty (30) days after the Successor is elected or appointed as Successor. The option price of the shares to be purchased shall be the net book value of such shares as reflected on the Company's regular financial statements on the Termination Date, or if such date is not the last day of the month, then as of the last day of the month preceding such Termination Date, reduced by any distributions of cash or property (except Voting Common Stock) made since such date.

                 Section 4.3 Transfers and Acquisitions Which Would Disqualify Ramco-Gershenson Properties Trust's REIT Status. Any transfer or acquisition of Voting or Non-Voting Common Stock which would result in the disqualification of Ramco-Gershenson Properties Trust as a real estate investment trust under the Code shall be void ab initio.


                                   ARTICLE V

                             CONFLICTS OF INTEREST

                 Section 5.1 Conflicts of Interest. Any Director or officer individually, or any firm of which any Director or officer may be a member, or any corporation or association of which any Director or officer may be a director or officer or in which any Director or officer may be interested as the holder of any amount of its capital stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Company, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (a) such fact shall have been disclosed or shall have been known to the Board of Directors, or the committee thereof that approved such contract or transaction, and such contract or transaction shall have been approved or satisfied by the affirmative vote of a majority of the disinterested Directors, or (b) such fact shall have been disclosed or shall have been known to the Stockholders entitled to vote, and such contract or transaction shall have been approved or ratified by a majority of the votes cast by the Stockholders entitled to vote, other than the shares of Voting Common Stock owned of record or beneficially by the interested Director or corporation, firm or other entity, or (c) the contract or transaction is fair and reasonable to the Company. Any Director of the Company who is also a director or officer of or interested in such other corporation or association, or who, or the firm of which he is a member, is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Company which shall authorize any such contract or transaction, with like force and effect as if he were not such a director or officer of such other corporation or association or were not so interested or were not a member of a firm so interested.


                                   ARTICLE VI

                  LIMITATION OF LIABILITY AND INDEMNIFICATION

                 Section 6.1 Limitation of Director and Officer Liability. To the fullest extent permitted by Michigan statutory or decisional law, as amended or interpreted, no Director or officer of the Company shall be liable to the Company or to any Stockholder for money damages. Neither the amendment nor repeal of this Section 6.1, nor the adoption or amendment of any other provision of this Charter inconsistent with this Section 6.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred, in whole or in part, prior to such amendment, repeal or adoption.

                 Section 6.2 Indemnification. The Company shall indemnify (i) its Directors and officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by Michigan statutory or decisional law, now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by Michigan laws, and
(ii) other employees and agents of the Company whether serving the Company or at its request any other entity, to such extent as shall be authorized by the Directors or the Bylaws and as permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Directors may take such action as is necessary to carry out these indemnification provisions and are expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this Charter or repeal of any of the provisions herein shall limit or eliminate (i) the right of indemnification provided hereunder with respect to acts or omissions occurring, in whole or in part, prior to such amendment or repeal, or
(ii) the rights granted under indemnification agreements entered into by the Company and its Directors, officers, agents and employees.

                                  ARTICLE VII

                                 MISCELLANEOUS

                 Section 7.1 Amendment of Charter. This Charter may be amended by the affirmative vote of (a) the holders of not less than a majority of the shares of Voting Common Stock then outstanding and entitled to vote thereon, and (b) the holders of not less than a majority of the shares of Non-Voting Common Stock then outstanding and entitled to vote thereon, each voting as a class. Notwithstanding the foregoing, the vote of all of the shares of Voting Common Stock outstanding and entitled to vote thereon shall be required to amend Article IV of this Charter.

                 Section 7.2 Amendment of Bylaws. The Board of Directors shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Company in accordance with the terms of the Bylaws.

                 Section 7.3  Provisions in Conflict with Law or Regulations.

                                  7.3.1  The provisions of this Charter are
         severable, and as long as Ramco-Gershenson Properties Trust is the holder of the Non-Voting Common Stock, if the Directors shall determine that any one or more of such provisions are in conflict with Ramco-Gershenson Properties Trust's desire to maintain its status as a real estate investment trust under the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of this Charter, even without any amendment of this Charter pursuant to Section 7.1 hereof; provided, however, that such determination by the Directors shall not affect or impair any of the remaining provisions of this Charter or render invalid or improper any action taken or omitted prior to such determination. No Director shall be liable for making or failing to make such a determination.

                                  7.3.2  If any provision of this Charter or
         any application of such provision shall be held invalid or unenforceable by any federal or state court having jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction, and the validity of the remaining provisions of this Charter shall not be affected. Other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                 IN WITNESS WHEREOF, the undersigned, the ________ of the Company, has signed these Articles of Incorporation, acknowledging the same to be my act, on _________ __, 1995.



                                               By:___________________________

                                                          EXHIBIT B TO
                                                          RAMCO STOCK
                                                          CONTRIBUTION AGREEMENT





                              AMENDED AND RESTATED

                                     BYLAWS

                                       OF

                             RAMCO-GERSHENSON, INC.





                                                              _________ __, 1995

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
ARTICLE I

MEETINGS OF STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.1  Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2  Annual Meeting  . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.3  Matters to be Considered at Annual Meeting  . . . . . . . . . .   1
         Section 1.4  Special Meetings  . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.5  Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.6  Scope of Notice . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.7  Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.8  Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.9  Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.10  Conduct of Meetings  . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.11  Tabulation of Votes  . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.12  Informal Action by Stockholders  . . . . . . . . . . . . . . .   3

ARTICLE II

DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 2.1  General Powers  . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 2.2  Annual and Regular Meetings . . . . . . . . . . . . . . . . . .   3
         Section 2.3  Special Meetings  . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 2.4  Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 2.5  Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 2.6  Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 2.7  Conduct of Meetings . . . . . . . . . . . . . . . . . . . . . .   4
         Section 2.8  Informal Action by Directors  . . . . . . . . . . . . . . . . .   4
         Section 2.9  Compensation  . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III

COMMITTEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 3.1  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 3.2  Delegation of Power . . . . . . . . . . . . . . . . . . . . . .   5
         Section 3.3  Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 3.4  Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 3.5  Conduct of Meetings . . . . . . . . . . . . . . . . . . . . . .   5
         Section 3.6  Informal Action by Committees . . . . . . . . . . . . . . . . .   5

ARTICLE IV

OFFICERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 4.1  Titles and Election . . . . . . . . . . . . . . . . . . . . . .   5

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         Section 4.2  Removal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 4.3  Vacancies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 4.4  Chairman of the Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 4.5  President . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 4.6  Vice Presidents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 4.7  Secretary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 4.8  Treasurer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 4.9  Assistant Secretaries and Assistant Treasurers  . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 4.10  Subordinate Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 4.11  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE V

STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 5.1  Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 5.2  Stock Ledger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 5.3  Recording Transfers of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 5.4  Lost Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 5.5  Closing of Transfer Books or Fixing of Record Date  . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 5.6  Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE VI

DIVIDENDS AND DISTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 6.1  Declaration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 6.2  Contingencies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE VII

LIMITATION OF LIABILITY AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 7.1  Limitation of Liability and Indemnification to the Extent Permitted by Law  . . . . . . . . . . . . .  10
         Section 7.2  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 7.3  Non-exclusive Right to Indemnify; Heirs and Personal Representatives  . . . . . . . . . . . . . . . .  10
         Section 7.4  No Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE VIII

NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 8.1  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 8.2  Secretary to Give Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 8.3  Waiver of Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

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ARTICLE IX

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 9.1  Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 9.2  Inspection of Bylaws and Corporate Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 9.3  Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 9.4  Bylaws Severable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 9.5  Amendment of Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                 Ramco-Gershenson, Inc., a corporation organized under the laws of the State of Michigan (the "Company") (having ___________________________ as its resident agent located at _____________________________), hereby amends and restates the Bylaws of the Company (the "Bylaws") in their entirety as follows:


                                   ARTICLE I

                            MEETINGS OF STOCKHOLDERS

                 Section 1.1 Place. All meetings of the holders of issued and outstanding shares of capital stock ("Stock") of the Company (the
"Stockholders") shall be held at the principal executive office of the Company or such other place within the United States as shall be stated in the notice of the meeting.

                 Section 1.2 Annual Meeting. An annual meeting of the Stockholders for the election of Directors and the transaction of such other business as properly may be brought before the meeting shall be held on the
first _________ in ________ of each year,   or at such other date and time
falling on or before the thirtieth (30th) day thereafter as may be fixed by the Board of Directors, and shall, where feasible, be held at the same place and immediately following the meeting of the stockholders of Ramco-Gershenson Properties Trust. If the date fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. If no annual meeting is held on the date designated, a special meeting in lieu thereof may be held, and such special meeting shall have, for purposes of these Bylaws or otherwise, all force and effect of an annual meeting. Any and all references hereafter in these Bylaws to an annual meeting or to annual meetings shall be deemed to refer also to any special meeting(s) in lieu thereof. Failure to hold an annual meeting shall not invalidate the Company's existence or affect any otherwise valid acts of the Company.

                 Section 1.3 Matters to be Considered at Annual Meeting. Any business within the powers of the Company may be conducted and any proposals may be acted upon at an annual meeting of Stockholders.

                 Section 1.4 Special Meetings. The Chairman of the Board, the President or a majority of the Board of Directors may call special meetings of the Stockholders.

                 Section 1.5 Notice. Not less than thirty (30) nor more than ninety (90) days before the date of every meeting of Stockholders, written or printed notice of such meeting shall be given, in accordance with Article VIII, to each Stockholder entitled to vote or entitled to notice by statute, stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by statute, the purpose or purposes for which the meeting is called.

                 Section 1.6 Scope of Notice. Any business of the Company may be transacted at the annual meeting without being specifically designated in the notice, except such business as is required by statute to be stated in such notice. No business shall be transacted at a special meeting of Stockholders except that specifically designated in the special meeting notice.

                 Section 1.7 Quorum. At any meeting of Stockholders, the presence in person or by proxy of Stockholders entitled to cast a majority of the votes shall constitute a quorum; but this Section shall not affect any requirement under any statute or the Company's Articles of Incorporation, as they may be amended or supplemented (the "Charter"), regarding the vote necessary for the adoption of any measure. If a quorum is not present at any meeting of the Stockholders, the Stockholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting until a quorum is present and the meeting so adjourned may be reconvened without further notice. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally notified. The Stockholders present at a meeting which has been duly called and convened and at which a quorum is present at the time counted may continue to transact business until adjournment, notwithstanding the withdrawal of enough Stockholders to leave less than a quorum.

                 Section 1.8 Voting. A majority of the votes entitled to be cast at a meeting of Stockholders duly called and at which a quorum is present shall be sufficient to take or authorize action upon any matter which may properly come before the meeting, unless more than a majority of the votes cast is specifically required by statute, the Charter or these Bylaws. Notwithstanding the foregoing, a plurality of the votes entitled to be cast at a meeting of Stockholders duly called and at which a quorum is present shall be sufficient to elect a Director. Consistent with the terms of the Charter, and unless otherwise provided by statute, only holders of Voting Common Stock shall be entitled to vote upon matters submitted to a vote at a meeting of Stockholders, except that holders of Non-Voting Common Stock shall be entitled to vote upon any amendments to the Charter. Voting Common Stock directly or indirectly owned by the Company shall not be voted in any meeting and shall not be counted in determining the total number of outstanding shares of Voting Common Stock entitled to vote at any given time, but Voting Common Stock held by it in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares of Voting Common Stock at any given time.

                 Section 1.9 Proxies. A Stockholder may vote the shares owned of record by him, either in person or by proxy executed in writing by the Stockholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

                 Section 1.10 Conduct of Meetings. The Chairman of the Board or, in the absence of the Chairman, the President or any Vice President, or, in the absence of the Chairman, President or any Vice President, a presiding officer elected at the meeting, shall preside over meetings of the Stockholders. The Secretary or any Assistant Secretary of the Company, or, in the absence of the Secretary or any Assistant Secretary, the person appointed by the presiding officer of the meeting shall act as secretary of such meeting.

                 Section 1.11 Tabulation of Votes. At any annual or special meeting of Stockholders, the presiding officer shall be authorized to appoint one or more persons as tellers for such meeting (the "Teller" or "Tellers"). The Teller may, but need not, be an officer or employee of the Company. The Teller shall be responsible for tabulating or causing to be tabulated shares voted at the meeting and reviewing or causing to be reviewed all proxies. In tabulating votes, the Teller shall be entitled to rely in whole or in part on tabulations and analyses made by personnel of the Company, its counsel, its transfer agent, its registrar or such other organizations that are customarily employed to provide such services. The Teller shall be authorized to determine the legality and sufficiency of all votes cast and proxies delivered under the Company's Charter, Bylaws and applicable law. The presiding officer may review all determinations made by the Teller hereunder, and in doing so the presiding officer shall be entitled to exercise his sole judgment and discretion and he shall not be bound by any determinations made by the Teller. Each report of the Teller shall be in writing and signed by him or by a majority of them if there is more than one. The report of the majority shall be the report of the Tellers.

                 Section 1.12 Informal Action by Stockholders. An action required or permitted to be taken at a meeting of Stockholders may be taken without a meeting if a consent in writing, setting forth such action, is signed by all the Stockholders entitled to vote on the subject matter thereof and any other Stockholders entitled to notice of a meeting of Stockholders (but not to vote thereat) have waived in writing any rights which they may have to dissent from such action, and such consents and waivers are filed with the minutes of proceedings of the Stockholders. Such consents and waivers may be signed by different Stockholders on separate counterparts.

                 Section 1.13 Voting by Ballot. Voting on any question or in any election may be viva voce unless the presiding officer shall order, or any Stockholder shall demand, that voting be by ballot.


                                   ARTICLE II

                                   DIRECTORS

                 Section 2.1 General Powers. The business and affairs of the Company shall be managed under the direction of the Board of Directors. All powers of the Company may be exercised by or under the authority of the Board of Directors, except as conferred on or reserved to the Stockholders by statute, the Charter or these Bylaws.

                 Section 2.2 Annual and Regular Meetings. An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of Stockholders, no notice of this meeting other than this Bylaw being necessary. The Board of Directors may provide, by resolution, the time, date and place, either within or without the State of Michigan, for the holding of regular meetings of the Board of Directors without other notice than such resolutions.

                 Section 2.3 Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the President or a majority of the Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Michigan, as the place for holding any special meeting of the Board of Directors called by them.

                 Section 2.4 Notice. Notice of any special meeting shall be given, in accordance with Article VIII, by written notice delivered in person, by telegraph, facsimile or mail to each Director at his business or residence at least two (2) days, or if by mail at least five (5) days, prior to the meeting. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute, the Charter or these Bylaws.

                 Section 2.5 Quorum. A majority of the Board of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of Directors is present at said meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice. The Directors present at a meeting which has been duly called and convened and at which a quorum is present at the time counted may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

                 Section 2.6 Voting. The action of the majority of the Directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by statute, the Charter or these Bylaws.

                 Section 2.7 Conduct of Meetings. All meetings of the Board of Directors shall be called to order and presided over by the Chairman of the Board, or in the absence of the Chairman of the Board, by the President (if a member of the Board of Directors) or, in the absence of the Chairman of the Board and the President, by a member of the Board of Directors selected by the members present. The Secretary or any Assistant Secretary of the Company shall act as secretary at all meetings of the Board of Directors, and in the absence of the Secretary or any Assistant Secretary, the presiding officer of the meeting shall designate any person to act as secretary of the meeting. Members of the Board of Directors may participate in meetings of the Board of Directors by conference telephone or similar communications equipment by means of which all Directors participating in the meeting can hear each other at the same time, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for all purposes of these Bylaws.

                 Section 2.8 Informal Action by Directors. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing to such action is signed by all of the Directors and such written consent is filed with the minutes of the proceedings of the Board of Directors. Consents may be signed by different Directors on separate counterparts.

                 Section 2.9 Compensation. An annual fee for services and payment for expenses of attendance at each meeting of the Board of Directors, or of any committee thereof, may be allowed to any Director by resolution of the Board of Directors.

                                  ARTICLE III

                                   COMMITTEES

                 Section 3.1 Appointment. The Board of Directors may appoint from among its members an Audit Committee, a Compensation Committee and other committees, composed of two or more Directors, to serve at the pleasure of the Board of Directors.

                 Section 3.2 Delegation of Power. The Board of Directors may delegate to these committees, in the intervals between meetings of the Board of Directors, any of the powers of the Board of Directors to manage the business and affairs of the Company, unless limited by statute, the Charter or these Bylaws.

                 Section 3.3 Meetings. In the absence of any member of any such committee, the members thereof present at such meeting, whether or not they constitute a quorum, may appoint a member of the Board of Directors to act in the place of such absent members.

                 Section 3.4 Quorum. One-third, but not fewer than two (2), of the members of any committee shall be present at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority present shall be the act of such committee.

                 Section 3.5 Conduct of Meetings. Each committee shall designate a presiding officer of such committee, and if not present at a particular meeting, the committee shall select a presiding officer for such meeting. Members of any committee may participate in meetings of such committee by conference telephone or similar communications equipment by means of which all Directors participating in the meeting can hear each other at the same time, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for all purposes of these Bylaws. Each committee shall keep minutes of its meetings and report the results of any proceedings at the next succeeding annual or special meeting of the Board of Directors. Unless the Directors otherwise provide, each committee designated by the Directors may adopt, amend and repeal all other rules governing the conduct of such committee's business.

                 Section 3.6 Informal Action by Committees. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a written consent to such action is signed by all members of the committee and such written consent is filed with the minutes of proceedings of such committee. Consent may be signed by different members on separate counterparts.


                                   ARTICLE IV

                                    OFFICERS

                 Section 4.1 Titles and Election. The Company shall have a Chairman of the Board, a President, one or more Vice Presidents, a Secretary, a Treasurer, and such Assistant

Secretaries and Treasurers and subordinate officers as the Board of Directors, or any committee or officer appointed by the Board of Directors for such purpose, may from time to time elect. The officers of the Company shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of Stockholders. If the election of officers shall not take place at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his successor is duly elected and qualified or until his death, resignation or removal in the manner hereinafter provided. Any two or more offices, except President and Vice President, may be held by the same person. Election or appointment of an officer or agent shall not of itself create contract rights between the Company and such officer or agent.

                 Section 4.2 Removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. The fact that a person is elected to an office, whether or not for a specified term, shall not by itself constitute any undertaking or evidence of any employment obligation of the Company to that person.

                 Section 4.3 Vacancies. A vacancy in any office may be filled by the Board of Directors for the unexpired portion of the term.

                 Section 4.4 Chairman of the Board. The Chairman of the Board shall be a Director and shall preside over the meetings of the Stockholders and the Board of Directors. The Chairman of the Board may execute any deed, mortgage, bond, contract or other obligation or instrument on behalf of the Company, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by the Charter, these Bylaws or otherwise to another officer or agent of the Company. In general, the Chairman of the Board shall perform all duties incident to the office of Chairman of the Board and such other duties as may be prescribed by the Board of Directors from time to time.

                 Section 4.5 President. Unless the Board of Directors shall otherwise determine, the President shall be the Chief Executive Officer and general manager of the Company and shall in general supervise and control all of the business and affairs of the Company. In the absence of the Chairman of the Board, the President shall preside at all meetings of the Stockholders and of the Board of Directors (if a member of the Board of Directors). The President may execute any deed, mortgage, bond, contract or other obligation or instrument on behalf of the Company, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by the Charter, these Bylaws or otherwise to some other officer or agent of the Company. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

                 Section 4.6 Vice Presidents. The Board of Directors may appoint one or more Vice Presidents. In the absence of the President or in the event of a vacancy in such office, the Vice President (or in the event there shall be more than one Vice President, the Vice Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the President and when so acting shall have all the powers of and be subject to all of the restrictions upon the President. Every Vice

President shall perform such other duties as from time to time may be assigned to him by the President or the Board of Directors. The Board of Directors may designate one or more Vice Presidents as Senior Vice Presidents or as Vice Presidents for particular areas of responsibility.

                 Section 4.7 Secretary. The Secretary shall (i) keep the minutes of the proceedings of the Stockholders and Board of Directors in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (iii) be custodian of the records of the Company; (iv) unless a transfer agent is appointed, keep a register of the post office address of each Stockholder which shall be furnished to the Secretary by such Stockholder and have general charge of the stock ledger of the Company; (v) when authorized by the Board of Directors or the President, attest to or witness all documents requiring the same; (vi) perform all duties as from time to time may be assigned to him by the President or by the Board of Directors; and (vii) perform all of the duties generally incident to the office of secretary of a corporation.

                 Section 4.8 Treasurer. The Treasurer shall have the custody of the Company's funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositaries as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at the regular meetings of the Board of Directors or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Company. The Board of Directors may engage a custodian to perform some or all of the duties of the Treasurer, and if a custodian is so engaged then the Treasurer shall be relieved of the responsibilities set forth herein to the extent delegated to such custodian and, unless the Board of Directors otherwise determines, shall have general supervision over the activities of such custodian. The custodian shall not be an officer of the Company.

                 Section 4.9 Assistant Secretaries and Assistant Treasurers. The Board of Directors, or any committee or officer appointed by the Board of Directors for such purpose, may appoint one or more Assistant Secretaries or Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers (i) shall have the power to perform and shall perform all the duties of the Secretary and the Treasurer, respectively, in such respective officer's absence and (ii) shall perform such duties as shall be assigned to him by the Secretary or Treasurer, respectively, or by the President or the Board of Directors, or any such designated committee or officer.

                 Section 4.10 Subordinate Officers. The Company shall have such subordinate officers as the Board of Directors, or any committee or officer appointed by the Board of Directors for such purpose, may from time to time elect. Each such officer shall hold office for such period and perform such duties as the Board of Directors, the President or any designated committee or officer may prescribe.

                 Section 4.11 Compensation. The salaries and other compensation and remuneration, of any kind, if any, of the officers shall be fixed from time to time by the Board of Directors. No officer shall be prevented from receiving such compensation, if any, by reason of the fact that he is also a Director of the Company. The Board of Directors may authorize any committee or officer, upon whom the power of appointing assistant and subordinate officers may have been conferred, to fix the compensation and remuneration of such assistant and subordinate officers.


                                   ARTICLE V

                                     STOCK

                 Section 5.1 Certificates. Each Stockholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of Stock held by such Stockholder in the Company. Each certificate shall be signed by the President, a Vice President or the Chairman of the Board and countersigned by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer and may be sealed with the seal, if any, of the Company. Any signature or countersignature may be either manual or facsimile signature. All certificates for each class of Stock shall be consecutively numbered. Each certificate representing shares of Stock which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Company, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. In lieu of such statement or summary, the Company may set forth on the face or back of the certificate a statement that the Company will furnish to any Stockholder, upon request and without charge, a full statement of such information.

                 Section 5.2 Stock Ledger. The Company shall maintain at its principal executive office, at the office of its counsel, accountants or transfer agent or at such other place designated by the Board of Directors an original or duplicate stock ledger containing the names and addresses of all of the Stockholders and the number of shares of each class held by each Stockholder. The stock ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The Company shall be entitled to treat the holder of record of any shares of Stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Michigan. Until a transfer is duly effected on the stock ledger, the Company shall not be affected by any notice of such transfer, either actual or constructive. Nothing herein shall impose upon the Company, the Board of Directors or officers, or their agents and representatives, a duty to, or limit of, their rights to inquire as to the actual ownership of shares of Stock.

                 Section 5.3 Recording Transfers of Stock. If transferred in accordance with the provisions of the Charter, these Bylaws or otherwise, Stock shall be recorded as transferred in the stock ledger upon provision to the Company, or the transfer agent of the Company, of an executed stock power (duly guaranteed) and any other documents reasonably requested by the Company, and the surrender of the certificate or certificates representing such Stock. Upon receipt of such documents, the Company shall issue, as needed, a new certificate or certificates to the persons entitled thereto, cancel any old certificates and record the transaction upon its books.

                 Section 5.4 Lost Certificate. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Company alleged to have been stolen, lost or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be stolen, lost or destroyed. When authorizing the issuance of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such stolen, lost or destroyed certificate or his legal representative to advertise the same in such manner as it shall require and/or to give bond, with sufficient surety, to the Company to indemnify it against any loss or claim which may arise by reason of the issuance of a new certificate.

                 Section 5.5  Closing of Transfer Books or Fixing of Record
Date.

                         5.5.1  The Board of Directors may fix, in advance, a
date as the record date for the purpose of determining Stockholders entitled to notice of, or to vote at, any meeting of Stockholders, or Stockholders entitled to receive payment of any dividend or the allotment of any rights, or in order to make a determination of Stockholders for any other proper purpose. Such date, in any case, shall be not more than ninety (90) days, and in the case of a meeting of Stockholders not less than ten (10) days, prior to the date on which the meeting or particular action requiring such determination of Stockholders is to be held or taken.

                         5.5.2  In lieu of fixing a record date, the Directors
may provide that the stock ledger shall be closed for a stated period but not longer than twenty (20) days. If the stock ledger is closed for the purpose of determining Stockholders entitled to notice of or to vote at a meeting of Stockholders, such ledger shall be closed for at least ten (10) days immediately preceding such meeting.

                         5.5.3  If no record date is fixed and the stock ledger
is not closed for the determination of Stockholders, (i) the record date for the determination of Stockholders entitled to notice of, or to vote at, a meeting of Stockholders shall be the later of the close of business on the day on which the notice of meeting is mailed or the thirtieth (30th) day before the meeting and (ii) the record date for the determination of Stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be at the close of business on the day on which the resolution of the Board of Directors, declaring the dividend or allotment of rights, is adopted; provided, however, the payment or allotment may not be made more than sixty
(60) days after the date on which the resolution is adopted.

                         5.5.4  When a determination of Stockholders entitled
to vote at any meeting of Stockholders has been made as provided in this Section, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of the stock ledger and the stated period of closing has expired.

                 Section 5.6 Fractional Shares. The Company may not issue fractional shares or provide for the issuance of scrip.

                                   ARTICLE VI

                          DIVIDENDS AND DISTRIBUTIONS

                 Section 6.1 Declaration. Dividends and other distributions upon shares of Non-Voting Common Stock may be declared by the Board of Directors as set forth in the Charter and applicable law. Dividends and other distributions may be paid in cash, property or Stock of the Company, subject to the Charter and applicable law.

                 Section 6.2 Contingencies. Before payment of any dividends or other distributions upon shares of Non-Voting Common Stock, there shall be set aside out of any funds of the Company available for dividends or other distributions, a reasonable reserve fund to meet contingencies and existing liabilities of the Company.


                                  ARTICLE VII

                  LIMITATION OF LIABILITY AND INDEMNIFICATION

                 Section 7.1 Limitation of Liability and Indemnification to the Extent Permitted by Law. Consistent with the terms of the Charter, the Company shall indemnify, and limit the liability of, its Directors and officers to the fullest extent permitted under Michigan law.

                 Section 7.2 Insurance. The Company shall have power to purchase and maintain insurance on behalf of any indemnified person against any liability, whether or not the Company would have the power to indemnify him against such liability.

                 Section 7.3 Non-exclusive Right to Indemnify; Heirs and Personal Representatives. The rights to indemnification set forth in this
Article VII are in addition to all rights which any indemnified person may be entitled to as a matter of law, and shall inure to the benefit of the heirs and personal representatives of each indemnified person.

                 Section 7.4  No Limitation.  In addition to any
indemnification permitted by these Bylaws, the Board of Directors shall, in its sole discretion, have the power to grant such indemnification as it deems in the interest of the Company to the fullest extent permitted by law.


                                  ARTICLE VIII

                                    NOTICES

                 Section 8.1 Notices. Whenever notice is required to be given pursuant to the Charter, these Bylaws or otherwise, it shall be construed to mean either written notice personally served against written receipt, or notice in writing transmitted by mail, by depositing the same in a post office or letter box, in a post-paid sealed wrapper, addressed, if to the Company, at 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034 (or any subsequent address selected by the Board of Directors), attention President, or if to a Stockholder, Director or officer, at the address of such person as it appears on the books of the Company or in default of any other address at the general post office situated in the city or county of his residence. Unless otherwise specified, notice sent by mail shall be deemed to be given at the time the same shall be thus mailed.

                 Section 8.2 Secretary to Give Notice. All notices required by the Charter, these Bylaws or otherwise to be given by the Company shall be given by the Secretary or an Assistant Secretary of the Company. If the Secretary and Assistant Secretary are absent or refuse or neglect to act, the notice may be given by any person directed to do so by the President or, with respect to any meeting called pursuant to these Bylaws upon the request of any Stockholders or Directors, by any person directed to do so by the Stockholders or Directors upon whose request the meeting is called.

                 Section 8.3 Waiver of Notice. Whenever any notice is required to be given pursuant to the Charter, these Bylaws or otherwise, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.


                                   ARTICLE IX

                                 MISCELLANEOUS

                 Section 9.1 Books and Records. The Company shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its Stockholders and Board of Directors and of committees thereof when exercising any of the powers or authority of the Board of Directors. The books and records of the Company may be in written form or in any other form that can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form, but may be maintained in the form of a reproduction.

                 Section 9.2  Inspection of Bylaws and Corporate Records.
These Bylaws, the minutes of proceedings of the Stockholders, annual statements of affairs and any voting trust agreements on record shall be open to inspection upon the written demand on the Company by any Stockholder or holder of a voting trust certificate at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interests as a Stockholder or as the holder of such voting trust certificate. Other documents, such as Stockholder lists, shall be made available for inspection by any Stockholder or holder of a voting trust certificate to the extent required by statute.

                 Section 9.3 Fiscal Year. The fiscal year of the Company shall be the calendar year. The Board of Directors shall have the power, from time to time, to change the fiscal year





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
by a duly adopted resolution.

                 Section 9.4 Bylaws Severable. The provisions of these Bylaws are severable, and if any provision shall be held invalid or unenforceable, that invalidity or unenforceability shall attach only to that provision and shall not in any manner affect or render invalid or unenforceable any other provision of these Bylaws, and these Bylaws shall be carried out as if the invalid or unenforceable provision were not contained herein.

                 Section 9.5 Amendment of Bylaws. These Bylaws may be amended or repealed by the affirmative vote of a majority of the Directors then holding office.

                 The foregoing are certified as the Bylaws of the Company adopted by the Board of Directors as of _________ __, 1995.



                                                  ______________________________





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
                                                                       Exhibit O

                          FIRST AMENDMENT TO AGREEMENT


        THIS FIRST AMENDMENT TO AGREEMENT ("First Amendment") is made as of this ______ day of ___________, 1995, by and between _______________________________, a _____________________ ("Owner"), and RAMCO-GERSHENSON PROPERTIES, L.P., a Delaware limited partnership ("Recipient").

                                   RECITALS:

        A. Owner, as Owner, and Recipient, as Recipient, are parties to that certain Agreement dated December 29, 1994 with respect to Recipient's acquisition from Owner of the property known as " ______________________," as more particularly described in the Agreement ("Premises").

        B. Owner and Recipient desire to amend certain terms and conditions contained in the Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby, acknowledged, Owner and Recipient hereby agree as follows:

        1. The Agreement is hereby amended in its entirety by deleting all references to the date of October 1, 1994 and substituting in lieu thereof "January 1, 1995."

        2. Section 2(b) of the Agreement is hereby amended by (i) deleting the proviso (relating to changing the formula) from the third sentence and deleting the parenthetical (relating to the paydown of debt) from the fourth sentence.

        3. Section 4(a) of the Agreement is hereby amended by deleting the date of July 15, 1995 and substituting in lieu thereof "December 31, 1995."

        4. Anything contained in Section 4 of the Agreement to the contrary notwithstanding, at Closing, Owner shall execute and deliver to Recipient a disclosure of any material variations, as of the Closing Date, from, rather than a confirmation of, the representations and warranties set forth in the Agreement.

        5. Anything contained in Section 6(d)(iii) of the Agreement to the contrary notwithstanding, Owner shall perform any and all acts, and make any and all payments, necessary to cause the representations and warranties of Owner in the Agreement to be true and correct as of the date made, or as of the Closing Date, if then required to be true and correct.

        6. Anything contained in Section 7(e) of the Agreement to the contrary notwithstanding, in the event that, at the time of Closing, Owner has outstanding obligations which are the responsibility of Owner but which are not payable at that time because the work relating thereto has not been completed, Owner shall, at Closing deposit with the Title Company an amount equal to the reasonable estimate of the amount of such outstanding obligations. Such amount shall be held in escrow by the Title Company pursuant to escrow instructions mutually acceptable to Owner and Recipient, shall be released to Owner upon proof reasonably satisfactory to Recipient that such obligations have been paid, or that such funds shall be used to pay such outstanding obligations.

        7. Section 7(g) of the Agreement is hereby amended by deleting the date of June 1, 1994 and substituting in lieu thereof December 31, 1994.

        8. Section 8(c) of the Agreement is hereby amended by deleting the last reference to "Owner" and substituting in lieu thereof "Recipient."

        9. The last sentence of Section 9(l)(3) is hereby deleted in its entirety.

       10. The representation of Owner made in Section 9(l)(5)(b) shall be subject to Section 7(e) of the Agreement and shall not be limited to Leases executed prior to January 1, 1995.

       11. Section 20(a) of the Agreement is hereby amended by inserting the words "After Closing" at the beginning of the first sentence.

       12. Anything contained in Section 20(b) of the Agreement to the contrary notwithstanding, Indemnity Collateral shall mean (i) the Operating Partnership Interests (including OP Units) and Shares acquired directly or indirectly by the Ramco Group (but not any other partners of Owner) in connection with the payment of the consideration by Recipient under this Agreement, and the other related agreements between the Ramco Entities and the Recipient, (ii) any Shares received by the Ramco Group (but not any other partners of Owner) as a result of the exchange of OP Units for Shares; and (iii) distributions, share splits or other securities received with respect to the shares or OP Units described in clauses (i) and (ii) above.

        13. Anything contained in Section 20 of the Agreement to the contrary notwithstanding, prior to Closing, in the event that either party hereto breaches any representation, warranty or covenant set forth in this Agreement (the "Defaulting Party") the other party hereto shall have the right to pursue all remedies at law or equity against the Defaulting Party and/or the Premises, provided, however, that in the event that Owner is the Defaulting Party as a result of the breach of a warranty set forth herein, Recipient's remedies shall be limited to pursuing a damage claim against the Ramco Group, and Recipient shall have no rights or remedies against Owner or any partner in Owner who is not a member of the Ramco Group.

       14. Exhibit "X" attached to the Agreement replaced by Exhibit "X" attached hereto.

       15. Capitalized terms, unless otherwise defined in this First Amendment, shall have the meanings ascribed to them in the Agreement.

       16. This First Agreement shall be deemed binding upon the parties hereto and their respective successors and assigns.

       17. The Agreement as herein amended is hereby confirmed and ratified and shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties hereto, intending legally to be bound, have executed this First Amendment as of the day and year first above written.

                                      RECIPIENT:

                                      RAMCO-GERSHENSON PROPERTIES, L.P.,
                                      a Delaware limited partnership

                                      By:   RAMCO REIT, INC.,
                                            a Delaware corporation,
                                            General Partner

                                            By: _________________________
                                                   Richard Gershenson
                                                   Vice President



                                      OWNER:

                                      ____________________________________,
                                      a __________________________________


                                      By: ________________________________






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